As filed with the Securities and Exchange Commission on August 25, 2006.

Registration No. 333-136659

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

TO

FORM S-4

Registration Statement

Under

The Securities Act of 1933

STERLING BANCSHARES, INC.

(Exact name of registrant as specified in its charter)

Texas	6022	74-2175590
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

2550 North Loop West, Suite 600

Houston, Texas 77092

(713) 466-8300

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

James W. Goolsby, Jr., Esquire

General Counsel

Sterling Bancshares, Inc.

2550 North Loop West, Suite 600

Houston, Texas 77092

(713) 466-8300

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

With copies to:

Annette L. Tripp, Esquire Locke Liddell & Sapp LLP 3400 JPMorgan Chase Tower 600 Travis Street Houston, Texas 77002 (713) 226-1200	William T. Luedke IV, Esquire Bracewell & Giuliani LLP 711 Louisiana Street, Suite 2300 Houston, Texas 77002 (713) 223-2300

Approximate date of commencement of proposed sale to the public:

As soon as practicable following the effective date of this Registration Statement

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PROXY STATEMENT/PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT ISSUE THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROXY STATEMENT/PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION, DATED AUGUST 25, 2006

Dear Fellow Shareholders:

You are cordially invited to attend a special meeting of shareholders of BOTH, Inc. to be held at YO Ranch Hotel & Conference Center, Live Oak Room located at 2033 Sidney Baker, Kerrville, Texas 78028 at local time on Wednesday, September 27, 2006.

At the special meeting, you will be asked to approve the Agreement and Plan of Merger, as amended, by and between Sterling Bancshares, Inc. and BOTH, Inc., pursuant to which BOTH will merge with and into Sterling and the separate existence of BOTH will cease. After the merger, Sterling intends to merge Bank of the Hills, National Association, an indirect wholly owned subsidiary of BOTH, with and into Sterling Bank, an indirect wholly owned subsidiary of Sterling.

Each BOTH shareholder will be entitled to elect to receive for shares of BOTH common stock either shares of Sterling common stock, cash, or a combination thereof, subject to proration and adjustment and the election and allocation procedures set forth in the agreement and plan of merger. YOU MUST MAKE THIS ELECTION BY 5:00 P.M. LOCAL TIME ON September 26, 2006. Enclosed is a Form of Election, together with an envelope addressed to American Stock Transfer & Trust Company, which may be used for this purpose.

The aggregate value of the merger consideration to be paid by Sterling to BOTH shareholders is $72,500,000. Based on 573,250 shares of BOTH common stock issued and outstanding (which includes 107,950 shares to be issued upon exercise of outstanding stock options and warrants), upon completion of the merger, BOTH shareholders are expected to receive merger consideration equal to $126.47 per share of BOTH common stock in the form of shares of Sterling common stock, cash or a combination thereof. Although each BOTH shareholder may elect to receive all cash, all Sterling common stock or a combination thereof in the merger, the amount of cash available for all BOTH shareholders (including persons who receive their shares as a result of the exercise of options) is fixed at a minimum of $21,750,000 to a maximum of $35,525,000 and the number of shares of Sterling common stock is fixed at a maximum of 3,050,356 shares to a minimum of 1,818,329 shares. As a result, if either the aggregate cash or stock elections exceed one of these parameters, you may receive a different form or combination of merger consideration than you elected.

To the extent that you receive shares of Sterling common stock as consideration, the number of shares you receive will depend in part on the average closing price of Sterling common stock on the NASDAQ Global Select Market for the ten trading days immediately prior to the fifth trading day before the anticipated completion of the merger. By way of information, the average closing price of Sterling common stock for the ten trading days ending on August 23, 2006 was $20.33. The agreement and plan of merger provides that, for purposes of determining the number of shares of Sterling common stock you will receive, the minimum average closing price will be no less than $16.64 and the maximum average closing price will be no greater than $20.33. Accordingly, if you make a stock election and if the average closing price falls below $16.64, the value of your per share consideration would fall below $126.47. If the average closing price exceeds $20.33, the value of your per share consideration would exceed $126.47. Thus, the value of the consideration (before tax) that you receive in the merger may not be the same for a stock election versus a cash election.

Because the number of shares of Sterling common stock that you receive for each share of BOTH common stock is based in part on the average closing price of Sterling common stock on the NASDAQ Global Select Market for the ten trading days immediately prior to the fifth trading day before the anticipated completion date of the merger, you will not know the exact number of shares of Sterling common stock you will receive, or the value of those shares, when you vote on the agreement and plan of merger.

Sterling common stock is quoted on the NASDAQ Global Select Market under the trading symbol “SBIB.”

After careful consideration, BOTH’s board of directors unanimously recommends that you vote “FOR” approval of the agreement and plan of merger.

To complete the merger, holders of at least two-thirds of the outstanding shares of BOTH common stock must approve the agreement and plan of merger. The special meeting of shareholders will be held at YO Ranch Resort Hotel & Conference Center, Live Oak Room located at 2033 Sidney Baker, Kerrville, Texas 78028 on Wednesday, September 27, 2006 at 9:00 a.m., local time.

This document provides you with detailed information about the merger. In addition to being a proxy statement of BOTH, this document is also the prospectus of Sterling for shares of Sterling common stock that will be issued in connection with the merger. We encourage you to read the entire document carefully. Please pay particular attention to “ Risk Factors” beginning on page 18 for a discussion of the risks related to the merger and owning Sterling common stock after the merger.

I hope to see you on September 27, 2006 in Kerrville.

Sincerely,

Thomas E. Daniels

Chairman of the Board

BOTH, Inc.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORS HAVE APPROVED OR DISAPPROVED OF THE SECURITIES TO BE ISSUED IN THE MERGER OR DETERMINED IF THIS DOCUMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE SHARES OF STERLING COMMON STOCK TO BE ISSUED IN THE MERGER ARE NOT DEPOSITS OR SAVINGS ACCOUNTS OR OTHER OBLIGATIONS OF ANY BANK OR SAVINGS ASSOCIATION, AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

This proxy statement/prospectus is dated [•], 2006 and is first being mailed to BOTH’s shareholders on or about August 29, 2006.

GENERAL INFORMATION

This proxy statement/prospectus incorporates important business and financial information about Sterling Bancshares, Inc. from other documents that are not included in or delivered with this proxy statement/prospectus. This information is available to you without charge upon your written or oral request. You can obtain those documents incorporated by reference in this proxy statement/prospectus by accessing the Securities and Exchange Commission’s website maintained at www.sec.gov or by requesting copies in writing or by telephone from Sterling at the following address:

Sterling Bancshares, Inc.

2550 North Loop West, Suite 600

Houston, Texas 77092

Attention: Investor Relations

(713) 466-8300

BOTH is not subject to the reporting and informational requirements maintained by the Securities and Exchange Commission and does not file reports or other information with Securities and Exchange Commission.

If you would like to request documents incorporated by reference from Sterling, please do so by September 20, 2006 in order to receive them before the special meeting. If you request any such documents, Sterling will mail them to you within one business day by first-class mail, or similar means.

You should rely only on the information contained or incorporated by reference in this document in determining how to vote your shares at the special meeting. Sterling and BOTH have not authorized anyone to provide you with information that is different from what is contained in this document. This document is dated August [•], 2006. You should not assume that the information contained in this document is accurate as of any date other than that date, and neither the mailing of this document to shareholders nor the issuance of Sterling’s common stock in the merger creates any implication to the contrary.

See “Where You Can Find More Information” on page 77.

BOTH, INC.

1075 JUNCTION HWY

KERRVILLE, TEXAS 78028

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON SEPTEMBER 27, 2006

To the Shareholders of BOTH, Inc.:

BOTH, Inc. will hold a special meeting of shareholders at YO Ranch Resort Hotel & Conference Center, Live Oak Room located at 2033 Sidney Baker, Kerrville, Texas 78028 on Wednesday, September 27, 2006 at 9:00 a.m., local time, for the following purposes:

•	To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of July 25, 2006, as amended, by and between Sterling Bancshares, Inc. and BOTH, Inc., which provides for the merger of BOTH with and into Sterling. A copy of the agreement and plan of merger is attached as Appendix A to the accompanying proxy statement/prospectus of which this notice is a part. This proposal is described more fully in the proxy statement/prospectus of which this notice is a part.

•	The transaction of such other matters as may properly come before the special meeting

We have fixed the close of business on August 24, 2006 as the record date for determining those shareholders entitled to vote at the special meeting. Only BOTH shareholders of record at the close of business on that date are entitled to notice of the special meeting, and only the shareholders of record of BOTH common stock at the close of business on that date are entitled to vote at the special meeting. In order for the agreement and plan of merger to be approved by BOTH’s shareholders, the holders of at least two-thirds of the outstanding shares of BOTH common stock entitled to vote must vote for approval of the agreement and plan of merger. Abstentions and broker non-votes will have the same effect as votes against approval of the agreement and plan of merger and any other proposals being presented. If you wish to attend the special meeting and your shares are held in the name of a broker, trust, bank or other nominee, you must bring with you a proxy or letter from the broker, trustee, bank or nominee to confirm your beneficial ownership of the shares. In compliance with Article 2.27 of the Texas Business Corporation Act, a list of shareholders entitled to vote at the special meeting will be available for inspection by any shareholder at the offices of BOTH during usual business hours for a period of ten days before the special meeting. The list of shareholders will also be available for inspection at the special meeting from 8:00 a.m. local time, until adjournment of the special meeting.

If you do not vote in favor of the agreement and plan of merger and you strictly comply with the procedures set forth in Article 5.11, 5.12 and 5.13 of the Texas Business Corporation Act, you will be entitled to obtain payment in cash of the fair value of your shares of BOTH common stock as determined under these provisions. A copy of these provisions is included as Appendix D to this document, and a summary of these provisions can be found in the section titled “The Merger—Dissenters’ and Appraisal Rights” beginning on page 50 of this document.

By Order of the Board of Directors,

Tom Daniels

Chairman of the Board and Chief Executive Officer

Kerrville, Texas

August 29, 2006

YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU MAY OWN. BOTH’S BOARD OF DIRECTORS SINCERELY DESIRES YOUR PRESENCE AT THE SPECIAL MEETING. HOWEVER, SO THAT BOTH MAY BE SURE THAT YOUR VOTE WILL BE INCLUDED, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD PROMPTLY. YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS VOTED AT THE MEETING. IF YOU ATTEND THE SPECIAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY CARD.

BOTH’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” APPROVAL OF AGREEMENT AND PLAN OF MERGER.

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING	1
SUMMARY	5
Who We Are	5
The Special Meeting of BOTH	5
The Merger	6
Structure of the Merger	6
BOTH’s Board Recommends that You Vote “For” the Agreement and Plan of Merger; BOTH’s Reasons for Merger	6
Sterling’s Reasons for Merger	6
BOTH’s Financial Advisors Have Provided an Opinion as to the Fairness of the Merger Consideration, from a Financial Point of View, to BOTH’s Shareholders	6
BOTH’s Shareholders Will Receive Cash and/or Shares of Sterling Common Stock in the Merger For Each Whole Share of BOTH Common Stock Depending on Their Election and any Adjustments	6
Regardless of Whether You Make a Cash Election or a Stock Election, You May Not Receive the Consideration You Elect	7
In Order to Make an Election, BOTH’s Shareholders Must Properly Complete and Deliver a Form of Election Before the Election Deadline, which is 5:00 p.m. on September 26, 2006	7
What Will Happen to Outstanding BOTH Options	8
Material Federal Income Tax Consequences of the Merger	8
BOTH Shareholder Vote Required to Approve the Agreement and Plan of Merger	8
Dissenters’ and Appraisal Rights	8
Certain BOTH Directors and Executive Officers May Have Interests in the Merger that are Different from, or in Addition to, Their Interests as Shareholders	9
BOTH Has Agreed When and How BOTH and its Subsidiaries Can Consider Third-Party Acquisition Proposals	9
Accounting Treatment	9
The Completion of the Merger is Subject to Certain Conditions	9
We Have Not Yet Obtained All Regulatory Approvals	10
Termination of the Agreement and Plan of Merger	10
Payment of Termination Fee	11
Voting Agreement and Irrevocable Proxy	11
SELECTED HISTORICAL FINANCIAL DATA	12
Sterling	12
BOTH	14
Comparative Historical and Pro Forma Per Share Data	16
RISK FACTORS	18
Risks Factors Relating to the Merger	18
Risk Factors Relating to Sterling	20
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS	23
BOTH SPECIAL MEETING	25
General	25
Date, Time and Place of Special Meeting	25
Purpose of the Special Meeting	25
Record Date; Shares Entitled to Vote; Quorum	25
Vote of BOTH Shareholders Required for Adoption of the Agreement and Plan of Merger	25
Voting By Proxy	26
Solicitation of Proxies; Expenses	26
Other Business, Adjournment and Postponements	27
THE MERGER	28
General	28
Background of the Merger	28
BOTH’s Reasons for the Merger and Recommendation of BOTH Board Of Directors	29

APPENDIX A:	Agreement and Plan of Merger (including amendment)
APPENDIX B:	Fairness Opinion, dated August 1, 2006
APPENDIX C:	Agreement and Irrevocable Proxy
APPENDIX D:	Provisions of Texas Law Relating to Dissenting Shareholders

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

About the Merger

Q:	What am I voting on?

A:	Sterling and BOTH have entered into an agreement and plan of merger pursuant to which Sterling has agreed to acquire BOTH. You are being asked to consider and vote upon a proposal to approve the agreement and plan of merger through which BOTH will merge with and into Sterling. As a result of the merger, BOTH will cease to exist and BOTH shareholders will exchange their BOTH common stock for shares of Sterling common stock and/or cash.

Q:	What will I receive in exchange for my shares of BOTH common stock?

A:	Based on 573,250 shares of BOTH common stock issued and outstanding (which includes 107,950 shares to be issued upon exercise of outstanding stock options and warrants), upon completion of the merger, BOTH shareholders are expected to receive merger consideration equal to $126.47 per share of BOTH common stock in the form of cash, shares of Sterling common stock or a combination thereof. However, all cash elections and stock elections are subject to proration and adjustment as described in “The Merger—Merger Consideration” beginning on page 38 of this proxy statement/prospectus. Questions regarding the procedure for making elections are addressed later in this summary.

Q:	Will the form of merger consideration that I receive be different from the form of merger consideration that I elect?

A:	Although each BOTH shareholder may elect to receive all cash, all Sterling common stock or a combination thereof in the merger, the amount of cash available for all BOTH shareholders (including persons who receive their shares as a result of the exercise of options) is fixed at a minimum of $21,750,000 to a maximum of $35,525,000 and the number of shares of Sterling common stock is fixed at a maximum of 3,050,356 shares to a minimum of 1,818,329 shares. As a result, if either the aggregate cash or stock elections exceed one of these parameters, you may receive a different form or combination of merger consideration than you elected.

Q:	Will I be able to trade the Sterling common stock that I receive in the merger?

A:	Yes. The Sterling common stock issued in the merger will be quoted on the NASDAQ Global Select Market under the symbol “SBIB.” You may sell the shares of Sterling common stock you receive in the merger without restriction unless, under United States securities laws, you are considered an “affiliate” of BOTH at the time of the special meeting or become an “affiliate” of Sterling as a result of the merger. Affiliates will need to comply with the restrictions described in the section titled “The Merger—Restrictions on Resale by Affiliates” beginning on page 49.

Q:	What is the required vote to approve the agreement and plan of merger?

A:	The holders of at least two-thirds of the outstanding shares of BOTH common stock as of August 24, 2006, the record date for the special meeting, must vote to approve the agreement and plan of merger in order for the merger to be completed. Abstentions from voting and “broker non-votes” are not considered affirmative votes and, therefore, will have the same effect as a vote against the merger.

As of the record date, holders of 198,265 shares of BOTH common stock, representing approximately 42.61% of the outstanding shares have signed voting agreements with Sterling agreeing to vote in favor of the merger.

Q:	Are Sterling shareholders voting on the merger?

A:	No vote of Sterling shareholders is required under applicable law to complete the merger.

Q:	What does the BOTH board of directors recommend?

A:	The board of directors of BOTH unanimously recommends that BOTH’s shareholders vote “FOR” the agreement and plan of merger.

Q:	Do I have dissenters’ or appraisal rights with respect to the merger?

A:	Yes. Under Texas law, you have the right to dissent from the merger. To exercise dissenters’ rights of appraisal, or appraisal rights, you must strictly follow the procedures prescribed by the Texas Business Corporation Act, or TBCA. To review these procedures in more detail, see “The Merger—Dissenters’ and Appraisal Rights” beginning on page 50 of this proxy statement/prospectus and Appendix D.

Q:	When do you expect the merger to occur?

A:	We expect to complete the merger promptly after BOTH’s shareholders approve the agreement and plan of merger at the special meeting and after the receipt of all requisite governmental and regulatory approvals, the expiration of applicable waiting periods and the satisfaction or waiver of all other conditions to the merger. We currently expect this to occur at the end of the third quarter or early in the fourth quarter of 2006, although delays may occur.

Q:	Are there any risks I should consider in deciding whether I vote for the agreement and plan of merger and the merger?

A:	Yes. Set out under the heading of “Risk Factors,” beginning on page 18 of this document, a number of risk factors are discussed that you should consider carefully.

About the Special Meeting

Q:	When and where is the BOTH special shareholders meeting?

A:	The special meeting will be held at YO Ranch Resort Hotel & Conference Center, Live Oak Room located at 2033 Sidney Baker, Kerrville, Texas 78028 on Wednesday, September 27, 2006, at 9:00 a.m., local time.

Q:	Who is entitled to vote at the special meeting?

A:	Holders of record of BOTH common stock at the close of business on August 24, 2006, which is the date BOTH’s board of directors has fixed as the record date for the special meeting, are entitled to vote at the special meeting.

Q:	What do I need to do now?

A:	Please mail your signed proxy card in the enclosed return envelope, as soon as possible, so your shares will be represented at the special meeting. In order to be sure that your vote is counted, please vote now even if you plan to attend the special meeting in person.

Your proxy card will instruct the persons named on the proxy card to vote your shares at the special meeting as you direct. If you sign and send in your proxy card and do not indicate how you want to vote, your proxy will be voted “FOR” the approval of the agreement and plan of merger.

Q:	May I change my vote after I have mailed my signed proxy card?

A:	Yes. You may change your vote at any time before your proxy is voted at the special meeting. You may change your vote by submitting a new proxy with a later date or by voting in person at the special meeting. Alternatively, you may revoke your proxy altogether by notifying BOTH’s Secretary in writing before the special meeting that you have revoked your proxy.

Q:	May I vote in person?

A:	Yes. You may attend the special meeting and vote your shares in person rather than completing, signing and mailing a proxy card.

Q:	Why is it important for me to vote?

A:	We cannot complete the merger without the holders of at least two-thirds of the outstanding shares of BOTH common stock as of the record date voting in favor of the agreement and plan of merger. If you do not vote or fail to give instructions to your broker or bank to vote on your behalf, it will have the same effect as a vote against the merger.

Q:	Should I send in my stock certificates with my proxy card?

A:	No. Please do not send your stock certificates with your proxy card. Promptly after the completion of the merger, the exchange agent will mail to you a letter of transmittal and instructions for exchanging your BOTH stock certificates for the merger consideration.

About Electing the Merger Consideration

Q:	How do I elect the type of the merger consideration that I prefer to receive?

A:	A form of election accompanies this proxy statement/prospectus. Before the election deadline, which is September 26, 2006, you must properly complete and deliver the election materials to Deborah Tuftee at BOTH. A return envelope has been provided for submitting the form of election to Ms. Tuftee. This is different from the envelope that you will use to return your completed proxy card. Please do not send your form of election with your proxy card or vice versa.

If your shares are held in a brokerage or other custodial account, you should receive instructions from the entity where your shares are held advising you of the procedures for making your election. If you do not receive these instructions, you should contact the entity where your shares are held.

Q:	Can I make one election for some of my shares and another election for the rest?

A:	Yes. The form of election permits you to specify, among the shares you are submitting, how many and which specific shares you are allocating to:

•	a stock election,

•	a cash election,

•	a combination of cash and stock, or

•	no election

Q:	What if I do not make an election?

A:

If you do not submit a properly completed and signed form of election to Ms. Tuftee at BOTH by the election deadline (or if you submit a properly completed form of election indicating no election), then the form of merger consideration you will be entitled to receive in exchange for each of your shares of BOTH common stock, which may be cash, shares of Sterling common stock or a combination thereof, will be determined by Sterling in accordance with the proration and adjustment procedures described in “The Merger—Merger Consideration” beginning on page 38 of this proxy statement/prospectus.

If you do not properly submit your form of election by the election deadline, then, promptly after the closing date of the merger, the exchange agent will mail to you a letter of transmittal and instructions for surrendering your BOTH stock certificates for use in exchanging your BOTH stock certificates for the merger consideration.

Q:	How do I make an election with respect to shares of BOTH common stock that I am entitled to receive upon the exercise of stock options or warrants?

A:	The form of election will contain instructions for making elections with respect to shares to be received upon the exercise of stock options or warrants.

Q:	Can I change my election after I submit a form of election?

A:	Yes. You may revoke your election of merger consideration with respect to all or a portion of your shares of BOTH common stock by delivering written notice of your revocation to Ms. Tuftee at BOTH by the election deadline. If you instruct a broker to submit an election for your shares, you must follow your broker’s directions for changing those instructions.

You will not be entitled to revoke or change your election after the election deadline.

Q:	May I submit a form of election if I vote against the merger?

A:	Yes. You may submit a form of election even if you vote against the agreement and plan of merger.

Q:	Will I receive any fractional shares of Sterling common stock as part of the merger consideration?

A:	No. Sterling will not issue fractional shares in the merger. As a result, the total number of shares of Sterling common stock that you will receive in the merger will be rounded to the nearest whole number. You will receive a cash payment for the value of any remaining fraction of a share of Sterling common stock that you would otherwise have been entitled to receive.

How to Get More Information

Q:	Who can help answer my questions?

A:	If you have questions about the merger or about how to vote your shares, please call Harold Wilson at BOTH at (830) 895-2265.

Q:	Where can I find more information about Sterling?

A:	You can find more information about Sterling from the various sources described under the heading “Where to Find More Information” beginning on page 77 of this proxy statement/prospectus.

SUMMARY

This summary highlights selected information from this proxy statement/prospectus and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should carefully read this entire document and the other documents to which Sterling and BOTH have referred you, including the Appendices to this proxy statement/prospectus. For more information about Sterling and BOTH see “Where You Can Find More Information” on page 77. We have included page references in this Summary to direct you to other places in this proxy statement/prospectus where you can find a more complete description of the topics we have summarized.

Who We Are

Sterling Bancshares, Inc.

2550 North Loop West, Suite 600

Houston, Texas 77092

(713) 466-8300

Sterling Bancshares is a bank holding company headquartered in Houston, Texas that has served the banking needs of small– to mid– sized businesses for over 31 years. Sterling provides commercial and consumer banking services in the greater metropolitan areas of Houston, Dallas and San Antonio, Texas through 40 community banking offices of Sterling Bank, a banking association chartered in 1974 under the laws of the State of Texas (“Sterling Bank”). Sterling was incorporated under the laws of the State of Texas in 1980 and became the parent bank holding company of Sterling Bank in 1981.

At June 30, 2006, Sterling had, on a consolidated basis, total assets of $3.8 billion, deposits of $3.0 billion, and shareholders equity of $344.0 million.

BOTH, Inc.

1075 Junction Highway

Kerrville, Texas 78028

(830) 895-2265

BOTH is a Texas corporation and bank holding company registered under the Bank Holding Company Act of 1956, as amended, and is headquartered in Kerrville, Texas. BOTH was formed in 2001 as a bank holding for Bank of the Hills. BOTH provides commercial and retail banking services from the community banking offices of Bank of the Hills. Bank of the Hills was originally chartered in 1998.

At June 30, 2006, BOTH had, on a consolidated basis, total assets of $320.3 million, deposits of $293.8 million, and shareholders equity of $21.1 million.

The Special Meeting of BOTH (page 25)

BOTH plans to hold a special meeting of its shareholders on Wednesday, September 27, 2006, at 9:00 a.m., local time, at YO Ranch Resort Hotel & Conference Center, Live Oak Room located at 2033 Sidney Baker, Kerrville, Texas 78028. At the meeting you will be asked to consider and vote upon a proposal to approve the agreement and plan of merger.

You can vote at the special meeting if you owned BOTH common stock at the close of business on August 24, 2006. As of that date, there were 465,300 shares of BOTH common stock outstanding and entitled to vote. You can cast one vote for each share of BOTH common stock that you own.

The Merger

The agreement and plan of merger is attached as Appendix A to this proxy statement/prospectus and is incorporated into this proxy statement/prospectus by reference. You are encouraged to read the agreement and plan of merger in its entirety as it is the legal document that governs the merger.

Structure of the Merger (see page 28)

BOTH will be merged with and into Sterling with Sterling as the surviving corporation. The directors and officers of Sterling before the merger will continue to serve as the directors and officers of Sterling after the merger.

BOTH’s Board Recommends that You Vote “For” the Agreement and Plan of Merger; BOTH’s Reasons for Merger (page 29)

Based on the reasons discussed elsewhere in this proxy statement/prospectus, BOTH’s board of directors has determined that the merger is advisable and in your best interests and unanimously recommends that you vote “FOR” the agreement and plan of merger. For a discussion of the circumstances surrounding the merger and the factors considered by BOTH’s board of directors in approving the agreement and plan of merger, see page 29.

Sterling’s Reasons for Merger (page 30)

As part of Sterling’s growth strategy, Sterling routinely evaluates opportunities to acquire bank holding companies, banks and other financial institutions. The acquisition of BOTH is consistent with this expansion strategy. The acquisition will increase Sterling’s existing presence in Texas, provide opportunities for further growth and also result in a potential to realize cost savings from a larger organization.

BOTH’s Financial Advisors Have Provided an Opinion as to the Fairness of the Merger Consideration, from a Financial Point of View, to BOTH’s Shareholders (page 30)

FinSer Corporation delivered its oral opinion to BOTH’s board of directors that, as of July 25, 2006 and based upon and subject to the factors and assumptions set forth in the opinion, the aggregate merger consideration to be received by holders of the outstanding shares of common stock of BOTH under the agreement and plan of merger was fair from a financial point of view to such holders.

The full text of the written opinion of FinSer, dated August 1, 2006, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Appendix B to this proxy statement/prospectus. BOTH’s shareholders should read the opinion in its entirety. FinSer provided its opinion for the information of and assistance to BOTH’s board of directors in connection with its consideration of the transaction. The FinSer opinion is not a recommendation as to how any holder of BOTH common stock should vote or make any election of consideration with respect to the transaction.

BOTH’s Shareholders Will Receive Cash and/or Shares of Sterling Common Stock in the Merger For Each Whole Share of BOTH Common Stock Depending on Their Elections and any Adjustments (page 38)

BOTH’s shareholders will have the right to elect to receive merger consideration for their shares of BOTH common stock in the form of cash, or shares of Sterling common stock or a combination thereof, subject to proration and adjustment as described below. The election can be made with respect to specifically identified shares, but must be made with respect to a whole share and not any portion of a share. In the event of proration and adjustment, a BOTH shareholder may receive a portion of the merger consideration in a form other than that which the shareholder elected. The proration and adjustment will be made with respect to whole shares and not any portion of a share.

Regardless of Whether You Make a Cash Election or a Stock Election, You May Not Receive the Consideration You Elect (page 38)

The aggregate value of the merger consideration to be paid by Sterling to BOTH shareholders is $72,500,000. Based on 573,250 shares of BOTH common stock issued and outstanding (which includes 107,950 shares to be issued upon exercise of outstanding stock options and warrants), upon completion of the merger, BOTH shareholders are expected to receive merger consideration equal to $126.47 per share of BOTH common stock in the form of shares of Sterling common stock, cash or a combination thereof, subject to proration and adjustment as provided in the agreement and plan of merger and as described in this proxy statement/prospectus.

The aggregate maximum and minimum number of shares of Sterling common stock that will be issued and the aggregate amount of cash that will be paid to BOTH’s shareholders as consideration in the merger are fixed. As a result, depending on the number of shareholders who elect to receive Sterling common stock or cash, shareholders electing the over-subscribed form of consideration may be proportionately cut back and will receive a portion of their consideration in the other form, despite their election.

To the extent that you receive shares of Sterling common stock as consideration, the number of shares you receive will depend in part on the average closing price of Sterling common stock on the NASDAQ Global Select Market for the ten trading days immediately prior to the fifth trading day before the anticipated completion of the merger. The merger agreement provides that, for purposes of determining the number of shares of Sterling common stock you will receive, the minimum average closing price will be no less than $16.64 and the maximum average closing price will be no greater than $20.33. Accordingly, if the average closing price falls below $16.64, the value of your per share consideration would fall below $126.47. If the average closing price exceeds $20.33, the value of your per share consideration would exceed $126.47. As described in more detail in “The Merger-Merger Consideration” beginning on page 38, if you are a BOTH shareholder, the value of the consideration (before tax) that you receive in the merger may not be the same for a stock election versus a cash election. See “The Merger-Merger Consideration—Illustrations” for illustrations of the merger consideration which may be received by BOTH shareholders under various scenarios.

Furthermore, in the event that on the business day prior to the completion of the merger, BOTH’s equity capital is less than $24,500,000, the aggregate merger consideration will be reduced by an amount equal to the difference between $24,500,000 and the amount of BOTH’s equity capital as of the business day prior to the completion of the merger.

In Order to Make an Election, BOTH’s Shareholders Must Properly Complete and Deliver a Form of Election Before the Election Deadline, which is 5:00 p.m. on September 26, 2006 (page 43)

You have received a form of election along with this proxy statement/prospectus. You must properly complete and deliver the election materials to Deborah Tuftee at BOTH. Please do not send your form of election with your proxy card for the special meeting. Please do not send your stock certificate with your form of election or proxy card for the special meeting. We have provided a separate, postage prepaid envelope for you to use in mailing your form of election.

Forms of election must be received by Ms. Tuftee by the election deadline, which is 5:00 p.m., local time, on September 26, 2006. You may revoke your election by written notice to Ms. Tuftee, which notice is received before the election deadline.

If you fail to submit a properly completed form of election before the election deadline, you will be deemed not to have made an election. As a no election holder, your merger consideration, which may consist of all cash, all Sterling common stock, or part cash and part Sterling common stock, will be determined by Sterling depending on the remaining cash and Sterling common stock available for paying the merger consideration after honoring the cash elections and stock elections that other shareholders have made.

What Will Happen to Outstanding BOTH Options (page 45)

As a condition to completion of the merger, BOTH agreed to take all action necessary to ensure that each outstanding option to purchase BOTH common stock will be either exercised by the holder of the options before the effective time, or each option not exercised or forfeited before the effective time will be cancelled. The 1998 Stock Option Plan and the 2005 Stock Option Plan will also be terminated.

Material Federal Income Tax Consequences of the Merger (page 45)

The merger is intended to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, generally referred to in this proxy statement/prospectus as the Code. It is a condition to the closing of the merger that BOTH and Sterling receive opinions from their respective tax counsel, dated as of the closing date of the merger, to the effect that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code.

Assuming the merger qualifies as a reorganization, in general:

•	If you receive a combination of Sterling common stock and cash in exchange for your BOTH common stock, you generally will recognize a gain equal to the lesser of (1) the sum of the cash and the fair market value of the Sterling common stock you receive, minus the tax basis of your BOTH common stock surrendered and (2) the amount of cash you receive in the merger. If your tax basis in the BOTH common stock surrendered in the merger is greater than the sum of the cash and the fair market value of the Sterling common stock you receive, your loss will not be currently allowed or recognized for United States federal income tax purposes.

•	If you receive solely Sterling common stock in exchange for your BOTH common stock, then you generally will not recognize any gain or loss, except with respect to cash you receive in lieu of fractional shares of Sterling common stock.

•	If you receive solely cash in exchange for your BOTH common stock, then you generally will recognize gain or loss equal to the difference between the amount of cash you receive and the tax basis in your shares of BOTH common stock.

You should read “The Merger—Material Federal Income Tax Consequences of the Merger” beginning on page 45 for a more complete discussion of the United States federal income tax consequences of the merger. We urge you to consult with your tax advisor for a full understanding of the tax consequences of the merger to you.

BOTH Shareholder Vote Required to Approve the Agreement and Plan of Merger (page 25)

Approval of the agreement and plan of merger requires the affirmative vote of the holders of at least two-thirds of the shares of BOTH common stock outstanding as of the close of business on August 24, 2006, the record date for the special meeting of BOTH shareholders. At the close of business on the record date, there were 465,300 shares of BOTH common stock outstanding held by 178 holders of record. Each holder of record of BOTH common stock on the record date is entitled to one vote for each share held on all matters to be voted upon at the special meeting.

As of the record date, BOTH’s executive officers and directors and their affiliates, as a group, beneficially owned approximately 42.61% of the common stock of BOTH. Holders of approximately 42.61% of the common stock of BOTH have agreed to vote in favor of the agreement and plan of merger by means of an Agreement and Irrevocable Proxy, the form of which is attached as Appendix C to this proxy statement/prospectus.

Dissenters’ and Appraisal Rights (page 50)

BOTH’s shareholders may elect to dissent from the merger and receive the fair value of their shares of BOTH common stock in cash by strictly following the procedures and requirements set forth in Articles 5.11, 5.12 and 5.13 of the Texas Business Corporation Act. In order to exercise appraisal rights, you must refrain from voting “FOR” the merger agreement. For more information regarding your right to dissent from the merger and the procedures and requirements to exercise appraisal rights, please see “The Merger—Dissenters’ and Appraisal Rights,” beginning on page 50. We also have attached Articles 5.11, 5.12 and 5.13 of the Texas Business Corporation Act as Appendix D to this proxy statement/prospectus.

Certain BOTH Directors and Executive Officers May Have Interests in the Merger that are Different from, or in Addition to, Their Interests as Shareholders (page 35)

You should be aware that certain of BOTH’s directors and executive officers may have interests in the merger that are different from, or in addition to, their interests as shareholders of BOTH. BOTH’s board of directors was aware of these interests and took them into account at the time they approved the agreement and plan of merger. These interests include, among other things, retention bonuses and/or compensation for non-competition agreements to be effective upon completion of the merger. In addition, Thomas McDade serves as an advisory director of both Sterling and BOTH.

These interests are more fully described in this proxy statement/prospectus under the heading “The Merger—Interests of Certain Persons in the Merger” beginning on page 35.

BOTH Has Agreed When and How BOTH and its Subsidiaries Can Consider Third-Party Acquisition Proposals (page 57)

The agreement and plan of merger contains detailed provisions prohibiting BOTH, either directly or indirectly, from seeking or encouraging an alternative acquisition proposal. The “no solicitation” provisions prohibit BOTH and its subsidiaries, as well as their officers, directors, employees and representatives, from taking any action to solicit an acquisition proposal as described on page 57. However, the agreement and plan of merger does not prohibit BOTH and its subsidiaries, and their respective officers, directors, employees and representatives from providing confidential information to third parties, engaging in negotiations with, and potentially recommending an alternative acquisition proposal as described on page 57 if BOTH’s board of directors concludes in good faith, on the basis of advice from the board’s outside counsel, that providing confidential information, engaging in negotiations and recommending an alternative acquisition proposal is required in order for BOTH’s board of directors to satisfy its fiduciary obligations under applicable law.

Even if the BOTH board of directors resolves to change its recommendation in favor of the agreement and plan of merger, BOTH must hold the special meeting of shareholders and, unless the agreement and plan of merger has been terminated, BOTH’s shareholders who are parties to the agreement and irrevocable proxy will be required to honor the Agreement and Irrevocable Proxy, under which they have agreed to vote the shares of BOTH common stock held by them (aggregating approximately 42.61% of BOTH’s outstanding shares) in favor of the agreement and plan of merger.

Accounting Treatment (page 44)

The combination of the two companies will be accounted for as an acquisition of BOTH by Sterling using the purchase method of accounting.

The Completion of the Merger is Subject to Certain Conditions (page 58)

Completion of the merger is subject to various conditions, including the approval of the agreement and plan of merger by BOTH’s shareholders, as well as receipt of all required banking and other regulatory approvals without the imposition of a condition that in the good faith judgment of Sterling would so adversely impact the economic or business benefits of the transactions contemplated by the agreement and plan of merger, that, had that condition or restriction been known, Sterling would not have entered into the agreement and plan of merger;

the accuracy of the other parties’ representations and performance of their respective obligations; and receipt of opinions of counsel as to the tax treatment of the merger. There can be no assurance as to whether or when all of the conditions will be satisfied or, where permissible, waived.

We Have Not Yet Obtained All Regulatory Approvals (page 48)

We cannot complete the merger unless we receive the prior approval of the Board of Governors of the Federal Reserve System, or Federal Reserve, or that approval is waived by the Federal Reserve. Sterling also must give notice of the merger to the Texas Department of Banking. In addition, Sterling and BOTH have made or will make filings with the Federal Deposit Insurance Corporation, or FDIC, the Texas Department of Banking, and the Office of the Comptroller of the Currency, or OCC, for the merger of Bank of the Hills with and into Sterling Bank. Sterling, BOTH and their relevant subsidiaries have either filed or intend to complete the filing promptly after the date of this proxy statement/prospectus of all required applications and notices with applicable regulatory authorities in connection with the merger. There can be no assurance that all requisite approvals will be obtained or that such approvals will be received on a timely basis.

Termination of the Agreement and Plan of Merger (page 59)

(a) The agreement and plan of merger may be terminated by mutual consent of the boards of directors of Sterling and BOTH at any time without completing the merger, even after BOTH’s shareholders approve the agreement and plan of merger.

(b) The agreement and plan of merger may be terminated by either of the boards of directors of Sterling or BOTH if:

•	the Federal Reserve, the OCC, the FDIC, or the Texas Department of Banking has denied approval of the merger and such denial has become final and nonappealable, or has approved the merger subject to conditions that in the judgment of Sterling would restrict its subsidiaries or affiliates in their respective spheres of operations and business activities after the effective time;

•	the merger is not completed on or before February 28, 2007, except that this right to terminate is not available to any party whose failure to comply with the agreement and plan of merger causes or results in the failure of the completion of the merger by that date;

•	the agreement and plan of merger fails to receive the required shareholder vote for approval and adoption at the special meeting of BOTH shareholders; or

•	the breach or failure by the other party that would cause a failure of the conditions to closing of the terminating party and the terminating party is not itself in breach of its obligations under the agreement and plan of merger and that breach is not cured within 30 days of written notice.

(c) The agreement and plan of merger may be terminated by the board of directors of Sterling if:

•	BOTH’s board of directors (i) resolves to accept a superior proposal, (ii) recommends to the BOTH shareholders that they tender their shares in a tender or exchange offer commenced by a third party, (iii) withdraws or modifies, in any manner that is adverse to Sterling, its recommendation or approval of the agreement and plan of merger or the merger, or recommends to the BOTH shareholders acceptance or approval of any alternative acquisition proposal, or resolves to do any of the foregoing;

•	the number of dissenting shares exceeds ten percent of the total issued and outstanding shares as of the effective time of BOTH common stock; or

•	the factual substance of any warranties related to environmental matters set forth in the agreement and plan of merger is not true and accurate irrespective of knowledge or lack of knowledge of BOTH and losses, damages, environmental response costs, liabilities, fines, penalties, costs and expenses which might arise there from could reasonably exceed $200,000.

(d) The board of directors of BOTH may terminate the agreement and plan of merger so long as BOTH is not in breach of any covenant or agreement under the agreement and plan of merger, if prior to the effective time of the merger, BOTH receives a bona fide acquisition proposal which the board of directors determines in its good faith judgment and in the exercise of its fiduciary duties, based as to legal matters on the written opinion of independent legal counsel and as to financial matters on the written opinion of an investment banking firm of national reputation, that such alternative acquisition proposal (if consummated pursuant to its terms) would result in a superior proposal and that the failure to terminate the agreement and plan of merger would be inconsistent with the proper exercise of the board of directors’ fiduciary duties. The agreement and plan of merger provides that a termination under these circumstances will not be effective until payment of the applicable termination fee.

Payment of Termination Fee (page 60)

BOTH has agreed to pay Sterling a termination fee of $2,900,000 if the agreement and plan of merger is terminated in any one of the following circumstances:

•	by BOTH in accordance with the provisions described in the first bullet point of paragraph (c) under “Termination of the Agreement and Plan of Merger” above;

•	by either Sterling or BOTH because BOTH’s shareholders do not authorize the agreement and plan of merger if at the time of such failure to approve there exists an alternative acquisition proposal and, within nine months of the termination of the agreement and plan of merger, BOTH enters into a definitive agreement with any third party in connection with an acquisition proposal involving BOTH, or

•	by Sterling because BOTH’s board of directors takes any of the actions described in the first bullet point of paragraph (c) under “Termination of the Agreement and plan of merger” above.

Voting Agreement and Irrevocable Proxy (page 61)

Certain shareholders of BOTH who collectively own approximately 42.61% of the outstanding BOTH’s common stock have entered into a voting agreement and irrevocable proxy with Sterling, the form of which is attached as Appendix C to this proxy statement/prospectus, in which such shareholders agreed, among other things to:

•	appoint Sterling and certain of its executive officers as proxy to vote their shares in favor of the agreement and plan of merger, the merger and any transactions contemplated thereby;

•	vote their shares in favor of approval of the agreement and plan of merger if Sterling is unable or declines to exercise the proxy; and

•	not to sell, transfer, assign or otherwise dispose of their shares unless the transferee or assignee agrees to be bound by the voting agreement.

SELECTED HISTORICAL FINANCIAL DATA

Sterling

Sterling is providing the following table to aid you in your analysis of the financial aspects of the merger. The following selected historical financial data is from Sterling’s audited consolidated financial statements as of and for each of the years ended December 31, 2005, 2004, 2003, 2002 and 2001 and from Sterling’ unaudited quarterly financial statements as of and for the six months ended June 30, 2006 and 2005. The selected historical financial data as of December 31, 2005 and 2004 and for each of the three years ended December 31, 2005 should be read in conjunction with the audited consolidated financial statements and related notes included in Sterling’s Annual Report on Form 10-K for the year ended December 31, 2005 incorporated by reference in this proxy statement/ prospectus. The selected historical consolidated financial data as of December 31, 2003, 2002 and 2001 and for each of the two years ended December 31, 2002 is derived from Sterling’s audited consolidated financial statements and related notes not incorporated herein. The selected historical financial data as of and for the six months ended June 30, 2006 and 2005 is derived from Sterling’s unaudited interim consolidated financial statements and related notes incorporated by reference in this proxy statement/prospectus. See “Where You Can Find Additional Information” on page 77. These unaudited interim financial statements include all adjustments (consisting only of normal recurring accruals) that Sterling considers necessary for a fair presentation of the financial position and the results of operations as of the dates and for the periods indicated. Information for any interim period is not necessarily indicative of results that may be anticipated for the full year.

STERLING BANCSHARES, INC. AND SUBSIDIARIES

Consolidated Statements of Income

(Dollars In Thousands Except Per Share Data)

(Unaudited)

	As of and for the Six Months Ended June 30,		As of and for the Year Ended December 31,
	2006	2005	2005	2004	2003	2002	2001
Summary of Income:
Net Interest income	$83,505	$71,338	$150,230	$128,972	$132,732	$135,893	$115,352
Provision for credit losses	3,163	6,561	14,371	12,250	17,698	11,700	11,684
Noninterest income	15,509	13,306	26,959	31,025	33,187	29,706	24,791
Noninterest expense	64,151	54,390	110,646	113,300	105,830	104,999	97,021
Income from continuing operations before income taxes	31,700	23,693	52,172	34,447	42,391	48,900	31,438
Income from continuing operations	21,301	16,274	36,222	24,963	28,354	33,183	21,308
Income from discontinued operations	—	—	—	—	20,756	3,368	9,093
Net income	21,301	16,274	36,222	24,963	49,110	36,551	30,401

Balance Sheet Data (at period-end):
Total assets	$3,789,920	$3,591,433	$3,726,859	$3,336,896	$3,206,880	$3,585,220	$2,779,868
Total loans	2,880,876	2,583,645	2,699,362	2,344,977	2,157,039	2,644,862	1,928,293
Allowance for loan losses	31,882	32,209	31,230	29,406	30,722	27,248	22,927
Total securities	575,275	694,220	618,998	658,118	565,093	313,054	329,416
Trading assets	—	15,556	28,515	36,720	172,825	142,803	118,511
Total deposits	2,984,375	2,605,180	2,838,143	2,443,967	2,418,369	2,673,072	2,268,980
Short-term borrowings	330,700	503,725	392,850	420,575	324,160	509,590	180,298
Notes payable	—	—	—	—	—	21,430	20,879
Subordinated debt	44,358	47,956	46,238	47,162	46,533	—	—
Junior subordinated debt	52,836	82,475	82,475	82,475	82,475	82,475	59,278
Shareholders’ equity	344,014	325,358	334,472	313,172	292,596	249,327	217,369

	As of and for the Six Months Ended June 30,		As of and for the Year Ended December 31,
	2006	2005	2005	2004	2003	2002	2001
Common Share Data:
Earnings per share from continuing operations(1)
Basic	$0.47	$0.36	$0.80	$0.56	$0.64	$0.76	$0.51
Diluted	0.46	0.36	0.79	0.55	0.64	0.74	0.50
Earnings per share from discontinued operations(1)
Basic	—	—	—	—	0.47	0.08	0.22
Diluted	—	—	—	—	0.46	0.08	0.21
Earnings per share(1)
Basic	0.47	0.36	0.80	0.56	1.11	0.83	0.72
Diluted	0.46	0.36	0.79	0.55	1.10	0.82	0.71
Shares used in computing earnings per common share(1)
Basic	45,379	45,191	45,288	44,839	44,180	43,872	42,180
Diluted	45,826	45,664	45,761	45,278	44,648	44,756	43,044
End of period common shares outstanding	45,411	45,283	45,334	45,068	44,642	43,983	43,770
Book value per common share at period–end
Total	$7.58	$7.19	$7.38	$6.95	$6.55	$5.65	$4.96
Tangible	5.63	5.77	5.42	5.52	5.09	4.34	3.77
Cash dividends paid per common share	0.14	0.12	0.24	0.20	0.18	0.16	0.15
Common stock dividend payout ratio	29.81%	33.32%	30.00%	35.91%	16.19%	19.21%	19.41%

Selected Performance Ratios and Other Data:
Return on average common equity(2)
Total	12.54%	10.22%	11.07%	8.23%	18.18%	15.48%	16.62%
Continuing	12.54%	10.22%	11.07%	8.23%	10.50%	14.06%	11.65%
Return on average assets(2)
Total	1.14%	0.95%	1.02%	0.78%	1.48%	1.21%	1.24%
Continuing	1.14%	0.95%	1.02%	0.78%	0.86%	1.10%	0.87%
Net interest margin	4.93%	4.56%	4.63%	4.43%	4.49%	5.13%	5.35%
Efficiency ratio	64.79%	64.26%	62.44%	70.81%	63.78%	63.41%	69.23%
Full-time equivalent employees	1,015	951	1,014	961	1,036	1,065	1,014
Number of banking offices	40	35	40	36	37	40	38

Liquidity and Capital Ratios:
Average loans to average deposits	95.99%	97.19%	97.67%	89.32%	99.91%	92.74%	84.28%
Period-end shareholders’ equity to total assets	9.08%	9.06%	8.97%	9.39%	9.12%	6.95%	7.82%
Average shareholders’ equity to average assets	9.11%	9.29%	9.19%	9.52%	8.16%	7.83%	7.49%
Period-end tangible capital to total tangible assets	6.91%	7.41%	6.76%	7.61%	7.24%	6.04%	8.52%
Tier 1 capital to risk weighted assets	9.19%	11.05%	9.99%	11.78%	12.30%	8.41%	9.64%
Total capital to risk weighted assets	11.41%	13.64%	12.36%	14.55%	15.40%	9.29%	10.66%
Tier 1 leverage ratio (Tier 1 capital to average assets)	8.65%	9.85%	9.11%	10.15%	10.38%	7.81%	8.40%

Asset Quality Ratios:
Period-end allowance for credit losses to period-end loans	1.14%	1.28%	1.20%	1.29%	1.42%	1.03%	1.19%
Period-end allowance for loan losses to period-end loans	1.11%	1.25%	1.16%	1.25%	1.42%	1.03%	1.19%
Period-end allowance for loan losses to nonperforming loans	257.21%	174.09%	142.99%	142.71%	90.66%	138.64%	161.51%
Nonperforming assets to period-end loans and foreclosed assets	0.48%	0.78%	0.83%	0.95%	1.68%	0.87%	0.85%
Nonperforming loans to period-end loans	0.43%	0.72%	0.81%	0.88%	1.57%	0.74%	0.74%
Nonperforming assets to period-end assets	0.37%	0.56%	0.60%	0.67%	1.13%	0.64%	0.58%
Net charge–offs to average loans	0.20%	0.32%	0.51%	0.58%	0.60%	0.37%	0.49%

(1)	The calculation of diluted earnings per share excludes 85,973, 175,816, 111,775, 218,895, 620,431, 267,458 and 295,616 options for the six months ended June 30, 2006 and June 30, 2005, and the years 2005, 2004, 2003, 2002 and 2001, respectively, which were antidilutive.
(2)	Interim periods annualized

BOTH

BOTH is providing the following information to aid you in your analysis of the financial aspects of the merger. The following selected historical consolidated financial data as of and for each of the years in the five year period ended December 31, 2005 is derived from BOTH’s audited consolidated financial statements, which are not included in this proxy statement/prospectus. The historical consolidated financial data as of and for the six months ended June 30, 2006 and 2005 is unaudited, but management of BOTH believes that such amounts include all adjustments (consisting only of normal accruing adjustments) necessary for a fair presentation of its financial position and results of operations as of and for the periods indicated. Information for any interim period is not necessarily indicative of results that may be anticipated for the full year or any future period. This information is only a summary.

BOTH, INC. AND SUBSIDIARIES

Consolidated Statements of Income

(Dollars In Thousands Except Per Share Data)

(Unaudited)

	As of and for the Six Months Ended June 30,		As of and for the Year Ended December 31,
	2006	2005	2005	2004	2003	2002	2001
Summary of Income:
Net Interest income	$4,910	$4,368	$9,402	$8,368	$7,413	$6,381	$4,345
Provision for credit losses	54	183	296	336	427	362	186
Noninterest income	1,168	965	1,734	1,661	1,512	1,077	778
Noninterest expense	2,881	2,687	5,539	5,230	4,661	3,853	3,092
Income from continuing operations before income taxes	3,143	2,463	5,302	4,463	3,838	3,243	1,845
Income from discontinued operations	—	—	—	—	—	—	—
Income from continuing operations	2,427	1,856	4,208	3,318	2,657	2,154	1,212
Net income	2,427	1,856	4,208	3,318	2,657	2,154	1,212

Balance Sheet Data (at period-end):
Total assets	$320,324	$276,639	$314,631	$256,713	$214,122	$164,839	$123,676
Total loans	147,581	141,610	143,598	134,361	114,803	85,795	65,081
Allowance for loan losses	2,161	2,027	2,125	1,854	1,567	1,164	811
Total securities	110,775	80,255	92,463	66,815	53,375	38,244	29,151
Trading assets	—	—	—	—	—	—	—
Total deposits	293,837	251,558	291,161	237,637	198,552	153,019	114,628
Short-term borrowings	—	3,700	—	—	—	—	—
Notes payable	—	—	—	—	—	3,000	2,000
Subordinated debt – Trust preferred debt	4,124	4,124	4,124	4,124	4,000	—	—
Shareholders’ equity	21,136	16,352	18,693	14,538	11,194	8,569	6,399

	As of and for the Six Months Ended June 30,		As of and for the Year Ended December 31,
	2006	2005	2005	2004	2003	2002	2001
Common Share Data:
Earnings per share from continuing operations
Basic	$5.22	$4.00	$9.07	$7.36	$5.90	$4.79	$2.69
Diluted	4.66	3.72	8.37	6.77	5.47	4.53	2.63
Earnings per share
Basic	5.22	4.00	9.07	7.36	5.90	4.79	2.69
Diluted	4.66	3.72	8.37	6.77	5.47	4.53	2.63
Shares used in computing earnings per common share
Basic	465,234	463,900	464,042	450,852	450,000	450,000	450,000
Diluted	521,328	499,172	502,516	489,943	486,177	475,564	461,353
End of period common shares outstanding	465,300	463,900	464,300	463,900	450,000	450,000	450,000
Book value per common share at period–end
Total	$45.42	$35.25	$40.26	$31.34	$24.88	$19.04	$14.22
Tangible	45.42	35.25	40.26	31.34	24.88	19.04	14.22

Selected Performance Ratios and Other Data:
Return on average common equity(1)	24.58%	22.53%	25.33%	25.79%	26.89%	28.78%	21.42%
Return on average assets(1)	1.55%	1.41%	1.49%	1.41%	1.42%	1.50%	1.26%
Net interest margin, annualized	3.33%	3.54%	3.57%	3.82%	4.26%	4.76%	4.76%
Efficiency ratio	47.40%	50.38%	49.74%	52.15%	52.22%	51.65%	60.36%
Full-time equivalent employees	52	50	50	48	48	39	23
Number of banking offices	4	4	4	4	4	3	3

Liquidity and Capital Ratios:
Average loans to average deposits	49.89%	55.83%	54.05%	57.59%	60.11%	56.68%	62.09%
Period-end shareholders’ equity to total assets	6.60%	5.91%	5.94%	5.66%	5.23%	5.20%	5.17%
Average shareholders’ equity to average assets	6.29%	6.26%	5.90%	5.46%	5.29%	5.20%	5.89%
Period-end tangible capital to total tangible assets	6.60%	5.91%	5.94%	5.66%	5.23%	5.20%	5.17%
Tier 1 capital to risk weighted assets	14.20%	12.60%	13.30%	12.20%	11.30%	11.50%	10.90%
Total capital to risk weighted assets	15.50%	13.90%	14.60%	13.40%	12.80%	12.70%	12.00%
Tier 1 leverage ratio (Tier 1 capital to average assets)	7.90%	7.70%	7.30%	7.40%	5.20%	7.00%	6.90%

Asset Quality Ratios:
Period-end allowance for credit losses to period-end loans	1.46%	1.43%	1.48%	1.38%	1.36%	1.36%	1.25%
Period-end allowance for loan losses to period-end loans	1.46%	1.43%	1.48%	1.38%	1.36%	1.36%	1.25%
Period-end allowance for loan losses to nonperforming loans	1207.26%	1661.48%	850.00%	581.19%	9,217.65%	38,800.00%	27,033.33%
Nonperforming assets to period-end loans and foreclosed assets	0.12%	0.09%	0.17%	0.24%	0.01%	0.00%	0.00%
Nonperforming loans to period-end loans	0.12%	0.09%	0.17%	0.24%	0.01%	0.00%	0.00%
Nonperforming assets to period-end assets	0.06%	0.04%	0.08%	0.12%	0.01%	0.00%	0.00%
Net charge–offs to average loans, annualized	0.01%	0.01%	0.02%	0.04%	0.02%	0.01%	0.01%

(1)	Interim periods annualized

Comparative Historical and Pro Forma Per Share Data

The following table sets forth for BOTH and Sterling certain historical and pro forma per share financial information. The pro forma per share information gives effect to the merger as if the merger had been effective on the dates presented in the case of the book value data, and as if the merger had been effective as of January 1 of the fiscal year presented in the case of the earnings per share and the cash dividends data. The pro forma and pro forma equivalent data in the tables assume that the merger is accounted for using the purchase method of accounting and represents a current estimate based on available information of the combined company’s historical results of operations. The pro forma financial adjustments are subject to change as additional information becomes available and as additional analyses are performed. The information in the following table is based on, and should be read together with, the historical financial information presented in Sterling’s prior filings with the Securities and Exchange Commission.

The pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the impact of possible revenue enhancements, expense efficiencies and other factors that may result as a consequence of the merger and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect the historical results of the combined company that actually would have occurred had the merger been in effect for the periods indicated. Upon completion of the merger, the operating results of BOTH will be reflected in the consolidated financial statements of Sterling on a prospective basis.

As of and for the year ended December 31, 2005

	Sterling Historical	BOTH Historical	Pro Forma Combined(2)(3)(5)	BOTH Pro Forma Equivalent(4)
Net income per share, basic	$0.80	$9.07	$0.82	$5.52
Net income per share, diluted	0.79	8.37	0.82	5.46
Dividends declared per share	0.24	—	0.24	1.58
Book value per common share(1)	7.38	40.26	7.90	52.22

As of and for the six months ended June 30, 2006

	Sterling Historical	BOTH Historical	Pro Forma Combined(2)(3)(5)	BOTH Pro Forma Equivalent(4)
Net income per share, basic	$0.47	$5.22	$0.48	$3.24
Net income per share, diluted	0.46	4.66	0.47	3.21
Dividends declared per share	0.14	—	0.14	0.92
Book value per common share(1)	7.58	45.42	8.06	53.21

(1)	The historical book value per Sterling and BOTH share is computed by dividing shareholders’ equity at the end of the period by the number of shares of Sterling and BOTH common stock outstanding at the same date. The pro forma combined net book value per share is computed by dividing the pro forma combined shareholders’ equity at the end of the period by the pro forma number of shares of Sterling common stock that would have been outstanding, assuming the merger had occurred as of that date. For purposes of this illustration, it is assumed that Sterling common stock valued at $19.20 per share will be issued for 51% of the merger consideration per BOTH share. The remainder of the merger consideration is assumed paid in cash.
(2)	The pro forma combined amounts for the six months ended June 30, 2006 have been prepared from (a) the unaudited condensed consolidated financial statements of Sterling contained in its Form 10-Q for the six months ended June 30, 2006 and (b) the unaudited financial statements of BOTH for the six months ended June 30, 2006 after giving effect to pro forma adjustments for the estimated impact of purchase accounting relating to the merger. The pro forma combined amounts for the year ended December 31, 2005 were derived from (a) the audited consolidated financial statements of Sterling contained in its Annual Report on Form 10-K for the year ended December 31, 2005, which is incorporated by reference in this document and (b) the audited financial statements of BOTH for the year ended December 31, 2005 after giving effect to pro forma adjustments for the estimated impact of purchase accounting relating to the merger.

(3)	Shares used to calculate pro forma combined income per share (basic and diluted) were computed by adding the number of shares assumed to be issued in the merger to Sterling’s weighted average shares (basic and diluted) for the respective periods. For this illustration, management assumed aggregate merger consideration of $72,500,000, a value of $19.20 per share of Sterling common stock and that 51% of the merger consideration would be Sterling common stock and the remainder paid in cash.
(4)	The pro forma combined equivalent data is calculated by multiplying the pro forma combined data amounts by an exchange ratio of 6.587 shares of Sterling common stock for each outstanding share of BOTH common stock. For this illustration, management assumed aggregate merger consideration of $72,500,000, a value of $19.20 per share of Sterling common stock. The pro forma equivalent net income per share excludes the special one-time charge attributable to the transaction.
(5)	Pro forma adjustments made for purposes of this illustration include (i) the special one-time charge for acquisition related expenses totaling $650,000 after taxes and (ii) estimated amortization expense, net of taxes, totaling $383,500 for the six months ended June 30, 2006 and $767,000 for the year ended December 31, 2006. This illustration does not include adjustment for any efficiencies associated with the combined operations or changes which may be made after completion of the merger.

RISK FACTORS

In addition to the other information included or incorporated by reference into this proxy statement/prospectus, you should carefully read and consider the following factors in evaluating the proposals to be voted on at the special meeting and in deciding whether to elect to receive cash or shares of Sterling common stock in the merger. Please also refer to the additional risk factors identified in the periodic reports and other documents of Sterling incorporated by reference into this proxy statement/prospectus and listed in “Information About Sterling—Incorporation of Documents by Reference” and “Where You Can Find More Information” on page 77.

Risks Factors Relating to the Merger

Because the market price of Sterling common stock will fluctuate, BOTH’s shareholders who receive Sterling common stock cannot be sure of the exact value of the merger consideration they will receive.

The aggregate value of the merger consideration to be paid by Sterling to BOTH shareholders is $72,500,000. Based on 573,250 shares of BOTH common stock issued and outstanding (which includes 107,950 shares to be issued upon exercise of outstanding stock options and warrants), upon completion of the merger, BOTH shareholders are expected to receive merger consideration equal to $126.47 per share of BOTH common stock in the form of shares of Sterling common stock, cash or a combination thereof, subject to proration and adjustment as provided in the merger agreement and as described in this proxy statement/prospectus.

To the extent that a BOTH shareholder receives shares of Sterling common stock as consideration, the number of shares he or she receives will depend in part on the average closing price of Sterling common stock on the NASDAQ Global Select Market for the ten trading days immediately prior to the fifth trading day before the anticipated completion of the merger. The merger agreement provides that, for purposes of determining the number of shares of Sterling common stock a BOTH shareholder will receive, the minimum average closing price will be no less than $16.64 and the maximum average closing price will be no greater than $20.33. Accordingly, if the average closing price falls below $16.64, the value of the per share consideration received by the BOTH shareholder receiving Sterling common stock would fall below $126.47. If the average closing price exceeds $20.33, the value of the per share consideration received by the BOTH shareholder receiving Sterling common stock would exceed $126.47. Therefore, if you are a BOTH shareholder, the value of the consideration (before tax) that you receive in the merger may not be the same for a stock election versus a cash election.

BOTH shareholders may receive a form of consideration different from what they elect.

Although each BOTH shareholder may elect to receive all cash, all Sterling common stock or a combination thereof in the merger, the amount of cash available for all BOTH shareholders (including persons who receive their shares as a result of the exercise of options) is fixed at a minimum of $21,750,000 to a maximum of $35,525,000 and the number of shares of Sterling common stock is fixed at a maximum of 3,050,356 shares to a minimum of 1,818,329 shares. As a result, if either the aggregate cash or stock elections exceed one of these parameters, you may receive a different form or combination of merger consideration than you elected.

BOTH will be subject to business uncertainties and contractual restrictions while the merger is pending.

Uncertainty about the effect of the merger on employees and customers may have an adverse effect on BOTH and consequently on Sterling. These uncertainties may impair BOTH’s ability to attract, retain and motivate key personnel until the merger is consummated, and could cause customers and others that deal with BOTH to seek to change existing business relationships with BOTH. Retention of certain employees may be challenging while the merger is pending, as certain employees may experience uncertainty about their future roles with Sterling. If key employees depart because of issues relating to the uncertainty or the difficulty of integration or a desire not to remain with Sterling, Sterling’s business after the merger could be harmed. In addition, the agreement and plan of merger restricts BOTH from making certain acquisitions and taking other specified actions until the merger occurs. These restrictions may prevent BOTH from pursuing attractive business opportunities that may arise before the completion of the merger. Please see the section entitled “The Agreement and Plan of Merger—Conduct of BOTH Business Pending the Merger” beginning on page 54 of this proxy statement/prospectus for a description of the restrictive covenants to which BOTH is subject.

Sterling may fail to realize the anticipated benefits of the merger.

To realize the anticipated benefits from the merger, Sterling must successfully combine the businesses of Sterling and BOTH. The anticipated benefits of the merger also depend on the continued operating performance of BOTH’s businesses after the merger. If Sterling is not able to successfully combine the businesses of Sterling and BOTH, or if BOTH’s businesses do not perform as anticipated after the merger, the anticipated benefits of the merger may not be realized fully or at all or may take longer to realize than expected.

Sterling and BOTH have operated and, for a period of time after the completion of the merger, will continue to operate, independently. It is possible that the integration process could result in the loss of key employees, the disruption of each company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect our ability to maintain relationships with clients, customers, depositors and employees or to achieve the anticipated benefits of the merger.

The opinion obtained by BOTH from its financial advisor will not reflect subsequent changes.

FinSer, the financial advisor to BOTH, has delivered a “fairness opinion” to the board of directors of BOTH. The opinion which is dated August 1, 2006, states that, based upon and subject to the assumptions and limitations on review set forth in the opinion, the merger consideration to be paid to BOTH shareholders is fair, from a financial point of view, to those shareholders. The opinion does not reflect changes that may occur or may have occurred after the date of this opinion, including changes to the operations and prospects of Sterling or BOTH, changes in general market and economic conditions or regulatory or other factors. Any such changes, or other factors on which the opinion is based, may alter the relative value of Sterling and BOTH.

Some of the directors and executive officers of BOTH may have interests and arrangements that may have influenced their decisions to support or recommend that you approve the merger.

The interests of some of the directors and executive officers of BOTH may be different from those of BOTH’s shareholders, and directors and officers of BOTH may be participants in arrangements that are different from, or in addition to, those of BOTH’s shareholders. These interests are described in more detail in the section of this proxy statement/prospectus entitled “The Merger—Interests of Certain Persons in the Merger” beginning on page 35.

The agreement and plan of merger limits BOTH’s ability to pursue alternatives to the merger.

The agreement and plan of merger contains provisions that limit BOTH’s ability to discuss competing third-party proposals to acquire all or a significant part of BOTH. See “The Agreement and Plan of Merger—No Solicitation or Other Acquisition Proposals” beginning on page 57 of this proxy statement/prospectus. These provisions might discourage a potential competing acquirer that might have an interest in acquiring all or a significant part of BOTH from considering or proposing an acquisition even if it were prepared to pay consideration with a higher per share market price than that proposed in the merger, or might result in a potential competing acquirer proposing to pay a lower per share price to acquire BOTH than it might otherwise have proposed to pay.

If the merger is not completed by February 28, 2007, either Sterling or BOTH may choose not to proceed with the merger.

Either Sterling or BOTH may terminate the agreement and plan of merger if the merger has not been completed by February 28, 2007, unless the failure of the merger to have been completed has resulted from the failure of the party seeking to terminate the agreement and plan of merger to have performed its obligations. See “The Agreement and Plan of Merger—Termination of the Agreement and Plan of Merger,” beginning at page 59 of this proxy statement/prospectus.

Regulatory approvals may not be received, may take longer than expected or may impose conditions which are not presently anticipated.

The merger must be approved by the Federal Reserve (or that approval must be waived) and the Texas Department of Banking and the merger of Bank of the Hills with and into Sterling Bank must be approved by the FDIC, the Texas Department of Banking and the OCC. In addition, Sterling must give notice of the merger to the Texas Department of Banking. The Federal Reserve will consider, among other factors, the competitive impact of the merger, the financial and managerial resources of our companies and their subsidiary banks and the convenience and needs of the communities to be served. As part of that consideration, we expect that the Federal Reserve will review capital position, safety and soundness, and legal and regulatory compliance, including compliance with anti-money laundering laws.

There can be no assurance as to whether this and other regulatory approvals will be received, the timing of those approvals, or whether any conditions will be imposed.

BOTH’s shareholders will have less influence as a shareholder of Sterling than as a shareholder of BOTH.

You currently have the right to vote in the election of the board of directors of BOTH and on other matters affecting BOTH. The merger will transfer control of BOTH to Sterling. If the merger occurs, you will become a shareholder of Sterling with a percentage ownership of Sterling that is much smaller than your percentage ownership of BOTH. Because of this, you will no longer be able to influence the management policies of BOTH’s operations (to the extent you were able to do so before the merger), and as a shareholder of Sterling with a small ownership percentage you will not be able to influence the management policies of Sterling.

Unanticipated costs relating to the merger could reduce Sterling’s future earnings per share.

Sterling believes it has reasonably estimated the likely costs of integrating the operations of BOTH into Sterling and the incremental costs of operating as a combined company. However, it is possible that unexpected transaction costs such as taxes, fees or professional expenses or unexpected future operating expenses such as increased personnel costs or increased taxes, as well as other types of unanticipated adverse developments, could have a material adverse effect on the results of operations and financial condition of Sterling after the merger. If unexpected costs are incurred, the merger could have a significant dilutive effect on Sterling’s earnings per share. In other words, if the merger is completed and Sterling incurs unexpected costs and expenses as a result of the merger, Sterling believes that the earnings per share of Sterling common stock could be less than they would have been if the merger had not been completed.

Risk Factors Relating to Sterling

Sterling’s profitability depends significantly on economic conditions.

Sterling’s success depends primarily on the general economic conditions of the nation, the Houston metropolitan area and, to a lesser extent, that of the San Antonio and Dallas metropolitan areas. Unlike larger banks that are more geographically diversified, Sterling provides banking and financial services to customers primarily in the market areas in which it operates. The local economic conditions of these areas have a significant impact on Sterling’s commercial, real estate and construction loans, the ability of the borrowers to repay these loans and the value of the collateral securing these loans. A significant decline in general economic conditions, such as inflation, recession, acts of terrorism, an outbreak of hostilities, unemployment and other factors beyond Sterling’s control will impact these local economic conditions and will negatively affect the financial results of Sterling’s banking operations. In addition, Houston remains largely dependent on the energy industry. A downturn in the energy industry and energy-related business could indirectly and adversely affect Sterling’s results of operations and financial condition.

Sterling relies on an owner-operated business market.

Sterling’s business development and marketing strategy primarily targets the banking and financial needs of owner-operated businesses with credit needs of under $4 million. These owner-operated businesses represent a major sector of the Houston, Dallas, San Antonio and national economies. If general economic conditions negatively impact this economic sector in the metropolitan areas in which Sterling operates, Sterling’s results of operations and financial condition will be significantly affected.

If Sterling’s allowance for credit losses is not sufficient to cover actual loan losses, Sterling’s earnings could decrease.

Sterling’s loan customers may not repay their loans according to the terms of these loans, and the collateral securing the payment of these loans may not be sufficient to assure repayment. Sterling may experience significant credit losses that could have a material adverse effect on its operating results. Sterling makes various assumptions and judgments about the collectibility of its loan portfolio, including the creditworthiness of its borrowers and the value of the real estate and other assets serving as collateral for the repayment of many of its loans. In determining the amount of the allowance, Sterling relies on its experience, knowledge of its loan portfolio, and its evaluation of economic conditions. If Sterling’s assumptions prove to be incorrect, its current allowance may not be sufficient to cover future loan losses and adjustments may be necessary to allow for different economic conditions or adverse developments in its loan portfolio. Significant additions to Sterling’s allowance would materially decrease its net income.

In addition, federal and state regulators periodically review Sterling’s allowance for credit losses and may require Sterling to increase its provision for credit losses or recognize further loan charge-offs, based on judgments different than those Sterling makes. Any increase in Sterling’s allowance or charge-offs as required by these regulatory agencies could have a negative affect on it.

Fluctuations in interest rates could reduce Sterling’s profitability.

Sterling realizes income primarily from the difference between interest earned on loans and securities and the interest paid on deposits and borrowings. Sterling expects that it will periodically experience “gaps” in the interest rate sensitivities of its assets and liabilities, meaning that either Sterling’s interest-bearing liabilities will be more sensitive to changes in market interest rates than its interest-earning assets, or vice versa. In either event, if market interest rates should move contrary to Sterling’s position, this “gap” will work against it, and Sterling’s earnings may be negatively affected. Sterling is unable to predict fluctuations of market interest rates, which are affected by the following factors:

•	inflation;

•	recession;

•	a rise in unemployment;

•	tightening money supply;

•	political unrest; and

•	instability in domestic and foreign financial markets.

Sterling’s asset/liability management strategy, which is designed to address the risk from changes in market interest rates and the shape of the yield curve, may not prevent changes in interest rates from having a material adverse effect on Sterling’s results of operations and financial condition.

Competition with other financial institutions could adversely affect Sterling’s profitability.

Sterling faces vigorous competition from banks and other financial institutions, including savings institutions, finance companies and credit unions. A number of these banks and other financial institutions have substantially greater resources and lending limits, larger branch systems and a wider array of banking services. To a limited extent, Sterling also competes with other providers of financial services, such as money market mutual funds, brokerage firms, consumer finance companies and insurance companies. Additionally, Sterling faces competition primarily from other banks in attracting, developing and retaining qualified banking professionals. This competition may reduce or limit Sterling’s margins on banking services, reduce its market share and adversely affect its results of operations and financial condition.

Sterling may not be able to maintain its historical growth rate which may adversely impact its results of operations and financial condition.

Sterling has initiated internal growth programs, completed various acquisitions and opened additional offices in the past few years. Sterling may not be able to sustain its historical rate of growth or may not even be able to grow at all. Sterling may not be able to obtain the financing necessary to fund additional growth and may not be able to find suitable candidates for acquisition. Various factors, such as economic conditions and competition, may impede or prohibit the opening of new branch offices. Further, Sterling’s inability to attract and retain experienced bankers may adversely affect its internal growth. A significant decrease in Sterling’s historical rate of growth may adversely impact its results of operations and financial condition.

Sterling may be unable to complete acquisitions, or if completed, may not be able to integrate its acquisitions successfully.

Sterling’s growth strategy includes its desire to acquire other financial institutions. Sterling may not be able to complete any future acquisitions, or if completed, it may not be able to successfully integrate the operations, management, products and services of the entities it acquires. Sterling may not realize expected cost savings or make revenue enhancements. Following each acquisition, Sterling must expend substantial managerial, operating, financial and other resources to integrate these entities. In particular, it may be required to install and standardize adequate operational and control systems, deploy or modify equipment, implement marketing efforts in new as well as existing locations and employ and maintain qualified personnel. Sterling’s failure to successfully integrate the entities it acquires into its existing operations may adversely affect its financial condition and results of operations.

Sterling operates in a highly regulated environment and may be adversely affected by changes in federal and local laws and regulations.

Sterling is subject to extensive regulation, supervision and examination by federal and state banking authorities. Any change in applicable regulations or federal or state legislation could have a substantial impact on Sterling and its operations. Additional legislation and regulations may be enacted or adopted in the future that could significantly affect Sterling’s powers, authority and operations, which could have a material adverse effect on its financial condition and results of operations. Further, regulators have significant discretion and power to prevent or remedy unsafe or unsound practices or violations of laws by banks and bank holding companies in the performance of their supervisory and enforcement duties. The exercise of this regulatory discretion and power may have a negative impact on Sterling.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus and the filings made with the Securities and Exchange Commission, or SEC, that are incorporated by reference into this proxy statement/prospectus contain or incorporate by reference forward-looking statements that have been made pursuant to the provisions of, and in reliance on the safe harbor under, the Private Securities Litigation Reform Act of 1995. These forward-looking statements are not historical facts, but rather are based on current expectations, estimates and projections. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “could,” “should,” “projects,” “estimates” and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control, are difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. In that event, BOTH’s or Sterling’s business, financial condition or results of operations could be materially adversely affected, and investors in BOTH’s or Sterling’s securities could lose part or all of their investment. Additional factors that could cause Sterling’s results to differ materially from those described in the forward-looking statements can be found in Sterling’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this proxy statement/prospectus or, in the case of documents incorporated by reference, the date referenced in those documents. Except as required under federal securities laws, we are not obligated to update these statements or publicly release the result of any revision to them to reflect events or circumstances after the date of this proxy statement/prospectus or, in the case of documents incorporated by reference, the date referenced in those documents, or to reflect the occurrence of unanticipated events.

You should understand that the following important factors, in addition to those discussed elsewhere in this document and in the documents which are incorporated by reference, could affect the future results of Sterling and BOTH, and of the combined company after the merger, and could cause those results or other outcomes to differ materially from those expressed in our forward-looking statements:

•	the businesses of Sterling and BOTH may not be combined successfully, or such combination may take longer, be more difficult, time-consuming or costly to accomplish than expected, in particular with respect to the integration of information technology systems;

•	the expected growth opportunities from the merger may not be fully realized or may take longer to realize than expected;

•	operating costs, customer losses and business disruption before or after the merger, including adverse effects on relationships with employees, may be greater than expected;

•	governmental approvals of the merger may not be obtained, or adverse regulatory conditions may be imposed in connection with governmental approvals of the merger;

•	the shareholders of BOTH may fail to approve the merger;

•	Sterling’s and BOTH’s ability to successfully execute their business plans and achieve their objectives;

•	changes in political and general economic conditions, including the economic effects of terrorist attacks against the United States and elsewhere and related events;

•	changes in financial market conditions, either nationally or locally in areas in which Sterling or BOTH conduct their operations, including reduced rates of business formation and growth, commercial real estate development and real estate prices;

•	changes in interest rates, the quality and composition of the loan or securities portfolios, demand for loan products, deposit flows and competition;

•	acquisitions and integration of acquired businesses;

•	increases in the levels of losses, customer bankruptcies, claims and assessments;

•	changes in fiscal, monetary, regulatory, trade and tax policies and laws, including policies of the U.S. Treasury and the Federal Reserve;

•	continuing consolidation in the financial services industry; new litigation or changes in existing litigation;

•	success in gaining regulatory approvals, when required;

•	changes in consumer spending and savings habits;

•	increased competitive challenges and expanding product and pricing pressures among financial institutions;

•	demand for financial services in Sterling’s or BOTH’s market areas;

•	inflation and deflation;

•	technological changes and Sterling’s and BOTH’s implementation of new technologies;

•	Sterling’s and BOTH’s abilities to develop and maintain secure and reliable information technology systems;

•	legislation or regulatory changes, which adversely affect the ability of Sterling or BOTH to conduct the businesses in which they are engaged;

•	Sterling’s and BOTH’s ability to comply with applicable laws and regulations;

•	and changes in accounting policies, procedures or guidelines as may be required by the Financial Accounting Standards Board or regulatory agencies; and

•	the matters described under “Risk Factors.”

BOTH SPECIAL MEETING

General

BOTH is sending you this proxy statement/prospectus to provide you with information concerning the Agreement and Plan of Merger, dated as of July 25, 2006, by and between Sterling and BOTH. The agreement and plan of merger provides for the merger of BOTH with and into Sterling. BOTH’s board of directors is soliciting your proxy for use at the special meeting for the purpose of approving the merger.

This proxy statement/prospectus is also being furnished by Sterling to BOTH’s shareholders as a prospectus in connection with the issuance by Sterling of shares of Sterling common stock upon completion of the merger.

This proxy statement/prospectus is first being furnished to the shareholders of BOTH on or about [•], 2006.

Date, Time and Place of Special Meeting

The special meeting of BOTH shareholders is to scheduled to be held as follows

Wednesday, September 27, 2006

9:00 a.m. local time

YO Ranch Resort Hotel & Conference Center

Live Oak Room

2033 Sidney Baker

Kerrville, Texas 78028

Purpose of the Special Meeting

At the special meeting, the shareholders of BOTH entitled to vote at the special meeting will consider and vote upon a proposal to approve and adopt the agreement and plan of merger and the merger. THE BOTH BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE AGREEMENT AND PLAN OF MERGER AND THE TRANSACTIONS CONTEMPLATED THEREBY AND RECOMMENDS THAT HOLDERS OF BOTH COMMON STOCK VOTE FOR THE AGREEMENT AND PLAN OF MERGER AND THE MERGER. SEE “THE MERGER—BACKGROUND OF THE MERGER” BEGINNING ON PAGE 28.

Record Date; Shares Entitled to Vote; Quorum

The BOTH board of directors has fixed the close of business on August 24, 2006, as the record date for determining holders entitled to notice of and to vote at the special meeting. As of the record date, there were 465,300 shares of BOTH common stock issued and outstanding, each of which entitles its holder to one vote. The presence, either in person or by proxy, of the holders of a majority of the issued and outstanding shares of BOTH common stock entitled to vote at the special meeting is necessary to constitute a quorum for the transaction of business at the special meeting. Abstentions and broker non-votes (which are signed proxies returned by a broker that indicate that the broker has not received voting instructions from the beneficial owner of the shares and does not have discretionary authority to vote the shares) will be counted for purposes of determining whether a quorum exists.

Vote of BOTH Shareholders Required for Adoption of the Agreement and Plan of Merger

The affirmative vote of the holders of at least two-thirds of the outstanding shares of BOTH common stock on the record date is required for approval of the agreement and plan of merger. Votes cast by proxy or in person at the special meeting will be tabulated by the election inspectors appointed for the meeting and the election inspectors will determine whether or not a quorum is present and if the agreement and plan of merger is approved.

As of the record date, holders of 198,265 shares of BOTH common stock, representing approximately 42.61% of the outstanding shares have signed voting agreements with Sterling agreeing to vote in favor of the merger.

Voting By Proxy

All properly completed and signed proxies delivered and not properly revoked will be voted at the special meeting in the manner specified in those proxies. If you do not specify a choice, your shares represented by an authorized proxy will be voted “FOR” the approval of the agreement and plan of merger. The failure to submit a vote by proxy or in person at the special meeting, abstentions and broker non-votes will have the same effect as a vote “AGAINST” each of the proposals presented.

Voting Your Proxy

You may vote in person at the special meeting or by proxy. We recommend you vote by proxy even if you plan to attend the special meeting. You can change your vote at the special meeting.

You may vote by proxy by completing and mailing the enclosed proxy card. If you properly submit your proxy in time to vote, one of the individuals named as your proxy will vote your shares of common stock as you have directed. You may vote for or against the proposals submitted at the special meeting or you may abstain from voting.

How to Vote

If you are a shareholder of record and you hold shares of BOTH common stock in your name, you may vote by signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

If you hold shares of BOTH common stock through a broker or other custodian, please follow the voting instructions that the applicable institution provides to you. If you do not return your proxy card those shares will not be voted at the special meeting.

If you submit your proxy but do not make specific choices, your proxy will be voted “FOR” the proposal presented, and at the discretion of the proxy holders with respect to any other business properly brought before the meeting.

Revoking Your Proxy

If you hold shares registered in your name and you wish to change any proxy granted on the proxy card, you may revoke your proxy before it is voted by:

•	submitting a new proxy with a later date;

•	notifying BOTH’s Secretary, Deborah Tuftee, BOTH, Inc., 1075 Junction Highway, Kerrville, Texas 78028, in writing before the special meeting that you have revoked your proxy; or

•	voting in person at the special meeting.

Other Voting Matters

Voting in Person. If you are a registered holder and plan to attend the special meeting to vote in person, you will be given a ballot at the special meeting.

People with Disabilities. BOTH can provide reasonable assistance to help you participate in the special meeting if you tell us about your disability and how you plan to attend. Please call or write BOTH’s Secretary at least ten days before the special meeting at the number or address provided on the inside front cover page of this proxy statement/prospectus.

Solicitation of Proxies; Expenses.

Proxies will be solicited by mail, and may also be solicited personally, by telephone, facsimile transmission or other means by the directors, officers and employees of BOTH, with no special or extra compensation therefor, although such officers, directors and employees may be reimbursed for out-of-pocket expenses incurred in connection with the solicitation. Arrangements will also be made with custodians, nominees and fiduciaries for the forwarding of soliciting material to the beneficial owners of BOTH common stock held of record by such persons, and BOTH may reimburse such custodians, nominees and fiduciaries for reasonable out-of-pocket expenses that they incur in that regard. Expenses incurred in connection with the merger, including those attributable to the solicitation of proxies, will be paid by the party to the agreement and plan of merger incurring the expense.

THE MATTER TO BE CONSIDERED AT THE SPECIAL MEETING IS OF GREAT IMPORTANCE TO THE SHAREHOLDERS OF BOTH. ACCORDINGLY, HOLDERS OF BOTH COMMON STOCK ARE URGED TO READ AND CAREFULLY CONSIDER THE INFORMATION PRESENTED IN THIS PROXY STATEMENT/PROSPECTUS, AND TO COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENCLOSED POSTAGE PREPAID ENVELOPE.

DO NOT SEND IN ANY BOTH STOCK CERTIFICATES WITH YOUR PROXY CARD. A TRANSMITTAL LETTER WITH INSTRUCTIONS FOR THE SURRENDER OF STOCK CERTIFICATES WILL BE MAILED TO YOU AS SOON AS PRACTICABLE AFTER COMPLETION OF THE MERGER. Accompanying this proxy statement/prospectus is a form of election relating to your right to elect the form of merger consideration under the agreement and plan of merger. Please send Deborah Tuftee at BOTH your properly completed form of election in the postage prepaid envelope provided for that purpose.

Other Business, Adjournment and Postponements

Any adjournment or postponement may be made from time to time by approval of the holders of common stock representing a majority of the votes present in person or by proxy at the special meeting, whether or not a quorum exists, without further notice other than by an announcement made at the special meeting. If a quorum is not present at the special meeting, BOTH’s shareholders may be asked to vote on a proposal to adjourn or postpone the special meeting to solicit additional proxies. If a quorum is present at the special meeting, but there are not sufficient votes at the time of the special meeting to approve the agreement and plan of merger, BOTH’s shareholders may also be asked to vote on a proposal to approve the adjournment or postponement of the special meeting to permit further solicitation of proxies.

THE MERGER

This section of the proxy statement/prospectus describes material aspects of the proposed merger. While we believe that the description covers the material terms of the merger, this summary may not contain all of the information that is important to you. You should read this entire proxy statement/prospectus and the other documents that we refer to carefully for more detailed information regarding the merger. In addition, Sterling incorporates by reference into this proxy statement/prospectus important business and financial information. You may obtain the information incorporated by reference into this proxy statement/prospectus by following the instructions in the section entitled “Where You Can Find Additional Information” that begins on page 77.

General

BOTH’s board of directors has approved and adopted the agreement and plan of merger, the merger and the transactions contemplated thereby. The agreement and plan of merger provides for the merger of BOTH with and into Sterling. Sterling will be the surviving entity in the merger and the separate existence of BOTH will cease. After the effective time of the merger, the officers and directors of Sterling will continue as the officers and directors of the surviving entity. After the merger, Sterling intends to merge Bank of the Hills with and into Sterling Bank, however, BOTH locations will continue to operate under the name “Bank of the Hills” for a period of time.

BOTH’s shareholders will be entitled to elect to receive upon completion of the merger shares of Sterling common stock and/or cash, subject to potential proration and adjustment, for each share of BOTH’s common stock. Shares of Sterling common stock issued and outstanding at the time the merger is completed will remain outstanding and those stock certificates will be unaffected by the merger. Sterling’s common stock will continue to be quoted on the NASDAQ Global Select Market under the Sterling Bancshares, Inc. name with the symbol “SBIB” after the merger.

Please see “The Agreement and Plan of Merger” beginning on page 53 for additional and more detailed information regarding the legal documents that govern the merger, including information about the conditions to the merger and the provisions for terminating or amending the agreement and plan of merger.

Background of the Merger

From time to time, BOTH’s management and board of directors have reviewed BOTH’s future prospects for earnings and growth, and the viability of BOTH’s continued operations as an independent banking organization in accordance with BOTH’s strategic plan, from the perspective of the long-term best interests of BOTH and its shareholders. During the normal course of its business, from time to time BOTH has received inquiries from both financial institutions and investment bankers regarding its willingness to consider an acquisition by, or affiliation with, other financial institutions. Until early 2006, BOTH had not seriously pursued a possible sale of the company, believing it to be in the best interests of BOTH and its shareholders for BOTH to remain an independent community banking organization.

In the first quarter of 2006, as a result of prices that other Texas banking organizations were attracting in acquisitions, management of BOTH began to visit with several investment banking firms regarding the possibility of offering BOTH for sale. In April 2006, while these discussions were taking place, Advisory Director Thomas McDade indicated that Sterling might have an interest in acquiring BOTH. Mr. McDade also serves as an Advisory Director of Sterling. BOTH authorized Mr. McDade to arrange a meeting with Sterling representatives. In March 2006, Mr. McDade discussed this matter with Sterling Chairman and Chief Executive Officer Downey Bridgwater, and recommended that Mr. Bridgwater contact Harold Wilson, President of BOTH, or Tom Daniels, Chairman of BOTH, to discuss a potential strategic transaction between Sterling and BOTH.

On April 12, 2006, Messrs. Bridgwater, Daniels, Wilson and McDade toured certain BOTH locations in the Kerrville area, and observed various collateral construction sites and other completed projects financed by BOTH. On April 13, 2006, Mr. Bridgwater attended a BOTH board meeting, where he discussed the history and performance of Sterling and the advantages of a business combination.

In late May 2006, Messrs. Daniels and Wilson met with Mr. Bridgwater to exchange information and discuss further a possible business combination. Mr. Bridgwater indicated that Sterling was interested in acquiring BOTH and suggested an offer price that would be subject to Sterling’s conducting a due diligence examination. During this same time period BOTH also received an informal indication of interest from a reputable group of former bankers looking to acquire a financial institution. After several discussions with this group, management of BOTH concluded that this group’s offer would not be as good as the offer proposed by Sterling. Accordingly, BOTH began to negotiate with Sterling on an exclusive basis.

On May 23, 2006, Mr. Bridgwater met with Sterling’s outside directors that serve on its M & A Task Force to review the proposed transaction.

On June 2, 2006 Messrs. Daniels and Wilson met again with Mr. Bridgwater to discuss in some detail the terms of a proposed acquisition and various employment arrangements for BOTH officers. Pursuant to a Confidentiality Agreement dated June 7, 2006, BOTH agreed to allow representatives of Sterling to conduct a due diligence examination of BOTH, which examination commenced in mid-June. During the due diligence examination, representatives of BOTH and representatives of Sterling continued to meet to discuss various deal terms and related matters. On June 27, 2006, Mr. Bridgwater again met with Sterling’s outside directors that serve on its M & A Task Force to review the proposed transaction.

Upon conclusion of Sterling’s due diligence examination, the parties began to negotiate a definitive acquisition agreement. On July 10, 2006, BOTH’s board of directors met to review the terms of the proposed definitive agreement. Board members were informed that FinSer had opined orally that the total merger consideration was fair to BOTH’s shareholders from a financial point of view. Following a thorough discussion, including the matters listed below, BOTH’s board of directors concluded that a merger pursuant to the agreement and plan of merger with Sterling would be in the best interests of BOTH and its shareholders. BOTH’s board of directors then unanimously approved the proposed agreement and plan of merger and authorized management, subject to the satisfactory finalization of the merger documents, to execute and deliver the merger documents to Sterling. The BOTH Board met again telephonically on July 14, 2006 to review some revised deal terms and reaffirmed its support of the proposed merger.

On July 21, 2006, Sterling’s board of directors met to review and approve the terms of the proposed agreement and plan of merger, the merger consideration, the results of their due diligence review and other factors concerning the proposed merger. After a review and discussion regarding the financial and other effects the proposed merger would have on Sterling and its shareholders, the board of directors of Sterling unanimously approved the merger and authorized officers of Sterling to negotiate the final terms and provisions of the definitive agreement and plan of merger and to execute and deliver the final agreement and plan of merger.

On July 25, 2006, BOTH and Sterling entered into the merger agreement, and on July 26, 2006, issued a joint press release announcing the proposed merger.

BOTH’s Reasons for the Merger and Recommendation of BOTH Board Of Directors

BOTH’s board of directors believes that the merger is in the best interests of BOTH and its shareholders. Accordingly, BOTH’s board has unanimously approved the agreement and plan of merger and unanimously recommends that BOTH’s shareholders vote FOR the proposal to approve the agreement and plan of merger.

In approving the agreement and plan of merger, the BOTH board consulted with its financial advisors with respect to the financial aspects and fairness of the proposed acquisition from a financial point of view and with its legal counsel as to the terms of the agreement and plan of merger and related agreements. BOTH believes that combining with Sterling will create a stronger and more diversified company that will provide significant benefits to BOTH’s shareholders and customers alike. The terms of the agreement and plan of merger, including the consideration to be paid to BOTH shareholders, were the result of arm’s length negotiations between representatives of BOTH and Sterling. In evaluating whether to merge with Sterling, BOTH’s board of directors considered a number of factors, including, without limitation the following:

•	The current financial services industry environment, including increased competition, consolidation trends and the effects of the continued rising rate environment.

•	The additional capital, liquidity and resources needed for BOTH’s operations to continue to grow.

•	The business, financial condition and results of operations for Sterling and future prospects for Sterling and its capital stock based on management’s examination of Sterling’s past performance and current financial condition, including Sterling’s attractiveness as a future acquisition candidate.

•	The aggregate merger consideration having a value of approximately $72.5 million in the form of stock and cash, which represents approximately $126 per share of BOTH, Inc. stock.

•	A review and analysis of comparable transactions and valuations of recent transactions.

•	The opinion to be provided by FinSer that the consideration to be paid by Sterling is fair to BOTH’s shareholders from a financial point of view.

•	The compatibility of Sterling’s management team with that of BOTH and the general strategic fit of the entities.

•	The tax free nature of the common stock portion of the merger consideration to BOTH shareholders for federal income tax purposes.

•	The ability of shareholders to elect to receive, within certain restrictions, all cash or all shares of Sterling stock.

•	The non-economic terms of the transaction, including the impact on existing customers and employees.

•	The greatly enhanced liquidity provided by shares of Sterling common stock.

•	The historical dividends paid by Sterling on its common stock.

•	The ability of Sterling, as a successful acquirer of financial institutions, to integrate the operations of BOTH.

•	The likelihood that the transaction will be approved by regulatory authorities.

•	The ability of Sterling to finance the cash portion of the merger consideration.

The reasons set out above for the merger are not intended to be exhaustive but include all material factors considered by BOTH’s board of directors in approving the merger. In reaching its determination, the BOTH board of directors did not assign any relative or specific weights to different factors, and individual directors may have given different weights to different factors. Based on the reasons stated, the board believed that the merger was in the best interest of BOTH’s shareholders, and therefore the board of directors of BOTH unanimously approved the merger. In addition, certain members of the BOTH board of directors have agreed to vote the stock of BOTH over which they have voting authority in favor of the agreement and plan of merger.

Sterling’s Reasons for the Merger

As part of Sterling’ growth strategy, Sterling routinely evaluates opportunities to acquire bank holding companies, banks and other financial institutions. The acquisition of BOTH is consistent with this expansion strategy. The acquisition will increase Sterling’s existing presence in Texas, provide opportunities for further growth and also result in a potential to realize cost savings from a larger organization.

Opinion of BOTH’s Financial Advisor

BOTH engaged FinSer Corporation (FinSer) for the purpose of providing a fairness opinion in regard to the agreement and plan of merger. FinSer’s written opinion confirming the fairness of the offer and consideration to all shareholders of BOTH, dated August 1, 2006, was delivered to the Board of Directors of BOTH solely to assist them in establishing the fairness of the offer from a financial point of view as of the date of the opinion. The opinion is not intended to be used in any report or document not directly related to the assessment of fairness of the agreement and plan of merger by the Board of Directors of BOTH. Further, it is not to be otherwise used in the valuing of any securities for other purposes, including, but not limited to, the common stock of Sterling or BOTH.

FinSer has provided interest rate risk management and investment accounting and reporting services to Bank of the Hills since its inception, and has advised Bank of the Hills and BOTH in various financial matters. Neither FinSer, nor any of its employees, were, however, involved in the negotiation of this transaction, the agreement and plan of merger or its terms. FinSer agreed to provide its opinion of the fairness of the offer to the Board of Directors of BOTH for a fee of $12,000.00. FinSer is not entitled to, or anticipating, any other fee or commission as a result of the actions contemplated in the agreement and plan of merger.

FinSer, or members of its staff, have been involved in a number of transactions involving the purchase and sale of banks and bank stocks. They have represented both buyers and sellers in negotiating the purchase and sale of banks and bank stocks. They have prepared fairness opinions for organizations they have represented in transactions, and for organizations they have not represented. They also provide stock valuations to non-publicly traded banking organizations for a variety of purposes, including, but not limited to, sub-chapter S conversions, trust and estate matters, and ESOP transactions. FinSer is also involved in financial analysis of various banking organizations on a regular basis. They have performed a number of special studies for banks over the past several years. This work has involved the formation of bank holding companies, the preparation of bank charters and other special projects. FinSer also regularly advises certain banks on investment and pricing strategies in light of their interest rate risk posture and their analysis of the various securities markets.

The opinion of fairness relates only to the relative values of BOTH and Sterling as of the date of this opinion based on the information available to FinSer. No opinion is offered as to what the value of Sterling common stock will actually be upon, and subsequent to, issuance to BOTH shareholders in exchange for BOTH common stock. Further, the opinion does not address the relative merits of the agreement and plan of merger, or the contemplated merger. The opinion is not intended to be and does not constitute a recommendation to any shareholder as to how such shareholder should vote on the merger, nor is it intended and does not constitute any form of advice to any shareholder as to the relative appropriateness of either form, or combination, of consideration to be paid by Sterling.

All shareholders are urged to carefully read the entire opinion, including all attachments, tables and exhibits. Details of the analysis undertaken by FinSer, details regarding their approach, and the calculations and comparisons used in reaching their conclusion of fairness are contained in this more extensive document.

It should also be understood that, while rooted in various observations and calculations, by its nature the opinion is also largely subjective in nature and dependent on assumptions and FinSer’s experiences working with banks and the purchase and sale of banking organizations. Parts of the analysis and opinion should not be taken out of context of the entire opinion. Shareholders of BOTH are urged to seek competent professional investment advice to determine, based on their unique financial situation, preferences related to the type of consideration offered, should the merger be consummated.

The following is a summary of the analysis performed by FinSer in connection with the fairness opinion. The summary set forth below does not purport to be a complete description of either the analysis performed by FinSer or the written presentation provided to the Board of Directors of BOTH, but does summarize the critical material analysis performed and presented by FinSer to the Board of Directors of BOTH.

Summary of Proposal

As part of the engagement, FinSer reviewed the agreement and plan of merger as presented. FinSer understands that Sterling will acquire BOTH through the merger of BOTH with and into Sterling, or by other such means provided in the agreement and plan of merger. Additionally, FinSer understands that Sterling intends to effect the merger of the Bank of the Hills, an indirect wholly owned subsidiary of BOTH, with and into Sterling Bank, an indirect wholly owned subsidiary of Sterling, with Sterling Bank as the surviving bank. The shareholders of BOTH will be entitled to receive cash, Sterling common stock, or a combination thereof pursuant to the terms of the agreement and plan of merger. Additionally, the amount of consideration provided by the agreement and plan of merger will be dependent on the level of equity capital of BOTH at the closing of the transaction, as well as other factors, and the amount of Sterling common stock consideration will be dependent on the level of equity capital of BOTH at the closing of the transaction contemplated in the agreement and plan of merger, the closing price of Sterling common stock for a specific ten (10) trading day period preceding the closing of the transaction and generally ending five (5) trading days before the expected closing date as provided in the agreement and plan of merger, and additionally subject to any corporate-related adjustments to Sterling common stock between July 24, 2006, and the fifth (5th) trading day preceding the expected closing date as provided in the agreement and plan of merger, and other factors. The agreement and plan of merger also provides that shareholders of BOTH can choose between cash and Sterling common stock consideration, or a combination thereof, but that no more than seventy percent (70%) and no less than fifty-one percent (51%) of the value of the consideration, as defined by the agreement and plan of merger, will be provided in the form of Sterling common stock compensation, and that no fractional shares of Sterling will be issued. If the election of Sterling common stock versus cash consideration by the shareholders of BOTH does not result in stock consideration representing no more than seventy percent (70%) and no less than fifty-one percent (51%) of the value of the consideration, and in other circumstances provided in the agreement and plan of merger, Sterling has the right to determine the type of consideration to be paid to each shareholder, or the relative mix of types of consideration to each shareholder, but not to adjust the value of the consideration to be paid to BOTH shareholders as part of this, if necessary, adjustment process as contemplated by the Agreement.

Assuming the level of equity capital of BOTH as defined by the agreement and plan of merger is at least $24,500,000 at closing, the consideration will total $72,500,000. If equity capital of BOTH is less than $24,500,000, the total consideration will be reduced by the difference between equity capital and $24,500,000, as contemplated by the Agreement.

FinSer understands and has been advised by BOTH officials and through the effective actions as generally contemplated by the agreement and plan of merger that the transaction described in the agreement and plan of merger and analyzed in this document will qualify as a tax-free reorganization for federal income tax purposes. The opinion’s fairness is integrally related to this asserted tax treatment and, while we believe the tax treatment as represented to be accurate, we have not independently verified such understanding. Should the tax-free reorganization as contemplated in the agreement and plan of merger be at odds with (i) the understanding of any Internal Revenue Service rule, regulation, practice, or general understanding, or (ii) any final ruling by a competent court with authority to review this matter, the findings and representations as to FinSer’s opinion of fairness, from a financial point of view, to the shareholders of BOTH as herein expressed would require reconsideration for continued veracity.

Exercise of all outstanding options and warrants on the common stock of BOTH, coupled with the anticipated accumulation of earnings over the third quarter of 2006 is anticipated to take BOTH equity capital as defined in the Agreement to just over $24,500,000. BOTH management has advised FinSer that all options and warrants will be exercised, and that achievement of the $24,500,000 target for equity capital stipulated in the agreement and plan of merger should be met before closing. Provisions for a dollar for dollar reduction in the total consideration to be paid to BOTH shareholders to the extent that equity capital should fall short of $24,500,000, however, indicates that a reasonable shortfall, which is not anticipated, will not materially change FinSer’s opinion on the fairness of this offer.

Summary of issued and outstanding common shares, options and warrants

The fairness opinion is based on 465,300 issued and outstanding common shares, outstanding options on 97,950 authorized, but unissued common shares and warrants on an additional 10,000 common shares as of the date of the agreement and plan of merger, or a total of 573,250 fully converted shares. FinSer is not aware of any other rights, options, or conversion privileges on common shares, or any other claims or potential claims on BOTH’s capital. Again, FinSer has been advised that all options and warrants will be exercised prior to closing and have included that assumption in their analysis. Assuming achievement of the $24,500,000 capital level at closing, consideration per share would effectively be $126.47 per common share of BOTH.

Summary of market conditions for the shares of BOTH and Sterling

FinSer understands only four transactions have occurred in the common stock of BOTH since the beginning of 2004 other than gifts, bequests and other transfers between related parties. Further, FinSer understands these four transactions involved a total of only 2,000 common shares and that the management of BOTH is not aware of the sales price, or other terms, of these transactions. Additionally, FinSer understands that options on 15,300 common shares have been exercised since 2004 at prices from $10.00 to $13.75 per common share. The extremely limited number of transactions in the common stock of BOTH over the past two and one-half years, the limited number of shares traded, and the absence of price information on these transactions lead FinSer to conclude that there is no defined market for the stock of BOTH and, therefore, there is no observable market price for the common stock of BOTH. The exercise of the options does not appear to provide an indication of a market price of the common stock of BOTH, other than suggesting a minimum market price equal to the exercise price, due to the nature of these options.

On the other hand, the common stock of Sterling is publicly traded and trading volume appears sufficient to indicate that observed trades are representative of a market value. FinSer’s review of the recent price action of Sterling common stock and the financial performance of Sterling further suggests nothing to bring into question the appropriateness of these observed trades in Sterling common stock for use in establishing a market value.

Review and summary of analysis

FinSer’s analysis of the fairness of the offer described in the agreement and plan of merger includes, but is not limited to:

Review of the nature and history of BOTH and Sterling, the markets they serve and the general outlook for the banking industry. Based on a tax-free exchange for federal income tax purposes, shareholders of BOTH who receive common stock of Sterling as some or all of their consideration have the advantage of exchanging common stock with no defined market for publicly traded common stock in Sterling, adding significantly to the liquidity of their investment. Additionally, Sterling common stock provides the shareholders with the added value of holding the common stock of an organization with greater diversification, serving three large Texas banking markets, providing a much wider array of banking services and much enhanced access to the major financial markets. Shareholders receiving cash receive capital gains treatment, where appropriate, on the liquefying of their investment.

Review of book value, earnings and financial condition. The consideration represents a 3.06 multiple of BOTH book value as of June 30, 2006, adjusted for the anticipated exercise of all outstanding options and warrants. The consideration represents a 2.96 multiple of anticipated capital of $24,500,000 at closing, adjusted for the anticipated exercise of all outstanding options and warrants. BOTH has reported strong earnings through much of its existence, building a very efficient operating structure. Over the past twelve months (July 1, 2005 through June 30, 2006) BOTH has produced earnings of $4,779,000. The proposed consideration represents a 15.17 multiple of these last twelve months earnings. Sterling presents a strong capital structure, along with solid historic earnings and an efficient operating structure.

Comparison of price-to-book value multiples to the price-to-book value multiples seen in certain publicly traded banking stocks. Eleven representative large publicly traded regional banking organizations recently showed market value-to-book value multiples of 1.66 to 2.94 with a non-weighted average of 2.11 and a median of 1.94. Eight publicly traded Texas banking stocks recently showed market value-to-book value multiples ranging from 1.83 to 3.20 with a non-weighted average of 2.54 and a median of 2.51. The consideration offered here is above the range seen in the large regional banking group, and within the range, but well above the non-weighted average and median shown for the publicly traded Texas banking stocks.

Comparison of price-to-earnings multiples to the price-to-earnings multiples seen in certain publicly traded banking stocks. The aforementioned eleven large regional banking stocks produce earnings multiples ranging from 11.95 to 15.51 with a non-weighted average of 13.26 and a median of 13.17. The aforementioned Texas publicly traded banking stocks produce a range from 13.77 to 22.39 with a non-weighted average of 18.98 and a median of 19.63. The consideration produces an earnings multiple toward the top of the range shown by the large regional banking stocks, and well above the non-weighted average and median. The consideration produces an earnings multiple within the range of the publicly traded Texas banking stocks, but somewhat below the non-weighted average and median. FinSer’s observations and experience indicate that many of the publicly traded Texas banking stocks already have some acquisition premium built into their price, thus producing higher multiples. A number of these organizations have extensive operations in the Houston, Dallas or Fort Worth markets, or along the Texas border with Mexico, and those markets are proving especially attractive to acquirers. Given the factors which generally limit the value of a non-publicly traded banking stock which include, but are not limited to, a lack of geographic and business diversification, a lack of liquidity in their stock and limited access to major credit markets, these multiples are supportive of the fairness of the consideration.

Comparison of price-to-book value multiples to other announced banking acquisitions in Texas. FinSer has information on twenty seven such announced acquisitions since the beginning of 2005. The multiple of book values seen in these announced transactions range from a multiple of 1.58 to a multiple of 5.82, with a non-weighted average multiple of 2.89 and a median multiple of 2.84. The multiple shown for BOTH would stand just above the non-weighted average and median. Examination of these twenty seven announced acquisitions, coupled with other observations about the market of bank stocks in Texas, suggests that relatively higher premiums to book value are being paid for organizations in the Houston, Dallas and Fort Worth areas and along the Texas border with Mexico. If the transactions involving organizations focused largely in these areas are excluded, the number of transactions is reduced to twelve. These twelve announced transactions appear most relevant to this fairness opinion analysis. Their price-to-book value multiples range from a multiple of 1.58 to 3.24, with a non-weighted average of 2.34 and a median of 2.22. Against this more comparable group, the proposed consideration is not only well above the non-weighted average and median, but also toward the top of the range of this group.

Comparison of price-to-book value multiples to other announced banking acquisitions in Texas. The proposed consideration also represents a 15.17 multiple of annualized earnings recorded for the last twelve months (July 1, 2005 through June 30, 2006) by BOTH. The aforementioned twenty seven announced acquisitions in Texas since the beginning of 2005 produced price-to-earnings ratios ranging from 15.52 to 85.41, with two of these organizations reflecting “not meaningful” ratios due to losses or unavailable information. The non-weighted average was 32.20 and the median was 28.87. Using the more relevant sub-group of twelve Texas banks the price-to earnings ratios range from 15.52 to 85.41, with a non-weighted average of 33.78 and a median of 30.13. The ratio produced for BOTH is slightly below the range of these twelve more relevant announced Texas acquisitions, but it should be noted that the return on equity produced by BOTH over the past twelve months is well above the range shown for these twelve announced Texas acquisitions. Examination of the relationship between return on equity and the price-to-book value suggests a fairly clear inverse relationship, suggesting that organizations with higher returns on equity will generally produce lower price-to-earnings multiples in an acquisition. This appears to occur as purchasers typically assume cost savings or profitability enhancements when formulating a purchase price for a specific target. Targets operating at a high level of profitability and efficiency may present much less opportunity for such cost savings and enhanced profitability, and therefore, typically command a much lower price-to-earnings ratio. Since the return on equity for BOTH is well above the noted sub-group of twelve Texas banks, it appears reasonable that the price-to-earnings multiple would be below the range. Of the larger group of twenty-seven banks, only one had a return on equity approaching the level shown by BOTH, and while its price-to-earnings ratio was within the range, it was well below the non-weighted average and median.

Discounting of available future cash flows. Building on assumptions provided by BOTH management and the consideration offered, FinSer’s analysis indicates that the transaction implies a discount rate of 10.22 percent on the future cash flow otherwise available to the shareholders of BOTH. Please note that the discounting process equates the price of a future cash flow to a return and that the price and return are inversely related. This means that higher prices would be related to lower returns and lower prices would be related to higher returns. Thus, FinSer’s analysis of the fairness has included a focus on confirming that the consideration produces a return at or below the level appropriate for a similar risk asset, or other assets adjusted for the risk inherent in the cash flows anticipated for BOTH, and therefore, a sufficiently high price. Given the risks that would be inherent in the continued operation of BOTH on an ongoing basis, such a resulting return appears to provide fair consideration to the shareholders of BOTH.

Discounting of future earnings. Building on assumptions provided by BOTH management and the consideration offered, FinSer’s analysis indicates that the transaction prices future earning of BOTH at 11.41 percent. Given the risks that would be inherent in the continued operation of BOTH on an ongoing basis, such a resulting return appears to provide fair consideration to the shareholders of BOTH

Based on their overall analysis and other investigations and assumptions set forth in its written opinion, FinSer determined that the consideration was fair from a financial point of view to the shareholders of BOTH. Again, all shareholders should review the entire opinion, including all attachments, tables and exhibits.

Summary of critical information used

In their review, FinSer relied extensively upon certain financial information supplied by BOTH personnel and by Sterling personnel. This information has included, but has not been limited to unaudited financial reports for BOTH, the Bank of the Hills and Sterling as of June 30, 2006. Other information has been conveyed in both oral and written form. FinSer did not perform an audit on any of the information, and therefore, does not express an opinion on such information. No attempt was made to inspect or examine the loan portfolio, or any other asset of BOTH or of Sterling, and therefore, no conclusions were drawn as to the quality or level of risk inherent in these assets. FinSer also relied on other generally available financial information that they believed to be reliable, but on which they do not guarantee the accuracy. Further, as a critical part of their analysis they assembled pro forma projections for the Bank and BOTH through 2012. These pro forma projections were built on the assumptions provided by BOTH management, and have been reviewed and confirmed by BOTH management.

Interests of Certain Persons in the Merger

Certain of BOTH’s directors and executive officers may have interests in the merger that are different from, or in addition to, their interests as shareholders of BOTH. BOTH’s board of directors was aware of these interests and took them into account at the time they approved the agreement and plan of merger.

Non-competition Agreements

The executive officers of BOTH set forth in the table below entered into non-compete agreements with Sterling on July 25, 2006. In the non-competition agreement, the individuals agreed that for a certain period after the completion date of the merger, they will not, among other things:

•	directly or indirectly, own, manage, operate, control, invest or acquire an equity interest in any entity located or conducting business in Kerr County, Texas which competes with Sterling or any of its subsidiaries;

•	engage in or carry on, either directly or indirectly, in any business which competes with Sterling or any of its subsidiaries within Kerr County, Texas and any contiguous counties;

•	directly or indirectly request any customer or borrower of Sterling or any of its subsidiaries or any other person which has a business relationship with Sterling or any of its subsidiaries to curtail, cancel, or otherwise discontinue its business or relationship with Sterling or any of its subsidiaries;

•	directly or indirectly denigrate or in any manner undertake to discredit Sterling or any of its subsidiaries or any person or operation associated with Sterling or any of its subsidiaries;

•	with certain exceptions, directly or indirectly solicit the employment of the executive officers or key employees of the Sterling or any of its subsidiaries; or

•	disclose to any person, or use or otherwise exploit for his own benefit or for the benefit of any person other than a Sterling or any of its subsidiaries any confidential information (as defined in the non-compete agreement).

The table below sets forth the consideration that each of the executive officers is expected to receive for his or her obligations under the non-compete agreement. The consideration includes; (i) employment with Sterling or one of its subsidiaries upon completion of the merger at the proposed salary and monthly mileage allowance; (ii) a closing bonus received upon completion of the merger; (iii) a retention bonus; (iv) phantom stock awards to be granted upon completion of the merger; and (v) an execution bonus received upon execution of the non-compete agreement.

Name	Title	Proposed Salary	Monthly Mileage Allowance	Closing Bonus	Retention Bonus	Stock Award	Execution Bonus
Thomas E. Daniels	Chairman of the Board	$135,000	$1,200	$50,000	$30,000	5,000	$5,000
Harold Wilson	President and Chief Executive Officer	$150,000	$1,200	$50,000	—	5,000	$5,000
Tom Gould	Chief Credit Officer	$118,000	$600	$25,000	$120,000	3,000	$3,000
Deborah Tuftee	Senior Vice President and Secretary	$88,000	$600	$25,000	$90,000	3,000	$3,000

It is a condition to the completion of the merger that each of these executive officers terminate their current employment agreements with BOTH, and each such officer has agreed to do so.

In addition, Messrs. Daniels and Wilson’s agreements contain provisions for severance payments in certain circumstances. In the event that Mr. Daniels commences employment with Sterling or any of its subsidiaries, and his employment is terminated by Sterling without “cause” (as defined in his agreement) or Mr. Daniels voluntarily terminates his employment for good reason (as defined in his agreement) during the three years following the consummation of the merger (the “Applicable Period”) and in exchange for a general release of liability, Sterling will pay and provide for the duration of the Applicable Period:

•	base pay payable in equal monthly installments during each regular pay period;

•	a mileage allowance and use of a cell phone provided by Sterling;

•	welfare benefits or, to the extent that such benefits cannot be lawfully provided or Mr. Daniels otherwise does not qualify for coverage, the cost of providing welfare benefits;

•	monthly club dues that are at least as equal to those provided to him immediately prior to his termination; and

•	continuation of banking services without service charge or at a reduced charge if any of these banking products were being utilize by him immediately prior to his termination.

In the event of an involuntary termination of Mr. Wilson’s employment by Sterling or one of its subsidiaries (other than for death, disability or cause) prior to a “change of control” (as defined in his agreement) of Sterling, or within a two-year period after a change of control (including termination by Mr. Wilson for “good reason” (as defined in his agreement)), then Sterling or its successor will pay and provide, or cause Sterling Bank or its successor to pay and provide to Mr. Wilson in exchange for his general release of liability:

•	two year’s base pay payable in equal monthly installments during each regular pay period during the two year’s following the termination;

•	an annual bonus, payable upon each anniversary date of the effective date of his termination, for two years following the termination in an amount equal to the highest annual bonus amount paid to Mr. Wilson during the three years immediately preceding the termination (or the change of control in the event of a termination within a two-year period after a change of control);

•	a car allowance, or use of a company owned vehicle, and use of a cell phone provided by Sterling or Sterling Bank for the two years following his termination if any of these items were being provided to Mr. Wilson immediately prior to his termination (or the change of control in the event of a termination within a two-year period after a change of control);

•	welfare benefits or, to the extent that such benefits cannot be lawfully provided or Mr. Wilson otherwise does not qualify for coverage, the cost of providing such welfare benefits for the two years following his termination that are equal to or greater than those provided to Mr. Wilson immediately prior to his termination (or the change of control in the event of a termination within a two-year period after a change of control);

•	life insurance benefits or, to the extent such services cannot be lawfully provided or Mr. Wilson does not otherwise qualify for coverage, the cost of providing life insurance benefits for the two years following his termination that are equal to or greater than those provided to Mr. Wilson immediately prior to his termination (or the change of control in the event of a termination within a two-year period after a change of control);

•	continuation of banking services without service charge or at a reduced charge for the two years following his termination if any of these banking products were being utilize by him immediately prior to his termination (or the change of control in the event of a termination within a two-year period after a change of control);

•	payment of reasonable and customary business-related expenses incurred through the last day of active employment if submitted in writing to Sterling or Sterling Bank within 90 days following the effective date of termination;

•	payment of up to $20,000 in fees to one or more executive search firms for purposes of job placement efforts for Mr. Wilson for the two years following his termination;

•	to the extent permitted by applicable law, participation in Sterling’s Deferred Compensation Program (or similar program if termination follows a change of control) for the two years following his termination;

•	to the extent permitted by applicable law and the applicable terms of any plan, participation in Sterling’s Employee Stock Purchase Program (or similar program if termination follows a change of control) for the two years following his termination;

•	to the extent permitted by applicable law, participation in Sterling’s Employee Savings Plan (or similar program if termination follows a change of control) for the two years following his termination;

•	to the extent permitted by applicable law and the applicable terms of any plan, immediate and full vesting upon termination in all Sterling plans (or similar plans if termination follows a change of control) that require a vesting period including, without limitation, all unvested contributions to the Sterling’s Employee Savings Plan; and

•	to the extent permitted by applicable law and the terms of any applicable plan, all outstanding stock options shall fully vest and become exercisable and all restrictions and forfeiture provisions applicable to any outstanding stock awards will lapse and terminate.

Retention Bonus Payments

After the completion of the merger, Sterling will pay retention bonuses to certain of the employees of BOTH and its subsidiaries. The employees eligible to receive the retention bonus and the amount to be received will be determined by BOTH, with Sterling’s consent. The total amount of the retention bonuses will not exceed $365,110.

Indemnification and Insurance

Upon completion of the merger, Sterling will indemnify and hold harmless, and provide advancement of expenses to, the directors, officers, employees and agents of BOTH and each of its subsidiaries to the full extent permitted under the Texas Business Corporation Act and BOTH’s articles of incorporation and bylaws as in effect on July 25, 2006, for acts or omissions that occurred at or prior to the effective time of the merger. Sterling is not obligated to provide any indemnification if the party seeking indemnification has participated in a breach of any covenant or agreement contained in the agreement and plan of merger or has knowingly caused any representation or warranty of BOTH contained in the agreement and plan of merger to be false or inaccurate in any respect and the claim for which the indemnification is requested arises principally from the breach or false representation or warranty.

The agreement and plan of merger also requires Sterling to use commercially reasonable efforts to maintain in effect for a period of three years after the effective time of the merger BOTH’s existing directors’ and officers’ liability insurance policy with respect to claims arising from acts or events which occurred prior to the effective time of the merger. Sterling may substitute policies of at least the same coverage and amounts containing terms and conditions which are substantially no less advantageous in the aggregate or, with the consent of BOTH given prior to the effective time of the merger, any other policy. However, Sterling is not required to spend in such three year period an amount in excess of 200% of the annual premiums currently paid by BOTH for the directors’ and officers’ liability insurance.

Sterling

Thomas McDade, an advisory director of Sterling and BOTH, owns 1,000 shares of BOTH common stock. No other director or executive officer of Sterling has any material direct or indirect financial interest in BOTH or the merger, except as a director, executive officer or shareholder of Sterling or its subsidiaries.

Completion and Effectiveness of the Merger

The merger will be completed when all of the conditions to the completion of the merger are satisfied or waived, including adoption of the agreement and plan of merger by the shareholders of BOTH. The merger will become effective upon the filing of appropriate articles and certificates of merger in the State of Texas.

We are working to complete the merger as quickly as possible after BOTH’s special meeting and plan to complete the merger at the end of the third quarter or early in the fourth quarter of 2006, although delays may occur.

Merger Consideration

In connection with the merger, BOTH shareholders will have the right, with respect to their shares of BOTH common stock, to elect to receive merger consideration consisting of either cash, shares of Sterling common stock or a combination thereof, subject to proration and adjustment as described below.

The aggregate maximum and minimum number of shares of Sterling common stock that will be issued and the aggregate amount of cash that will be paid to BOTH’s shareholders as consideration in the merger are fixed at a maximum of 3,050,356 shares to a minimum of 1,818,329 shares and a maximum of $35,525,000 in cash to a minimum of $21,750,000 in cash. As a result, depending on the number of shareholders who elect to receive Sterling common stock or cash, shareholders electing the over-subscribed form of consideration may be proportionately cut back and may receive a portion of their consideration in the other form, despite their election.

The aggregate value of the merger consideration to be paid by Sterling to BOTH shareholders is $72,500,000. Based on 573,250 shares of BOTH common stock issued and outstanding (which includes 107,950 shares to be issued upon exercise of outstanding stock options and warrants), upon completion of the merger, BOTH shareholders are expected to receive merger consideration equal to $126.47 per share of BOTH common stock in the form of shares of Sterling common stock, cash or a combination thereof, subject to proration and adjustment as provided in the agreement and plan of merger and as described in this proxy statement/prospectus.

To the extent that a BOTH shareholder receives shares of Sterling common stock as consideration, the number of shares he or she receives will depend in part on the average closing price of Sterling common stock on the NASDAQ Global Select Market for the ten trading days immediately prior to the fifth trading day before the anticipated completion of the merger. The merger agreement provides that, for purposes of determining the number of shares of Sterling common stock a BOTH shareholder will receive, the minimum average closing price will be no less than $16.64 and the maximum average closing price will be no greater than $20.33. Accordingly, if a BOTH shareholder makes a stock election and if the average closing price falls below $16.64, the value of the per share consideration received by the BOTH shareholder receiving Sterling common stock would fall below $126.47. If the average closing price exceeds $20.33, the value of the per share consideration received by the BOTH shareholder receiving Sterling common stock would exceed $126.47. Therefore, if you are a BOTH shareholder, the value of the consideration (before tax) that you receive in the merger may not be the same for a stock election versus a cash election.

Elections must be received by Deborah Tuftee at BOTH by 5:00 p.m., local time, on September 26, 2006, the day before the special meeting. BOTH’s shareholders must specify either a cash election or stock election for each whole share of BOTH common stock. BOTH’s shareholders may, however, specify a different election with respect to different whole shares held by them (for example, a shareholder with 100 shares could make a cash election with respect to 50 shares and a stock election with respect to the other 50 shares).

Stock Election

The agreement and plan of merger provides that each BOTH shareholder who makes a valid stock election for a share of BOTH common stock will have the right to receive, in exchange for each share so designated, a number of shares of Sterling common stock equal to the “per share stock consideration” (determined as described in the next paragraph), subject to proration and adjustment as described below. We sometimes refer to such number of shares of Sterling common stock as the “stock consideration.” The maximum and minimum number of shares of Sterling common stock that will be issued in the merger will be fixed at 3,050,356 and 1,818,329 respectively, and, as a result, even if you make a stock election, you may nevertheless receive cash for some shares of BOTH common stock for which a stock election was made.

The “per share stock consideration” is the quotient obtained by dividing (i) the “stock numerator” divided by average closing price of Sterling common stock on the NASDAQ Global Select Market for the ten trading days immediately prior to the fifth trading day before the anticipated completion date of the merger by (ii) the “stock denominator”. The “stock numerator” is the quotient obtained by dividing (i) the number of BOTH shares of common stock that have elected to receive the stock consideration by (ii) the number of shares of BOTH common stock outstanding immediately prior to the effective time multiplied by (iii) $72,500,000. The “stock denominator” is the number of BOTH shares of common stock that have elected to receive the stock consideration; provided, however, that the stock denominator may not be less than 292,358 or more than 401,275.

No fractional shares of Sterling common stock will be issued to any holder of BOTH common stock upon completion of the merger. For each fractional share that would otherwise be issued, Sterling will pay cash in an amount equal to the fraction multiplied by the average closing price of Sterling common stock. No interest will be paid or accrued on cash payable to holders in lieu of fractional shares.

Cash Election

The agreement and plan of merger provides that each BOTH shareholder who makes a valid cash election for a share of BOTH common stock will have the right to receive, in exchange for each share so designated, an amount in cash equal to the “per share cash consideration” (determined as described in the next paragraph), subject to proration and adjustment as described below. We sometimes refer to this cash amount as the “cash consideration.” The aggregate maximum and minimum amount of cash that Sterling has agreed to pay to all BOTH shareholders (including in respect to shares issued on the exercise of options) in the merger is fixed at $35,525,000 and $21,750,000, respectively. As a result, even if you make a cash election, you may nevertheless receive Sterling common stock for some shares of BOTH common stock for which a cash election was made.

The “per share cash consideration” is the quotient obtained by dividing the “cash numerator” by the “cash denominator.” The “cash numerator” is the dollar amount equal to $72,500,000 minus the stock numerator. The “cash denominator” is the number of BOTH shares of common stock, including shares subject to options, minus the stock denominator; provided, however, that the cash denominator may not be less than 171,975 or more than 280,893.

No Election

BOTH shareholders who make no election to receive cash or shares of Sterling common stock in the merger, whose elections are not received by Ms. Tuftee by the election deadline, or whose forms of election are improperly completed or are not signed will be deemed not to have made an election. Shareholders deemed not to have made an election may be paid in cash, Sterling common stock or a combination of cash and shares of Sterling common stock depending on, and after giving effect to, using the adjustment described below, the number of valid cash elections and stock elections that have been made by other BOTH shareholders, and the number of shares held by BOTH shareholders who have perfected and not lost their right to dissenters’ rights of appraisal in accordance with the procedures and requirements of Articles 5.11, 5.12 and 5.13 of the TBCA. We sometimes refer to the shares held by such dissenting BOTH shareholders as “dissenting shares.” See “—Dissenters’ and Appraisals Rights” beginning on page 50.

Illustrations

The agreement and plan of merger provides that no more than 49% ($35,525,000) and no less than 30% ($21,750,000) of the merger consideration may be paid in cash and no more than 70% (3,050,356 shares) and no fewer than 51% (1,818,329 shares) of the merger consideration may be paid in shares of Sterling common stock. Set forth below are illustrations of the merger consideration a BOTH shareholder would receive for the individual’s shares of BOTH common stock under the merger consideration formula in the following scenarios:

(A)	The holders of 49% of the shares of BOTH common stock make the cash election and the holders of 51% of the shares of BOTH common stock make the stock election and the average closing price is the maximum closing price of $20.33 per share.

(B)	The holders of 49% of the shares of BOTH common stock make the cash election and the holders of 51% of the shares of BOTH common stock make the stock election and the average closing price is the minimum closing price of $16.64 per share.

(C)	The holders of 30% of the shares of BOTH common stock make the cash election and holders of 70% of the shares of BOTH common stock make the stock election and the average closing price is the maximum closing price of $20.33 per share.

(D)	The holders of 30% of the shares of BOTH common stock make the cash election and holders of 70% of the shares of BOTH common stock make the stock election and the average closing price is the minimum closing price of $16.64 per share.

(E)	The holders of 49% of the shares of BOTH common stock make the cash election and the holders of 51% of the shares of BOTH common stock make the stock election and the average closing price is $21.00 per share.

(F)	The holders of 49% of the shares of BOTH common stock make the cash election and the holders of 51% of the shares of BOTH common stock make the stock election and the average closing price is $16.00 per share.

(G)	The holders of 30% of the shares of BOTH common stock make the cash election and the holders of 70% of the shares of BOTH common stock make the stock election and the average closing price is $21.00 per share.

(H)	The holders of 30% of the shares of BOTH common stock make the cash election and the holders of 70% of the shares of BOTH common stock make the stock election and the average closing price is $16.00 per share.

The illustrations below use an example of a shareholder with 1,000 shares of BOTH common stock, and under each scenario, it shows the consideration the shareholder would receive if (b) the shareholder makes a cash election with respect to all of his or her shares, or (b) the shareholder makes a stock election with respect to all of his or her shares. The illustrations do not reflect that cash will be paid instead of fractional shares with respect to stock elections, and assumes that 573,250 shares of BOTH common stock are issued and outstanding (including 107,950 shares of BOTH common stock issuable upon exercise of outstanding BOTH stock options and warrants).

Scenario A (49% cash, 51% stock, maximum closing price ($20.33 per share)):

Cash election (1,000 shares of BOTH common stock)
Per share consideration	$126.47
Aggregate consideration	$126,470

Stock election (1,000 shares of BOTH common stock)
Number of shares of Sterling common stock per share of BOTH common stock	6.2209
Aggregate number of shares of Sterling common stock	6,220
Value per share of BOTH common stock	$126.47
Aggregate value per share of BOTH common stock	$126,470

Scenario B (49% cash, 51% stock, minimum closing price ($16.64 per share)):

Cash election (1,000 shares of BOTH common stock)
Per share consideration:	$126.47
Aggregate consideration	$126,470

Stock election (1,000 shares of BOTH common stock)
Number of shares of Sterling common stock per share of BOTH common stock	7.6004
Aggregate number of shares of Sterling common stock	7,600
Value per share of BOTH common stock	$126.47
Aggregate value per share of BOTH common stock	$126,470

Scenario C (30% cash, 70% stock, maximum closing price ($20.33 per share)):

Cash election (1,000 shares of BOTH common stock)
Per share consideration	$126.47
Aggregate consideration	$126,470

Stock election (1,000 shares of BOTH common stock)
Number of shares of Sterling common stock per share of BOTH common stock	6.2209
Aggregate number of shares of Sterling common stock	6,220
Value per share of BOTH common stock	$126.47
Aggregate value per share of BOTH common stock	$126,470

Scenario D (30% cash, 70% stock, maximum closing price ($16.64 per share)):

Cash election (1,000 shares of BOTH common stock)
Per share consideration	$126.47
Aggregate consideration	$126,470

Stock election (1,000 shares of BOTH common stock)
Number of shares of Sterling common stock per share of BOTH common stock	7.6004
Aggregate number of shares of Sterling common stock	7,600
Value per share of BOTH common stock	$126.47
Aggregate value per share of BOTH common stock	$126,470

Scenario E (49% cash, 51% stock, average closing price ($21.00 per share)):

Cash election (1,000 shares of BOTH common stock)
Per share consideration	$126.47
Aggregate consideration	$126,470

Stock election (1,000 shares of BOTH common stock)
Number of shares of Sterling common stock per share of BOTH common stock	6.2209
Aggregate number of shares of Sterling common stock	6,220
Value per share of BOTH common stock	$130.64
Aggregate value per share of BOTH common stock	$136,640

Scenario F (49% cash, 51% stock, average closing price ($16.00 per share)):

Cash election (1,000 shares of BOTH common stock)
Per share consideration	$126.47
Aggregate consideration	$126,470

Stock election (1,000 shares of BOTH common stock)
Number of shares of Sterling common stock per share of BOTH common stock	7.6004
Aggregate number of shares of Sterling common stock	7,600
Value per share of BOTH common stock	$121.61
Aggregate value per share of BOTH common stock	$121,606

Scenario G (30% cash, 70% stock, average closing price ($21.00 per share)):

Cash election (1,000 shares of BOTH common stock)
Per share consideration	$126.47
Aggregate consideration	$126,470

Stock election (1,000 shares of BOTH common stock)
Number of shares of Sterling common stock per share of BOTH common stock	6.2209
Aggregate number of shares of Sterling common stock	6,220
Value per share of BOTH common stock	$130.64
Aggregate value per share of BOTH common stock	$130,640

Scenario H (30% cash, 70% stock, average closing price ($16.00 per share)):

Cash election (1,000 shares of BOTH common stock)
Per share consideration	$126.47
Aggregate consideration	$126,470

Stock election (1,000 shares of BOTH common stock)
Number of shares of Sterling common stock per share of BOTH common stock	7.6004
Aggregate number of shares of Sterling common stock	7,600
Value per share of BOTH common stock	$121.61
Aggregate value per share of BOTH common stock	$121,606

The examples above are illustrative only. If you are a BOTH shareholder, the value of the merger consideration that you actually receive will be based in part on: (i) the aggregate elections made by the other holders of shares of BOTH common stock; and (ii) the actual average closing price of Sterling common stock on the NASDAQ Global Select Market for the ten trading days immediately prior to the five trading days before the anticipated completion date of the merger, but in no event will the average closing price be deemed to be less than $16.64 or more than $20.33. As described below, regardless of whether you make a cash election or a stock election, you may nevertheless receive a combination of cash and stock due to proration and adjustment. The proration and adjustment will be made with respect to whole shares and not any portion of a share.

Adjustment

If the aggregate value of the shares of Sterling common stock that would be issued pursuant to the merger, valued at the average closing prices of Sterling common stock on NASDAQ Global Select Market for the ten trading days immediately prior to the fifth trading day before the anticipated completion date of the merger, is less than 51% or more than 70% of the “total consideration” (determined as described in the next paragraph), Sterling may reallocate the cash consideration and the number of shares of Sterling common stock into which each share of BOTH common stock will be converted in the merger, such that the number of shares of Sterling common stock to be issued in the merger shall be approximately equal to 51% or 70% of the “total consideration” in the merger, as appropriate.

The “total consideration” is the sum of (i) the product of (1) the average closing price of Sterling common stock on the NASDAQ Global Select Market for the ten trading days immediately prior to the five trading days before the anticipated completion date of the merger and (2) the number of shares of Sterling common stock issued to BOTH shareholders (including the number of shares that would have been issued to BOTH shareholders who exercised dissenters’ rights), and (ii) the amount of cash, including cash issued in lieu of fractional shares of Sterling common stock, issued to BOTH shareholders (including the amount of cash that would have been issued to BOTH shareholders who exercised dissenters’ rights).

The cash and stock elections are subject to proration and adjustment to preserve the limitations described above on the number of shares of Sterling common stock and cash to be issued and paid in the merger. As a result, even if you make an all cash election you may nevertheless receive some stock consideration and if you make an all stock election you may nevertheless receive some cash consideration. The number of shares of BOTH common stock that will be converted into the right to receive cash consideration and the number of shares of BOTH common stock that will be converted into the right to receive stock consideration in the merger are also subject to proration to the extent necessary to enable BOTH’s and Sterling’s respective tax counsel to render their opinions that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code.

In addition, in the event that on the business day prior to the completion of the merger, BOTH’s equity capital is less than $24,500,000, the aggregate merger consideration will be reduced by an amount equal to the difference between $24,500,000 and the amount of BOTH’s equity capital as of the business day prior to the completion of the merger.

Procedures for Making Elections

Form of election.

The agreement and plan of merger provides that the cash or stock elections will be made on a form mutually agreed upon by Sterling and BOTH. The form of election accompanies this proxy statement/prospectus.

Election Deadline; Submission of Election Materials.

To be effective, the form of election must be properly completed, signed and actually received by Deborah Tuftee at BOTH not later than 5:00 p.m., local time, on September 26, 2006, the day immediately before the special meeting of BOTH shareholders.

Generally, an election may be revoked, but only by written notice received by Ms. Tuftee before the election deadline.

Shares of BOTH common stock as to which the holder has not made a valid election before the election deadline, including as a result of revocation, will be treated as no election shares.

Exchange of BOTH Stock Certificates for Sterling Stock Certificates.

When the merger is completed, the exchange agent will mail to you a letter of transmittal and instructions for use in surrendering your BOTH stock certificates in exchange for the merger consideration. When you deliver your BOTH stock certificates to the exchange agent along with a properly executed letter of transmittal and any other required documents, your BOTH stock certificates will be cancelled and you will receive the merger consideration to which you are entitled under the agreement and plan of merger.

YOU SHOULD NOT SUBMIT YOUR BOTH STOCK CERTIFICATES FOR EXCHANGE UNTIL YOU RECEIVE THE TRANSMITTAL INSTRUCTIONS AND A FORM OF LETTER OF TRANSMITTAL FROM THE EXCHANGE AGENT.

Dividends and Distributions.

BOTH shareholders are not entitled to receive any dividends or other distributions on Sterling common stock until the merger is completed and the BOTH shareholder has surrendered its BOTH stock certificates in exchange for Sterling stock certificates. If there is any dividend or other distribution on Sterling common stock with a record date after the merger and a payment date prior to the date of surrender of the BOTH stock certificates in exchange for Sterling stock certificates, the BOTH shareholder will receive it with respect to the whole shares of Sterling common stock issued to such shareholder promptly after they are issued. If there is any dividend or other distribution on Sterling common stock with a record date after the merger and a payment date after the date of surrender of BOTH stock certificates in exchange for Sterling stock certificates, the BOTH shareholder will receive it with respect to the whole shares of Sterling common stock issued to the shareholder promptly after the payment date.

Withholding.

The exchange agent will be entitled to deduct and withhold from the merger consideration payable to any BOTH shareholder the amounts it is required to deduct and withhold under any federal, state, local or foreign tax law. If the exchange agent withholds any amounts, these amounts will be treated for all purposes of the merger as having been paid to the shareholders from whom they were withheld.

No Fractional Shares Will Be Issued.

Sterling will not issue fractional shares of Sterling common stock in the merger. There will be no dividends or voting rights with respect to any fractional common shares. For each fractional share of common stock that would otherwise be issued, Sterling will pay cash in an amount equal to the fraction of a whole share that would otherwise have been issued, multiplied by the average closing sale prices of one share of Sterling common stock for the ten consecutive trading days on the NASDAQ Global Select Market immediately prior to the fifth trading day before the anticipated completion date of the merger. No interest will be paid or accrued on the cash paid for fractional shares.

Lost, Stolen or Destroyed BOTH Stock Certificates.

If you have lost a certificate representing BOTH common stock, or it has been stolen or destroyed, Sterling will issue to you the common stock or cash payable under the agreement and plan of merger if you submit an affidavit of that fact and post a bond in such reasonable amount as Sterling or the exchange agent may direct to protect against any claim that may be made against Sterling about ownership of the lost, stolen or destroyed certificate.

Accounting Treatment

Sterling will account for the merger as a purchase. Sterling will make a determination of the fair value of BOTH’s assets and assumed liabilities in order to allocate the purchase price of the assets acquired and liabilities assumed. To the extent that the total purchase price exceeds the fair value of the assets acquired and liabilities assumed, Sterling may record goodwill. After the merger, Sterling will include the results of BOTH’s operations in its consolidated results of operations.

Treatment of BOTH Stock Options and Warrants

Prior to the completion date of the merger, BOTH will cause all unexpired and unexercised options and warrants to purchase BOTH common stock to either be exercised at their stated exercise prices (which range from $10 to $42 per share) and converted into shares of BOTH common stock or terminated. BOTH will also cause the 1998 Stock Option Plan and the 2005 Stock Option Plan to be terminated. The exercise price must be paid in cash.

Management After the Merger

Neither the board of directors nor the executive officers of Sterling will change as a result of the merger. Information about Sterling’s directors and executive officers, including biographical information, executive compensation and relationships and related transactions between management and the company, can be found in Sterling’s proxy statement for the 2006 annual meeting of shareholders and annual report on Form 10-K for the fiscal year ended December 31, 2005, both of which are filed with the SEC and incorporated by reference into this proxy statement/prospectus. For more details about how you can obtain copies of Sterling’s annual meeting proxy statement and Form 10-K, see “Where You Can Find Additional Information” on page 77.

Material Federal Income Tax Consequences of the Merger

The following is a summary of the material anticipated United States federal income tax consequences of the merger to a U.S. holder of BOTH’s common stock that surrenders shares of BOTH common stock for shares of Sterling common stock or cash in the merger. This summary does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction. The summary is based on the Code, United States Treasury regulations, administrative rulings and court decisions in effect as of the date of this proxy statement/prospectus, and all of which are subject to change or differing interpretations (possibly with retroactive effect) and any change could affect the continuing validity of this discussion.

For purposes of this summary, the term “U.S. holder” means:

•	a citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation for United States federal income tax purposes, created or organized under the laws of the United States or of any state or the District of Columbia;

•	a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust, or (2) was in existence on August 20, 1996 and has a valid election in effect under applicable Treasury regulations to continue to be treated as a United States person; or

•	an estate that is subject to United States federal income tax on its income regardless of its source.

If a partnership (including for this purpose any other entity treated as a partnership for United States federal income tax purposes) holds BOTH common stock, the tax treatment of a partner will generally depend on the status of the partners and the activities of the partnership. If a U.S. holder is a partner in a partnership holding BOTH common stock, such holders are urged to consult their tax advisor.

This discussion only addresses BOTH’s shareholders that hold their shares of BOTH common stock as a capital asset within the meaning of Section 1221 of the Code. Further, this summary does not address all aspects of United States federal income taxation that may be relevant to a BOTH shareholder in light of such holder’s particular circumstances or that may be applicable to holders subject to special treatment under United States federal income tax laws (including, for example, tax-exempt organizations, mutual funds, a trader in securities who elects to apply a mark to market method of accounting, dealers in securities or foreign currencies, banks, insurance companies, financial institutions or persons that hold their BOTH common stock as part of a hedge, straddle, constructive sale or conversion transaction, an S corporation, partnership or other pass through entity (or an investor in an S corporation, partnership or other pass through entity), holders subject to the alternative minimum tax provisions of the Code, holders whose functional currency is not the U.S. dollar, holders that exercise appraisal rights, or holders who acquired their BOTH common stock through the exercise of an employee stock option, through a tax qualified retirement plan or otherwise as compensation). In addition, no information is provided in this proxy statement/prospectus with respect to the tax consequences of the merger under applicable state, local or non-United States laws. No ruling has been requested from the IRS regarding the United States federal income tax consequences of the merger. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences set forth below.

HOLDERS ARE URGED TO CONSULT WITH THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF THE MERGER TO THEM, INCLUDING THE EFFECTS OF UNITED STATES FEDERAL, STATE AND LOCAL, FOREIGN AND OTHER TAX LAWS AND OF CHANGES IN THOSE LAWS.

The merger is intended to qualify as a reorganization under Section 368(a) of the Code for United States federal income tax purposes. It is a condition to each party’s obligation to consummate the merger that it receive an opinion from its tax counsel, dated as of the closing date of the merger, to the effect that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code.

These opinions are based on representation letters provided by BOTH and Sterling and on customary factual assumptions. If any of the representations or assumptions upon which the opinions are based are inconsistent with the actual facts existing at the effective time of the merger, the tax consequences of the merger could be adversely affected. The determination by tax counsel as to whether the proposed merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Code will depend upon the facts and law existing at the effective time of the proposed merger. The opinions are not binding on the IRS or any court and do not preclude the IRS from asserting, or a court from sustaining, a contrary conclusion.

Assuming the merger qualifies as a reorganization within the meaning of Section 368(a) of the Code, BOTH and Sterling will not recognize any gain or loss for federal income tax purposes as a result of the merger. Assuming the merger is treated as a reorganization within the meaning of Section 368(a) of the Code, the material United States federal income tax consequences of the merger to U.S. holders of BOTH common stock are, in general, as follows:

Exchange of BOTH Common Stock Solely for Sterling Common Stock.

A BOTH shareholder that exchanges all of its shares of BOTH common stock solely for Sterling common stock in the merger will not recognize any gain or loss (except with respect to cash received instead of fractional shares of Sterling common stock, as discussed below). The aggregate tax basis of the shares of Sterling common stock received in the merger (including any fractional shares deemed received and exchanged for cash as described below) will be equal to the aggregate tax basis in the shares of BOTH common stock surrendered in exchange for the Sterling common stock, and an exchanging BOTH shareholder’s holding period in the Sterling common stock received in the merger (including any fractional shares deemed received and exchanged for cash as described below) will include the holding period of the shares of BOTH common stock surrendered in exchange for the Sterling common stock.

Exchange of BOTH Common Stock Solely for Cash.

A BOTH shareholder that exchanges all of its shares of BOTH common stock solely for cash in the merger will recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the holder’s tax basis in the BOTH common stock surrendered. The capital gain or loss recognized will be long-term capital gain or loss if, as of the effective date of the merger, the holder’s holding period for the BOTH common stock surrendered exceeds one year. The deductibility of capital losses is subject to limitations. In some cases, if a holder actually or constructively owns Sterling common stock after the merger, the cash received could be treated as having the effect of the distribution of a dividend under the tests set forth in Section 302 of the Code (as described below), in which case such holder may have dividend income up to the amount of the cash received. In such cases, holders that are corporations are urged to consult their tax advisors regarding the potential applicability of the “extraordinary dividend” provisions of the Code.

Exchange of BOTH Common Stock for Sterling Common Stock and Cash.

A BOTH shareholder that receives a combination of Sterling common stock and cash in exchange for all of its shares of BOTH common stock will recognize gain (but not loss) in an amount equal to the lesser of (i) the sum of the amount of cash and the fair market value of the Sterling common stock received in the merger minus the shareholder’s aggregate tax basis in its BOTH common stock surrendered and (ii) the amount of cash the shareholder receives in the merger (other than cash received instead of fractional shares of Sterling common stock).

A BOTH shareholder’s aggregate tax basis in the Sterling common stock received in the merger (including any fractional shares deemed received and exchanged for cash as described below) will be equal to the shareholder’s aggregate tax basis in its BOTH common stock surrendered, decreased by the amount of any cash received (other than cash received instead of fractional shares of Sterling common stock) and increased by the amount of any gain recognized (other than gain recognized with respect to cash received instead of fractional shares of Sterling common stock). A BOTH shareholder’s holding period for Sterling common stock received in the merger (including any fractional shares deemed received and exchanged for cash) will include the holding period of the BOTH common stock surrendered in the merger.

Possible Treatment of Cash as a Dividend.

Any gain recognized in the exchange will be capital gain unless the BOTH shareholder’s receipt of cash has the effect of a distribution of a dividend, in which case the gain will be treated as dividends to the extent of the shareholder’s ratable share of accumulated earnings and profits, as calculated for United Sates federal income tax purposes. For purposes of determining whether a BOTH shareholder’s receipt of cash has the effect of a distribution of a dividend, the BOTH shareholder will be treated as if it first exchanged all of its BOTH common stock solely in exchange for Sterling common stock and then Sterling immediately redeemed a portion of that stock for the cash that the holder actually received in the merger. Receipt of cash will generally not have the effect of a distribution of a dividend of the BOTH shareholder if such receipt is, with respect to the BOTH shareholder, “not essentially equivalent to a dividend” or “substantially disproportionate,” each within the meaning of Section 302(b) of the Code. The IRS has indicated in rulings that any reduction in the interest of a minority shareholder that owns a small number of shares in a publicly and widely held corporation and that exercises no control over corporate affairs would result in capital gain (as opposed to dividend) treatment. In determining the interest of a shareholder in a corporation, certain constructive ownership rules must be taken into account. Any capital gain will be long-term if the BOTH shareholder’s holding period for its BOTH common stock is more than one year as of the date of the exchange.

Cash in Lieu of Fractional Shares.

A holder of BOTH common stock who receives cash in lieu of a fractional share of Sterling common stock generally will be treated as having received such fractional share in the merger and then as having received cash in exchange for such fractional share. As a result, assuming that the redemption of a fractional share of BOTH common stock is treated as a sale or exchange and not as a dividend, gain or loss generally will be recognized based on the difference between the amount of cash received in lieu of the fractional share and the tax basis allocated to such fractional share of Sterling common stock and such gain or loss generally will be long-term capital gain or loss if, as of the effective date of the merger, the holding period for such shares is greater than one year.

Backup Withholding and Information Reporting.

In general, a non-corporate BOTH shareholder receiving cash in the merger may be subject to information reporting to the IRS. In addition, backup withholding at the applicable rate (currently 28%) may apply to cash payments received unless the exchanging BOTH shareholder either provides an accurate taxpayer identification number and certifies that it is not subject to backup withholding (generally on a substitute IRS Form W-9) or otherwise establishes an exemption to the satisfaction of Sterling and the exchange agent. Any amount withheld as backup withholding from payments to an exchanging BOTH shareholder will be allowed by the IRS as a refund or credit against the BOTH shareholder’s federal income tax liability if the shareholder timely furnishes the required information to the IRS. BOTH shareholders should consult their tax advisors as to their qualifications for exemption from backup withholding and the procedure for establishing an exemption.

Reporting Requirements.

A BOTH shareholder who receives Sterling common stock as a result of the merger will generally be required to retain records pertaining to the merger and will be required to file with such shareholder’s United States federal income tax return for the year in which the merger takes place a statement setting forth certain facts relating to the merger.

The preceding summary does not address tax consequences that may vary with, or are contingent on, individual circumstances. Holders are urged to consult their own tax advisers as to the specific tax consequences to them of the merger, including tax return reporting requirements, the applicability and effect of federal, state, local, foreign and other applicable tax laws and the effect of any proposed changes in the tax laws.

Governmental and Regulatory Approvals

Completion of the merger is subject to prior receipt of all required approvals and consents by all applicable federal and state regulatory authorities. Sterling and BOTH have agreed to cooperate and use all reasonable best efforts to obtain all permits, consents, approvals and authorizations from any governmental or regulatory authority necessary to consummate the transactions contemplated by the agreement and plan of merger as promptly as practicable.

The approval of the Federal Reserve under the Bank Holding Company Act is generally required for the indirect acquisition of a bank under Section 3 of the Bank Holding Company Act. Section 3 requires the Federal Reserve, when considering a transaction such as this one, to take into consideration the financial and managerial resources of the companies and the banks concerned, including the competence, experience and integrity of its officers, directors and principal shareholders, the future prospects of the companies and banks concerned, their compliance with laws intended to detect and combat money laundering, and the effect of the transaction on the convenience and needs of the communities to be served. In considering financial resources and future prospects, the Federal Reserve will, among other things, evaluate the adequacy of the capital levels of the parties to a proposed transaction and of the resulting institutions. The Federal Reserve, in turn, is required to provide notice to the OCC, the regulator of BOTH’s sole bank subsidiary, Bank of the Hills.

The Bank Holding Company Act prohibits the Federal Reserve from approving a merger if it would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States or its effect in any section of the country would be substantially to lessen competition or to tend to create a monopoly, or if it would in any other respect result in a restraint of trade, unless the Federal Reserve finds that the anti-competitive effects of the merger are clearly outweighed by the probable effect of the transaction in meeting the convenience and needs of the communities to be served.

In addition, under the Community Reinvestment Act, the Federal Reserve must take into account the record of performance of the depository institution subsidiaries of Sterling and BOTH in meeting the credit needs of the communities served by such institutions, including low- and moderate-income neighborhoods.

The merger may not be completed until the 30th day, or, with the consent of the relevant agencies, the 15th day, after the date of Federal Reserve approval, during which period the United States Department of Justice may comment adversely on the merger or challenge the merger on antitrust grounds. The commencement of an antitrust action would stay the effectiveness of the Federal Reserve approval unless a court specifically orders otherwise.

Sterling will separately file applications or notices with the FDIC, the Texas Department of Banking and the OCC for the merger of Bank of the Hills with and into Sterling Bank.

Status of Applications and Notices.

Sterling and BOTH have either filed or intend to complete the filing promptly after the date of this proxy statement/prospectus of all required applications and notices with applicable regulatory authorities in connection with the merger by the date of this proxy statement/prospectus. There can be no assurance that all requisite approvals will be obtained, that such approvals will be received on a timely basis or that such approvals will not impose conditions or requirements that, individually or in the aggregate, would or could reasonably be expected to have a material adverse effect on the financial conditions, results of operations or business of BOTH or Sterling after completion of the merger. If any such condition or requirement is imposed, either Sterling or BOTH may elect not to consummate the merger. See “The Agreement and Plan of Merger—Conditions to the Completion of the Merger” beginning on page 58.

Restrictions on Resales by Affiliates

All shares of Sterling common stock received by BOTH’s shareholders in the merger will be registered under the Securities Act of 1933, as amended, or Securities Act, and will be freely transferable, except for shares issued to any BOTH shareholder who, is deemed to be an “affiliate” of BOTH for purposes of Rule 145 under the Securities Act, or may be deemed to be an “affiliate” of Sterling for purposes of Rule 144 under the Securities Act. Affiliates will include persons (generally executive officers, directors and 10% shareholders) who control, are controlled by or are under common control with (1) Sterling or BOTH at the time of the special meeting or (2) Sterling at or after the completion of the merger. The agreement and plan of merger requires that BOTH cause its affiliates to sign a written agreement to the effect that they will not sell, assign, transfer or otherwise dispose of any of the shares of Sterling common stock issued to them in the merger in violation of the Securities Act.

Rule 145 will restrict the sale of Sterling common stock received in the merger by affiliates of BOTH and certain of their family members and related interests. Generally speaking, during the one-year period after the effective time of the merger, those persons who are affiliates of BOTH at the time of the special meeting, provided they do not become affiliates of Sterling at or after the completion of the merger, may publicly resell any Sterling common stock received by them in the merger, subject to certain limitations as to, among other things, the number of shares of Sterling common stock sold by them in any three-month period and as to the manner of sale. After the one-year period, such affiliates generally may resell their shares without such restrictions. Persons who are affiliates of Sterling after the completion of the merger may publicly resell the Sterling common stock received by them in the merger subject to similar limitations (except that the restrictions do not lapse after the one-year period) and subject to certain filing requirements specified in Rule 144.

The ability of affiliates to resell shares of Sterling common stock received in the merger under Rules 144 or 145 as summarized in this proxy statement/prospectus generally will be subject to Sterling’ having satisfied its reporting requirements under the Securities Exchange Act of 1934, as amended, or Exchange Act, for specified periods before the time of sale. Pursuant to the merger agreement, Sterling has agreed to satisfy its reporting requirements under the Exchange Act in order to satisfy the public information provisions required to be met in order for affiliates to resell shares of Sterling common stock under Rules 145 and 144 for a period of not less than two years. Affiliates also would be permitted to resell Sterling common stock received in the merger in accordance with an effective registration statement under the Securities Act or another available exemption from the Securities Act registration requirements.

This proxy statement/prospectus does not cover resales of Sterling common stock received by any person who may be deemed to be an affiliate of BOTH and/or Sterling.

Listing on the NASDAQ Global Select Market of Sterling Common Stock to be Issued in the Merger

Sterling has agreed to use commercially reasonable efforts to have the shares of Sterling common stock issuable in the merger included for quotation on the NASDAQ Global Select Market, subject to official notice of issuance before the completion of the merger.

Dissenters’ and Appraisal Rights

The following is a summary of the material statutory procedures to be followed by a holder of BOTH common stock in order to dissent from the merger and perfect appraisal rights. If you want to exercise appraisal rights, you should review carefully Articles 5.11, 5.12 and 5.13 of the TBCA, and you are urged to consult a legal advisor before electing or attempting to exercise these rights. The failure to precisely follow all the necessary legal requirements may result in the loss of such appraisal rights. This description is not complete and is qualified in its entirety by the full text of Articles 5.11, 5.12 and 5.13 of the TBCA, which are attached as Appendix D to this proxy statement/prospectus.

BOTH’s shareholders as of the record date who follow the procedures set forth in Articles 5.11, 5.12 and 5.13 of the TBCA will be entitled to demand, if the merger is completed, that the surviving corporation purchase their shares of BOTH common stock for an amount in cash equal to the fair value of their shares. Under the TBCA, fair value of shares for the purposes of exercise of appraisal rights is defined as the value of the shares as of the day immediately before the date of the special meeting, excluding any appreciation or depreciation in the value of the shares in anticipation of the proposed merger. This value may differ from the value of the consideration that you would otherwise receive in the merger.

How to exercise and perfect your right to dissent.

In order to be eligible to exercise your right to dissent from the merger and to receive the fair value of your shares of BOTH common stock as of the day immediately preceding the special meeting, excluding any appreciation or depreciation in anticipation of the merger, you must provide BOTH with a written objection to the merger before the special meeting. The written objection must state that you intend to exercise your right to dissent if the merger is completed and provide an address to which you may be given notice that the merger has been effected. Neither a proxy nor a vote against the agreement and plan of merger is sufficient to constitute a written objection as required under the TBCA.

Any written objection with notice of intent to exercise the right of dissent should be addressed as follows:

BOTH, Inc.

c/o Deborah Tuftee

Board Secretary

1075 Junction Highway

Kerrville, Texas 78028

In order to exercise appraisal rights, you must refrain from voting by proxy or in person in favor of the agreement and plan of merger. A shareholder who signs and returns an unmarked proxy will have his or her shares voted “FOR” the agreement and plan of merger and, as a consequence, such shareholder will be foreclosed from exercising rights as a dissenting shareholder.

Your demand for payment.

If the merger is completed, the surviving corporation will within ten days after the effective date of the merger deliver or mail to all holders of BOTH common stock who satisfied the foregoing requirements a written notice that the merger has been effected. You must, within ten days from the delivery or mailing of the notice by the surviving corporation, make written demand on the surviving corporation for payment of the fair value of your shares of BOTH common stock. That written demand must state the number and class of the shares that you owned as of the effective time of the merger and your estimate of the fair value of the shares. The fair value of your shares of BOTH common stock will be the value of the shares on the day immediately preceding the special meeting, excluding any appreciation or depreciation in anticipation of the merger. If you fail to make such a demand within the ten-day period, you will lose the right to dissent and will be bound by the agreement and plan of merger (including the election procedures, which would not permit you to make an election in these circumstances). In order to preserve your appraisal rights, within 20 days after making a demand for payment, you must also submit your BOTH stock certificates to the surviving corporation for notation on the certificates that such demand has been made. The failure to do so will, at the surviving corporation’s option, terminate your rights of dissent and appraisal unless a court of competent jurisdiction for good and sufficient cause shown directs otherwise. Any notice addressed to the surviving corporation must be addressed to:

Sterling Bancshares, Inc.

2550 North Loop West, Suite 600

Houston, Texas 77092

Attention: James W. Goolsby, Jr.

Action upon receipt of your demand for payment.

Within 20 days after receiving your written demand for payment and estimate of the fair value of your shares of BOTH common stock, the surviving corporation must mail or deliver to you a written notice that either:

•	accepts the amount declared in the demand and agrees to pay that amount within 90 days after the effective date of the merger and upon surrender of duly endorsed certificate(s) representing your shares of BOTH common stock; or

•	states the surviving corporation’s estimate of the fair value of the shares and offers to pay the amount of that estimate within 90 days after the effective date of the merger upon receipt of notice from you within 60 days after the effective date of the merger that you agree to accept the surviving corporation’s estimate and upon surrender of duly endorsed certificate(s) representing your shares of BOTH common stock.

Payment of the fair value of your shares of BOTH common stock upon agreement of an estimate.

If you and the surviving corporation agree upon the fair value of your shares of BOTH common stock within 60 days after the effective date of the merger, the surviving corporation will pay the amount of the agreed value to you upon receipt of your duly endorsed share certificates within 90 days after the effective date of the merger. Upon payment of the agreed fair value, you will cease to have any interest in such shares.

Commencement of legal proceedings if a demand for payment remains unsettled.

If you and the surviving corporation have not agreed upon the fair value of your shares of BOTH common stock within the 60-day period immediately after the effective date of the merger, then either you or the surviving corporation may, within 60 days after the expiration of the 60-day period after the effective date of the merger, file a petition in any court of competent jurisdiction in Kerr County, the county in Texas where BOTH’s principal office is located, asking for a finding and determination of the fair value of the shares. If filed by a shareholder, service of the petition is to be made upon the surviving corporation and the surviving corporation must within ten days after service file with the clerk of the court a list with the names and addresses of all shareholders who have demanded payment and not reached agreement as to the fair value. If filed by the surviving corporation, the petition must be accompanied by such a list. The clerk of the court is to give notice to the surviving corporation and all shareholders named on the list of the time and place fixed for the hearing of the petition.

After the hearing of the petition, the court is to determine the shareholders who have complied with the statutory requirements and have become entitled to the valuation of and payment for their shares, and the court is to appoint one or more qualified appraisers to determine the fair value. The appraisers may examine the books and records of BOTH and must afford the interested parties a reasonable opportunity to submit pertinent evidence as to the value of the shares. The appraisers are to make a determination of the fair value upon such examination as they deem proper. The appraisers will file a report of the value in the office of the clerk of the court, notice of which will be given to the parties in interest. The parties in interest may submit exceptions to the report, which will be heard before the court upon the law and the facts. The court will adjudge the fair value of the shares of the shareholders entitled to payment for their shares and will direct the payment thereof by the surviving corporation, together with interest which will begin to accrue 91 days after the effective date of the merger. However, the judgment will be payable only upon and simultaneously with surrender of the certificates representing your shares, duly endorsed. Upon the surviving corporation’s payment of the judgment, you will cease to have any interest in the shares. In the absence of fraud, the remedy provided by Article 5.12 of the TBCA to a shareholder objecting to the merger is the exclusive remedy for the recovery of the value of such shareholder’s shares or money damages with respect to the merger.

The court must allow the appraisers a reasonable fee as court costs, and all court costs will be allotted between the parties in the manner that the court determines to be fair and equitable, with the respective parties to bear their own attorneys’ fees.

Any shareholder who has demanded payment for such holder’s shares may withdraw such demand at any time before payment or before any petition has been filed for valuation by the court. A demand may not be withdrawn after payment or, unless the surviving corporation consents, after such a petition has been filed in court. After a demand has been withdrawn, the shareholder and all persons claiming under the shareholder will be conclusively presumed to have approved the agreement and plan of merger and will be bound by its terms.

THE AGREEMENT AND PLAN OF MERGER

The following describes the material provisions of the agreement and plan of merger. We urge you to read the Agreement and Plan of Merger, as amended, which is attached as Appendix A and incorporated by reference in this document, carefully and in its entirety. The description of the agreement and plan of merger in this proxy statement/prospectus has been included to provide you with information regarding its terms. The agreement and plan of merger contains representations and warranties made by and to the parties thereto as of specific dates. The statements embodied in those representations and warranties were made for purposes of that contract between the parties and are subject to qualifications and limitations agreed upon by the parties in connection with negotiating the terms of that contract. In addition, certain representations and warranties were made as of a specified date, may be subject to a contractual standard of materiality different from those generally applicable to shareholders, or may have been used for the purpose of allocating risk between the parties rather than establishing matters as facts.

Representations and Warranties

BOTH and Sterling each made a number of representations and warranties in the agreement and plan of merger regarding aspects of their respective businesses, financial condition, structure and other facts pertinent to the merger.

The representations given by BOTH cover the following topics, among others, as they relate to BOTH and its subsidiaries:

•	organization, standing and authority;

•	capitalization;

•	subsidiaries;

•	authorization of the agreement and plan of merger and related transactions by BOTH;

•	financial statements and regulatory reports;

•	absence of undisclosed liabilities;

•	tax matters;

•	allowance for credit losses;

•	other regulatory matters;

•	properties;

•	compliance with laws;

•	employee benefit plans;

•	commitments and contracts;

•	material contracts;

•	legal proceedings;

•	absence of certain changes or events;

•	timely filing of reports and statements required to be filed with regulatory authorities;

•	adequacy of insurance coverage;

•	labor matters;

•	material interests of certain persons;

•	the absence of any registration requirements relating to any securities;

•	required payments related to the merger to brokers and finders and financial advisers;

•	the inapplicability to the merger of state anti-takeover laws;

•	environmental matters;

•	information regarding loans;

•	compliance with applicable fiduciary responsibilities;

•	intellectual property;

•	corporate action taken by BOTH with respect to the merger;

•	dissenting shareholders;

•	indebtedness;

•	information supplied by BOTH in this proxy statement/prospectus and the related registration statement of which it forms a part filed by Sterling; and

•	the accuracy of BOTH’s representations and warranties.

The representations given by Sterling cover the following topics, among others, as they relate to Sterling and its subsidiaries:

•	organization, standing and authority;

•	capitalization;

•	authorization of agreement and plan of merger and related transactions by Sterling;

•	financial statements;

•	Sterling’s filings and reports with the SEC;

•	regulatory matters;

•	legal proceedings;

•	compliance with laws;

•	employee benefit plans;

•	tax matters;

•	the accuracy of Sterling’s representations and warranties;

•	information supplied by Sterling in this proxy statement/prospectus and the related registration statement;

•	required payments related to the merger to brokers and finders; and

•	sufficiency of cash available to fund the cash portion of the merger consideration.

The representations and warranties contained in the agreement and plan of merger are not easily summarized. You are urged to carefully read the respective articles of the agreement and plan of merger setting forth the representations and warranties of Sterling and BOTH. A copy of the agreement and plan of merger is attached hereto as Appendix A.

Conduct of BOTH’s Business Pending the Merger

BOTH has agreed that until the completion of the merger it will, and will cause each of its subsidiaries to:

•	operate and conduct their business in the usual, regular and ordinary course consistent with past practices and prudent banking practices;

•	preserve intact its existence, business organizations, assets, licenses, permits, authorizations, business opportunities, employees, advantageous business relationships, and retain the services of its officers and employees;

•	comply with all material contractual obligations;

•	maintain their properties and assets in good repair;

•	assist and cooperate with Sterling in satisfying all conditions in the agreement and plan of merger including filings for necessary regulatory approval;

•	comply with all applicable laws and regulations and file all required regulatory reports;

•	promptly notify Sterling of any (i) events of default relating to BOTH’s indebtedness; (ii) changes in its business, operations or prospects, (iii) complaints, investigations or hearings of any regulatory authority, (iv) institution or threat of any material litigation against BOTH; or (v) any event or condition that would cause any of the representations or warranties of BOTH to be untrue or misleading in any material respect and which would other cause a material adverse effect; and

•	otherwise use its best efforts to maintain its current customer relations.

BOTH has agreed that until the completion of the merger, BOTH will, unless it otherwise receives the written consent of Sterling, conduct its business in compliance with specific restrictions relating to the following:

•	the incurrence of indebtedness, with specified exceptions;

•	adjustments, splits, combinations or reclassifications of its capital stock and the payment of dividends or other distributions;

•	the issuance and redemption of securities, with specified exceptions;

•	transfers and liens on BOTH’s assets;

•	material investments in property or assets;

•	the entry into or modification of contracts, with specified exceptions;

•	make, renegotiate, renew, increase, extend or purchase any loan, lease, advances, credit enhancement or other extension of credit, with specified exceptions;

•	employee benefit plans and compensation;

•	settlement of litigation or claims in excess of $10,000;

•	amendment to BOTH’s articles of incorporation and bylaws;

•	maintenance of regulatory agreements and other regulatory authorizations;

•	capital expenditures above specified maximum amount;

•	actions affecting the tax-free reorganization status of the merger;

•	accounting policies and procedures, except as required by generally accepted accounting principles in the United States or applicable regulatory accounting requirements;

•	make or change any tax election, file any amended tax return, surrender any material claim for a refund of taxes, agree to an extension of the statute of limitations with respect to the assessment or determination of material taxes, or settle or compromise any material liability for taxes;

•	make any material changes to its securities portfolio or materially deviate from its policies and practices regarding the establishment of its allowance for credit losses; or

•	agree or make any commitment to take any action described above.

The agreements related to the conduct of BOTH’s business in the agreement and plan of merger are not easily summarized. You are urged to carefully read the pertinent provisions of the agreement and plan of merger, a copy of which is attached hereto as Appendix A.

Additional Covenants and Agreements

Each of BOTH and Sterling has agreed to cooperate with each other and to use commercially reasonable efforts to take all actions and do all things necessary under the agreement and plan of merger to complete the merger. Until the completion of the merger, BOTH and Sterling have, as applicable, agreed as follows:

•	BOTH has agreed to provide access to Sterling for purposes of conducting due diligence and Sterling has agreed to make copies for BOTH, upon reasonable notice, of its filings with the SEC and other information reasonably related to Sterling’s operations or financial performance;

•	Sterling has agreed to keep confidential information furnished by BOTH in connection with the transactions contemplated in the agreement and plan of merger;

•	Within 45 days after the date of the agreement and plan of merger, Sterling agrees to prepare and file the registration statement of which this proxy statement/prospectus is a part and will further use its respective best efforts to have the registration statement declared effective as promptly as practicable;

•	BOTH has agreed to hold a special meeting of its shareholders as soon as practicable after the registration statement of which this proxy statement/prospectus is a part is declared effective for purposes of adopting the agreement and plan of merger and approving the merger;

•	Each of Sterling and BOTH have agreed to file all notices and applications to applicable regulatory authorities as necessary to complete the merger;

•	BOTH has agreed to use its best efforts to cause each outstanding option to either be exercised or terminated prior to the effective time of the merger and to cause all existing stock option plans to be terminated at and as of the effective time of the merger;

•	BOTH has agreed to provide Sterling Bancshares a list of persons who are “affiliates” of BOTH for purposes of Rule 145 under the Securities Act and has agreed to cause each affiliate to execute and deliver to Sterling an affiliates letter, in substantially the form attached to the agreement and plan of merger;

•	BOTH has agreed to use its best efforts to cause specified officers, directors, and shareholders of BOTH to execute and deliver a written release and waiver prior to the effective time of the merger;

•	Sterling has agreed to use commercially reasonable efforts to have the shares of Sterling common stock to be issued in the merger to be included for quotation on the NASDAQ Global Select Market;

•	Sterling has agreed to provide, as soon as practicable following the merger but beginning no earlier than January 1, 2007, employee benefits to the officers and employees of BOTH on terms and conditions which are substantially similar to those provided by Sterling and its subsidiaries to their similarly situated officers and employees prior to January 1, 2007, BOTH employees will participate in the current BOTH benefit plans;

•	Sterling has agreed to provide indemnification to the directors, officers, employees and agents of BOTH and its subsidiaries and to use commercially reasonable efforts to maintain in effect for three years after the merger BOTH’s existing directors’ and officers’ insurance or comparable insurance coverage, see “The Merger—Indemnification and Insurance” on page 37;

•	Sterling and BOTH have agrees not to take any action which would adversely affect or delay the ability of either party to obtain necessary regulatory approvals;

•	BOTH has agreed that at Sterling’s request, it will establish and take reserves and accruals to confirm the Bank of the Hills’ loan, accrual and reserve policies and practices to the policies of Sterling Bank;

•	Sterling has agreed to pay retention bonuses to employees of BOTH and/or its subsidiaries as determined by BOTH and consented to by Sterling, see “The Merger—Interest of Certain Persons in the Merger” on page 35;

•	Sterling has agreed, subject to applicable legal requirements, to operate the Bank of the Hill’s branches acquired in the merger under the name “Bank of the Hills, a branch of Sterling Bank” for a period of two years after the merger;

•	Sterling has agreed to execute and deliver one or more supplemental indentures and other instruments required for the assumption by Sterling of the outstanding trust preferred securities issued by BOTH Capital Trust I;

•	BOTH has agreed that prior to the completion of the merger it will pay all broker’s and finder’s fees in a manner that will not constitute an expense or liability of Sterling; and

•	To give prompt notice to the other party if any representation or warranty made by the notifying party in the agreement and plan of merger becomes untrue or inaccurate or of any failure to comply in any material respect with any covenant, condition or agreement.

No Solicitation of Other Acquisition Proposals

In addition to the restrictions on BOTH outlined above, until the merger is completed or the agreement and plan of merger is terminated, BOTH has agreed not to take, or allow its subsidiaries to take, any of the following actions:

•	Initiate, solicit, encourage, including by way of furnishing information, or facilitate any acquisition proposals; or

•	enter into, maintain or continue discussions or negotiate with any person in furtherance of any acquisition proposal.

However, BOTH may furnish information to third parties after execution of a confidentiality agreement, engage in discussions or negotiations with third parties and following receipt of an acquisition proposal, present such acquisition proposal to its shareholders and withdraw or modify its recommendation of the merger if all of the following occur:

•	BOTH’s board of directors concludes in good faith, on the basis of advice from outside counsel, that such actions are required in order for the board of directors to satisfy its fiduciary duties under applicable law;

•	BOTH promptly informs Sterling of any acquisition proposal or request and the identity of the person making it; and

•	BOTH first provides reasonable notice to and consults with Sterling regarding any such action and BOTH shall continue to consult with Sterling after taking such action.

An “acquisition proposal” includes any proposal, inquiry or offer relating to, any agreement to engage in, or any public announcement or written notice to BOTH of any plan or proposal to do, any of the following:

•	any acquisition or purchase of a significant amount of the assets of BOTH and its subsidiaries;

•	any acquisition or purchase of a 10% or greater equity interest in BOTH or any of its subsidiaries;

•	any take-over bid or tender offer, exchange offer, merger, plan of arrangement, reorganization, consolidation, business combination or other similar transaction involving BOTH or any of its subsidiaries, other than as contemplated by the agreement and plan of merger;

•	any sale of substantially all of the assets, sale of securities, recapitalization, liquidation, dissolution or other similar transaction involving BOTH or any of its subsidiaries; or

•	any other transaction which is reasonably expected to materially dilute Sterling’ benefits from the merger or which, if consummated, would reasonably be expected to interfere with, prevent or materially delay the consummation of the merger.

Conditions to Completion of the Merger

The obligations of Sterling and BOTH to complete the merger and the other transactions contemplated by the agreement and plan of merger are dependent on the satisfaction or waiver of the following conditions:

•	BOTH’s shareholders must approve and adopt the agreement and plan of merger;

•	the merger and the merger of Bank of the Hills with and into Sterling Bank must be approved, as applicable, by the Federal Reserve, the Texas Department of Banking, the OCC, the FDIC, or other regulatory authorities whose approval is required for the merger and all applicable waiting periods shall have expired, and no required approval or consent shall contain any conditions which, in the good faith judgment of Sterling, adversely impacts the benefits it expects to receive from the merger;

•	the absence of any litigation, order or injunction prohibiting the consummation of the merger or the transactions contemplated by the agreement and plan of merger; and

•	the receipt by Sterling of an opinion from its tax counsel, Locke Liddell & Sapp LLP, and the receipt by BOTH of an opinion from its tax counsel, Bracewell & Giuliani LLP that the merger will constitute a “tax-free reorganization” under the Internal Revenue Code.

Sterling’s obligations to complete the merger and other transactions contemplated by the agreement and plan of merger are further subject to the satisfaction or waiver of each of the following additional conditions:

•	BOTH’s representations and warranties must be true and correct in all material respects as of the date of the agreement and plan of merger and the date of the merger is completed except to the extent any such representations or warranties are made as of a different specified date;

•	BOTH must perform or comply in all material respects with all of its obligations required to be performed by it under the agreement and plan of merger;

•	no event or events must occur after the signing of the agreement and plan of merger which have caused, or which would reasonably be expected to cause, a material adverse change in the condition of BOTH and any of its subsidiaries, taken as a whole;

•	Sterling must receive an opinion of Bracewell & Giuliani LLP, counsel to BOTH, with respect to the validity of the approvals of the merger by BOTH’s board of directors and shareholders;

•	dissenting shareholders of BOTH shall not have exercised dissenters’ rights with respect to more than ten percent of the issued and outstanding shares of BOTH common stock;

•	designated BOTH shareholders, directors, and executive officers must deliver an executed release agreement to Sterling;

•	the BOTH shareholders, directors, and executive officers who constitute “affiliates” within the meaning of Rule 145 of the Securities Act must deliver an executed affiliate letter to Sterling;

•	designated BOTH executive officers must deliver an executed non-competition agreement to Sterling;

•	all broker’s, finder’s and other fees and expenses must have been paid in full by BOTH;

•	BOTH must pay all its indebtedness, other than nominal trade payables and except for the outstanding trust preferred securities issued by BOTH Capital Trust I;

•	the employment agreements dated May 16, 2006 between BOTH and each of Tom Daniels, Harold R. Wilson, Tom Gould and Debbie Tuftee shall have been terminated without cost to BOTH or its subsidiaries and in a manner satisfactory to Sterling;

•	BOTH shall have received additional capital contributions aggregating at least $2,000,000, which contributions may be in the exercise of BOTH’s options or other contributions or any combination thereof;

•	all warrants to purchase BOTH common stock shall have been exercised;

•	the equity capital of BOTH as of the month end prior to the completion date of the merger must be at least $20,000,000;

•	all consents, authorizations and approvals required to be obtained by BOTH must be obtained;

•	BOTH shall have provided to Sterling a list of all transactions in BOTH’s capital stock from July 25, 2006 to the completion of the merger; and

•	all of the outstanding options of BOTH must either be executed or terminated prior to the closing date.

BOTH’s obligations to complete the merger and the other transactions contemplated by the agreement and plan of merger are further subject to the satisfaction or waiver of each of the following additional conditions:

•	Sterling’s representations and warranties must be true and correct in all material respects as of the date of the agreement and plan of merger and the date of the merger is completed except to the extent any such representations or warranties are made as of a different specified date;

•	Sterling must perform or comply in all material respects with all of its obligations required to be performed by it under the agreement and plan of merger;

•	no event or events must occur after the signing of the agreement and plan of merger which have caused or would reasonably be expected to cause a material adverse change in the condition of Sterling and any of its subsidiaries, taken as a whole; and

•	BOTH must receive an opinion of Locke Liddell & Sapp LLP, counsel to Sterling, with respect to the validity of the approval of the merger by Sterling’s board of directors.

Termination of the Agreement and Plan of Merger

The agreement and plan of merger may be terminated at any time prior to the completion of the merger, whether before or after approval of the agreement and plan of merger by BOTH shareholders:

•	by mutual consent of the boards of directors of BOTH and Sterling;

•	by either of the boards of directors of BOTH or Sterling, if:

•	the Federal Reserve, the OCC, the FDIC or the Texas Department of Banking has denied approval of the merger or the merger of Bank of the Hills with and into Sterling Bank and such denial has become final and nonappealable, or has approved the merger subject to conditions that are unacceptable to Sterling;

•	the merger is not completed by February 28, 2007, however, this right to terminate the agreement and plan of merger is not available to any party whose failure to fulfill any of its obligations under the agreement and plan of merger results in the failure of the merger to be consummated by February 28, 2007; or

•	the agreement and plan of merger fails to receive the requisite vote for adoption by the shareholders of BOTH at the BOTH special meeting;

•	by the board of directors of BOTH:

•	upon a breach or failure by Sterling that causes a failure of the conditions to the closing of the merger, which breach or failure has not been, or cannot be, cured within 30 days after written notice of such breach is given to Sterling. BOTH may not terminate the agreement and plan of merger under this provision if it is in material breach of any of its obligations under the agreement and plan of merger; or

•	so long as BOTH is not in breach of any of its covenants or agreements, if prior to the effective time of the merger, BOTH shall have received an acquisition proposal and the board of directors of BOTH determines, in its good faith judgment and in the exercise of its fiduciary duties, based in part on the written opinion of its independent legal counsel and the written opinion of an investment banking firm of national reputation, that such alternative acquisition proposal would result in a transaction more favorable to BOTH’s shareholders than the merger and any failure to terminate the agreement and plan of merger and accept such alternative acquisition proposal would be inconsistent with the fiduciary duties of BOTH’s board of directors. BOTH may only terminate the agreement and plan of merger under these conditions if it pays a termination fee to Sterling;

•	by the board of directors of Sterling:

•	upon a breach or failure by BOTH that causes a failure of the conditions to the merger, which breach or failure has not been, or cannot be, cured within 30 days after written notice of such breach is given to BOTH. Sterling may not terminate the agreement and plan of merger under this provision if it is in material breach of any of its obligations under the agreement and plan of merger;

•	if BOTH shareholders owning more than 10% of the outstanding shares of BOTH common stock exercise their dissenters rights in connection with the merger;

•	if the factual substance of certain representations related to environmental matters are not true and accurate and losses, damages, environmental response costs, liabilities, fines, penalties, costs and expenses that might arise therefore exceed $200,000; or

•	if the board of directors of BOTH:

•	recommends to the BOTH shareholders that they tender their shares of BOTH common stock in a tender or exchange offer commenced by a third party;

•	withdraws or modifies, in any manner that is adverse to Sterling, its recommendation or approval of the agreement and plan of merger;

•	recommends to the BOTH shareholders that they accept or approve an alternative acquisition proposal;

•	resolves to accept an alternative acquisition proposal; or

•	resolves to do any of the foregoing.

BOTH will pay to Sterling a termination fee of $2,900,000 if:

•	BOTH’s board of directors terminates the agreement and plan of merger because it has received an acquisition proposal from another party which BOTH’s board of directors determines to be more favorable to BOTH’s shareholders and which must be accepted by the board in the proper exercise of its fiduciary duties;

•	Sterling’s board of directors terminates the agreement and plan of merger because BOTH’s board of directors has recommended to BOTH’s shareholders that they tender their shares in a tender or exchange offer commenced by a third party;

•	Sterling’s board of directors terminates the agreement and plan of merger because BOTH’s board of directors has withdrawn or modified, in a manner adverse to Sterling, its recommendation or approval of the agreement and plan of merger or resolves to do so;

•	Sterling’s board of directors terminates the agreement and plan of merger because BOTH’s board of directors has recommended to BOTH’s shareholders the acceptance or approval of any alternative acquisition proposal, or resolves to do so; or

•	either Sterling’s or BOTH’s board of directors terminates the agreement and plan of merger because BOTH’s shareholders do not authorize the agreement and plan of merger; and

•	at the time the BOTH shareholders fail to authorize the agreement and plan of merger, there exists an acquisition proposal from another party, and

•	within nine months of the termination of the agreement and plan of merger, BOTH enters into a definitive agreement with any other party for an acquisition proposal relating to BOTH.

Voting Agreement and Irrevocable Proxy

The following describes the material provisions of the voting agreement and irrevocable proxy. We urge you to read carefully the voting agreement and irrevocable proxy, the form of which is attached as Appendix C and is incorporated by reference into this proxy statement/prospectus, in its entirety.

In connection with the execution of the agreement and plan of merger, and as a condition to Sterling’s willingness to enter into the agreement and plan of merger, the directors and executive officers of BOTH named below, who are the beneficial owners of an aggregate of approximately 42.61% of BOTH’s outstanding common stock, entered into a voting agreement and irrevocable proxy with Sterling:

Thomas E. Daniels, Director, Chairman of the Board

Harold R. Wilson, Director, President/CEO

Tom Gould, Director, EVP, Chief Credit Officer

Gerald D. Griffin, Director

R. Nowlin McBryde, Director

Thomas J. Moore, III, Director

Deborah Tuftee, SVP, Secretary

Kittredge Werlein, Director

Under the voting agreement and irrevocable proxy, each such shareholder has agreed, with respect to the shares of BOTH common stock beneficially owned by that shareholder, that at any meeting of BOTH’s shareholders or in connection with any written consent of the shareholders of BOTH with respect to the merger, the agreement and plan of merger or any acquisition proposal, such shareholder will:

•	appoint Sterling and certain of its executive officers as proxy to vote their shares in favor of the agreement and plan of merger, the merger and any transactions contemplated thereby and

•	vote their shares in favor of approval of the agreement and plan of merger if Sterling is unable or declines to exercise the proxy

The agreement also contains restrictions on

•	the sale, transfer, assignment or other disposition of the shareholder’s shares;

•	the grant of any proxy, power-of-attorney or other authorization relating to the agreement and plan of merger; and

•	depositing of the shareholder’s shares into a voting trust or entrance into a voting agreement.

The shareholder may nonetheless make transfers when the shareholder has taken all actions reasonably necessary to ensure the shareholder’s shares remain bound by the voting agreement and irrevocable proxy.

The voting agreement and irrevocable proxy will terminate upon the earlier to occur of (i) the completion date of the merger, (ii) the termination of the agreement and plan of merger, (iii) the revocation by BOTH’s board of directors of its recommendation to approve the agreement and plan of merger, or (iv) the shareholder’s notification to Sterling of a breach by Sterling of its covenants not to amend the agreement and plan of merger in a manner adverse to the shareholder without prior written consent or to modify the terms of any voting agreement and irrevocable proxy without offering to modify all agreements and irrevocable proxies.

Amendment of Agreement and Plan of Merger

The parties may amend the agreement and plan of merger before completion of the merger. However, after the agreement and plan of merger has been adopted by BOTH’s shareholders, the provisions of the agreement and plan of merger relating to the amount of the merger consideration may not be amended without approval of BOTH’s shareholders.

SUPERVISION AND REGULATION

Sterling

General

Bank holding companies and banks are extensively regulated under federal and state laws. This regulation is intended primarily for the protection of depositors and the deposit insurance fund and not for the benefit of shareholders. A summary description of the material laws and regulations that relate to Sterling’s operations is included below. These descriptions are not intended to be complete and are qualified in their entirety by reference to such statutes and regulations.

Regulatory Oversight

Sterling and its second tier holding company, Sterling Bancorporation, Inc., are bank holding companies registered under the Bank Holding Company Act of 1956, as amended (“BHCA”), and are subject to supervision and regulation by the Federal Reserve. Federal laws subject bank holding companies to particular restrictions on the types of activities in which they may engage, and to a range of supervisory requirements and activities, including regulatory enforcement actions for violations of laws and policies. In addition, Texas law authorizes the Texas Department of Banking to supervise and regulate a holding company controlling a state bank. Further, Sterling’s securities are registered with the SEC under the Exchange Act. As such, we are subject to the information, proxy solicitation, insider trading and other requirements and restrictions of the Exchange Act. Sterling is also subject to the provisions of the Sarbanes-Oxley Act of 2002, which primarily addresses corporate governance, internal controls and disclosure matters.

Sterling Bank is a Texas-chartered banking association and its deposits are insured, up to applicable limits, by the Deposit Insurance Fund of the FDIC. Sterling Bank is subject to supervision and regulation by both the Texas Department of Banking and the FDIC, and may be subject to special restrictions, supervisory requirements and potential enforcement actions. The Bank is not a member of the Federal Reserve System; however, the Federal Reserve also has supervisory authority that indirectly affects the Bank. Sterling Bank is a member of the Federal Home Loan Bank and, therefore, is subject also to compliance with its requirements.

Bank Holding Company Activities

Under the BHCA, Sterling’s activities, as well as the activities of entities which it controls or owns 5% or more of the voting securities, are limited to banking, management and control of banks, furnishing or performing services for its subsidiaries, or any other activity which the Federal Reserve determines to be incidental or closely related to banking or managing or controlling banks. The BHCA provides for certain limited exceptions to this general prohibition. The Gramm-Leach-Bliley Act amended the BHCA and granted certain expanded powers to bank holding companies as discussed below.

The Gramm-Leach-Bliley Act authorizes affiliations between banking, securities and insurance firms and authorizes bank holding companies and state banks, if permitted by state law, to engage in a variety of new financial activities. Bank holding companies may also elect to become financial holding companies if they meet certain requirements relating to capitalization and management and have filed a declaration with the Federal Reserve. Among the permitted activities by bank holding companies are securities and insurance brokerage, securities underwriting, insurance underwriting and merchant banking. The Federal Reserve, in consultation with the Department of Treasury, may approve additional financial activities. We have not filed an election to be a financial holding company.

Anti-Money Laundering; USA PATRIOT Act

Financial institutions must maintain anti-money laundering programs that include established internal policies, procedures and controls; a designated compliance officer; an ongoing employee training program; and testing of the program by an independent audit function. Financial institutions are prohibited from entering into specified financial transactions and account relationships and must meet enhanced standards for due diligence and “knowing your customer” in their dealings with foreign financial institutions and foreign customers. Financial institutions must take reasonable steps to conduct enhanced scrutiny of account relationships to guard against money laundering and to report any suspicious transactions. The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 is intended to strengthen U.S. law enforcement’s and the intelligence communities’ ability to work cohesively to combat terrorism on a variety of fronts. Its impact is significant and wide-ranging and has substantially increased the Company’s anti-money laundering obligations. Failure of a financial institution to maintain and implement adequate programs to combat these matters, or to comply with all of the relevant laws or regulations, could have serious legal and reputational consequences for the institution.

Safety and Soundness Standards

The Financial Institutions Reform, Recovery and Enforcement Act of 1989 (“FIRREA”) expanded the Federal Reserve’s authority to prohibit activities of bank holding companies and their non-banking subsidiaries which represent unsafe and unsound banking practices or which constitute violations of laws or regulations. Notably, FIRREA increased the amount of civil monetary penalties that the Federal Reserve can assess for certain activities conducted on a knowing and reckless basis, if those activities cause a substantial loss to a depository institution. The penalties can be as high as $1 million per day. FIRREA also expanded the scope of individuals and entities against which such penalties may be assessed.

The federal agencies that regulate banks and savings associations jointly issued guidelines for safe and sound banking operations as required by Section 132 of the Federal Deposit Insurance Corporation Improvement Act (“FDICIA”). The guidelines identify the fundamental standards that the four agencies follow when evaluating the operational and managerial controls at insured institutions. An institution’s performance will be evaluated against these standards during the regulators’ periodic on-site examinations.

Dividend Restrictions.

It is the policy of the Federal Reserve that bank holding companies should pay cash dividends on common stock only out of income available over the past year and only if prospective earnings retention is consistent with the organization’s expected future needs and financial condition. This policy provides that bank holding companies should not maintain a level of cash dividends that undermines the bank holding company’s ability to serve as a source of strength to its banking subsidiaries. Under Federal Reserve policy, a bank holding company is expected to act as a source of financial strength to each of its banking subsidiaries and commit resources to their support. Such support may be required at times when, absent this Federal Reserve policy, a bank holding company may not be inclined to provide it.

Capital Adequacy Requirements.

The Federal Reserve monitors the capital adequacy of bank holding companies using risk-based capital adequacy guidelines to evaluate their capital adequacy. Sterling Bank is subject to similar requirements promulgated by the FDIC. Under the guidelines, specific categories of assets and certain off-balance sheet assets such as letters of credit are assigned different risk weights, based generally on the perceived credit risk of the asset. These risk weights are multiplied by corresponding asset balances to determine a “risk-weighted” asset base. In addition, the guidelines define each of the capital components. Total capital is defined as the sum of “core capital elements” (“Tier 1”) and “supplemental capital elements” (“Tier 2”), with “Tier 2” being limited to 100% of “Tier 1.” For bank holding companies, “Tier 1” capital includes, with certain restrictions, common shareholders’ equity, noncumulative perpetual preferred stock and related surplus, a limited amount of cumulative perpetual preferred stock, and a limited amount of cumulative perpetual stock and minority interest in equity accounts of consolidated subsidiaries, less goodwill and other intangible assets. “Tier 2” capital includes, with certain limitations, perpetual preferred stock not meeting the Tier 1 definition, mandatory convertible securities, subordinated debt, and allowances for credit losses, less certain required deductions. The guidelines require a minimum ratio of total capital-to-risk-weighted assets of 8.0% (of which at least 4.0% is required to be comprised of “Tier 1” capital elements).

A minimum “Tier 1” leverage ratio is used as an additional tool to evaluate the capital adequacy of banks and bank holding companies. “Tier 1” leverage ratio is defined to be “Tier 1” capital divided by its average total consolidated assets. Certain highly rated institutions may maintain a minimum leverage ratio of 3.0% “Tier 1” capital to total average assets while others are required to maintain a leverage ratio of 4.0% to 5.0%.

Corrective Measures for Capital Deficiencies.

The federal banking regulators are required to take “prompt corrective action” with respect to capital-deficient institutions. Agency regulations define, for each capital category, the levels at which institutions are “well capitalized,” “adequately capitalized,” “undercapitalized,” “significantly undercapitalized” and “critically undercapitalized.” A “well capitalized” bank has a total risk-based capital ratio of 10.0% or higher; a Tier 1 risk-based capital ratio of 6.0% or higher; a leverage ratio of 5.0% or higher; and is not subject to any written agreement, order or directive requiring it to maintain a specific capital ratio for any capital measure. An “adequately capitalized” bank has a total risk-based capital ratio of 8.0% or higher; a Tier 1 risk-based capital ratio of 4.0% or higher; a leverage ratio of 4.0% or higher (3.0% or higher if the bank was rated a composite 1 in its most recent examination report and is not experiencing significant growth). A bank is “undercapitalized” if it fails to meet any one of the ratios required to be adequately capitalized. Sterling believes that as of June 30, 2006, the Bank was “well capitalized” based on the guidelines and ratios for purposes of the FDIC’s prompt corrective action regulations.

In addition to requiring undercapitalized institutions to submit a capital restoration plan, agency regulations contain broad restrictions on certain activities of undercapitalized institutions including asset growth, acquisition, branch establishment and expansion into new lines of business. With certain exceptions, an insured depository institution is prohibited from making capital distributions, including dividends, and is prohibited from paying management fees to control persons if the institution would be undercapitalized after any such distribution or payment.

As an institution’s capital decreases, the FDIC’s enforcement powers become more severe. A significantly undercapitalized institution is subject to mandated capital raising activities, restrictions on interest rates paid and transactions with affiliates, removal of management and other restrictions. The FDIC has only very limited discretion in dealing with a critically undercapitalized institution and is virtually required to appoint a receiver or conservator.

Banks with risk-based capital and leverage ratios below the required minimums may also be subject to certain administrative actions, including the termination of deposit insurance upon notice and hearing, or a temporary suspension of insurance without a hearing in the event the institution has no tangible capital.

Imposition of Liability for Undercapitalized Subsidiaries

A bank holding company that fails to meet the applicable risk-based capital standards will be at a disadvantage. For example, Federal Reserve policy discourages the payment of dividends by a bank holding company from borrowed funds as well as payments that would adversely affect capital adequacy. Failure to meet the capital guidelines may result in the issuance of supervisory or enforcement actions by the Federal Reserve. FDICIA requires bank regulators to take “prompt corrective action” to resolve problems associated with insured depository institutions whose capital declines below certain levels.

Acquisitions by Bank Holding Companies.

The BHCA requires a bank holding company to obtain the prior approval of the Federal Reserve before it acquires all or substantially all of the assets of any bank, or ownership or control of more than 5% of any class of voting shares of any bank.

Community Reinvestment Act.

The Community Reinvestment Act of 1977 (“CRA”) and the regulations promulgated by the FDIC to implement the CRA are intended to ensure that banks meet the credit needs of their service area, including low and moderate income communities and individuals, consistent with safe and sound banking practices. The CRA regulations also require the banking regulatory authorities to evaluate a bank’s record in meeting the needs of its service area when considering applications to establish new offices or consummate any merger or acquisition transaction. Under FIRREA, the federal banking agencies are required to rate each insured institution’s performance under CRA and to make such information publicly available. In the case of an acquisition by a bank holding company, the CRA performance records of the banks involved in the transaction are reviewed as part of the processing of the acquisition application. A CRA rating other than ‘outstanding’ or ‘satisfactory’ can substantially delay or block a transaction. Based upon our most recent CRA examination, the Bank has an outstanding CRA rating.

Permissible Activities for State-Chartered Institutions.

The Texas Constitution provides that a Texas-chartered bank has the same rights and privileges that are granted to national banks domiciled in Texas. The Texas Finance Code also contains provisions that expand the powers of Texas-chartered banks. Under these provisions, a Texas-chartered bank may, with limited exceptions, perform any act, own any property, and offer any product or service that is permissible for any depository institution organized under federal law or the laws of any state, unless (i) prohibited by FDICA, or (ii) the Commissioner of the Texas Banking Department finds that the activity would adversely affect the safety and soundness of the bank. However, FDICIA provides that no state bank or subsidiary thereof may engage as principal in any activity not permitted for national banks, unless the institution complies with applicable capital requirements and the FDIC determines that the activity poses no significant risk to the Deposit Insurance Fund.

Branching.

Texas law provides that a Texas-chartered bank can establish a branch anywhere in Texas provided that the branch is approved in advance by the Commissioner of the Texas Department of Banking. The branch must also be approved by the FDIC, which considers a number of factors, including financial history, capital adequacy, earnings prospects, character of management, needs of the community, and consistency with corporate powers.

Restrictions on Transactions with Affiliates and Insiders.

Transactions between the Bank and its nonbanking affiliates, including Sterling, are subject to Section 23A of the Federal Reserve Act. An affiliate of a bank is any company or entity that controls, is controlled by, or is under common control with the bank. In general, Section 23A imposes a limit on the amount of such transactions, and also requires certain levels of collateral for loans to affiliated parties. It also limits the amount of advances to third parties which are collateralized by the securities or obligations of the Bank or its nonbanking affiliates.

Affiliate transactions are also subject to Section 23B of the Federal Reserve Act which generally requires that certain other transactions between the Bank and its affiliates be on terms substantially the same, or at least as favorable to the Bank, as those prevailing at that time for comparable transactions with or involving other non-affiliated persons.

The restrictions on loans to directors, executive officers, principal shareholders and their related interests (collectively, the “insiders”) contained in the Federal Reserve Act and Regulation O apply to all insured institutions and their subsidiaries and holding companies. These restrictions include limits on loans to one borrower and conditions that must be met before such a loan can be made. There is also an aggregate limitation on all loans to insiders and their related interests. These loans cannot exceed the institution’s total unimpaired capital and surplus, and the FDIC may determine that a lesser amount is appropriate. Insiders are subject to enforcement actions for knowingly accepting loans in violation of applicable restrictions.

Brokered Deposit Restrictions.

FIRREA and FDICIA generally limit institutions that are not well capitalized from accepting brokered deposits. In general, undercapitalized institutions may not solicit, accept or renew brokered deposits. Adequately capitalized institutions may not solicit, accept or renew brokered deposits unless they obtain a waiver from the FDIC. Even in that event, the institution must comply with rate limitations imposed by the Federal Deposit Insurance Act.

Restrictions on Subsidiary Banks.

Dividends paid by the Bank provided substantially all of Sterling’s cash flow during 2005 and will continue to do so in the foreseeable future. Under federal law, a bank may not pay a dividend that results in an “undercapitalized” situation. At June 30, 2006, there was an aggregate of approximately $115.5 million available for payment of dividends by Sterling Bank. At June 30, 2006, the aggregate amount of dividends, which legally could be paid without prior approval of various regulatory agencies, totaled approximately $46.2 million.

Other requirements under Texas law affecting the operation of subsidiary banks include requirements relating to maintenance of reserves against deposits, restrictions on the nature and amount of loans that may be made and the interest that may be charged thereon and limitations relating to investments and other activities.

Examinations.

The FDIC periodically examines and evaluates insured banks. FDIC examinations are conducted annually. The Texas Banking Commissioner also conducts examinations annually, unless additional examinations are deemed necessary to safeguard the interests of shareholders, depositors and creditors.

Audit Reports.

Sterling must submit annual audit reports prepared by an independent registered public accounting firm to federal and state regulators. In some instances, the audit report of the institution’s holding company can be used to satisfy this requirement. In addition, financial statements prepared in accordance with generally accepted accounting principles, management’s certifications concerning responsibility for the financial statements, internal controls and compliance with legal requirements designated by the FDIC, and an attestation by the independent registered public accounting firm regarding the statements of management relating to the internal controls must be submitted. For institutions with total assets of more than $3 billion, an independent registered public accounting firm may be required to review quarterly financial statements. FDICIA requires that independent audit committees be formed, consisting solely of outside directors. Committees must include members with experience in banking or financial management, must have access to outside counsel, and must not include representatives of large customers.

Deposit Insurance Assessments.

Sterling Bank must pay assessments to the FDIC for federal deposit insurance protection. The FDIC has adopted a risk-based assessment system as required by FDICIA. Under this system, insured depository institutions pay insurance premiums at rates based on their risk classification. Institutions assigned to higher-risk classifications pay assessments at higher rates than institutions that pose a lower risk. An institution’s risk classification is assigned based on its capital levels and the level of supervisory concern the institution poses to the regulators. In addition, the FDIC may establish separate risk based assessment systems for large and small institutions. The FDIC recently proposed amendments to its regulations to address assessments for large and small institutions.

Expanded Enforcement Authority.

Federal banking agencies have broad enforcement powers, including the power to terminate deposit insurance, impose substantial fines and other civil and criminal penalties, and appoint a conservator or receiver. Failure to comply with applicable laws, regulations, and supervisory agreements could subject the Bank and its affiliates, as well as officers and directors, to administrative sanctions and potentially substantial civil penalties.

Effect on Economic Environment.

The policies of regulatory authorities, including the monetary policy of the Federal Reserve, have a significant effect on the operating results of bank holding companies and their subsidiaries. Among the means available to the Federal Reserve to affect the money supply are open market operations in U.S. government securities, changes in the discount rate on member bank borrowings and changes in reserve requirements against member bank deposits. These means are used in varying combinations to influence overall growth and distribution of bank loans, investments and deposits, and their use may affect interest rates charged on loans or paid for deposits. Federal Reserve monetary policies have materially affected the operating results of commercial banks in the past and are expected to continue to do so in the future.

Consumer Laws and Regulations.

Banks are also subject to certain consumer laws and regulations that are designed to protect consumers in transactions with banks. Among the more prominent of such laws and regulations are the Truth in Lending Act, the Truth in Savings Act, the Electronic Funds Transfer Act, the Expedited Funds Availability Act, the Equal Credit Opportunity Act, the Fair Credit Reporting Act, the Fair Housing Act and the consumer privacy protection provisions of Gramm-Leach-Bliley. These laws and regulations mandate certain disclosure requirements and regulate the manner in which financial institutions must deal with consumers. With respect to consumer privacy, Gramm-Leach-Bliley generally prohibits disclosure of customer information to non-affiliated third parties outside of specified exemptions unless the customer has been given the opportunity to object and has not objected to such disclosure. Financial institutions are further required to disclose their privacy policies to customers annually.

INFORMATION ABOUT BOTH

General

BOTH is a Texas corporation and bank holding company registered under the Bank Holding Company Act of 1956, as amended, and headquartered in Kerrville, Texas. BOTH was formed in 2001 and became a bank holding company through the acquisition of Bank of the Hills. BOTH provides commercial and retail banking services from the community banking offices of its wholly-owned subsidiary, Bank of the Hills, a national banking association headquartered in Kerrville, Texas. Bank of the Hills was originally chartered in 1998.

Bank Activities

BOTH operates with a community banking philosophy emphasizing long-term customer relationships based on service and convenience. BOTH operates from six locations in Kerrville, Center Point, Comfort, Ingram and Hunt, Texas. Four of its six locations are full-service banking centers led by banking officers focused on serving local community businesses and consumers. The remaining two locations are a motor bank facility and an automated teller machine/night depository.

BOTH offers a variety of traditional loan and deposit products to its customers, which are mainly small and medium-size businesses and individual consumers. For businesses, BOTH provides term loans, lines of credit and loans for working capital, business expansion and the purchase of equipment and machinery, interim construction loans for builders, owner occupied commercial real estate loans and real estate development loans. BOTH offers consumers a variety of products and services, including automobile loans, home equity loans, residential mortgage loans and debit cards. BOTH offers all of its customers a full array of cash management, Internet banking and traditional deposit services.

Competition

The banking business is highly competitive, with BOTH’s profitability dependent on the ability to compete in its market areas. BOTH competes with other commercial banks, savings banks, savings and loan associations, credit unions, finance companies, mutual funds, insurance companies, brokerage and investment banking firms, asset-based nonbank lenders and certain other nonfinancial entities, including retail stores that offer credit programs, and certain governmental organizations which may offer more favorable financing than BOTH offers. BOTH expects competition from both financial and nonfinancial institutions to continue. Recently enacted federal legislation eased burdens previously imposed on banks, securities firms, insurance companies, credit unions and other financial service providers. As a result, it may be easier for nonbank institutions to compete directly with BOTH.

BOTH’s competitive edge is built upon developing strong customer relationships through timely and effective service, and on being more responsive to the needs and wants of the customer than other institutions. This service includes loan and deposit pricing within BOTH’s profitability models, building a network of convenient locations and providing the banking services most important to its customers.

Facilities

BOTH operates from six locations. BOTH owns all of the buildings in which its banking centers are located except for the Hunt Branch banking center location. The lease for the Hunt Branch banking center location expires in October 2010, not including an additional five-year renewal option period that is available. The following table sets forth the address, ownership status and deposit balances for each of BOTH banking centers:

Facility Location	Owned or Leased	Deposits at June 30, 2006
		(dollars in thousands)
Kerrville Main Office 1075 Junction Highway Kerrville, Texas 78028	Owned	$200,957

Kerrville South Drive-In 1015 Sidney Baker South Kerrville, Texas 78028	Owned	(1)

Hunt Branch The Hunt Store 1634 Highway 39 Hunt, Texas 78024	Leased	15,457

Comfort Banking Center 608 Front Street Comfort, Texas 78013	Owned	43,412

Ingram Banking Center 3186 Junction Highway Ingram, Texas 78025	Owned	34,011

Center Point ATM/Night Depository 5858 Highway 27 Center Point, Texas 78010	Owned	(2)

(1)	Deposits taken at the Kerrville South Drive-In location are consolidated with deposits taken at the Kerrville Main Office location.
(2)	Deposits taken at the Center Point ATM/Night Depository location are consolidated with the deposits taken at the Comfort Banking Center location.

Employees

At June 30, 2006, BOTH had 53 employees, including 23 officers and 3 part-time employees. Management of BOTH considers its relations with its employees to be good. Neither BOTH nor Bank of the Hills is a party to any collective bargaining agreement.

Legal Proceedings

BOTH and Bank of the Hills are from time to time involved in legal proceedings arising in the normal course of business. Other than proceedings incidental to BOTH’s business, neither BOTH nor Bank of the Hills is a party to, nor is any of their property the subject of, any material legal proceedings. Although the amount of any ultimate liability with respect to such matters cannot be determined, in the opinion of BOTH’s management, any such liability will not have a material adverse effect upon BOTH’s consolidated financial condition, results of operations or cash flows.

INFORMATION ABOUT STERLING

Additional information concerning Sterling and its subsidiaries can be obtained from the documents filed by Sterling with the SEC including Sterling’s Annual Report on Form 10-K for the year ended December 31, 2005, and Quarterly Report on Form 10-Q for the quarter ended June 30, 2006, which are incorporated in this document by reference. See “Where You Can Find Additional Information” on page 77.

DESCRIPTION OF STERLING BANCSHARES CAPITAL STOCK

The following summary of the current terms of the capital stock of Sterling and the terms of capital stock of Sterling to be in effect after completion of the merger is not meant to be complete and is qualified by reference to Sterling’s charter documents and restated by-laws. Copies of Sterling’s charter documents and restated by-laws are incorporated by reference and will be sent to holders of shares of BOTH common stock upon request. See “Where You Can Find Additional Information” on page 77.

Authorized Capital Stock

Sterling is authorized to issue up to 100,000,000 shares of common stock and up to 1,000,000 shares of preferred stock. As of August 23, 2006, Sterling had 45,794,687 shares of common stock and no shares of preferred stock issued and outstanding.

Sterling Common Stock

The holders of Sterling common stock are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders. Holders of shares of common stock are not entitled to cumulative voting rights in the election of directors. Subject to preferences that may be applicable to any outstanding preferred stock, holders of common stock are entitled to receive ratable dividends which are declared by Sterling’s board of directors out of funds legally available for such a purpose. In the event of Sterling’s liquidation, dissolution or winding up, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and liquidation preferences, if any, on any outstanding shares of preferred stock. Holders of common stock have no preemptive rights and have no rights to convert their common stock into any other securities. The common stock is not redeemable. All of the outstanding shares of Sterling common stock are fully paid and nonassessable.

The transfer agent and registrar for Sterling common stock is American Stock Transfer & Trust Company.

Sterling Preferred Stock

Sterling’s board of directors, without any further action by Sterling’s shareholders but subject to limits contained in its charter, is authorized to issue up to 1,000,000 shares of preferred stock, in one or more series. The board may fix by resolution the terms of a series of preferred stock, such as:

•	dividend rates and preference of dividends, if any,

•	conversion rights,

•	voting rights,

•	terms of redemption and liquidation preferences, and

•	the number of shares constituting each such series.

Holders of preferred stock have no right or power to vote on any matter except as otherwise as required by law in which case they are entitled to one vote for each share of preferred stock held.

Upon Sterling’s dissolution, liquidation or winding up, the holders of shares of preferred stock are entitled to receive out of its assets an amount per share equal to the respective liquidation preference before any payment or distribution is made on Sterling common stock or any other class of capital stock that ranks junior to the particular series of preferred stock. All outstanding series of preferred stock rank equal. If Sterling’s assets available for distribution upon its dissolution, liquidation or winding up are insufficient to pay in full the liquidation preference payable to the holders of shares of all series of preferred stock, distributions are to be made proportionately on all outstanding shares of preferred stock.

BENEFICIAL STOCK OWNERSHIP BY MANAGEMENT AND PRINCIPAL SHAREHOLDERS

Ownership of BOTH Capital Stock

The following table sets forth as of August 23, 2006, the beneficial ownership of BOTH common stock by all (1) directors, (2) executive officers, (3) holders of more than 5% of BOTH common stock and (4) all directors and executive officers as a group. Unless otherwise indicated, based on information furnished by such shareholders, management of BOTH believes that each person has sole voting and dispositive power with respect to all shares of which he is the beneficial owner and the address of such shareholder is the same as the address of BOTH.

Name of Beneficial Owner	Number of Shares Beneficially Owned		Percentage Beneficially Owned(1)
Thomas E. Daniels, Director, Chairman of the Board	70,793	(2)	15.06%
Harold R. Wilson, Director, President/CEO	41,166	(3)	8.47%
Thomas J. Moore, III, Director	39,766	(4)	8.49%
Kittredge Werlein, Director	24,741	(5)	5.30%
Deborah Tuftee, SVP, Secretary	24,103	(6)	5.09%
Tom Gould, Director, EVP, Chief Credit Officer	22,450	(7)	4.74%
R. Nowlin McBryde, Director	13,939	(8)	2.99%
Gerald D. Griffin, Director	11,367	(9)	2.44%
Directors and executive officers as a group (8 persons)	248,325		48.29%

(1)	The percentage beneficially owned was calculated based on 465,300 shares of BOTH common stock outstanding as of August 23, 2006. The percentage assumes the exercise by the shareholder or group named in each row of all options and warrants for the purchase of BOTH common stock held by such shareholder or group and exercisable within 60 days of August 23, 2006.
(2)	Includes 2,060 shares that may be acquired pursuant to the exercise of fully vested options and 2,749 shares that may be acquired pursuant to the exercise of warrants.
(3)	Consists of 13,891 shares beneficially owned by the Harold R. Wilson Individual Retirement Account, 6,675 shares owned jointly by Harold R. Wilson with his spouse, 19,500 shares that may be acquired pursuant to the exercise of fully vested options and 1,100 shares that may be acquired pursuant to the exercise of warrants.
(4)	Consists of 28,617 shares owned jointly by Thomas J. Moore, III with his spouse; 5,000 shares held of record by the Jack Moore III Exempt Trust, of which Thomas J. Moore, III is the trustee; 1,000 shares held of record by Thomas J. Moore as custodian for his minor grandchild, Douglas Irvin Sorenson; 1,000 shares held of record by Thomas J. Moore as custodian for his minor grandchild, Hayley Ann Sorenson; 1,000 shares held of record by Thomas J. Moore as custodian for his minor grandchild, Jaclyn Varie Sorenson; 400 shares that may be acquired pursuant to the exercise of fully vested options and 2,749 shares that may be acquired pursuant to the exercise of warrants.
(5)	Includes 400 shares that may be acquired pursuant to the exercise of fully vested options and 1,203 shares that may be acquired pursuant to the exercise of warrants.
(6)	Consists of 11,000 shares beneficially owned by the Deborah Ann Tuftee Individual Retirement Account, 4,428 shares owned jointly by Deborah Tuftee with her spouse, 7,850 shares that may be acquired pursuant to the exercise of fully vested options and 825 shares that may be acquired pursuant to the exercise of warrants.
(7)	Consists of 14,400 shares beneficially owned by the Thomas Gould Individual Retirement Account and 8,050 shares that may be acquired pursuant to the exercise of fully vested options.
(8)	Consists of 12,852 shares held of record by the Now Reb Limited Partnership, in which R. Nowlin McBryde is a limited partner; 400 shares that may be acquired pursuant to the exercise of fully vested options and 687 shares that may be acquired pursuant to the exercise of warrants.
(9)	Includes 400 shares that may be acquired pursuant to the exercise of fully vested options and 687 shares that may be acquired pursuant to the exercise of warrants.

Ownership of Sterling Capital Stock

Information concerning the ownership of Sterling capital stock by management and principal shareholders is contained in Sterling’s proxy statement for the 2006 annual meeting of shareholders filed with the SEC on March 7, 2006, and is incorporated by reference into this proxy statement/prospectus. See “Where You Can Find Additional Information” on page 77.

COMPARISON OF RIGHTS OF HOLDERS OF

BOTH COMMON STOCK AND STERLING COMMON STOCK

Both Sterling and BOTH are incorporated in the State of Texas. If the merger is completed, holders of BOTH common stock will become holders of Sterling common stock and the rights of former BOTH shareholders will be governed by Texas law and Sterling’s restated and amended articles of incorporation and restated by-laws. The rights of BOTH shareholders under BOTH’s articles of incorporation and bylaws differ in limited respects from the rights of Sterling shareholders under Sterling’s restated and amended articles of incorporation and restated by-laws. The material differences are summarized in the table below. To review all provisions and differences of such documents in full detail, please read these documents and the Texas Business Corporation Act. Copies of Sterling’s restated and amended articles of incorporation and restated by-laws are on file with the SEC. Copies of BOTH’s articles of incorporation and bylaws may be obtained from BOTH’s corporate secretary upon written request.

	BOTH SHAREHOLDER RIGHTS	STERLING SHAREHOLDER RIGHTS
Corporate Governance:

The rights of BOTH shareholders are currently governed by Texas law and the articles of incorporation and bylaws of BOTH.

Upon consummation of the merger, the rights of BOTH shareholders will governed by Texas law and the restated and amended articles of incorporation and restated by-laws of Sterling.

The rights of Sterling shareholders are currently governed by Texas law and the restated and amended articles of incorporation and restated by-laws of Sterling.

Upon consummation of the merger, the rights of Sterling shareholders will remain governed by Texas law and the restated and amended articles of incorporation and restated by-laws of Sterling.

Authorized Capital Stock	The authorized capital stock of BOTH consists of 5 million shares of common stock.	The authorized capital stock of Sterling consists of 100 million shares of common stock and 1 million shares of preferred stock.

Number of Directors	BOTH’s bylaws provide that the authorized number of directors will be 7, subject to being increased by resolution of the board of directors.	Sterling’s restated by-laws state that number of directors comprising the initial board of directors shall be three, subject to being increased or decreased by resolution of the board of directors. Sterling’s board of directors currently consists of 14 directors.

Shareholder Nomination of Directors	BOTH’s bylaws do not expressly permit shareholder nomination of directors.	Sterling’s restated by-laws do not expressly permit shareholder nomination of directors.

Election of Directors	BOTH’s articles of incorporation state that holders of its common stock have voting power. Cumulative voting is not expressly prohibited. Holders of its common stock currently elect BOTH’s board of directors.	Sterling’s restated and amended articles of incorporation provide that holders of its common stock have the exclusive voting power for election of directors subject to any rights provided to the shares of any series of preferred stock. Cumulative voting is not permitted.

Classification of Board of Directors	BOTH’s bylaws do not provide for a classified board of directors; each director serves for a one-year term.	Sterling’s restated by-laws provide that the board of directors shall be divided into three classes as nearly equal in

	BOTH SHAREHOLDER RIGHTS	STERLING SHAREHOLDER RIGHTS
number as possible, with each class serving a staggered three-year term. This means that only one-third of the board of directors is elected at each annual meeting of shareholders. The classification of the board of directors makes it more difficult to change the composition of Sterling’s board of directors because at least two annual meetings of shareholders are required to change control of the board of directors.

Removal of Directors	Under BOTH’s bylaws, any director may be removed, with or without cause, at any special meeting of shareholders duly called and held for such purpose by a vote of the holders of a majority of shares then entitled to vote for the election of directors.	Under Sterling’s restated by-laws, any director may be removed, with or without cause, at any meeting of shareholders called expressly for such purpose by a vote of the holders of a majority of shares entitled to vote for the election of directors.

Shareholder Action Without a Meeting	According to BOTH’s bylaws, any action required or permitted to be taken at any annual or special shareholders’ meeting may be taken without a meeting if a consent in writing, setting forth the action to be taken, is signed by all shareholders entitled to vote with respect to the subject matter thereof.	According Sterling’s restated by-laws, any action required or permitted to be taken at any annual or special shareholders’ meeting may be taken without a meeting if a consent in writing, setting forth the action to be taken, is signed by all shareholders entitled to vote with respect to the subject matter thereof.

Special Meetings of Shareholders	According to BOTH’s bylaws, BOTH may call a special shareholders’ meeting at the request of the chairman of the board, the president, the board of directors or the BOTH shareholders owning not less than one-third of the shares that would be entitled to vote at such a meeting.	According to Sterling’s restated by-laws, Sterling may call a special shareholders meetings upon the written request of the president, the board of directors or of the Sterling shareholders holding at least 10% of the outstanding shares of Sterling stock that would be entitled to vote at such a meeting.

Amendment of Articles of Incorporation and Bylaws

Subject to Texas corporate law, BOTH’s articles of incorporation may be amended by the affirmative vote or written consent of two-thirds of the outstanding voting stock of BOTH.

The power to amend BOTH’s bylaws is vested exclusively in its board of directors.

Generally, Sterling’s restated and amended articles of incorporation may, subject to Texas corporate law, be amended by the affirmative vote of two- thirds of the outstanding voting stock of Sterling. However, subject to Texas corporate law, any amendments to the provisions of Section 4.1 of the restated and amended articles of incorporation or any resolution establishing and designating a series of shares of preferred stock may only be amended with the consent of two-thirds of the then issued and outstanding shares of preferred stock.

The power to amend Sterling’s restated by-laws is vested exclusively in its board of directors.

	BOTH SHAREHOLDER RIGHTS	STERLING SHAREHOLDER RIGHTS
Voting Stock	The outstanding voting securities of BOTH are the shares of BOTH common stock. Holders of BOTH common stock have one vote per share held by them. Shareholders may cumulate their votes in the election of directors.	Generally, the outstanding voting securities of Sterling are the shares of Sterling common stock. Holders of Sterling common stock have one vote per share held by them.

Authorization and Issuance of Additional Classes of Capital Stock	BOTH’s board of directors is not authorized to issue shares of preferred stock.	Sterling’s board of directors is authorized to issue 1,000,000 shares of preferred stock can determine the class and rights attached to any share of preferred stock. Sterling has previously created series of preferred stock for 1 million shares of which no shares of preferred stock are outstanding. Of the shares of preferred stock issued, all shares have been converted into common stock. All shares of preferred stock converted into common stock may be reissued in a new series of preferred stock. The voting, liquidation and dividend rights of holders of shares of common stock may be affected upon issuance of additional shares of preferred stock.

Liquidation Rights	BOTH’s articles of incorporation are silent with respect to liquidation rights.	Under Sterling’s restated and amended articles of incorporation, in the event of the liquidation, winding up or dissolution of Sterling, holders of any series of preferred stock shall be entitled to be paid in full any liquidation amounts fixed for such series before any payment is made to the holders of Sterling common stock. Holders of Sterling common stock are treated equally in terms of liquidation rights.

Dividend Rights	BOTH’s bylaws provide that the board of directors or executive committee of BOTH may declare dividends as provided under the TBCA.	Under Sterling’s restated and amended articles of incorporation, holders of common stock are treated equally for the purpose of dividend rights.

Appraisal Rights	BOTH shareholders have dissent and appraisal rights under Articles 5.11, 5.12 and 5.13 of the TBCA. Under these provisions, shareholders of BOTH who follow the procedures set forth in the TBCA may dissent from certain corporate actions proposed by BOTH’s management and receive the fair value of their shares of BOTH common stock as of or immediately prior to the effective time of the proposed corporate action. Please read “the Merger—Dissenters’ and Appraisal Rights” on page 50 for a more complete description of dissenters’ and appraisal rights.	Because the approval of the Sterling’s shareholders is not required to complete the merger, they are not entitled to exercise their appraisal rights under the TBCA in connection with the merger.

COMPARATIVE MARKET PRICE AND DIVIDEND INFORMATION WITH RESPECT TO STERLING COMMON STOCK AND BOTH COMMON STOCK

Market Information

Sterling

Sterling’s stock trades through the NASDAQ Global Select Market under the symbol “SBIB.” The following table sets forth the high and low sales prices and end-of-quarter closing prices of Sterling’s common stock and the dividends paid thereon for the quarters indicated.

Sterling Common Stock

Period	High	Low	Close	Dividend Declared
2004
First Quarter	$14.27	$11.86	$13.39	$0.050
Second Quarter	14.20	12.07	14.19	0.050
Third Quarter	14.40	12.25	13.45	0.050
Fourth Quarter	15.00	12.84	14.27	0.050

2005
First Quarter	15.00	13.02	14.20	0.060
Second Quarter	15.59	12.87	15.56	0.060
Third Quarter	16.04	14.00	14.70	0.060
Fourth Quarter	16.50	13.53	15.44	0.060

2006
First Quarter	18.06	15.18	18.05	0.070
Second Quarter	18.92	16.00	18.75	0.070
Third Quarter (through August 23, 2006)	20.82	17.68	N/A	0.070

The last reported sales price per share of Sterling common stock, as reported on the NASDAQ Global Select Market on July 25, 2006, the last business day before public announcement of the signing of the agreement and plan of merger was $18.65. The last reported sales price per share of Sterling common stock, as reported on the NASDAQ Global Select Market on August 23, 2006, the latest practicable trading day before the mailing of this document was $20.20:

Past price performance is not necessarily indicative of likely future performance. Because the market price of Sterling common stock will continue to fluctuate between the date of this document and the date on which the merger is completed and afterwards, you should obtain current market quotations for Sterling common stock.

BOTH

There is no established public trading market for BOTH common stock, and no market for BOTH common stock is expected to develop if the merger does not occur. No registered broker/dealer makes a market in BOTH’s common stock, and BOTH’s common stock is not listed or quoted on any stock exchange or automated quotation system. BOTH acts as the transfer agent and registrar for its own stock. As of the record date, there were 178 holders of the BOTH common stock.

BOTH is aware of approximately four trades that have occurred with respect to its common stock during the period from January 1, 2004, to the record date. Trading in shares of BOTH common stock is extremely infrequent and management has no information regarding the prices at which such transactions occurred.

BOTH is not obligated to register its common stock or, upon any registration, to create a market for its shares. Thus, a holder of BOTH common stock may be unable to liquidate his or her investment and must be able to bear the economic risk of such investment indefinitely.

Dividends

There are certain limitations on the payment of dividends to Sterling by its banking subsidiary, Sterling Bank. As a Texas-chartered banking association, the amount of dividends that Sterling Bank may declare is limited to its undivided profits. Further, as a national bank, Bank of the Hills, may not declare or pay dividends in excess of its undivided profits. In addition, the amount of dividends may not exceed Bank of the Hills’ net profits on hand after deducting bad debts and without approval of the OCC, Bank of the Hills cannot pay dividends in excess of total net profits for the year and retained profits for the preceding two years. For more information, see “Supervision and Regulation” on page 62. Under the applicable laws and regulations, at June 30, 2006, there was an aggregate of approximately $115.5 million available for payment of dividends to Sterling by Sterling Bank, and the aggregate amount of dividends, which legally could be paid without prior approval of various regulatory agencies, totaled approximately $46.2 million.

OTHER MATTERS

BOTH’s management is not aware of any other matters to be brought before the special meeting of the shareholders. However, if other matters are properly brought before the meeting, the persons named in the enclosed forms or proxy will have discretionary authority to vote all proxies with respect to such matters in accordance with their judgment.

LEGAL MATTERS

The validity of the shares of Sterling common stock offered by this proxy statement/prospectus has been passed upon for Sterling by Locke Liddell & Sapp LLP. Certain legal matters relating to the merger will be passed upon for BOTH by Bracewell & Giuliani LLP, Houston, Texas. It is a condition to the merger that Bracewell & Giuliani LLP will provide an opinion to BOTH, and that Locke Liddell & Sapp LLP will provide an opinion to Sterling that the merger will qualify as a tax-free reorganization under the Internal Revenue Code.

EXPERTS

The consolidated financial statements and management’s report on the effectiveness of internal control over financial reporting of Sterling incorporated in this proxy statement/prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

Sterling is a publicly traded company and is required to file certain reports, proxy statements and other information with the SEC. The SEC maintains a web site on the Internet that contains reports, proxy statements and other information about public companies, including Sterling. The address of that site is http://www.sec.gov. You may also read and copy any materials filed with the SEC by Sterling at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

Sterling has filed a registration statement on Form S-4 with the SEC that registers the Sterling common stock to be issued in the merger. This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of Sterling and a proxy statement of BOTH for the special meeting. Sterling has supplied all of the information contained in this proxy statement/prospectus relating to Sterling. BOTH has supplied all of the information relating to BOTH.

This proxy statement/prospectus does not contain all of the information in the registration statement. Please refer to the registration statement for further information about Sterling and the Sterling common stock to be issued in the merger. Statements contained in this proxy statement/prospectus concerning the provisions of certain documents included in the registration statement are not necessarily complete. A complete copy of each document is filed as an exhibit to the registration statement. You may obtain copies of all or any part of the registration statement, including exhibits thereto, upon payment of the prescribed fees, at the offices of the SEC listed above.

Incorporation of Documents by Reference

The SEC allows Sterling to “incorporate by reference” the information it files with the SEC. This permits Sterling to disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement/prospectus, except for any information superseded by information contained directly in this proxy statement/prospectus. The information incorporated by reference is an important part of this proxy statement/prospectus. The following documents that Sterling has filed or will file with the SEC (File No. 0-20750) are incorporated by reference in this proxy statement/prospectus:

•	its Annual Report on Form 10-K for the year ended December 31, 2005;

•	its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2006 and June 30, 2006;

•	its Current Reports on Form 8-K filed January 26, 2006; February 14, 2006; February 28, 2006; March 3, 2006; March 6, 2006; April 6, 2006; July 26, 2006; July 27, 2006; August 3, 2006; and August 15, 2006; and

•	its Proxy Statement dated March 7, 2006, relating to its annual meeting of shareholders held on April 24, 2006.

Sterling incorporates by reference additional documents that it might file with the SEC between the date of this proxy statement/prospectus and the date of the special meeting. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Any statement contained in a document incorporated or deemed to be incorporated by reference into this proxy statement/prospectus will be deemed to be modified or superseded for purposes of this proxy statement/prospectus to the extent that a statement contained in this proxy statement/prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this proxy statement/prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this proxy statement/ prospectus.

You may request a copy of these filings, in most cases without exhibits, at no cost, by writing or telephoning Sterling at its principal executive offices located at the following address:

Sterling Bancshares, Inc.

2550 North Loop West, Suite 600

Houston, Texas 77092

(713) 466-8300

Attn: Investor Relations

YOU SHOULD MAKE YOUR REQUEST BEFORE SEPTEMBER 20, 2006 IN ORDER TO RECEIVE THE INFORMATION BEFORE THE MEETING.

This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this proxy statement/prospectus, or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from it is unlawful to make such offer, solicitation of an offer or proxy solicitation in such jurisdiction.

APPENDIX A

AGREEMENT AND

PLAN OF MERGER

(including amendment)

AGREEMENT AND PLAN OF MERGER

BY AND BETWEEN

STERLING BANCSHARES, INC.,

AND

BOTH, INC.

DATED AS OF JULY 25, 2006

Attachments:

Annex A. Agreement and Irrevocable Proxy.

Annex B. Form of Noncompete Agreement.

Annex C. Form of Affiliate Letter.

Annex D. Form of Release Agreement.

Annex E Form of Company Release Agreement

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of July 25, 2006, is by and between STERLING BANCSHARES, INC. (“Sterling”), a Texas corporation and a registered bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHCA”), and BOTH, INC., a Texas corporation and a registered bank holding company under the BHCA (the “Company”). Capitalized terms not otherwise defined herein shall have the meanings set forth in Article I.

W I T N E S S E T H:

WHEREAS, pursuant to the terms and subject to the conditions of this Agreement, Sterling will acquire the Company through the merger of the Company with and into Sterling, or by such other means as provided for herein (the “Merger”); and

WHEREAS, pursuant to the Merger, and upon the terms and subject to the conditions of this Agreement, each issued and outstanding share of Company Common Stock (other than the Dissenting Shares and any shares of Company Common Stock cancelled pursuant to Section 3.1(b)) will be converted into the right to receive cash and shares of Sterling Common Stock; and

WHEREAS, (i) the respective Boards of Directors of Sterling and the Company have each determined that this Agreement, the Merger and the transactions contemplated hereby are in the best interests of their respective companies and shareholders and have approved this Agreement, the Merger and the other transactions contemplated hereby and (ii) the Board of Directors of the Company has unanimously (a) determined, based upon such factors as it considers material, that the consideration to be paid for the outstanding shares of Company Common Stock is fair to the shareholders of the Company and (b) resolved to recommend to the shareholders of the Company that they vote in favor of adoption of this Agreement; and

WHEREAS, to induce Sterling to enter into this Agreement (i) the Company Specified Shareholders have agreed, concurrently with the execution of this Agreement, to execute and deliver to Sterling an Agreement and Irrevocable Proxy in the form set forth as Annex A to this Agreement, and (ii) the Key Company Officials have agreed, concurrently with the execution of this Agreement, to execute and deliver their respective Noncompete Agreements to Sterling; and

WHEREAS, after the Merger, Sterling intends to effect the merger (the “Bank Merger”) of Bank of the Hills, National Association, a wholly owned subsidiary of the Company (the “Bank”), with and into Sterling Bank, a wholly owned subsidiary of Sterling Bancorporation, Inc. and an indirect wholly owned subsidiary of Sterling (“Sterling Bank”), with Sterling Bank as the surviving bank; and

WHEREAS, for federal income tax purposes, the Merger is intended to qualify as a tax-free reorganization, pursuant to Section 368 of the Code; and

WHEREAS, Sterling and the Company desire to provide for certain undertakings, conditions, representations, warranties and covenants in connection with the Merger and the related transactions contemplated by this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements contained herein, the benefits to be derived by each party hereunder and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

Section 1.1 Certain Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

“Acquisition Proposal” shall have the meaning set forth in Section 8.13.

“Acquisition Transaction” shall have the meaning set forth in Section 8.13.

“Affiliate” shall mean, with respect to any Person, any Person that, directly or indirectly, controls or is controlled by or is under common control with such Person.

“Affiliate Letter” shall have the meaning set forth in Section 8.8.

“Agreement” shall have the meaning set forth in the introduction hereto.

“Aggregate Merger Consideration” shall mean the result of $72,500,000 minus the amount of any adjustment pursuant to Section 3.3 hereof.

“Approvals” shall mean any and all filings, permits, consents, authorizations and approvals of any governmental or regulatory authority or of any other third person necessary to give effect to the arrangement contemplated by this Agreement or necessary to consummate the Merger.

“Authorizations” shall have the meaning set forth in Section 5.1.

“Average Closing Price” shall mean the average closing price per share of the Sterling Common Stock (rounded to the nearest cent) on the Nasdaq Global Select Market (as reported in The Wall Street Journal or, if not reported thereby, another authoritative source as chosen by Sterling) for the ten (10) consecutive trading days in which such shares are quoted on the Nasdaq ending on the trading day immediately prior to the Determination Date.

“BHCA” shall have the meaning set forth in the introduction to this Agreement.

“Bank” shall have the meaning set forth in the recitals to this Agreement.

“Bank Merger” shall have the meaning set forth in the recitals to this Agreement.

“Business Day” shall mean any day that is not a Saturday, Sunday or other day on which commercial banks in Houston, Texas are authorized or required by law to remain closed.

“Cash Election Shares” shall have the meaning set forth in Section 3.2(e).

“Cash Numerator” shall have the meaning set forth in Section 3.2(b).

“Certificates” shall have the meaning set forth in Section 4.2.

“Closing” shall have the meaning set forth in Section 2.2.

“Closing Date” shall have the meaning set forth in Section 2.2.

“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Commissioner” shall mean the Texas Banking Commissioner.

“Company” shall have the meaning set forth in the introductory paragraph to this Agreement.

“Company Benefit Plans” shall have the meaning set forth in Section 5.12.

“Company Board” shall mean the Board of Directors of the Company.

“Company Common Stock” shall mean the common stock, par value $1.00 per share, of the Company.

“Company Disclosure Memorandum” shall mean that document containing the written detailed information required to be furnished pursuant to the terms of this Agreement prepared and delivered by the Company to Sterling prior to the execution of this Agreement.

“Company Financial Statements” shall have the meaning set forth in Section 5.5.

“Company Indebtedness” shall mean all liabilities, indebtedness or obligations of the Company, and its Subsidiaries, on a consolidated basis (i) for borrowed money or loans, (ii) constituting an obligation to pay the deferred purchase price of property or services, (iii) which (A) under GAAP should be shown on the Company’s balance sheet as a liability, and (B) are payable more than one year from the date of creation, or (iv) constituting principal under leases capitalized in accordance with GAAP; provided that the term shall not include deposits of the Bank.

“Company Material Adverse Effect” shall have the meaning set forth in Section 5.1.

“Company Options” shall have the meaning set forth in Section 3.4(a).

“Company Shareholders’ Meeting” shall have the meaning set forth in Section 5.31.

“Company Shares Number” shall mean the number of shares of Company Common Stock outstanding immediately prior to the Effective Time (including all shares of Company Common Stock issuable upon the exercise of any options, warrants, debentures, or other securities which are in effect or outstanding prior to the Effective Time entitling the holder thereof to purchase or acquire shares of the Company Common Stock).

“Company Specified Shareholders” shall mean Thomas E. Daniels, Harold R. Wilson, Tom Gould, Gerald D. Griffin, R. Nowlin McBryde, Thomas J. Moore, III, Kittredge Werlein, and Deborah A. Tuftee.

“Company Stock Plan” shall have the meaning set forth in Section 5.12.

“Condition” shall have the meaning set forth in Section 5.1.

“Determination Date” shall mean fifth trading day preceding the anticipated Closing Date.

“Dissenting Share” shall have the meaning set forth in Section 3.1.

“Election” shall have the meaning set forth in Section 3.2(e).

“Election Deadline” shall have the meaning set forth in Section 3.2(e).

“Effective Time” shall have the meaning set forth in Section 2.3.

“Employee” shall mean any current or former employee, officer or director, independent contractor or retiree of the Company, its Subsidiaries and any dependent or spouse thereof.

“Environmental Law” means any federal, state, local or foreign law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any Regulatory Authority relating to (i) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (ii) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of any substance presently listed, defined, designated or classified as a Hazardous Substance, or otherwise regulated, whether by type or by quantity, including any material containing any such substance as a component.

“Equity Capital” shall mean the sum of the capital stock, capital surplus and retained earnings of the Company on a consolidated basis, excluding unrecognized securities gains or losses. Except as specifically provided herein, Equity Capital shall be determined pursuant to GAAP. It is specifically provided that the following payments and expenses shall not be deducted in calculating Equity Capital for purposes of Section 3.3(a): (i) legal fees and expenses, (ii) accounting fees, (iii) fees and commissions payable to any broker, finder or investment banking firm in connection with this Agreement and the transactions contemplated hereby, and (iv) expenses related to obtaining the ongoing insurance coverage set forth in Section 8.9 hereof.

“ERISA” shall have the meaning set forth in Section 5.12.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Agent” shall have the meaning set forth in Section 4.1.

“Exchange Fund” shall have the meaning set forth in Section 4.1.

“FDIC” shall mean the Federal Deposit Insurance Corporation.

“Federal Reserve Board” shall mean the Board of Governors of the Federal Reserve System and any Federal Reserve Bank.

“Final Statement” shall have the meaning set forth in Section 3.3(c).

“GAAP” shall mean generally accepted accounting principles in the United States, applied on a consistent basis.

“Hazardous Substances” shall mean those substances included within the statutory or regulatory definitions, listings or descriptions of “pollutant,” “hazardous material,” “contaminant,” “toxic waste,” “hazardous substance,” “hazardous waste,” “solid waste,” or “regulated substance” pursuant to applicable Environmental Laws and shall include, without limitation, any material, waste or substance which is or contains explosives, radioactive materials, oil or any fraction thereof, asbestos, or formaldehyde.

“Indemnified Party” shall have the meaning set forth in Section 8.9.

“Initial Closing Price” shall mean the average closing price per share of the Sterling Common Stock (rounded to the nearest cent) on the Nasdaq Global Select Market (as reported in the Wall Street Journal or if not reported thereby, another authoritative source as chosen by Sterling) for the five (5) consecutive trading days in which such shares are quoted on the Nasdaq ending on the Starting Date.

“Key Company Officials” shall mean Tom Daniels, Harold R. Wilson, Tom Gould, Debbie Tuftee, Sam Braswell, Butch Dixon, Kyle Priour, Paul Urban, and Molly Adams.

“Law” shall mean any United States (federal, state or local) or foreign law, statute, ordinance, rule, regulation, order, judgment or decree.

“Liens” shall have the meaning set forth in Section 5.3.

“Maximum Amount” shall have the meaning set forth in Section 8.9.

“Maximum Stock Amount” shall have the meaning set forth in Section 3.2(f).

“Merger” shall have the meaning set forth in the recitals to this Agreement.

“Merger Consideration” shall have the meaning set forth in Section 3.1.

“Minimum Stock Amount” shall have the meaning set forth in Section 3.2(f).

“Nasdaq” shall mean the Nasdaq National Market of the National Association of Securities Dealers, Inc.

“No-Election Shares” shall have the meaning set forth in Section 3.2(e).

“Noncompete Agreements” shall mean the Noncompete Agreements in the form of Annex B attached hereto executed by the Key Company Officials.

“OCC” shall mean the Office of the Comptroller of the Currency.

“Order” shall mean any decree, judgment, injunction, ruling, writ or other order (whether temporary, preliminary or permanent).

“Permitted Liens” shall mean (i) Liens for current taxes not yet due and payable and incurred in the ordinary course of business, (ii) with respect to a lease, the interest of the lessor thereunder, including any Liens on the interest of such lessor, and (iii) such imperfections of title, Liens, restrictions and easements that do not materially impair the use or value of the properties or assets or otherwise materially impair the current operations relating to the business of the Company or its Subsidiaries or the Company’s consolidated financial condition or consolidated results of operations.

“Per Share Cash Consideration” shall have the meaning set forth in Section 3.2(a).

“Per Share Stock Consideration” shall have the meaning set forth in Section 3.2(a).

“Person” or “person” shall mean any individual, corporation, limited liability company, association, partnership, group (as defined in Section 13(d)(3) of the Exchange Act), joint venture, trust or unincorporated organization, or a government or any agency or political subdivision thereof.

“Proxy Statement” shall have the meaning set forth in Section 5.31.

“Registration Statement” shall have the meaning set forth in Section 8.2(a).

“Regulatory Agreement” shall have the meaning set forth in Section 5.11.

“Regulatory Authorities” shall have the meaning set forth in Section 5.11.

“Regulatory Reporting Document” shall have the meaning set forth in Section 5.5.

“Remedies Exception” shall mean any bankruptcy, reorganization, insolvency, fraudulent conveyance or transfer, moratorium or similar law affecting creditors’ rights generally and general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity).

“Reports” shall have the meaning set forth in Section 5.17.

“SEC” shall mean the Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Starting Date” shall mean the date of this Agreement.

“Sterling” shall have the meaning set forth in the introduction to this Agreement.

“Sterling Bank” shall have the meaning set forth in the recitals to this Agreement.

“Sterling Common Stock” shall mean the common stock, par value $1.00 per share of Sterling.

“Sterling Financial Statements” shall have the meaning set forth in Section 6.4.

“Sterling Material Adverse Effect” shall have the meaning set forth Section 6.1.

“Sterling SEC Reports” shall have the meaning set forth in Section 6.5.

“Stock Numerator” shall have the meaning set forth in Section 3.2(b).

“Subsidiary” shall mean, in the case of either Sterling or the Company, any corporation, association or other entity in which it owns or controls, directly or indirectly, 25% or more of the outstanding voting securities or 25% or more of the total equity interest; provided, however, that the term shall not include any such entity in which such voting securities or equity interest is owned or controlled in a fiduciary capacity, without sole voting power, or was acquired in securing or collecting a debt previously contracted in good faith.

“Superior Proposal” shall have the meaning set forth in Section 10.1.

“Surviving Corporation” shall have the meaning set forth in Section 2.1.

“Tax” or “Taxes” shall mean all federal, state, local and foreign taxes, charges, fees, levies, imposts, duties or other assessments, including, without limitation, income, gross receipts, excise, employment, sales, use, transfer, license, payroll, franchise, severance, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duties, capital stock, paid up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other tax or governmental fee of any kind whatsoever, imposed or required to be withheld by the United States or any state, local, foreign government or subdivision or agency thereof, including, without limitation, any interest, penalties or additions thereto whether disputed or not.

“Tax Return” shall mean any report, return, information return or other information required to be supplied to a taxing authority in connection with Taxes, including, without limitation, any return of an affiliated or combined or unitary group that includes the Company or any of its Subsidiaries.

“TBCA” shall mean the Texas Business Corporation Act, as amended.

“Termination Fee” shall have the meaning set forth in Section 8.14.

“Total Consideration” shall mean the sum of (i) the product of (1) the Average Closing Price and (2) the number of shares of Sterling Common Stock actually issued to the holders of Company Common Stock in the Merger plus the number of shares of Sterling Common Stock that would have been issued to holders of Dissenting Shares had such holders’ demand to exercise dissenters rights been withdrawn as of the Effective Time, (ii) the amount of cash actually issued to holders of Company Common Stock in the Merger pursuant to Sections 3.2(a), (c) or (d) plus the amount of cash that would have been paid to holders of Dissenting Shares had such holders’ demand to exercise dissenters rights been withdrawn as of the Effective Time, and (iii) the amount of cash actually issued to holders of Company Common Stock in the Merger in lieu of fractional shares of Sterling Common Stock plus the amount of cash in lieu of fractional shares that would have been paid to holders of Dissenting Shares had such holders’ demand to exercise dissenters rights been withdrawn as of the Effective Time.

“TRUPs” shall mean the outstanding trust preferred securities issued by BOTH Capital Trust I.

ARTICLE II

THE MERGER AND RELATED TRANSACTIONS

Section 2.1 Merger.

(a) Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the TBCA, at the Effective Time, the Company shall be merged with and into Sterling. As a result of the Merger, the separate existence of the Company shall thereupon cease, and Sterling shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).

(b) The articles of incorporation of Sterling as in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Corporation.

(c) The bylaws of Sterling as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation.

(d) The directors of Sterling immediately prior to the Effective Time shall become the directors of the Surviving Corporation and the officers of Sterling immediately prior to the Effective Time shall become the officers of the Surviving Corporation, in each case until their respective successors are duly elected and qualified.

(e) The Merger shall have the effects set forth in the TBCA.

Section 2.2 Time and Place of Closing.

The closing of the transactions contemplated hereby (the “Closing”) will take place at the offices of Locke Liddell & Sapp LLP in Houston, Texas on the date (the “Closing Date”) that the Effective Time occurs, or at such other time, and at such place, as may be agreed to in writing by the parties hereto.

Section 2.3 Effective Time.

On the Business Day selected by Sterling occurring within ten (10) Business Days following the date on which the expiration of all applicable waiting periods in connection with approvals of governmental authorities necessary to effectuate the Merger occurs and all conditions to the consummation of this Agreement are satisfied or waived, unless an earlier or later date has been agreed by the parties, appropriate articles and certificates of merger shall be executed and filed in accordance with the TBCA, and the Merger provided for herein shall become effective upon such filing or at such time as may be specified in such articles and certificates of merger. The time of such filing or such later effective time is herein called the “Effective Time.”

Section 2.4 Reservation of Right to Revise Transaction; Further Actions.

(a) Notwithstanding anything to the contrary provided elsewhere in this Agreement, if Sterling notifies the Company in writing prior to the Closing that Sterling prefers to change the method of effecting the acquisition of the Company by Sterling (including, without limitation, the provisions as set forth in Article II) the parties hereto shall forthwith execute an appropriate amendment or restatement of this Agreement to reflect such changes; provided, however, that no such change shall (i) alter or change the amount or the kind of the consideration to be received by the holders of Company Common Stock as provided for in this Agreement, (ii) take the form of an asset purchase, (iii) adversely affect the tax treatment to the Company or the Company shareholders as a result of receiving the Merger Consideration, (iv) adversely affect the timing of the Closing of the Merger, or (v) place additional obligations, warranties or conditions on the Company.

(b) In addition, the parties hereto agree that if Sterling so determines, each of the parties will execute such additional agreements and documents and take such other actions as Sterling determines necessary or appropriate to facilitate the Merger and the acquisition of the Company by Sterling, including, without limitation, entering into agreements to facilitate the Bank Merger.

Section 2.5 Tax-Free Reorganization.

The parties hereto intend that the Merger shall constitute a reorganization within the meaning of Section 368 of the Code. The parties hereto adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the Treasury Regulations promulgated thereunder.

ARTICLE III

MERGER CONSIDERATION; EXCHANGE PROCEDURES

Section 3.1 Merger Consideration.

(a) Subject to the terms and conditions of this Agreement, each share of Company Common Stock that is outstanding immediately prior to the Effective Time (excluding any Dissenting Shares and any shares of Company Common Stock cancelled pursuant to Section 3.1(b)) shall be converted into and become the right to receive cash and/or shares of Sterling Common Stock as set forth in this Article III which, together with the consideration provided for in Section 4.5 hereinbelow with respect to fractional shares, is referred to herein as the “Merger Consideration.”

(b) Each share of Company Common Stock held in the treasury of the Company and each share of Company Common Stock owned by Sterling or any direct or indirect wholly owned Subsidiary of Sterling or the Company immediately prior to the Effective Time shall be canceled without any conversion and no payment or distribution shall be made with respect thereto.

(c) Each of the shares of Sterling Common Stock issued and outstanding immediately before the Effective Time shall continue to be issued and outstanding as one share of common stock of the Surviving Corporation.

(d) Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock exchanged pursuant to the Merger, who would otherwise have been entitled to receive a fraction of a share of Sterling Common Stock (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in accordance with Section 4.5 hereof. No such holder will be entitled to dividends, voting rights or other rights as a shareholder in respect of any fractional share.

(e) Notwithstanding anything in this Agreement to the contrary, no share of Company Common Stock, the holder of which shall have complied with the provisions of Article 5.12 of the TBCA as to appraisal rights (a “Dissenting Share”), shall be deemed converted into and to represent the right to receive the Merger

Consideration hereunder, and the holders of Dissenting Shares, if any, shall be entitled to payment, solely from the Surviving Corporation, of the appraised value of such Dissenting Shares to the extent permitted by and in accordance with the provisions of Article 5.12 of the TBCA; provided, however, that (i) if any holder of Dissenting Shares shall, under the circumstances permitted by the TBCA, subsequently deliver a written withdrawal of his or her demand for appraisal of such Dissenting Shares, (ii) if any holder fails to establish his or her entitlement to rights to payment as provided in such Article 5.12, or (iii) if neither any holder of Dissenting Shares nor the Surviving Corporation has filed a petition demanding a determination of the value of all Dissenting Shares within the time provided in such Article 5.12, such holder or holders (as the case may be) shall forfeit such right to payment for such Dissenting Shares pursuant to such Article 5.12 and each such Dissenting Share shall thereupon be converted into and shall represent the right to receive the Merger Consideration therefore. The Company shall give Sterling (i) prompt notice of any written objections to the Merger submitted to the Company in accordance with Article 5.12, attempted withdrawals of such objections, and any other instruments served pursuant to applicable law received by the Company relating to shareholders’ rights of appraisal and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the TBCA. The Company shall not, except with the prior written consent of Sterling, voluntarily make any payment with respect to any demands for appraisals of Company Common Stock, offer to settle or settle any such demands or approve any withdrawal of any such demands.

Section 3.2 Determination of Merger Consideration.

(a) Subject to the terms and conditions of this Agreement including the other provisions of this Section 3.2 and of Section 3.3 hereof, the aggregate consideration payable by Sterling in exchange for the shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (excluding any Dissenting Shares and any shares of Company Common Stock cancelled pursuant to Section 3.1(b) is as follows: (i) the total amount of the Merger Consideration for all shares of Company Common Stock issued and outstanding immediately prior to the Effective Time shall be $72,500,000, (ii) the number of shares of Sterling Common Stock into which each share of Company Common Stock shall be converted shall be the quotient of the Stock Numerator divided by the Average Closing Price and further divided by the Company Shares Number (the “Per Share Stock Consideration”); and (iii) the amount in cash into which each share of Company Common Stock shall be converted shall be equal to the quotient of the Cash Numerator divided by the Company Shares Number (the “Per Share Cash Consideration”).

(b) For purposes of Section 3.2(a), “Stock Numerator” shall mean an amount equal to the number of shares of Company Common Stock elected by the holders thereof pursuant to subsection (e)(i) below to be Stock Election Shares (as defined below) divided by the Company Shares Number times $72,500,000, provided that such amount shall be adjusted pursuant to subsection (f) below such that the Stock Numerator shall not be less than $36,975,000 nor more than $50,750,000. For purposes of Section 3.2(a), the “Cash Numerator” shall mean an amount expressed in dollars equal to $72,500,000 minus the Stock Numerator.

(c) For purposes of Section 3.2(a) (i) if the Average Closing Price is greater than 1.1 times the Initial Closing Price, then the Average Closing Price shall be deemed to be 1.1 times the Initial Closing Price, and (ii) if the Average Closing Price is less than .90 times the Initial Stock Price, then the Average Closing Price shall be deemed to be .90 times the Initial Closing Price.

(d) In no event shall the aggregate Per Share Stock Consideration plus the aggregate Per Share Cash Consideration exceed the Aggregate Merger Consideration.

(e) Each holder of Company Common Stock will have the following options in connection with the exchange of their shares of Company Common Stock, which options shall in each case be subject to the provisions of subsection (f) below:

(i) At the option of the holder, the holder may elect to receive the Per Share Stock Consideration for each of the shares of Company Common Stock (“Stock Election Shares”) held by such record holder; or

(ii) At the option of the holder, the holder may elect to receive the Per Share Cash Consideration for each of the shares of Company Common Stock (“Cash Election Shares”) held by such record holder; or

(iii) At the option of the holder, the holder may elect to receive a combination of cash and shares of Sterling Common Stock in exchange for each of the shares of Company Common Stock held by such record holder as converted in accordance with Section 3.2(a) in the proportions and with respect to the shares of Company Common Stock specified by the holder thereof.

(iv) At the option of the holder, the holder may make no election for all of the Company Common Stock (“No-Election Shares”) held by such holder. If no election is made by the holder by 5:00 p.m. Houston, Texas time on the Business Day immediately preceding the Company’s Shareholders’ Meeting (the “Election Deadline”), all of such holder’s Company Common Stock will be converted into the right to receive the Per Share Stock Consideration, the Per Share Cash Consideration or any combination thereof as determined by Sterling.

(v) All such elections (each, an “Election”) shall be made on an election form (“Election Form”) designed for that purpose and mutually agreed upon by the Company and Sterling and provided to holders of record of Company Common Stock as part of the Proxy Statement for the Company Shareholders’ Meeting. Any Company Common Stock for which the record holder has not, as of the Election Deadline, properly submitted to a properly completed Election Form (excluding any Dissenters’ Shares) will be deemed No-Election Shares. All Dissenters’ Shares will be deemed Cash Election Shares. Each holder of Company Common Stock may at any time prior to the Election Deadline revoke his Election and either (A) submit a new Election Form in accordance with the procedures of this Section or (B) withdraw the Election Form by providing written notice that is received by Sterling by 5:00 p.m., Houston, Texas time, on the Business Day immediately preceding the Election Deadline.

(f) Notwithstanding any other provision of this Agreement, if the aggregate value of the shares of Sterling Common Stock that would be issued pursuant to the Merger, valued at the Average Closing Price, is less than fifty-one percent (51%) or more than seventy percent (70%) of the Total Consideration as defined in Section 1.1, Sterling shall be authorized to reallocate the Per Share Cash Consideration and the number of shares of Sterling Common Stock into which each share of Company Common Stock will be converted in the Merger, in a manner such that the number of shares of Sterling Common Stock to be issued in the Merger shall be approximately equal to the Minimum Stock Amount or the Maximum Stock Amount, as appropriate, as herein defined, provided, however, that such reallocation shall not (i) affect the Aggregate Merger Consideration payable with respect to the shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (exclusive of any Dissenting Shares and any shares of Company Common Stock cancelled pursuant to Section 3.1(b)) or (ii) reduce the aggregate consideration due for each share of the Company Common Stock pursuant to Section 3.2(a) (other than as provided by Section 3.3). For purposes of this Agreement, the term “Minimum Stock Amount” shall mean the lowest whole number of shares of Sterling Common Stock, which, if multiplied by the Average Closing Price, results in a dollar amount at least equal to fifty-one percent (51%) of the Total Consideration. For purposes of this Agreement, the term “Maximum Stock Amount” shall mean the highest whole number of shares of Sterling Common Stock, which, if multiplied by the Average Closing Price, results in a dollar amount at least equal to seventy percent (70%) of the Total Consideration.

(g) The ratio of the number of shares of Sterling Common Stock to be exchanged for each share, respectively, and the share figures and share prices set forth in subsections (a) and (b), above shall be adjusted appropriately to reflect any stock dividend reclassification, split-up, combination, exchange of shares or similar transaction with respect to Sterling Common Stock between the Starting Date and the Determination Date and the maximum and minimum Stock Numerators set forth in Section 3.2(b) shall be adjusted appropriately to reflect any adjustment pursuant to Section 3.3 hereof.

Section 3.3 Additional Adjustment to Merger Consideration.

(a) In the event that as of and for the Business Day immediately preceding the Closing Date, the Company’s Equity Capital is less than $24,500,000, then the Merger Consideration will be reduced by an amount equal to $24,500,000 minus the amount of the Company’s Equity Capital as of the Business Day immediately preceding the Closing Date.

(b) Prior to the Business Day immediately preceding the Closing Date the Company shall deliver to Sterling a preliminary statement of the calculation of Equity Capital.

(c) In addition to the capital contribution contemplated by Section 9.3(a), prior to the Closing Date, the holders of shares of Company Common Stock may (but shall not be required to) make such capital contributions to the Company such that the Actual Equity Capital of the Company shall be $24,500,000 in lieu of incurring an adjustment to the Merger Consideration pursuant to subsection (a) above.

Section 3.4 Company Stock Options.

(a) Prior to the Closing Date, the Company shall (i) cause each unexpired and unexercised option of the Company (“Company Options”) to either be (a) exercised and fully paid at the exercise prices set forth in Section 3.4 of the Company Disclosure Memorandum and converted into shares of Company Common Stock, or (b) terminated, and (ii) cause the Company’s 1998 Stock Option Plan and 2005 Stock Option Plan to be terminated. The Company shall not permit any holder of the Company Options to exercise such Company Option by any means other than the payment of the exercise price thereof in cash, unless the Company is contractually obligated to do so. With respect to any such holder, the Company shall use its best efforts to encourage such holder to exercise such Company Option by payment in cash. A list of the Company Options is set forth in Section 5.2 of the Company Disclosure Memorandum.

(b) The Company shall take all actions necessary or reasonably requested by Sterling to ensure that following the Effective Time, no holder of any Company Option will have any right thereunder to acquire any equity securities of the Company, Sterling or any of their respective Subsidiaries or any right to payment in respect of any such securities of the Company except for payment of the Merger Consideration with respect to the shares of Company Common Stock into which such Company Options are converted prior to the Effective Time.

ARTICLE IV

EXCHANGE OF SHARES

Section 4.1 Exchange Agent.

As of the Effective Time, Sterling shall deposit with a bank or trust company designated by Sterling and reasonably acceptable to the Company (the “Exchange Agent”), for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this Article IV, (i) certificates representing the shares of Sterling Common Stock and (ii) cash, each in a number or an amount sufficient to make all payments of the Merger Consideration pursuant to Article III. Such shares of Sterling Common Stock and cash, together with any dividends or distributions with respect thereto paid in respect of a record date after the Effective Time, is hereinafter referred to as the “Exchange Fund”. The Exchange Agent shall, pursuant to irrevocable instructions from Sterling, deliver the Merger Consideration contemplated to be issued pursuant hereto out of the Exchange Fund. The Exchange Fund shall not be used for any other purpose.

Section 4.2 Exchange Procedures.

Promptly after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which, immediately prior to the Effective Time, represented outstanding shares of Company Common Stock (the “Certificates”), other than shares canceled in accordance with Section 3.1(b): (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates theretofore representing shares of Company Common Stock shall pass, only upon proper delivery of such Certificates to the Exchange Agent, and shall be in such form and have such other provisions as Sterling shall specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent (or to such other agent or agents as may be appointed by Sterling), together with such letter of transmittal, duly executed, and any other required documents, the holder of such Certificate(s) shall be entitled to receive in exchange therefore (in each case subject to the elections, allocations and reallocations provided for in Section 3.2 hereof) (i) shares of Sterling Common Stock representing, in the aggregate, the whole number of shares that such holder has the right to receive pursuant to Section 3.2, (ii) a check in the amount equal to the cash portion of the Merger Consideration that such holder has the right to receive pursuant to Section 3.2, and (iii) a check in the amount equal to the cash, if any, that such holder has the right to receive pursuant to the provisions of Article III other than Section 3.2, including cash in lieu of any fractional shares of Sterling Common Stock pursuant to Section 4.5, and the Certificate(s) so surrendered shall forthwith be cancelled. No interest will be paid or will accrue on any cash payable pursuant to the provisions of Article III or this Section 4.2. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, one or more certificates of Sterling Common Stock evidencing, in the aggregate, the proper number of shares of Sterling Common Stock pursuant to Section 3.2, a check in the proper amount of the cash portion of the Merger Consideration pursuant to Section 3.2 and a check in the proper amount of cash in lieu of any fractional shares of Sterling Common Stock pursuant to Section 4.5, may be issued to a transferee if the Certificate(s) representing such Company Common Stock is presented to the Exchange Agent accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 4.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender Merger Consideration as provided in Article III and cash in lieu of any fractional shares of Sterling Common Stock as contemplated by Section 3.1(d) and Section 4.5. The Certificate(s) for Company Common Stock so surrendered shall be duly endorsed as the Exchange Agent may require. Sterling shall not be obligated to deliver the consideration to which any former holder of Company Common Stock is entitled as a result of the Merger until such holder surrenders his Certificate(s) formerly representing shares of Company Common Stock for exchange as provided in this Article IV. In addition, certificates surrendered for exchange by any person constituting an “affiliate” of Company for purposes of Rule 145(c) under the Securities Act shall not be exchanged for certificates representing whole shares of Sterling Common Stock until Sterling has received a written agreement from such person as provided in Section 8.8.

Section 4.3 Voting and Dividends.

Former shareholders of record of the Company who are to receive shares of Sterling Common Stock pursuant to Section 3.2 shall be entitled to vote after the Effective Time at any meeting of Sterling shareholders the number of whole shares of Sterling Common Stock into which their respective shares of Company Common Stock are converted, regardless of whether such holders have exchanged their Certificates representing Company Common Stock for certificates representing Sterling Common Stock in accordance with the provisions of this Agreement. Until surrendered for exchange in accordance with the provisions of Section 4.1, each Certificate theretofore representing shares of the Company Common Stock (other than shares to be canceled pursuant to Section 3.1) shall from and after the Effective Time represent for all purposes only the right to receive the Merger Consideration, as set forth in this Agreement. Former shareholders of record of the Company who are to receive shares of Sterling Common Stock pursuant to Section 3.2 shall be entitled to any dividends paid to holders of record of Sterling Common Stock after the Effective Time, provided that no dividend or other distribution payable to the holders of record of Sterling Common Stock, at or as of any time after the Effective Time, shall be paid to the holder of any Certificate representing shares of Company Common Stock issued and outstanding at the Effective Time until such holder physically surrenders such Certificate for exchange as provided in Section 4.2, promptly after which time all such dividends or distributions shall be paid (without interest).

Section 4.4 No Further Ownership Rights in Company Common Stock.

All shares of Sterling Common Stock and/or cash issued upon the surrender for exchange of shares of Company Common Stock in accordance with the terms hereof (including any cash paid in lieu of fractional shares of Sterling Common Stock pursuant to Section 3.1(d) and Section 4.5) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock, and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article IV.

Section 4.5 No Fractional Shares.

No certificates or scrip representing fractional shares of Sterling Common Stock shall be issued upon the surrender for exchange of certificates for Company Common Stock pursuant to this Article IV, and no dividend or other distribution, stock split or interest shall relate to any such fractional security, and such fractional interests shall not entitle the owner thereof to any voting or other rights of a security holder of Sterling. In lieu of any fractional security, each holder of shares of Company Common Stock who would otherwise have been entitled to a fraction of a share of Sterling Common Stock upon surrender of the certificate(s) for such Company Common Stock for exchange pursuant to this Article IV will be paid an amount in cash (without interest) equal to the product of (i) such fractional part of a share of Sterling Common Stock multiplied by (ii) the Average Closing Price.

Section 4.6 Termination of Exchange Fund.

Any portion of the Exchange Fund that remains undistributed to the former shareholders of the Company for six months after the Effective Time shall be delivered to Sterling upon demand, and any shareholders of the Company who have not theretofore complied with this Article IV shall thereafter look only to Sterling for payment of their claim for the Merger Consideration.

Section 4.7 Escheat of Exchange Fund.

None of Sterling, the Company, or the Exchange Agent shall be liable to any person in respect of any Merger Consideration from the Exchange Fund delivered to a public office pursuant to any applicable abandoned property, escheat or similar law. If any Certificates representing shares of Company Common Stock shall not have been surrendered immediately prior to the date on which any Merger Consideration in respect of such Certificate would otherwise escheat to or become the property of any government authority, any such Merger Consideration in respect of such Certificate shall, at such time and to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

Section 4.8 Lost Certificates.

If any Certificates shall have been lost, stolen or destroyed, then upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Sterling or the Exchange Agent, the posting by such Person of a bond in such reasonable amount as Sterling or the Exchange Agent may direct as indemnity against any claim that may be made against the Surviving Corporation with respect to such Certificate, the Exchange Agent will pay in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to be paid in respect of the shares of Company Common Stock represented by such Certificate, as contemplated by this Agreement.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Sterling as follows:

Section 5.1 Organization, Standing and Authority.

The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas. The Company is duly qualified to do business and in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be duly qualified would have a material adverse effect on the financial condition, results of operations, business and properties (the “Condition”) of the Company and any of its Subsidiaries or on the ability of the Company or its Subsidiaries to consummate the transactions contemplated hereby (a “Company Material Adverse Effect”). The Company has all requisite corporate power and authority (i) to carry on its business as now conducted, (ii) to own, lease and operate its assets, properties and business and (iii) to execute and deliver this Agreement and perform the terms of this Agreement. The Company is duly registered as a bank holding company under the BHCA. The Company has in effect all federal, state, local and foreign governmental, regulatory and other authorizations, franchises, permits and licenses (collectively, “Authorizations”) necessary for it to own or lease its properties and assets and to carry on its business as now conducted. The Company has heretofore furnished to Sterling a complete and correct copy of its Articles of Incorporation and bylaws, as amended or restated to the date hereof. Such Articles of Incorporation and bylaws, as amended, are in full force and effect and the Company is not in violation of any of the provisions of its Articles of Incorporation or bylaws.

Section 5.2 Company Common Stock.

(a) The authorized capital stock of the Company consists of 5,000,000 shares of Company Common Stock, par value $1.00 per share. As of the date hereof, (i) 465,300 shares of Company Common Stock were issued and outstanding, (ii) no shares of Company Common Stock were held by the Company in its treasury, (iii) 97,950 shares of Company Common Stock were reserved for issuance pursuant to stock options granted and outstanding under the Company’s 1998 Stock Option Plan and 2005 Stock Option Plan, and (iv) 10,000 shares of Company Common Stock subject to warrants issued outside of any plan. All of the issued and outstanding shares of Company Common Stock are, and all shares of the Company Common Stock which may be issued upon the exercise or conversion of the Company Options will be, when issued, duly authorized, validly issued and fully paid and nonassessable. None of the outstanding shares of Company Common Stock has been, nor will any shares of the Company Common Stock which may be issued upon the exercise or conversion of the Company Options be issued, in violation of any preemptive rights or any provision of the Company’s Articles of Incorporation or bylaws. As of the date of this Agreement, no shares of Company Common Stock have been reserved for any purpose except as set forth above or in Section 5.2 of the Company Disclosure Memorandum.

(b) Except as set forth in Section 5.2(a) above or Section 5.2 of the Company Disclosure Memorandum, there are no (i) equity securities of the Company outstanding, (ii) outstanding options, warrants, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of the Company or contracts, commitments, understandings or arrangements by which the Company is or may be bound to issue additional shares of its capital stock or options, warrants or rights to purchase or acquire any additional shares of its capital stock, (iii) outstanding notes, bonds, debentures or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of the Company have the right to vote, or (iv) outstanding stock appreciation rights or other rights to redeem for cash any options, warrants or other securities of the Company. Except as set forth in Section 5.2 of the Company Disclosure Memorandum, there are no contracts, commitments, understandings or arrangements by which the Company or any of its Subsidiaries is or may be bound to transfer any shares of the capital stock of any Subsidiary of the Company, and there are no agreements, understandings or commitments relating to the right of the Company or any of its Subsidiaries to vote or to dispose of any such shares.

(c) Except as set forth in Section 5.2(a) above or in the Company Disclosure Memorandum, there are no securities required to be issued by the Company under any Company Stock Plan, dividend reinvestment or similar plan.

(d) Except for the proxies evidenced by the Agreements and Irrevocable Proxies executed by the Company Specified Shareholders and as set forth in Section 5.2 of the Company Disclosure Memorandum, there are no voting trusts, proxies or other agreements, commitments or understandings of any character to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound with respect to the voting of any shares of capital stock of the Company or any of its Subsidiaries. There are no agreements, arrangements or commitments of any kind or character pursuant to which any Person is or may be entitled to cause the Company or any of its Subsidiaries to file a registration statement under the Securities Act or which otherwise relate to the registration of any securities of the Company or any of its Subsidiaries. Neither this Agreement nor the transactions contemplated hereby require any action pursuant to that certain Bank of the Hills, National Association Stock Restriction Agreement dated March 20, 1998, and any successor thereto.

(e) There are no restrictions applicable to the payment of dividends on any shares of the Company Common Stock except pursuant to the TBCA and applicable banking laws and regulations and all dividends and distributions declared prior to the date hereof have been fully paid.

Section 5.3 Subsidiaries.

Section 5.3 of the Company Disclosure Memorandum contains a complete list of the Company’s Subsidiaries. All of the outstanding shares of each Subsidiary are owned by the Company and no equity securities are or may be required to be issued by reason of any options, warrants, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of any Subsidiary, and there are no contracts, commitments, understandings or arrangements by which any Subsidiary is bound to issue additional shares of its capital stock or options, warrants or rights to purchase or acquire any additional shares of its capital stock. All of the shares of capital stock of each Subsidiary are duly authorized, validly issued, fully paid and, except as provided in the National Bank Act, nonassessable and are owned by the Company free and clear of any claim, lien, pledge or encumbrance of whatsoever kind (“Liens”). Each Subsidiary (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated or organized, (ii) is duly qualified to do business and in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would have a Company Material Adverse Effect, (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted, and (iv) has in effect all Authorizations necessary for it to own or lease its properties and assets and to carry on its business as now conducted. The Company has heretofore furnished to Sterling a complete and correct copy of each of its Subsidiaries’ certificates or articles of incorporation and bylaws, or equivalent organizational documents, as amended or restated to the date hereof. Such certificates or articles or incorporation and bylaws, as amended, and equivalent organizational documents of Subsidiary are in full force and effect. None of the Subsidiaries is in violation of any provision of its certificate or articles of incorporation or bylaws or equivalent organizational documents. Except for the capital stock of its Subsidiaries and as set forth in Section 5.3 of the Company Disclosure Memorandum, the Company does not own, directly or indirectly, any capital stock or other ownership interests in any corporation, limited liability company, partnership, joint venture or other entity.

Section 5.4 Authorization of Merger and Related Transactions.

(a) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (including, without limitation, the consummation of the Merger) have been duly and validly authorized by all necessary corporate action in respect thereof on the part of the Company, including unanimous approval of the Merger by the Company Board, subject to the approval of the Merger by the shareholders of the Company to the extent required by applicable law. The only shareholder approval required for the approval of the Merger is the approval of a two-thirds of the outstanding shares of Company Common Stock. This Agreement, subject to any requisite shareholder approval hereof with respect to the Merger, represents a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforcement may be limited by the Remedies Exception.

(b) Neither the execution and delivery of this Agreement by the Company, the consummation by the Company of the transactions contemplated hereby nor compliance by the Company with any of the provisions hereof will (i) conflict with or result in a breach of any provision of the Articles of Incorporation or bylaws of the Company or the comparable documents of any of its Subsidiaries, (ii) constitute or result in a breach or violation of any term, condition or provision of, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any Lien upon, any property or assets of the Company or any of its Subsidiaries pursuant to any note, bond, mortgage, indenture, license, agreement, lease or other instrument or obligation to which any of them is a party or by which any of them or any of their properties or assets may be subject or (iii) subject to receipt of the requisite approvals referred to in Section 9.1 of this Agreement, violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or its Subsidiaries or any of their properties or assets.

(c) Other than (i) the consents, authorizations, approvals or exemptions required from (A) the Commissioner, the OCC, the FDIC, the Federal Reserve Board or other applicable governmental authority, and (B) any Persons described in Section 5.4 of the Company Disclosure Memorandum, and (ii) the filing of articles and certificates of merger in accordance with the TBCA and the TBOC, no notice to, filing with, authorization of, exemption by, or consent or approval of any governmental body, authority or any other Person is necessary for the consummation by the Company of the Merger, the resulting change of control of its Subsidiaries, and the other transactions contemplated by this Agreement.

Section 5.5 Financial Statements and Regulatory Reports.

(a) The Company (i) has delivered to Sterling copies of the audited consolidated balance sheets and the related audited consolidated statements of income, shareholders’ equity and cash flows (including related notes and schedules) of the Company and its consolidated Subsidiaries as of and for the periods ended December 31, 2005 and December 31, 2004, and of the unaudited balance sheet and the related unaudited statement of income, as of and for the three (3) months ended March 31, 2006 (the “Company Financial Statements”), and (ii) has furnished Sterling with a true and complete copy of each material report filed by the Company with the Federal Reserve Board or by any of its Subsidiaries with any Regulatory Authorities from and after January 1, 2001 (each a “Regulatory Reporting Document”), which are all the material documents that the Company or any of its Subsidiaries was required to file with the Regulatory Authorities since such date and all of which complied when filed in all material respects with all applicable laws and regulations.

(b) The Company Financial Statements (as of the dates thereof and for the periods covered thereby) (i) are in accordance with the books and records of the Company and its Subsidiaries, which are complete and accurate in all material respects and which have been maintained in accordance with good business practices, and (ii) present fairly the consolidated financial position and the consolidated results of operations, changes in shareholders’ equity and cash flows of the Company and its Subsidiaries as of the dates and for the periods indicated, in accordance with GAAP, subject in the case of unaudited interim financial statements for the three (3) months ended March 31, 2006 to normal recurring year-end adjustments and except for the absence of certain footnote information in such unaudited interim financial statements. Neither Fisher, Herbst & Kemble, P.C., nor any other firm of independent certified public accountants has prepared or delivered to the Company any management letters that express any material concerns or issues regarding the Company’s internal controls, accounting practices or financial conditions since January 1, 2001.

(c) Neither the Company nor its Subsidiaries have any liabilities or obligations of a type which should be included in or reflected on the Company Financial Statements if prepared in accordance with GAAP, whether related to tax or non-tax matters, accrued or contingent, due or not yet due, liquidated or unliquidated, or otherwise, except as and to the extent disclosed or reflected in the Company Financial Statements. The Company will provide Sterling with the unaudited consolidated and unconsolidated statements of financial position of the Company and its Subsidiaries as of the end of each month hereafter, prepared on a basis consistent with prior periods and promptly following their availability, the Company will provide Sterling with the Reports of Condition and Statements of Income (“Call Reports”) of its Subsidiaries for all periods ending after) March 31, 2006. The Company and its Subsidiaries have no off balance sheet liabilities associated with financial derivative products or potential liabilities associated with financial derivative products.

Section 5.6 Absence of Undisclosed Liabilities.

Except as set forth in Section 5.6 of the Company Disclosure Memorandum, neither the Company nor any of its Subsidiaries has any obligations or liabilities (contingent or otherwise) in an amount equal to, or in excess of, $50,000, in the aggregate, except obligations and liabilities (i) which are fully accrued or reserved against in the consolidated balance sheet of the Company and its Subsidiaries as of March 31, 2006, included in the Company Financial Statements or reflected in the notes thereto, or (ii) which were incurred after March 31, 2006, in the ordinary course of business consistent with past practice and have been fully accrued and reserved for on the books of the Company as of the date hereof. Since March 31, 2006, neither the Company nor any of its Subsidiaries has incurred or paid any obligation or liability which would have a Company Material Adverse Effect.

Section 5.7 Tax Matters.

Except as set forth in Section 5.7 of the Company Disclosure Memorandum:

(a) All Tax Returns required to be filed by or on behalf of the Company or any of its Subsidiaries have been timely filed, or requests for extensions have been timely filed, granted and have not expired, all such Tax Returns filed are complete and accurate in all material respects and all Taxes payable by or with respect to the Company and its Subsidiaries for the periods covered by such Tax Returns (whether or not shown on such Tax Returns) have been timely paid in full or are adequately reserved for in accordance with GAAP on the March 31, 2006 financial statements included in the Company Financial Statements. With respect to the periods for which Tax Returns have not been filed, the Company and its Subsidiaries have established adequate reserves determined in accordance with GAAP for the payment of all Taxes.

(b) No deficiencies for any Taxes have been proposed, asserted or assessed against the Company or any of its Subsidiaries that are not adequately provided for on the Company Financial Statements and no request for waivers of the time to assess any such Taxes has been granted or are pending. Neither the Company nor any Subsidiary is involved in any audit examination, deficiency or refund litigation or matter in controversy with respect to any Taxes. All Taxes due with respect to completed and settled examinations or concluded litigation have been paid or adequately reserved for. No claim has ever been made by an authority in a jurisdiction where any of the Company and its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(c) Neither the Company nor any of its Subsidiaries has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due that is currently in effect.

(d) Adequate provision for any Taxes due or to become due for the Company and any of its Subsidiaries for any period or periods through and including March 31, 2006, has been made, in accordance with GAAP, and is reflected on the March 31, 2006 financial statements included in the Company Financial Statements. Deferred Taxes of the Company and its Subsidiaries have been provided for in the Company Financial Statements in accordance with GAAP. None of the assets or properties of the Company or any of its Subsidiaries is subject to any Tax lien, other than such liens for Taxes.

(e) The Company and its Subsidiaries have collected and withheld all Taxes which they have been required to collect or withhold in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party and have timely submitted all such collected and withheld amounts to the appropriate authorities. The Company and its Subsidiaries are in compliance with the back-up withholding and information reporting requirements under (i) the Code, and (ii) any state, local or foreign laws, and the rules and regulations, thereunder.

(f) Neither the Company nor any of its Subsidiaries has made any payments, is obligated to make any payments, or is a party to any contract, agreement or other arrangement that could obligate it to make any payments that would not be deductible (i) under Section 280G of the Code, or (ii) under Section 162(m) of the Code (or any corresponding provision of state, local or foreign Tax law).

(g) Neither the Company nor any of its Subsidiaries owns any interest in an entity or arrangement characterized as a partnership for United States federal income tax purposes; neither the Company nor any of its Subsidiaries has been a United States real property holding company within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; no debt of the Company or any of its Subsidiaries is “corporate acquisition indebtedness” within the meaning of Section 279(b) of the Code; neither the Company or any of its Subsidiaries has entered into any “reportable transaction “ as defined in the Treasury Regulations; and neither the Company nor any of its Subsidiaries has any liability for the Taxes of any Person (other than any of the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(h) Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date.

(i) Neither the Company nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

Section 5.8 Allowance for Credit Losses

Each allowance for credit losses shown in the consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2005, and as of March 31, 2006 and included in the Company Financial Statements, complies in all material respects with GAAP. The reserves for possible loan losses shown on the March 31, 2006 Call Reports comply, and all subsequent Call Reports to be filed with a Regulatory Agency for the Bank will comply in all material respects with GAAP.

Section 5.9 Other Regulatory Matters.

Neither the Company nor any of its Subsidiaries has taken or agreed to take any action or has any knowledge of any fact or circumstance that would materially impede or delay receipt of any approval referred to in Section 9.1(b).

Section 5.10 Properties.

Except as set forth in Section 5.10 of the Company’s Disclosure Schedule, the Company and its Subsidiaries have good and indefeasible title, free and clear of all Liens except Permitted Liens, to all their properties and assets whether tangible or intangible, real, personal or mixed, including, without limitation, all the properties and assets reflected in the Financial Statements except for those properties and assets disposed of for fair market value in the ordinary course of business and consistent with prudent banking practices since the date of the Financial Statements. All buildings, and all fixtures, equipment and other property and assets which are material to its business on a consolidated basis, held under leases or subleases by any of the Company or its Subsidiaries are held under valid instruments enforceable in accordance with their respective terms, subject to the Remedies Exception. All of the Company’s and its Subsidiaries’ equipment in regular use has been well maintained and is in good, serviceable condition, reasonable wear and tear excepted, except where a failure to so maintain or to be in such condition would not have a Company Material Adverse Effect.

Section 5.11 Compliance with Laws.

Except as set forth in Section 5.11 of the Company Disclosure Memorandum:

(a) Each of the Company and its Subsidiaries is in compliance in all material respects with all laws, rules, regulations, policies, guidelines, reporting and licensing requirements and orders applicable to its business or to its employees conducting its business, and with its internal policies and procedures.

(b) Neither the Company nor any of its Subsidiaries has received any notification or communication from any agency or department of any federal, state or local government, including the Federal Reserve Board, the FDIC, the OCC, the Commissioner, the SEC and the staffs thereof (collectively, the “Regulatory Authorities”) (i) asserting that since January 1, 2001, the Company or any of its Subsidiaries is not in compliance with any of the statutes, regulations, or ordinances which such agency, department or Regulatory Authority enforces, or the internal policies and procedures of the Company or its Subsidiaries, (ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to the Condition of the Company or any of its Subsidiaries, (iii) requiring or threatening to require the Company or any of its Subsidiaries, or indicating that the Company or any of its Subsidiaries may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement restricting or limiting or purporting to restrict or limit in any manner the operations of the Company or any of its Subsidiaries, including, without limitation, any restriction on the payment of dividends, or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit in any manner the operations of the Company or any of its Subsidiaries, including, without limitation, any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this sentence being herein referred to as a “Regulatory Agreement”). Neither the Company nor any Subsidiary has received or been made aware of any complaints or inquiries under the Community Reinvestment Act, the Fair Housing Act, the Equal Credit Opportunity Act or any other state or federal anti-discrimination fair lending law and, to the knowledge of the Company and its Subsidiaries, there is no fact or circumstance that would form the basis of any such complaint or inquiry.

(c) Since January 1, 2001, neither the Company nor any of its Subsidiaries has been a party to any effective Regulatory Agreement.

(d) Neither the Company nor any of its Subsidiaries is required by Section 32 of the Federal Deposit Insurance Act to give prior notice to a federal banking agency of the proposed addition of an individual to the Company Board or the employment of an individual as a senior executive officer.

Section 5.12 Employee Benefit Plans.

Except as set forth in Section 5.12 of the Company Disclosure Memorandum:

(a) The Company has delivered to Sterling prior to the execution of this Agreement true and complete copies (and, in the case of each material plan, financial data with respect thereto) of all pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus or other incentive plans, all other employee programs, arrangements or agreements, all medical, vision, dental or other health plans, all life insurance plans and all other employee benefit plans, programs or arrangements, or fringe benefit plans, including, without limitation, all “employee benefit plans” as that term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not terminated, and trust agreements and insurance contracts under or with respect to which the Company or any of its Subsidiaries has or could have any liability (collectively, the “Company Benefit Plans”). Any of the Company Benefit Plans pursuant to which the Company is or may become obligated to, or obligated to cause any of its Subsidiaries or any other Person to, issue, deliver or sell shares of capital stock of the Company or any of its Subsidiaries, or grant, extend or enter into any option, warrant, call, right, commitment or agreement to issue, deliver or sell shares, or any other interest in respect of capital stock of the Company or any of its Subsidiaries, is referred to herein as a “Company Stock Plan.” No Company Benefit Plan is or has been a multiemployer plan within the meaning of Section 3(37) of ERISA. The Company has set forth in Section 5.12 of the Company Disclosure Memorandum (i) a list of all of the Company Benefit Plans, (ii) a list of the Company Benefit Plans that are Company Stock Plans and (iii) a list of the number of shares covered by, exercise prices for, and holders of, all stock options granted and available for grant under Company Benefit Plans.

(b) From their inception, all Company Benefit Plans have been and are in compliance in all material respects with the applicable terms of ERISA and the Code and any other applicable laws, rules and regulations, including the terms of such plans.

(c) All required contributions and premiums payable by the Company or any of its Subsidiaries under any Company Benefit Plan have been made or are fully accrued or reserved against in the Company Financial Statements in accordance with GAAP. No Company Benefit Plan is or has ever been subject to Title IV of ERISA or Section 412 of the Code.

(d) Neither the Company nor any of its Subsidiaries has any obligations for retiree health or other retiree welfare benefits under any Company Benefit Plan or otherwise other than as required by COBRA or other applicable law. There are no restrictions on the rights of the Company or its Subsidiaries to unilaterally amend or terminate any such Company Benefit Plan at any time without incurring any material liability thereunder.

(e) Except as disclosed in Section 5.12 of the Company Disclosure Memorandum, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including, without limitation, severance, golden parachute or otherwise) becoming due to any person under any Company Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any Company Benefit Plan or (iii) result in any acceleration of the time of payment or vesting of any such benefits. Except as disclosed in Section 5.12 of the Company Disclosure Memorandum, no amounts payable under any Company Benefit Plan will be nondeductible pursuant to either Section 280G or 162(m) of the Code.

(f) Neither the Company, any Subsidiary, nor, to the knowledge of the Company, any plan fiduciary of any Company Benefit Plan has engaged in any transaction in violation of Section 406 of ERISA (for which transaction no exemption exists under Section 408 of ERISA) or in any “prohibited transaction” as defined in Section 4975(c)(1) of the Code (for which no exemption exists under Section 4975(c)(2) or 4975(d) of the Code).

(g) All Company Benefit Plans, related trust agreements or annuity contracts (or any other funding instruments), are legally valid and binding and in full force and effect and there are no written agreements or, to the Company’s knowledge, any oral agreements, regarding increases in benefits (whether expressed or implied) under any of these plans, nor, to the Company’s knowledge, any obligations, commitments, or understanding to continue any of these plans (whether expressed or implied) except as required by Section 4980B of the Code and Sections 601-608 of ERISA.

(h) There are no violations, defaults or breaches under any Company Benefit Plan which could subject the Company, any of its Subsidiaries, Sterling, the Company Benefit Plan or any fiduciary thereunder, to Taxes, penalties or liabilities.

(i) There are no claims pending with respect to, or under, any Company Benefit Plan other than routine claims for plan benefits, and there is no litigation pending, or to the knowledge of the Company or any Subsidiary, any disputes or litigation threatened with respect to any such plans.

Section 5.13 Commitments and Contracts.

Except as set forth in Section 5.13 of the Company Disclosure Memorandum, neither the Company nor any of its Subsidiaries is a party or subject to, or has amended or waived any rights under, any of the following (whether written or oral, express or implied):

(a) any employment contract or understanding (including any understandings or obligations with respect to severance or termination pay liabilities or fringe benefits) with any Employee, including in any such person’s capacity as a consultant (other than those which either (i) are terminable at will by the Company or such Subsidiary without requiring any payment by the Company or (ii) do not involve payments with a present value of more than $10,000 individually or $50,000 in the aggregate by the Company or such Subsidiary during the remaining term thereof (without giving effect to extensions or renewals of the existing term thereof) which payments may be made at the election or with the consent or concurrence of the Company;

(b) any labor contract or agreement with any labor union;

(c) any contract not made in the usual, regular and ordinary course of business containing non-competition covenants which limit the ability of the Company or any of its Subsidiaries to compete in any line of business or which involve any restriction of the geographical area in which the Company or any of its Subsidiaries may carry on its business (other than as may be required by law or applicable Regulatory Authorities);

(d) any other contract or agreement for which the Company or any Subsidiary was or is required to obtain the approval of any Regulatory Authority prior to becoming bound or to consummating the transactions contemplated thereby;

(e) any lease, sublease, license, contract and agreement which obligates or may obligate the Company or any Subsidiary for an amount in excess of $15,000 annually or which have a current term of one year or longer; provided, however, that the foregoing shall not include (i) loans made by, repurchase agreements made by, bankers acceptances of, agreements with Bank customers for trust services, or deposits by the Company and any of its Subsidiaries, and (ii) any lease, sublease, license, contract or agreement which may be terminated by the Company, without penalty, upon thirty (30) day’s or less prior written notice;

(f) any contract requiring the payment of any penalty, termination or other additional amounts as “change of control” payments or otherwise as a result of the transactions contemplated by this Agreement, or providing for the vesting or accrual of benefits or rights upon a “change of control” or otherwise as a result of the transactions contemplated by this Agreement;

(g) any agreement with respect to (i) the acquisition of any bank, bank branch or other assets or stock of another financial institution or any other Person or (ii) the sale of one or more bank branches;

(h) any outstanding interest rate exchange or other derivative contracts; or

(i) any buy back, recourse or guaranty obligation with respect to participation loans sold by the Company or any Subsidiary which create contingent or direct liabilities of the Company or any of its Subsidiaries.

Section 5.14 Material Contract Defaults.

Except as set forth in Section 5.14 of the Company Disclosure Memorandum, neither the Company nor any of its Subsidiaries is, or has received any notice or has any knowledge that any party is, in any material respect, in breach, violation or default in any respect under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or the assets, business or operations thereof may be bound or affected or under which it or its respective assets, business or operations receives benefits, and there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a default.

Section 5.15 Legal Proceedings.

Except as set forth in Section 5.15 of the Company Disclosure Memorandum, there are no claims or charges filed with, or proceedings or investigations by, Regulatory Authorities or actions or suits instituted or pending or, to the knowledge of the Company’s management, threatened against the Company or any of its Subsidiaries, or against any property, asset, interest or right of any of them, that might reasonably be expected to result in a judgment in excess of $25,000 or that might reasonably be expected to threaten or impede the consummation of the transactions contemplated by this Agreement. Neither the Company nor any of its Subsidiaries is a party to any agreement or instrument or is subject to any charter or other corporate restriction or any Law or Order that, individually or in the aggregate, might reasonably be expected to have a Company Material Adverse Effect or might reasonably be expected to threaten or impede the consummation of the transactions contemplated by this Agreement.

Section 5.16 Absence of Certain Changes or Events.

(a) Since January 1, 2001, except (i) as disclosed in any Regulatory Reporting Document filed since January 1, 2001 and prior to the date hereof or (ii) as set forth in Section 5.16 of the Company Disclosure Memorandum, neither the Company nor any of its Subsidiaries has (a) incurred any liability which has had a Company Material Adverse Effect, (b) suffered any change in its Condition which would have a Company Material Adverse Effect, other than changes after the date hereof which affect the banking industry as a whole, (c) failed to operate its business, in all material respects, in the ordinary course consistent with past practice and prudent banking practices or (d) changed any accounting practices.

(b) Except as set forth in Section 5.16 of the Company Disclosure Memorandum, since December 31, 2005, neither the Company nor any of its Subsidiaries has:

(i) entered into any agreement, commitment or transaction other than in the ordinary course of business consistent with prudent banking practices;

(ii) incurred, assumed or become subject to, whether directly or by way of any guaranty or otherwise, any obligations or liabilities (absolute, accrued, contingent or otherwise) other than in the ordinary course of business and consistent with prudent banking practices;

(iii) permitted or allowed any of its property or assets to become subject to any mortgage, pledge, lien, security interest, encumbrance, restriction or charge of any kind (other than Permitted Liens) other than in the ordinary course of business and consistent with prudent banking practices;

(iv) except in the ordinary course of business consistent with prudent banking practices, canceled any debts, waived any claims or rights, or sold, transferred or otherwise disposed of any its properties or assets;

(v) except for regular salary increases granted in the ordinary course of business consistent with prior practice, granted any increase in compensation or paid or agreed to pay or accrue any bonus, percentage compensation, service award, severance payment or like benefit to or for the credit of any director, officer, employee or agent, or entered into any employment or consulting contract or other agreement with any director, officer or employee or adopted, amended or terminated any Company Benefit Plan;

(vi) directly or indirectly declared, set aside or paid any dividend or made any distribution in respect with capital stock, or redeemed, purchased or otherwise acquired any shares of its capital stock or other of its securities, except for dividends paid to the Company by its Subsidiaries;

(vii) organized or acquired any capital stock or any other equity securities or acquired any equity or ownership interest in any Person (except for settlement of indebtedness, foreclosure or the exercise of creditors’ remedies or in a fiduciary capacity, the ownership of which does not expose the Company or its Subsidiaries to any liability from the business, operations or liabilities of such Person);

(viii) except for the transactions contemplated by this Agreement or as otherwise permitted hereunder, entered into any transaction, or entered into, modified or amended any contract or commitment, other than in the ordinary course of business and consistent with prudent banking practices; or

(ix) agreed, whether in writing or otherwise, to take any action the performance of which would change the representations contained in this Section 5.16(b) in the future so that any such representation would not be true in all material respects as of the Closing.

Section 5.17 Reports.

Since January 1, 2001, the Company and each of its Subsidiaries have filed on a timely basis all reports and statements, together with all amendments required to be made with respect thereto (collectively “Reports”), that they were required to file with any Regulatory Authority. No Regulatory Reporting Document with respect to periods beginning on or after January 1, 2001, contained any information that was false or misleading with respect to any material fact or omitted to state any material fact necessary in order to make the statements therein not misleading.

Section 5.18 Insurance.

The Company and each of its Subsidiaries are presently insured, and during each of the past four calendar years have been insured, for reasonable amounts against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured. To the knowledge of the Company’s management, the policies of fire, theft, liability (including directors and officers liability insurance) and other insurance set forth in Section 5.18 of the Company Disclosure Memorandum and maintained with respect to the assets or businesses of the Company and its Subsidiaries provide adequate coverage against all pending or threatened claims, and the fidelity bonds in effect as to which any of the Company or any of its Subsidiaries is a named insured are sufficient for their purpose. Except as set forth in Section 5.18 of the Company Disclosure Memorandum, there have been no claims under such fidelity bonds within the last four calendar years and neither the Company nor its Subsidiaries have knowledge of any facts which would form the basis of a claim under such bonds.

Section 5.19 Labor.

No material work stoppage involving the Company or its Subsidiaries is pending or, to the knowledge of the Company’s management, threatened. Neither the Company nor any of its Subsidiaries is involved in, or, to the knowledge of the Company’s management, threatened with or affected by, any labor or other employment-related dispute, arbitration, lawsuit or administrative proceeding. Employees of the Company and its Subsidiaries are not represented by any labor union, and, to the knowledge of the Company’s management, no labor union is attempting to organize employees of the Company or any of its Subsidiaries.

Section 5.20 Material Interests of Certain Persons.

Except as set forth in Section 5.20 of the Company Disclosure Memorandum, no officer or director of the Company, or any “associate” (as such term is defined in Rule 14a-1 under the Exchange Act) of any such officer or director, has any interest in any contract or property (real or personal), tangible or intangible, used in or pertaining to the business of the Company or any of its Subsidiaries.

Section 5.21 Registration Obligations.

Neither the Company nor any of its Subsidiaries is under any obligation, contingent or otherwise, presently in effect or which will survive the Merger by reason of any agreement to register any of its securities under the Securities Act.

Section 5.22 Brokers and Finders; Financial Advisors.

Except as set forth in Section 5.22 of the Company Disclosure Memorandum (which shall identify the broker, finder or other Person and amount of compensation payable), neither the Company nor any of its Subsidiaries nor any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees, no other broker, finder or other Person has acted directly or indirectly for the Company or any of its Subsidiaries in connection with this Agreement or the transactions contemplated hereby, and no other amount is payable based upon the consummation of the transaction contemplated by this Agreement. As of the date hereof, the Company has received a written opinion of FinSer, issued to the Company to the effect that the Merger Consideration is fair from a financial point of view to the holders of Company Common Stock.

Section 5.23 State Takeover Laws.

The transactions contemplated by this Agreement are exempt from any applicable charter or contractual provision containing change of control or anti-takeover provisions and, to the knowledge of the Company, from any applicable state takeover law.

Section 5.24 Environmental Matters.

Except as set forth in Section 5.24 of the Company Disclosure Memorandum:

(a) The Company, its Subsidiaries and any Property (as herein defined) owned or operated by any of them have been and are in compliance in all material respects with all applicable Environmental Laws. There is no present event, condition or circumstance, or to the knowledge of the Company or any Subsidiary, any past event, condition or circumstance (i) that could interfere with the conduct of the business of the Company or its Subsidiaries in any manner now conducted relating to such entities’ compliance with Environmental Laws, (ii) that could constitute a violation of, or serve as the basis of liability pursuant to, any Environmental Law, or (iii) relating to the compliance with any Environmental Law which would have a Company Material Adverse Effect.

(b) The Company, its Subsidiaries and its Properties have not been, and are not now subject to any actual or, to the knowledge of the Company or any Subsidiary, potential or threatened claim or proceeding pursuant to any Environmental Law and neither the Company nor any Subsidiary have received any notice from any Person of any actual or alleged violation, or liability pursuant to, any Environmental Law.

(c) There is no Controlled Property (as herein defined) for which the Company or any Subsidiary is or was required to obtain any permit, license or authorization under any Environmental Law.

(d) Neither the Company nor any Subsidiary has generated any Hazardous Substances for which it was required under any Environmental Law to execute any Hazardous Disposal Manifest and no Hazardous Substances have been released from any Property that constitutes a violation of Environmental Laws.

(e) There are no underground or above ground storage tanks on or under any Property nor any Hazardous Substances (at, in, on, under or emanating from any Property) in any quantity or concentration exceeding any standard or limit established pursuant to applicable Environmental Law.

(f) There is no asbestos containing material (“ACM”) present in any Controlled Property except non-friable ACM which can be managed in place in compliance with Environmental Law without air monitoring, removal or encapsulation which is managed under and in compliance with an operations and maintenance program.

(g) There are no obligations, undertakings or liabilities arising out of or related to any Environmental Law which the Company or any Company Subsidiary has agreed to, assumed, or retained, by contract or otherwise.

(h) For purposes of this Section 5.24, “Property” includes (i) any property (whether real or personal) which the Company or any of its Subsidiaries currently or in the past has leased, operated, owned or managed in any manner including, without limitation, any property acquired by foreclosure or deed in lieu thereof (a “Controlled Property”) and (ii) property now held as security for a loan or other indebtedness by the Company or any of its Subsidiaries or property currently proposed as security for loans or other credit the Company or any of its Subsidiaries is currently evaluating to extend or has committed to extend (“Collateral Property”). With respect to any Collateral Property, the representations of this Section 5.24 shall be limited to the knowledge of the Company and its Subsidiaries. With respect to any past conditions, events, facts or circumstances concerning any Controlled Property which conditions, events, facts or circumstances existed or occurred prior to the earliest date of any leasehold interest, operation, ownership or management of such Controlled Property by the Company or any of its Subsidiaries, the representations of this Section 5.24 shall be limited to the knowledge of the Company and its Subsidiaries.

Section 5.25 Loans.

Each loan reflected as an asset in the Financial Statements is the legal, valid and binding obligation of the obligor of each loan, enforceable in accordance with its terms, subject to the Remedies Exception; provided, however, that no representation or warranty is made as to the collectibility of, or the sufficiency of the collateral securing, such loans. The Company’s Subsidiaries do not have in their portfolios any loan exceeding their legal lending limit, and except as disclosed in Section 5.25 of the Company Disclosure Memorandum, there are no significant delinquent, substandard, doubtful, loss, nonperforming or problem loans.

Section 5.26 Fiduciary Responsibilities.

The Company and its Subsidiaries have performed in all material respects all of their respective duties as a trustee, custodian, guardian or as an escrow agent in a manner which complies in all respects with all applicable laws, regulations, orders, agreements, instruments and common law standards.

Section 5.27 Patents, Trademarks and Copyrights.

(a) Except as set forth in Section 5.27 of the Company Disclosure Memorandum, neither the Company nor any of its Subsidiaries require the use of any material patent, patent application, trademark (whether registered or unregistered), trademark application, trade name, service mark, copyright, or material trade secret for the business or operations of the Company or its Subsidiaries. The Company and/or its Subsidiaries own or are licensed or otherwise have the right to use the items listed in Section 5.27 of the Company Disclosure Memorandum.

(b) The Company and/or its Subsidiaries own all right, title and interest in and to, or hold valid licenses or sub-licenses to use, all of the computer software used by the Company and/or its Subsidiaries in their respective operations, free and clear of any liens, claims or encumbrances of any kind or nature (excluding the rights of the owner or licensor in the case of software licensed or sub-licensed by the Company and/or its Subsidiaries from others). No computer software owned by the Company or its Subsidiaries was developed by the Company or the respective Subsidiary entirely through its own efforts and for its own account. The use by the Company and/or its Subsidiaries of computer software licensed to the Company from third parties (including the sublicensing of such licensed software to customers) does not violate the terms of the respective license agreements with respect to such licensed software.

(c) No director, officer or employee of the Company or any Subsidiary owns, directly or indirectly, in whole or in part, any computer software or other intellectual property right which the Company is using or which is necessary for the business of the Company or any Subsidiary as now conducted.

Section 5.28 Company Action.

The Company Board, at a meeting duly called and held on July 10, 2006, unanimously (i) determined, based upon such factors as the Company Board deemed appropriate, that the Merger is fair to and in the best interests of the Company and its shareholders, (ii) approved this Agreement and the Merger in accordance with the TBCA, (iii) resolved to recommend approval and adoption of this Agreement and the Merger and the other transactions contemplated hereby by the Company’s shareholders and (iv) directed that this Agreement and the Merger be submitted to the Company’s shareholders for approval.

Section 5.29 Dissenting Shareholders.

The directors and senior officers of the Company and its Subsidiaries have no knowledge of any plan or intention on the part of any Company shareholder to exercise any appraisal rights under the TBCA or otherwise make written demand for payment of the fair value of any Company Common Stock in the manner provided in the TBCA.

Section 5.30 Company Indebtedness.

Except as set forth in Section 5.30 of the Company Disclosure Memorandum, the Company has no Company Indebtedness. The Company has delivered to Sterling true and complete copies of all loan documents (the “Company Loan Documents”) related to all Company Indebtedness and any indebtedness of the Bank and the Company’s other Subsidiaries, other than deposits, and made available to Sterling all material correspondence concerning the status of such indebtedness.

Section 5.31 Statements True and Correct.

The proxy statement to be used by the Company to solicit any required approval of its shareholders as contemplated by this Agreement (the “Proxy Statement”) and any registration statement or other document filed with the SEC with respect to any information provided to Sterling by the Company or its Subsidiaries will not (i) when it is first mailed to the shareholders of the Company, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which such statements are made, not misleading, or (ii) at the time of the meeting of the shareholders of the Company to be held pursuant to Section 8.3 of this Agreement, including any adjournments thereof (the “Company Shareholders’ Meeting”), be false or misleading with respect to any material fact or omit to state any material fact necessary to correct any statement or remedy any omission in any earlier communication with respect to the solicitation of any proxy for the Company Shareholders’ Meeting. All documents that the Company is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all respects with the provisions of applicable law. The information which is deemed to be set forth in the Company Disclosure Memorandum by the Company for the purposes of this Agreement is true and accurate in all material respects.

Section 5.32 Representations Not Misleading.

No representation or warranty by the Company in this Agreement, nor any statement, summary, exhibit or schedule furnished to Sterling by the Company or any of its Subsidiaries under and pursuant to this Agreement contains or will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF STERLING

Sterling represents and warrants to the Company as follows:

Section 6.1 Organization, Standing and Authority.

(a) Sterling is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas. Sterling is duly qualified to do business and in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be duly qualified would have a material adverse effect on the Condition of Sterling and its Subsidiaries taken as a whole or on the ability of Sterling to consummate the transactions contemplated hereby (a “Sterling Material Adverse Effect”). Sterling has all requisite corporate power and authority (i) to carry on its business as now conducted, (ii) to own, lease and operate its assets, properties and business, and (iii) to execute and deliver this Agreement and perform the terms of this Agreement. Sterling is duly registered as a bank holding company under the BHCA. Sterling has in effect all Authorizations necessary for it to own or lease its properties and assets and to carry on its business as now conducted, except for those Authorizations the absence of which, either individually or in the aggregate, would not have a Sterling Material Adverse Effect.

Section 6.2 Sterling Capital Stock.

(a) The authorized capital stock of Sterling consists of 100,000,000 shares of Sterling Common Stock and 1,000,000 shares of preferred stock, par value $1.00 per share, issuable in series. As of March 31, 2006, there were outstanding approximately 45,695,269 shares of Sterling Common Stock and no other shares of capital stock of any class.

(b) At the Effective Time, the shares of Sterling Common Stock issued pursuant to the Merger will be duly authorized, validly issued, fully paid and nonassessable, and not issued in violation of any preemptive rights.

Section 6.3 Authorization of Merger and Related Transactions.

(a) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Sterling, to the extent required by applicable law. This Agreement represents a valid and legally binding obligation of Sterling, enforceable against Sterling in accordance with its terms except as such enforcement may be limited by the Remedies Exception.

(b) Neither the execution and delivery of this Agreement by Sterling, the consummation by Sterling of the transactions contemplated hereby nor compliance by Sterling with any of the provisions hereof will (i) conflict with or result in a breach of any provision of Sterling’s Articles of Incorporation or bylaws, (ii) constitute or result in a breach or violation of any term, condition or provision of, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any Lien upon any property or assets of Sterling pursuant to any note, bond, mortgage, indenture, license, agreement, lease or other instrument or obligation to which it is a party or by which it or any of its properties or assets may be subject, and that would, individually or in the aggregate, have a Sterling Material Adverse Effect or (iii) subject to receipt of the requisite approvals referred to in Section 9.1(b) of this Agreement, violate any order, writ, injunction, decree, statute, rule or regulation applicable to Sterling or any of its properties or assets.

Section 6.4 Financial Statements.

Sterling has delivered to the Company copies of the audited consolidated balance sheets and the related audited consolidated statements of income, consolidated statements of shareholders’ equity and consolidated statements of cash flows (including related notes and schedules) of Sterling and its consolidated Subsidiaries as of and for the periods ended December 31, 2005 and December 31, 2004, and its unaudited consolidated balance sheet at March 31, 2006, and the related unaudited consolidated statements of income, shareholders’ equity and cash flows for the three months then ended and included in its annual report filed on Form 10-K for the year ended December 31, 2005 and its quarterly report filed on Form 10-Q for the quarter ended March 31, 2006, respectively, filed by Sterling pursuant to the Exchange Act and the rules and regulations of the SEC promulgated thereunder (collectively, the “Sterling Financial Statements”). The Sterling Financial Statements (as

of the dates thereof and for the periods covered thereby) (a) are in accordance with the books and records of Sterling and its consolidated Subsidiaries, are complete and accurate in all material respects and, have been maintained in accordance with good business practices, and (b) present fairly the consolidated financial position and the consolidated statements of income, changes in shareholders’ equity and cash flows of Sterling and its Subsidiaries as of the dates and for the periods indicated, in accordance with GAAP, subject in the case of unaudited interim financial statements to normal recurring year-end adjustments and except for the absence of certain footnote information in the unaudited interim financial statements.

Section 6.5 Sterling SEC Reports.

Since January 1, 2002, Sterling has filed on a timely basis all reports and statements, together with all amendments required to be made with respect thereto, that as an issuer it is required to file with the SEC pursuant to the Exchange Act (the “Sterling SEC Reports”). Such Sterling SEC Reports did not, as of their respective dates (or if amended by a filing prior to the date hereof, then as of the date of such amendment) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent superseded by a Sterling SEC Report filed subsequently and prior to the date hereof.

Section 6.6 Regulatory Matters.

Neither Sterling nor any of its Subsidiaries has taken or agreed to take any action or has any knowledge of any fact or circumstance that would materially impede or delay receipt of any approval referred to in Section 9.1(b).

Section 6.7 Legal Proceedings.

There are no claims or charges filed with, or proceedings or investigations by, Regulatory Authorities or actions or suits instituted or pending or, to the knowledge of Sterling’s management, threatened against Sterling or any of its Subsidiaries, or against any property, asset, interest or right of any of them, that might reasonably be expected to threaten or impede the consummation of the transactions contemplated by this Agreement or to result in a Sterling Material Adverse Effect. Neither Sterling nor any of its Subsidiaries is a party to any agreement or instrument or is subject to any charter or other corporate restriction or any Law or Order that, individually or in the aggregate, might reasonably be expected to have a Sterling Material Adverse Effect or might reasonably be expected to threaten or impede the consummation of the transactions contemplated by this Agreement.

Section 6.8 Compliance with Laws.

Each of Sterling and its Subsidiaries is in compliance in all material respects with all laws, rules, regulations, policies, guidelines, reporting and licensing requirements and orders applicable to its business or to its employees conducting its business, and with its internal policies and procedures.

Section 6.9 Sterling Benefit Plans.

For purposes of this Section 6.9, the term “Sterling Plan” means all employee benefit plans as defined in Section 3(3) of ERISA, to which Sterling contributes, sponsors, or otherwise has any obligations. No Sterling Plan is a “multiemployer plan” within the meaning of Section 3(37) of ERISA. Each Sterling Plan has been in all material respects operated and administered in accordance with its provisions and applicable law, including, if applicable, ERISA and the Code. All contributions, premium payments and other payments required to be made in connection with the Sterling Plans as of the date of this Agreement have been made or adequate provisions have been made for the payment thereof.

Section 6.10 Tax Matters.

Sterling and its Subsidiaries have filed with the appropriate governmental authorities all material Tax Returns and reports required to be filed, and have paid all Taxes and assessments due and owing (whether or not shown on any Tax Return). At the time of filing, all such Tax Returns were correct and complete in all material respects. Neither Sterling nor any of its Subsidiaries has executed or filed with any governmental authority any agreement extending the period for assessment and collection of any Tax. Neither Sterling nor any of its Subsidiaries is a party to any pending action or proceeding by any governmental authority for assessment or collection of Taxes, nor has any written claim for assessment or collection of Taxes been asserted against Sterling or any of its Subsidiaries.

Section 6.11 Representations Not Misleading.

No representation or warranty by Sterling in this Agreement, nor any statement, summary, exhibit or schedule furnished to the Company by Sterling or any of its Subsidiaries under and pursuant to this Agreement contains or will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading.

Section 6.12 Statements True and Correct.

None of the information supplied or to be supplied by Sterling for inclusion in the Registration Statement or the Proxy Statement will, in the case of the Proxy Statement, when it is first mailed to shareholders of the Company, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which such statements are made, not misleading or, in the case of the Registration Statement, when it becomes effective or at the Effective Time, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading.

Section 6.13 Brokers and Finders.

Neither Sterling nor any of its Subsidiaries nor any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees and no broker or finder has acted directly or indirectly for Sterling or any of its Subsidiaries in connection with this Agreement or the transactions contemplated hereby.

Section 6.14 Merger Consideration.

Sterling has sufficient cash available to fund the cash portion of the Merger Consideration.

ARTICLE VII

CONDUCT OF THE COMPANY’S BUSINESS

Section 7.1 Conduct of Business Prior to the Effective Time.

During the period from the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, and except as otherwise contemplated by this Agreement, the Company shall, and shall cause each of its Subsidiaries to:

(i) operate and conduct its business in the usual, regular and ordinary course, consistent with past practice and prudent banking practices;

(ii) preserve intact the Company’s and each of its Subsidiaries’ corporate existence, business organization, assets, licenses, permits, authorizations, and business opportunities;

(iii) comply with all material contractual obligations applicable to business operations of the Company and/or its Subsidiaries;

(iv) maintain all of its properties and assets in good repair, order and condition, reasonable wear and tear excepted, and maintain the insurance coverages described in Section 5.18 or obtain comparable insurance coverages from reputable insurers, which, in respect to amounts, types and risks insured, are adequate for the business conducted by the Company and its Subsidiaries and consistent with the existing insurance coverages;

(v) in good faith and in a reasonable manner (a) cooperate with Sterling in satisfying the conditions in this Agreement, (b) assist Sterling in obtaining as promptly as possible all consents, approvals, authorizations and rulings, whether regulatory, corporate or otherwise, as are necessary to carry out and consummate the transactions contemplated by this Agreement, (c) upon the written request of Sterling, furnish information concerning the Company and its Subsidiaries not previously provided to Sterling required for inclusion in any filings or applications that may be necessary in that regard, and (d) perform all acts and execute and deliver all documents necessary to cause the transactions contemplated by this Agreement to be consummated at the earliest date that is reasonably possible;

(vi) timely file all Reports required to be so filed by the Company or any of its Subsidiaries with any Regulatory Authority and to the extent permitted by applicable law, promptly thereafter deliver to Sterling copies of all such Reports required to be so filed;

(vii) comply in all material respects with all applicable laws and regulations, domestic and foreign;

(viii) promptly notify Sterling upon obtaining knowledge of any default, event of default or condition with which the passage of time or giving of notice would constitute a default or an event of default under the Company Loan Documents and promptly notify and provide copies to Sterling of any material written communications concerning the Company Loan Documents;

(ix) promptly give written notice to Sterling of (a) any material change in its business, operations or prospects, (b) any complaints, investigations or hearings (or communications indicating that the same may be contemplated) of any Regulatory Authority, (c) the institution or the threat of any material litigation against the Company, or (d) any event or condition that would cause any of the representations or warranties of the Company contained in this Agreement to be untrue or misleading in any material respect or which would otherwise cause a Company Material Adverse Effect; and

(x) use its best efforts to maintain current customer relationship and preserve intact its business organization, employees, advantageous business relationships and retain the services of its officers and Employees.

Section 7.2 Forbearances.

During the period from the date of this Agreement to the earlier of the Effective Time or the termination of this Agreement, and except as set forth in Section 7.2 of the Company Disclosure Memorandum, the Company shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Sterling, which consent shall not be unreasonably withheld (and the Company shall provide Sterling with prompt notice of any events referred to in this Section 7.2 occurring after the date hereof):

(a) other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money (other than short-term indebtedness incurred to refinance short-term indebtedness and indebtedness of the Company or any of its Subsidiaries to the Company or any of its Subsidiaries; it being understood and agreed that incurrence of indebtedness in the ordinary course of business shall include, without limitation, the creation of deposit liabilities, purchases of federal funds, and sales of certificates of deposit), assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person, or make any loan or advance other than in the ordinary course of business consistent with past practice and prudent banking practices;

(b) adjust, split, combine or reclassify any capital stock; make, declare or pay any dividend or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock, other than distributions from the Bank to the Company, grant any stock options or stock awards, or grant any Person any right to acquire any shares of its capital stock; or issue any additional shares of capital stock (except as permitted by Section 3.3(c) or upon exercise and conversion of Company Options, as provided in Section 3.4 and Section 8.6), or any securities or obligations convertible into or exchangeable for any shares of its capital stock;

(c) sell, transfer, mortgage, encumber or otherwise dispose of any of its properties or assets to any Person, or cancel, release or assign any indebtedness to such Person or any claims held by any such Person, except in the ordinary course of business consistent with past practice and prudent banking practices or pursuant to contracts or agreements in force at the date of this Agreement;

(d) make any material investment (other than trades in investment securities in the ordinary course) either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other Person;

(e) enter into, terminate or fail to exercise any material right under, any contract or agreement involving annual payments in excess of $15,000 and which cannot be terminated without penalty upon 30 days’ notice, or make any change in, or extension of (other than automatic extensions) any of its leases or contracts involving annual payments in excess of $10,000 and which cannot be terminated without penalty upon 30 days’ notice;

(f) make, renegotiate, renew, increase, extend or purchase any (i) loan, lease (credit equivalent), advance, credit enhancement or other extension of credit, except (A) in conformity with existing lending practices of the Company in amounts not to exceed $1,000,000 to any individual borrower, (B) loans or advances as to which the Company or any Subsidiary has a legally binding obligation to make such loan or advances as of the date hereof, (C) loans fully secured by a certificate of deposit at the Bank, and (D) consumer loans in amounts less than $100,000; provided, however, that the Company and its Subsidiaries may not make, renegotiate, renew, increase, extend or purchase any loan that is underwritten based on no verification of income or loans commonly known or referred to as “no documentation loans,” or (ii) loans, advances or commitments to directors, officers or other affiliated parties of the Company or any of its subsidiaries;

(g) except as required by law, modify the terms of any Company Benefit Plan (including any severance pay plan) or increase or modify in any manner the compensation or fringe benefits of any of its Employees (including, without limitation, entering into any commitment to pay any “stay bonuses” or similar benefits not permitted by this Agreement) or pay any pension or retirement allowance not required by any existing plan or agreement to any such Employees, or become a party to, amend or commit itself to any pension, retirement, profit-sharing or welfare benefit plan or agreement or employment agreement with or for the benefit of any Employee other than routine adjustments in compensation and fringe benefits in the ordinary course of business consistent with past practice or accelerate the vesting of any stock options or other stock-based compensation, provided, that the Company may pay in December 2006 bonuses accrued in accordance with the Company’s historical practices;

(h) settle any claim, action or proceeding involving the payment of money damages in excess of $10,000;

(i) amend its Articles of Incorporation or its bylaws;

(j) fail to maintain its Regulatory Agreements, material Authorizations or to file in a timely fashion all federal, state, local and foreign Tax Returns;

(k) make any capital expenditures of more than $15,000 individually or $50,000 in the aggregate;

(l) fail to maintain or administer each Company Benefit Plan in accordance with applicable Law or timely make all contributions or accruals required thereunder in accordance with GAAP;

(m) take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article X not being satisfied or in a violation of any provision of this Agreement, except, in every case, as may be required by applicable law;

(n) change any methods or policies of accounting from those used in the Company Financial Statements, except as may be required by GAAP or any Regulatory Authority;

(o) take or cause or permit to be taken any action, whether before or after the Effective Time, which would disqualify the Merger as a tax-free reorganization within the meaning of Section 368 of the Code (subject to required recognition of gain or loss with respect to cash paid for fractional shares pursuant hereto);

(p) make or change any election, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to the Company or any of its Subsidiaries, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company or any of its Subsidiaries, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of increasing the Tax liability of the Company or any of its Subsidiaries for any period ending after the Closing Date or decreasing any Tax attribute of the Company or any of its Subsidiaries existing on the Closing Date;

(q) make any material changes to its securities portfolio, the weighted averages of its certificate of deposit portfolio, or materially deviate from its policies and practices regarding the establishment of its allowance for credit losses; or

(r) agree, or make any commitment, to take, in writing or otherwise, any of the actions described in clauses (a) through (q) of this Section 7.2.

ARTICLE VIII

ADDITIONAL AGREEMENTS

Section 8.1 Access and Information.

(a) During the period from the date of this Agreement through the Effective Time:

(i) the Company shall, and shall cause its Subsidiaries to, afford Sterling and its accountants, counsel and other representatives full access during normal business hours to the properties, books, contracts, Tax Returns, Reports, commitments and records of the Company and its Subsidiaries at any time, and from time to time, for the purpose of conducting any review or investigation reasonably related to this Agreement or the Merger, and the Company and its Subsidiaries will cooperate fully with all such reviews and investigations provided that Sterling provides the Company with reasonable notice of Sterling’s on-site visits and that Sterling does not unreasonably interfere with the business operations of the Company during the course of such visits; and

(ii) Sterling shall upon reasonable notice make copies of the Sterling SEC Reports and other information reasonably related to Sterling’s operations or financial performance available to the Company and its advisors for purposes of any review or report to the Company Board in evaluating the Merger.

(b) During the period from the date of this Agreement through the Effective Time, the Company shall furnish to Sterling (i) all Reports which are filed after the date hereof promptly upon the filing thereof, (ii) a copy of each Tax Return filed by it after the date hereof, and (iii) monthly and other interim financial statements in the form prepared by the Company for its internal use. During this period, the Company shall notify Sterling promptly of any material change in the Condition of the Company or any of its Subsidiaries and Sterling shall provide the Company promptly with any 8-Ks filed by Sterling during this period.

(c) During the period from the date of this Agreement through the Effective Time, the Company shall provide Sterling such additional information as Sterling may request from time to time regarding the loans, credit facilities and/or collateral therefor as may be specified by Sterling. The Company shall also make available to Sterling its loan files, correspondence and other records regarding any such specified loans, credit facilities and/or collateral.

(d) Notwithstanding the foregoing provisions of this Section 8.1, no investigation by any party hereto made heretofore or hereafter shall affect the representations and warranties of the other parties which are contained herein and each such representation and warranty shall survive such investigation.

(e) Sterling agrees that it will keep confidential any information furnished to it by the Company in connection with the transactions contemplated by this Agreement which is reasonably designated as confidential at the time of delivery, except to the extent that such information (i) was already known to Sterling and was received from a source other than the Company or any of its Subsidiaries, directors, officers, employees or agents, (ii) thereafter was lawfully obtained from another source or was publicly disclosed by the Company or its agent or representative, or (iii) is required to be disclosed to any Regulatory Authority, or is otherwise required to be disclosed by law. Sterling agrees not to use such confidential information, and to implement safeguards and procedures that are reasonably designed to prevent such confidential information from being used, for any purpose other than in connection with the transactions contemplated by this Agreement. Upon any termination of this Agreement, Sterling will return to the Company or will destroy all documents furnished Sterling for its review and all copies of such documents made by Sterling. The Company agrees to keep confidential, in accordance with the provisions of this Section 8.1(e), any information furnished to it by Sterling in connection with the transactions contemplated by this Agreement that is reasonably designated as confidential at the time of delivery. The Company agrees not to use any such confidential information, and to implement safeguards and procedures that are reasonably designed to prevent such confidential information from being used, for any purpose other than in connection with the transactions contemplated by this Agreement. Upon any termination of this Agreement, the Company will return to Sterling or will destroy all documents containing any such confidential information furnished to the Company for its review and all copies of such documents made by the Company.

Section 8.2 Registration Statement and Proxy Statement.

(a) Within forty five (45) days after the execution of this Agreement, Sterling shall prepare and file with the SEC a Registration Statement on Form S-4 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), and any other applicable documents, relating to the shares of Sterling Common Stock to be delivered to the holders of Company Common Stock pursuant to this Agreement, and will use its best efforts to cause the Registration Statement to become effective. The Company and its counsel shall be given the opportunity to participate in the preparation of the Registration Statement and shall have the right to approve the content of the Registration Statement with respect to the Company and the Company Shareholders’ Meeting. At the time the Registration Statement becomes effective, the Registration Statement will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not false or misleading.

(b) Unless otherwise required pursuant to the applicable fiduciary duties of the Company Board (as determined in good faith by the Company Board based upon the advice of its outside counsel), no amendment or supplement to the Proxy Statement will be made by the Company without the approval of Sterling, which approval shall not be unreasonably withheld.

(c) The information supplied by the Company for inclusion in the Proxy Statement shall not, at (i) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the shareholders of the Company and (ii) the time of the Company Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading.

(d) The information supplied or to be supplied by Sterling for inclusion in the Proxy Statement will not, at the time it is supplied to the Company, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein not misleading.

Section 8.3 Company Shareholder’s Meeting.

The Company, acting through the Company Board, shall, in accordance with applicable law, duly call, give notice of, convene and hold a special meeting of its shareholders as soon as practicable for the purpose of approving and adopting this Agreement and approving the Merger. The Company shall cause the Company Shareholder’s Meeting to occur within 45 days after the Proxy Statement is completed; provided, however, that the Company Shareholder’s Meeting shall occur as soon as practicable after the Registration Statement becomes effective. Subject to the fiduciary duties of the Company Board under applicable law as determined by such directors in good faith after consultation with and based upon the advice of outside counsel, the Company shall include in the Proxy Statement of the Company for use in connection with the Company Shareholders’ Meeting, the recommendation of the Company Board that the Company shareholders vote in favor of the approval and adoption of the Merger, this Agreement and the consummation of the transactions contemplated hereby. The Company agrees to use its best efforts to obtain the approval and adoption of the Merger and this Agreement by the Company shareholders. The Company (i) acknowledges that a breach of its covenant contained in this Section 8.3 to convene a meeting of its shareholders and call for a vote thereat with respect to the approval of this Agreement, the Merger and the transactions contemplated hereby and thereby will result in irreparable harm to Sterling which will not be compensable in monetary damages and (ii) agrees that such covenant shall be specifically enforceable and that specific performance and injunctive relief shall be a remedy properly available to Sterling for a breach of such covenant.

Section 8.4 Filing of Regulatory Approvals.

As soon as reasonably practicable but no later than 10 days after the date of this Agreement, Sterling and the Company shall file all notices and applications to the applicable Regulatory Authorities which Sterling deems necessary or appropriate to complete the transaction contemplated herein, including the Bank Merger. Sterling and the Company each agree to deliver to the other copies of all non-confidential portions of any such applications. The Company shall cooperate, and shall cause its Subsidiaries, accountants, counsel and other representatives to cooperate, with Sterling and its accountants, counsel and other representatives, in connection with the preparation by Sterling of any applications and documents required to obtain the Approvals which cooperation shall include providing all information, documents and appropriate representations as may be necessary in connection therewith and, when requested by Sterling, preparing and filing regulatory applications.

Section 8.5 Press Releases.

Prior to the public dissemination of any press release or other public disclosure of information about this Agreement, the Merger or any other transaction contemplated hereby, the parties to this Agreement shall mutually agree as to the form and substance of such release or disclosure, except as otherwise provided by applicable law or by rules of the NASDAQ.

Section 8.6 Company Options.

(a) As soon as practicable after the execution of this Agreement, the Company shall notify each holder of a Company Option of the execution of this Agreement and the terms and conditions contained herein requiring the exercise of the Company Options. The Company shall cause each Company Option to either be (i) exercised into shares of Company Common Stock, or (ii) terminated prior to the Effective Time as more specifically provided in Section 3.4.

(b) With respect to any Company Options, the Company shall not permit any holder of the Company Options to exercise such Company Option by any means other than the payment of the exercise price thereof in cash, unless the Company is contractually obligated to do so. With respect to any such holder, the Company shall use its best efforts to encourage such holder to exercise such Company Option by payment in cash.

(c) The Company shall, in accordance with the terms thereof, cause all Company Stock Plans to be terminated at and as of the Effective Time and without further action by any party.

Section 8.7 Miscellaneous Agreements and Consents.

Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use its respective commercially reasonable efforts to satisfy, or cause to be satisfied, all conditions to their respective obligations under this Agreement and to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement as expeditiously as reasonably practicable, including, without limitation, using their respective commercially reasonable efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby. Sterling and the Company shall, and shall cause each of their respective Subsidiaries to, use their commercially reasonable efforts to obtain consents of all third parties and Regulatory Authorities necessary or, in the reasonable opinion of Sterling or the Company, desirable for the consummation of the transactions contemplated by this Agreement including the Merger and the Bank Merger. While this Agreement is in effect, neither Sterling nor the Company shall take any actions, or omit to take any actions, which would cause this Agreement to become unenforceable in accordance with its terms. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of Sterling shall be deemed to have been granted authority in the name of the Company to take all such necessary or desirable action.

Section 8.8 Affiliates Letters.

Within ten (10) days of the execution of this Agreement, the Company shall deliver to Sterling a letter identifying all persons who are then “affiliates” of the Company for purposes of Rule 145 under the Securities Act. Within ten (10) days of any person becoming an affiliate of the Company after the Company’s delivery of the letter referred to above, the Company shall provide to Sterling an updated letter identifying all persons who are then “affiliates.” The Company shall cause each person so identified to deliver to Sterling prior to the Effective Time a written agreement substantially in the form attached hereto as Annex C (an “Affiliate Letter”). For a period of not less than two years after the date hereof (or such shorter period of time as may be applicable for such “affiliates” to sell shares of Sterling Common Stock in accordance with Rule 144 of the Securities Act), Sterling will continue to file in a timely manner all securities reports required to be filed by it pursuant to Section 13 and Section 15(d) of the Exchange Act.

Section 8.9 Indemnification.

(a) Sterling shall indemnify, defend and hold harmless the directors, officers, employees, and agents of the Company and its Subsidiaries (each, an “Indemnified Party”) against all losses, expenses (including reasonable attorneys’ fees), claims, damages or liabilities and amounts paid in settlement arising out of actions or omissions or alleged acts or omissions occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement) to the full extent permitted under the TBCA, applicable federal law or regulatory authorities, and by the Company’s Articles of Incorporation and bylaws as in effect on the date hereof, including provisions relating to advances of expenses incurred in the defense of any proceeding to the full extent permitted by the TBCA, applicable federal law or regulatory authorities, upon receipt of any undertaking required by the TBCA, except that the right to indemnification shall not arise in those instances in which the party seeking indemnification has participated in the breach of any covenant or agreement contained herein or knowingly caused any representation or warranty of the Company contained herein to be false or inaccurate in any respect and the claim arises principally from such breach or the falsity or inaccuracy of such representation or warranty.

Without limiting the foregoing, in any case in which a determination by Sterling is required to effectuate any indemnification, Sterling shall direct, at the election of the Indemnified Party, that the determination shall be made by independent counsel mutually agreed upon between Sterling and the Indemnified Party.

(b) Sterling shall use its commercially reasonable efforts (and the Company shall cooperate prior to the Effective Time in these efforts) to maintain in effect for a period of three years after the Effective Time the Company’s existing directors’ and officers’ liability insurance policy (provided that Sterling may substitute therefor (i) policies of at least the same coverage and amounts containing terms and conditions which are substantially no less advantageous in the aggregate or (ii) with the consent of the Company given prior to the Effective Time, any other policy) with respect to claims arising from facts or events which occurred prior to the Effective Time and covering persons who are currently covered by such insurance; provided, however, that Sterling shall not be obligated to make premium payments for such three-year period in respect of such policy (or coverage replacing such policy) which exceed, for the portion related to the Company’s directors and officers, 200% of the annual premium payments on the Company’s current policy in effect as of the date of this Agreement (the “Maximum Amount”). If the amount of the premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, Sterling shall use its commercially reasonable efforts to maintain the most advantageous policies of directors’ and officers’ liability insurance obtainable for a premium equal to the Maximum Amount.

(c) If Sterling shall consolidate with or merge into any other person and shall not be the continuing or surviving person of such consolidation or merger or shall transfer all or substantially all of its assets to any person, then and in each case, proper provision shall be made so that the successors and assigns of Sterling shall assume the obligations set forth in this Section 8.9.

(d) The provisions of this Section 8.9 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, and his or her heirs and representatives.

(e) Sterling shall pay all expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in successfully enforcing the indemnity and other obligations provided for in this Section 8.9 if Sterling has been finally determined to have acted in bad faith in refusing such indemnity. The Indemnified Party shall pay all expenses, including reasonable attorneys’ fees, incurred by Sterling if the indemnification or other obligations provided in this Section 8.9 are denied by a court of competent jurisdiction by final and nonappealable order.

Section 8.10 Certain Change of Control Matters.

From and after the date hereof, the Company shall take all action necessary so that none of the execution and delivery of this Agreement, the consummation of the Merger or the consummation of the other transactions contemplated hereby will either increase, or accelerate the payment of, any benefits otherwise payable under any Company Benefit Plan other than the acceleration of the vesting of the Company Options.

Section 8.11 Employee Benefits.

(a) At the later to occur of (i) the Effective Time or (ii) January 1, 2007, Sterling shall provide generally to officers and employees of the Company and its Subsidiaries employee benefits, including without limitation health and welfare benefits, life insurance and vacation arrangements, on terms and conditions which when taken as a whole are substantially similar, in the good faith opinion of Sterling, to those provided from time to time by Sterling and its Subsidiaries to their similarly situated officers and employees. In that regard, such officers and employees of the Company shall be credited under the employee benefit plans of Sterling for their years of “eligibility service” and “vesting service” earned under the Company Benefit Plans to the extent such Company Benefit Plans were comparable to the applicable Sterling plans as if such service had been earned with Sterling. Such officers and employees of the Company shall be credited with “benefit service” under the employee benefit plans of Sterling only with respect to their period of employment with Sterling and its Subsidiaries after the Effective Time in accordance with the terms and conditions of such employee benefit plans. As of the Effective Time, the employees and their dependents, if any, previously covered as of the Effective Time under the Company’s health insurance plan shall be covered under Sterling’s health insurance plan and, to the extent possible under the terms of Sterling’s then current health insurance plan, will not be subject to any pre-existing condition limitations or exclusions, except those excluded under Sterling’s health insurance plan. The Company’s employees shall not be required to satisfy the deductible and employee payments required by Sterling’s comprehensive medical and/or dental plans for the calendar year of the Effective Time to the extent of amounts previously credited during such calendar year under comparable plans maintained by the Company. Nothing in this Agreement shall operate or be construed as requiring Sterling or any of its Subsidiaries to continue to maintain or to terminate any Company Benefit Plan or any employee benefit plan of Sterling or to limit in any way Sterling’s ability to amend any such plan.

(b) In the event the Effective Time occurs before January 1, 2007, the Company Benefit Plans will remain in effect with regard to the employees of the Company and its Subsidiaries, except for the Company Options and the Company Stock Plans, which shall terminate on or before the Effective Time.

Section 8.12 Certain Actions.

No party shall take any action which would adversely affect or delay the ability of either Sterling or the Company to obtain any necessary approvals of any Regulatory Authority or other governmental authority required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement.

Section 8.13 No Solicitation.

(a) Neither the Company nor any of its Subsidiaries shall, nor shall it authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its Subsidiaries to initiate, solicit, encourage (including by way of furnishing information), or take any other action to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Acquisition Proposal (as defined herein), or enter into or maintain or continue discussions or negotiate with any person in furtherance of such inquiries or to obtain an Acquisition Proposal, or agree to or endorse any Acquisition Proposal, and the Company shall notify Sterling orally (within one business day) and in writing (as promptly as practicable), in reasonable detail, as to any inquiries and proposals which it or any of its Subsidiaries or any of their respective representatives or agents may receive; provided, however, that (i) the Company may furnish or cause to be furnished confidential and non-public information concerning the Company and its businesses, properties or assets to a third party (subject to execution by such third party of a confidentiality agreement containing confidentiality provisions substantially similar to those of the letter agreement entered into between the Company and Sterling dated June 7, 2006), (ii) following the execution of such a confidentiality agreement, the Company may engage in discussions or negotiations with a third party executing such an agreement, (iii) following receipt of an Acquisition Proposal, the Company may take and disclose to its shareholders a position with respect to such Acquisition Proposal, including, if such Acquisition Proposal is a tender offer, the Company Board may take and disclose to the Company’s shareholders a position contemplated by Rule 14e-2 under the Exchange Act, and/or (iv) following receipt of an Acquisition Proposal, the Company Board may withdraw or modify its recommendation referred to in Section 5.28, but in each case referred to in the foregoing clauses (i) through (iv) only to the extent that the Company Board shall conclude in good faith (on the basis of advice from outside counsel) that such action is required in order for the Company Board to satisfy its fiduciary obligations under applicable law; provided, further, that the Company Board shall not take any of the foregoing actions referred to in clauses (i) through (iv) until after reasonable notice to and consultation with Sterling with respect to such action and that the Company Board shall continue to consult with Sterling after taking such action and, in addition, if the Company Board receives an Acquisition Proposal or any request for confidential and non-public information or for access to the properties, books or records of the Company or any Subsidiary for the purpose of making, or in connection with, an Acquisition Proposal, then the Company shall promptly inform Sterling as provided above of the terms and conditions of such proposal or request and the identity of the person making it. As used herein, the term “Acquisition Proposal” means: (x) any proposal, inquiry or offer from any person relating to, or any agreement to engage in, any acquisition or purchase of a significant amount of the assets of the Company and its Subsidiaries on a consolidated basis, or 10% or greater equity interest in the Company or any of its Subsidiaries or any take-over bid or tender offer (including an issuer bid or self-tender offer) or exchange offer, merger, plan of arrangement, reorganization, consolidation, business combination, sale of substantially all of the assets, sale of securities, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries (other than the transactions contemplated by this Agreement) or any other transaction the consummation of which would or could reasonably be expected to impede, interfere with, prevent or materially delay the consummation of the Merger or which would or could reasonably be expected to materially dilute the benefits to Sterling of the transactions contemplated hereby or (y) any public announcement of, or written communication to the Company of, any proposal, plan or intention to do any of the foregoing. The Company will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. “Acquisition Transaction” means the transaction(s) by which an Acquisition Proposal is consummated. Nothing in this Section 8.13 shall (a) permit the Company to terminate this Agreement or (b) permit the Company or any of its Subsidiaries to enter into any written agreement with respect to an Acquisition Proposal during the term of this Agreement (it being agreed that during the term of this Agreement neither the Company nor any of its Subsidiaries shall enter into any written agreement with any person that provides for, or in any way facilitates, an Acquisition Proposal, other than a confidentiality agreement in the form referred to above), it being understood that Section 10.1 sets forth the rights of the Company to terminate this Agreement.

(b) Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the first sentence of Section 8.13(a) by any employee, officer or director or authorized employee, agent or representative of the Company or any of its Subsidiaries (including, without limitation, any investment banker, financial advisor, attorney or accountant or other representative retained by the Company or any of its Subsidiaries) or otherwise shall be deemed to be a breach of Section 8.13(a) by the Company.

Section 8.14 Termination Fee.

To compensate Sterling for entering into this Agreement, taking actions to consummate the transactions contemplated hereunder and incurring the costs and expenses related thereto and other losses and expenses, including foregoing the pursuit of other opportunities by Sterling, the Company and Sterling agree as follows:

(a) Provided that Sterling shall not be in material breach of its obligations under this Agreement (which breach has not been cured promptly following receipt of written notice thereof by the Company specifying in reasonable detail the basis of such alleged breach), the Company shall pay to Sterling the sum of $2,900,000 (the “Termination Fee”), if this Agreement is terminated (i) by the Company under the provisions of Section 10.1(e), (ii) by either Sterling or the Company under the provisions of Section 10.1(f) due to the failure of the Company’s shareholders to approve and adopt this Agreement and the Merger, if at the time of such failure to so approve and adopt this Agreement and the Merger there shall exist an Acquisition Proposal with respect to the Company and, within nine months of the termination of this Agreement, the Company enters into a definitive agreement with any third party with respect to any Acquisition Proposal with respect to the Company or (iii) by Sterling under the provisions of Section 10.1(g).

(b) Any payment required by clauses (i) and (iii) of paragraph (a) of this Section 8.14 shall become payable within two Business Days after termination of this Agreement. Any payment of the Termination Fee required by clause (ii) of paragraph (a) of this Section 8.14 shall become payable within two (2) Business Days of the Company’s entry into the definitive agreement referred to in clause (ii).

(c) The Company acknowledges that the agreements contained in this Section 8.14 are an integral part of the transactions contemplated in this Agreement, and that, without these agreements, Sterling would not enter into this Agreement; accordingly, if the Company fails to promptly pay the Termination Fee when due, the Company shall in addition thereto pay to Sterling all costs and expenses (including fees and disbursements of counsel)

incurred in collecting such Termination Fee, as the case may be, together with interest on the amount of the Termination Fee (or any unpaid portion thereof) from the date such payment was required to be made until the date such payment is received by Sterling at the prime rate as reported in The Wall Street Journal as in effect from time to time during such period.

Section 8.15 Accruals.

At the request of Sterling, the Company shall, consistent with GAAP, immediately prior to the Closing establish and take such reserves and accruals as Sterling shall reasonably request to conform the Bank’s loan, accrual and reserve policies and practices to the policies of Sterling Bank, provided, however, that no such adjustment shall constitute or be deemed to be a breach, violation or failure to satisfy any representation, warranty, covenant, condition or other provision or constitute a material adverse change or other grounds for termination of this Agreement. No adjustment shall require any prior filing with or approval from any governmental agency or regulatory authority or violate any law, rule or regulation applicable to the Company or any Subsidiary.

Section 8.16 Certain Agreements.

Neither the Company nor any Subsidiary (nor any of their agents or representatives) will waive any provision of any confidentiality or standstill or similar agreement to which it is a party without the prior written consent of Sterling, unless the Company Board or the board of directors of such Subsidiary concludes in good faith (based upon advice from outside counsel) that waiving such provision is necessary or appropriate in order for such board of directors to act in a manner which is consistent with its fiduciary obligations under applicable law. The Company will immediately advise Sterling of the termination or waiver of any confidentiality or standstill or similar agreement to which it is a party by the other party or parties to such agreement.

Section 8.17 Release Agreements.

The Company shall use its best efforts, on behalf of Sterling and pursuant to the request of Sterling, to cause each Company Specified Shareholder, Key Company Official and such other Person as may be reasonably required by Sterling to execute and deliver to Sterling a written release and waiver satisfactory in form and substance to Sterling in its sole discretion and in substantially the form attached hereto as Annex D (the “Release Agreements”) prior to the Effective Time, providing for, among other things, the release of the Company, Bank, Sterling and the Surviving Corporation and their respective affiliates from any and all claims, known and unknown, that such Person has or may have against any of the foregoing through the Effective Time. The Company agrees to provide to each person executing a Release Agreement, a form of release substantially in the form of Annex E.

Section 8.18 Nasdaq Listing.

Sterling shall use its commercially reasonable efforts to have the shares of Sterling Common Stock to be issued to the holders of the Company Common Stock in the Merger included for quotation on the Nasdaq prior to the Effective Time.

Section 8.19 Post-Closing Actions.

None of the parties shall take, or permit any of their Subsidiaries or Affiliates to take, any action after the Closing that would disqualify the Merger as a reorganization within the meaning of Section 368(a) of the Code.

Section 8.20 Banker’s and Finder’s Fees.

The Company shall pay all broker’s and finder’s fees to the parties identified on Section 5.22 of the Company Disclosure Memorandum, such payments to be paid prior to the Closing Date and in such a manner so as not to constitute an expense or liability of Sterling which Sterling would be required to include in any of its consolidated statements of income.

Section 8.21 Notification; Updated Disclosure Schedules.

The Company shall give prompt notice to Sterling, and Sterling shall give prompt notice to the Company, of (i) any representation or warranty made by it in this Agreement becoming untrue or inaccurate in any respect, including, without limitation, as a result of any change in the Company Disclosure Memorandum, or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

Section 8.22 Closing Date.

The Company and Sterling shall each use commercially reasonable efforts to consummate the Merger on or before September 30, 2006.

Section 8.23 Certain Tax Matters.

(a) Tax Sharing Agreements. All Tax sharing agreements or similar agreements with respect to or involving the Company shall be terminated as of the Closing Date, and, after the Closing Date, the Company shall not be bound thereby or have any liability thereunder.

(b) Certain Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred by the holders of Company Common Stock in connection with this Agreement, shall be paid by such holders when due, and such holders will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable law, Sterling will, and will cause its affiliates to, join in the execution of any such Tax Returns and other documentation.

Section 8.24 Post Closing Operations.

Subject to the limitations and requirements of all applicable laws, until the second anniversary of the Effective Time, Sterling will operate the Bank’s branches acquired in the Merger under the name “Bank of the Hills, a branch of Sterling Bank” unless a shorter time is otherwise agreed to by Sterling and Harold Wilson or his written designee.

Section 8.25 Supplemental Indentures.

At or before the Effective Time, Sterling will execute and deliver one or more supplemental indentures and other instruments required for the due assumption by Sterling of the TRUPs.

Section 8.26 Retention Bonuses.

After the Effective Time, Sterling agrees to pay retention bonuses to employees of the Company and/or its Subsidiaries as may be determined by the Company as to persons and amounts and as consented to by Sterling (such consent not to be unreasonably withheld); provided, however, that such retention bonuses shall not exceed $365,110 in the aggregate.

ARTICLE IX

CONDITIONS TO MERGER

Section 9.1 Conditions to Each Party’s Obligation to Effect the Merger.

The respective obligations of each party to effect the Merger and the other transactions contemplated hereby shall be subject to the fulfillment or waiver at or prior to the Effective Time of the following conditions:

(a) The Company shareholders shall have approved and adopted all matters relating to this Agreement, the Merger and the transactions contemplated hereby and as required under the TBCA and the Company’s Articles of Incorporation at the Company Shareholders’ Meeting.

(b) This Agreement, the Merger, the Bank Merger and the other transactions contemplated hereby shall have been approved by the Federal Reserve Board, the Commissioner, the OCC, the FDIC and any other Regulatory Authorities whose approval is required for consummation of the transactions contemplated hereby (other than the Bank Merger) and all applicable waiting periods shall have expired. No such approval or consent shall be conditioned or restricted in any manner (including requirements relating to the disposition of assets) which in the good faith judgment of Sterling would so adversely impact the economic or business benefits of the transactions contemplated by this Agreement that, had such condition or restriction been known, it would not have entered into this Agreement.

(c) Neither Sterling nor the Company shall be subject to any litigation which seeks any order, decree or injunction of a court or agency of competent jurisdiction to enjoin or prohibit the consummation of the Merger or the other transactions contemplated by this Agreement.

Section 9.2 Conditions to Obligations of the Company to Effect the Merger.

The obligations of the Company to effect the Merger shall be subject to the fulfillment or waiver at or prior to the Effective Time of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of Sterling set forth in Article VI hereof shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time (as though made on and as of the Effective Time except to the extent such representations and warranties are by their express provisions made as of a specified date) and the Company shall have received a certificate signed by the chairman, president or other duly authorized officer of Sterling to that effect.

(b) Performance of Obligations. Sterling shall have performed in all material respects all obligations required to be performed by it under this Agreement prior to the Effective Time, and the Company shall have received a certificate signed by the chairman, president or other duly authorized officer of Sterling to that effect and as to the absence of litigation as described in Section 9.1(c).

(c) Material Adverse Change. Prior to the Closing, there shall not have occurred any material adverse change in the financial condition, business, operations or properties of Sterling or any of its Subsidiaries, taken as a whole, nor shall any event have occurred which, with the lapse of time, may cause or create any material or adverse change in the financial condition, business, operations or properties of Sterling and its Subsidiaries, taken as a whole, in the reasonable and good faith judgment of the Company Board and the Company shall have received a certificate signed by the chairman, president or other duly authorized officer of Sterling to that effect; provided, however, that a decrease in the market price of Sterling Common Stock as quoted on NASDAQ in and of itself shall not be deemed to be a material adverse change.

(d) Tax Opinion. The Company shall have received an opinion of Bracewell & Giuliani LLP, counsel to the Company, in form and substance reasonably satisfactory to the Company to the effect that the Merger will constitute a reorganization within the meaning of Section 368 of the Code. The parties to this Agreement agree to make such reasonable representations as requested by such counsel for the purpose of rendering such opinion.

(e) Opinion of Counsel. The Company shall have received an opinion of Locke Liddell & Sapp LLP, counsel for Sterling, addressed to the Company and in form mutually acceptable to Locke Liddell & Sapp LLP and counsel to the Company as to the validity of the approvals of the Merger by the board of directors of Sterling.

(f) Opinion of Financial Advisor. The Company shall have received a written opinion from its financial advisor that the Merger Consideration is fair to the Company’s shareholders from a financial point of view and such opinion shall not have been withdrawn prior to the Company Shareholders’ Meeting.

Section 9.3 Conditions to Obligations of Sterling to Effect the Merger.

The obligations of Sterling to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of the Company set forth in Article V hereof shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time (as though made on and as of the Effective Time except to the extent such representations and warranties are by their express provisions made as of a specified date) and Sterling shall have received a certificate signed by the chairman, chief executive officer, president or other duly authorized officer of the Company to that effect.

(b) Performance of Obligations. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement prior to the Effective Time, and Sterling shall have received a certificate signed by the chairman and chief executive officer, president or other duly authorized officer of the Company to that effect and as to the absence of litigation as described in Section 9.1(c).

(c) Material Adverse Change. Prior to the Closing, there shall not have occurred any material adverse change in the Condition of the Company and any of its Subsidiaries, taken as a whole, nor shall any event have occurred which, with the lapse of time, may cause or create any material adverse change in the Condition of the Company and any of its Subsidiaries, taken as a whole, in the reasonable and good faith judgment of the Board of Directors of Sterling, and Sterling shall have received a certificate signed by the chairman, chief executive officer, president or other duly authorized officer of the Company to that effect.

(d) Opinion of Counsel. Sterling shall have received an opinion of Bracewell & Giuliani LLP, counsel for the Company, addressed to Sterling and in form mutually acceptable to Bracewell & Giuliani LLP and counsel to Sterling as to the validity of the approvals of the Merger by the Company Board and the shareholders of the Company.

(e) Opinion of Tax Counsel. Sterling shall have received an opinion of Locke Liddell & Sapp LLP, counsel to Sterling, in form and substance reasonably satisfactory to Sterling, to the effect that, based on the facts, representations and assumptions set forth in such opinion, the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code and such opinion shall have not been withdrawn. The parties to this Agreement agree to make such reasonable representations as requested by such counsel for the purpose of rendering such opinion.

(f) Dissenting Shares. The number of Dissenting Shares shall not exceed ten percent (10%) of the total issued and outstanding shares (as of the Effective Time) of Company Common Stock.

(g) Release Agreements. Sterling shall have received Release Agreements, substantially in the form of Annex D, executed and delivered by each of the Company Specified Shareholders, Key Company Officials and such additional Persons identified by Sterling pursuant to Section 8.17.

(h) Affiliate Agreements. Each person who is an “affiliate” (for purposes of Rule 145 under the Securities Act) of the Company at the time this Agreement is submitted to the approval of the shareholders of the Company shall have delivered to Sterling an Affiliate Letter.

(i) Company Options. All of the Company Options shall have been fully and completely exercised or terminated and all Company Stock Plans shall have been terminated.

(j) Noncompete Agreements. Sterling shall have received Noncompete Agreements executed and delivered by each of the Key Company Officials.

(k) Broker’s and Finder’s Fees and Expenses. The Company shall have fully paid all of the broker’s, finder’s and other fees and expenses in accordance with Section 8.20 and shall provide to Sterling satisfactory evidence of the payment, in full, of all such fees and expenses.

(l) Consents Obtained. All consents, authorizations and approvals required to be received from, or given to, any Person (other than the matters described in Section 9.1(b)) by the Company for the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including, without limitation, those identified in Section 5.4 of the Company Disclosure Memorandum, shall have been obtained or made by the Company.

(m) Transactions in Capital Stock. The company shall have delivered to Sterling a list of all transactions in the capital stock (or instruments exercisable for or convertible into capital stock) of the Company from and including the date of this Agreement through the Effective Time.

(n) Company Indebtedness. The Company and its Subsidiaries shall have paid all Company Indebtedness, except such indebtedness relating to the TRUPs.

(o) Equity Capital. The Equity Capital of Company as of the Business Day immediately preceding the Closing Date shall be at least $20,000,000.

(p) Company Employment Agreements. Those certain Employment Agreements dated May 16, 2006 between the Company and Tom Daniels, Harold R. Wilson, Tom Gould and Debbie Tuftee shall have been terminated without cost to the Company or its Subsidiaries and in a manner satisfactory to Sterling.

(q) Additional Capital Contribution. Prior to the Closing Date, the Company shall have received additional capital contributions aggregating at least $2,000,000, which contributions may be in the exercise of Company Options or other contributions or any combination thereof.

(r) Warrants. All warrants to purchase Company Common Stock shall have been exercised.

ARTICLE X

TERMINATION

Section 10.1 Termination.

Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement, the Merger and the transactions contemplated hereby by the shareholders of the Company, this Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time:

(a) by mutual consent of the Board of Directors of Sterling and the Company; or

(b) by the Company Board or the Board of Directors of Sterling if (i) the Federal Reserve, the OCC, the FDIC or the Commissioner has denied approval of the Merger or the Bank Merger and such denial has become final and nonappealable or has approved the Merger subject to conditions that in the judgment of Sterling would restrict it or its Subsidiaries or Affiliates in their respective spheres of operations and business activities after the Effective Time or (ii) the Effective Time does not occur by February 28, 2007 provided, however, that the right to terminate this Agreement under clause (ii) of this Section 10.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Effective Time to occur prior to such date; or

(c) by Sterling (if it is not in breach of any of its obligations hereunder) pursuant to notice in the event of a breach or failure by the Company that would cause a failure of the conditions in Section 9.3, which breach or failure has not been, or cannot be, cured within 30 days after written notice of such breach is given to the Company; or

(d) by the Company (if it is not in breach of any of its obligations hereunder) pursuant to notice in the event of a breach or failure by Sterling that would cause a failure of the conditions in Section 9.2, which breach or failure has not been, or cannot be, cured within 30 days after written notice of such breach is given to Sterling; or

(e) by the Company if (i) there shall not have been a breach of any covenant or agreement on the part of the Company under this Agreement and (ii) prior to the Effective Time, the Company shall have received a bona fide Acquisition Proposal and the Company Board determines in its good faith judgment and in the exercise of its fiduciary duties, based as to legal matters on the written opinion of independent legal counsel and as to financial matters on the written opinion of an investment banking firm of national reputation, that such alternative Acquisition Proposal (if consummated pursuant to its terms) would result in an alternative Acquisition Transaction that is more favorable to the Company shareholders than the Merger (“Superior Proposal”) and that the failure to terminate this Agreement and accept such alternative Acquisition Proposal would be inconsistent with the proper exercise of such fiduciary duties; provided, however, that termination under this clause (ii) shall not be deemed effective until payment of the Termination Fee and Expenses required by Section 8.14; or

(f) by either Sterling or the Company, if the Merger and this Agreement shall fail to receive the requisite vote for approval and adoption at the Company Shareholders’ Meeting; or

(g) by Sterling if the Company Board shall have (i) resolved to accept a Superior Proposal, or (ii) recommended to the shareholders of the Company that they tender their shares in a tender or exchange offer commenced by a third party or (iii) withdrawn or modified, in any manner that is adverse to Sterling, its recommendation or approval of this Agreement or the Merger or recommended to the Company shareholders acceptance or approval of any alternative Acquisition Proposal, or shall have resolved to do the foregoing; or

(h) by Sterling if the number of Dissenting Shares exceeds ten percent (10%) of the total issued and outstanding shares (as of the Effective Time) of Company Common Stock; or

(i) by Sterling if the factual substance of any warranties set forth in Section 5.24 is not true and accurate irrespective of the knowledge or lack of knowledge of the Company and losses, damages, environmental response costs, liabilities, fines, penalties, costs and expenses which might arise there from could reasonably exceed $200,000.

Section 10.2 Effect of Termination.

In the event of the termination and abandonment of this Agreement pursuant to Section 10.1, this Agreement shall become void and have no effect, except that (i) the provisions of this Section 10.2 and Section 8.1(e), Section 8.14 and Section 11.1 shall survive any such termination and abandonment; and (ii) no party shall be relieved or released from any liability arising out of an intentional breach of any provision of this Agreement.

Section 10.3 Non-Survival of Representations, Warranties and Covenants.

Except for Article III and Article IV and Section 8.9, Section 8.19, and Section 11.1, none of the respective representations, warranties, obligations, covenants and agreements of the parties shall survive the Effective Time.

ARTICLE XI

GENERAL PROVISIONS

Section 11.1 Expenses.

Except as provided in Section 8.14, each party hereto shall bear its own expenses incident to preparing, entering into and carrying out this Agreement and consummating the Merger, Sterling shall pay all printing expenses and filing fees incurred in connection with this Agreement, the Registration Statement and the Proxy Statement; provided that the Company shall pay all expenses relating to the mailing of the Proxy Statement.

Section 11.2 Entire Agreement; Parties in Interest.

Except as otherwise expressly provided herein, this Agreement contains the entire agreement between the parties hereto with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors. Other than Section 8.9, nothing in this Agreement, expressed or implied, is intended to confer upon any individual, corporation or other entity (including, without limitation, any employee or shareholder of the Company), other than Sterling and the Company or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

Section 11.3 Amendments.

To the extent permitted by law, this Agreement may be amended by a subsequent writing signed by each Sterling and the Company; provided however, that the provisions hereof relating to the amount of the Merger Consideration shall not be amended after the Company Shareholders’ Meeting without any requisite approval of the holders of the issued and outstanding shares of Company Common Stock entitled to vote thereon.

Section 11.4 Waivers.

Prior to or at the Effective Time, each of Sterling and the Company shall have the right to waive any default in the performance of any term of this Agreement by the other, to waive or extend the time for the compliance or fulfillment by any other party of any and all of such other party’s obligations under this Agreement and to waive any or all of the conditions precedent to its obligations under this Agreement, except any condition which, if not satisfied, would result in the violation of any law or applicable governmental regulation.

Section 11.5 No Assignment.

None of the parties hereto may assign any of its rights or delegate any of its obligations under this Agreement to any other person or entity without the prior written consent of the other parties to this Agreement; provided, however, that Sterling may assign its rights and obligations to any direct or indirect, wholly-owned subsidiary of Sterling, but no such assignment shall relieve Sterling of its obligations hereunder if such assignee does not perform such obligations.

Section 11.6 Notices.

All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by courier, by facsimile transmission, or by registered or certified mail, postage prepaid to the persons at the addressees set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

Company:	BOTH, Inc. 1075 Junction Hwy. Kerrville, Texas 78028 Attention: Thomas E. Daniels Chairman and Chief Executive Officer Facsimile: (830) 895-2269

With a copy to:	Bracewell & Guiliani, LLP 711 Louisiana Street, Suite 2300 Houston, Texas 77002 Attention: William T. Luedke IV Facsimile: (713) 222-3256

Sterling:

Sterling Bancshares, Inc.

2550 North Loop West, Suite 600

Houston, Texas 77092

Attention: J. Downey Bridgwater,

Chairman and Chief Executive Officer

James W. Goolsby, Jr., General Counsel

Facsimile: (713) 466-3117

With a copy to:	Locke Liddell & Sapp LLP 3400 JPMorgan Chase Tower 600 Travis Street Houston, Texas 77002 Attention: Annette L. Tripp Facsimile: (713) 223-3717

Section 11.7 Specific Performance.

The parties hereby acknowledge and agree that the failure of either party to fulfill any of its covenants and agreements hereunder, including the failure to take all such actions as are necessary on its part to cause the consummation of the Merger, will cause irreparable injury for which damages, even if available, will not be an adequate remedy. Accordingly, each party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of the other party’s obligations and to the granting by any such court of the remedy of specific performance hereunder.

Section 11.8 Governing Law.

This Agreement shall in all respects be governed by and construed in accordance with the laws of the state of Texas applicable to contracts executed and to be performed in that state. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in any state or federal court sitting in Houston, Harris County, Texas.

Section 11.9 Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original but all of which together shall constitute one and the same instrument.

Section 11.10 Captions.

The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

Section 11.11 Severability.

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Merger is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Merger be consummated as originally contemplated to the fullest extent possible.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Sterling and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

STERLING BANCSHARES, INC.

By:	/s/ J. DOWNEY BRIDGWATER
J. Downey Bridgwater, Chairman, President and Chief Executive Officer

BOTH, INC.

By:	/s/ THOMAS E. DANIELS
Thomas E. Daniels, Chairman and Chief Executive Officer

[Agreement and Plan of Merger]

ANNEX A

AGREEMENT AND IRREVOCABLE PROXY

This Agreement and Irrevocable Proxy, dated as of July     , 2006 (the “Agreement”), is by and between Sterling Bancshares, Inc., a Texas corporation (“Sterling”), and                                               (the “Stockholder”).

R E C I T A L S:

WHEREAS, Sterling and BOTH, Inc., a Texas corporation (the “Company”), propose to enter into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), providing, among other things, for Sterling’s acquisition of the Company through the merger of the Company with Sterling in accordance with the terms and provisions of, and subject to the conditions set forth in, the Merger Agreement (the “Merger”); and

WHEREAS, the Stockholder is the (i) owner, beneficially and of record, of (a)              shares of the common stock, $1.00 par value per share, of the Company (the “Common Shares”); and

WHEREAS, the Stockholder has agreed to vote all shares of the Company’s capital stock owned, beneficially and of record, by the Stockholder in favor of the Merger at a special meeting of the stockholders of the Company for the purpose of approving and adopting the Merger Agreement and approving the Merger (the “Company Stockholders’ Meeting”).

NOW, THEREFORE, to induce Sterling to enter into the Merger Agreement and in consideration of the aforesaid and the representations, warranties, covenants and agreements set forth herein and in the Merger Agreement, including the benefits that the parties hereto expect to derive from the Merger, the receipt and sufficiency of all of which are hereby acknowledged by the parties, the parties hereto agree as follows:

1. Revocation of Prior Proxies. The Stockholder hereby revokes all previous proxies granted with respect to any of the Common Shares owned by the Stockholder that would conflict with the terms of the Proxy granted hereby.

2. Grant of Irrevocable Proxy. The Stockholder hereby irrevocably constitutes and appoints Sterling, J. Downey Bridgwater and James. W. Goolsby, Jr. in their respective capacities as officers of Sterling, and any individual, who shall hereafter succeed to their respective offices with Sterling, and each of them individually, as its true and lawful proxy and attorney-in-fact, with full power of substitution, for and in the name, place and stead of the Stockholder, to call and attend any and all meetings of the Company’s stockholders, including the Company Stockholders’ Meeting, at which the Merger is to be considered and voted upon by the Company’s stockholders, and any adjournments thereof, to execute any and all written consents of stockholders of the Company and to vote all of the Common Shares presently or at any future time owned beneficially or of record by the Stockholder and any and all other securities having voting rights issued or issuable in respect thereof, which the Stockholder is entitled to vote (all of the foregoing being collectively referred to as the “Subject Stock”), and to represent and otherwise act as the Stockholder could act, in the same manner and with the same effect as if the Stockholder were personally present, at any such annual, special or other meeting of the stockholders of the Company (including the Company Stockholders’ Meeting), and at any adjournment thereof (a “Meeting”), or pursuant to any written consent in lieu of meeting or otherwise; provided, however, that any such vote or consent in lieu thereof or any other action so taken shall be solely for the purposes of voting in favor of the Merger, the Merger Agreement and any transactions contemplated thereby and shall not extend to any other matters. Such attorneys and proxies are hereby authorized to vote the Subject Stock in accordance with the terms of the Proxy granted hereby.

3. Vote in Favor of Merger. If Sterling is unable or declines to exercise the power and authority granted by the Proxy for any reason, the Stockholder covenants and agrees to vote all the Subject Stock in favor of approval of the Merger and the Merger Agreement at any Meeting (including the Company Stockholders’ Meeting) and, upon request of Sterling, to provide the Stockholder’s written consent thereto.

4. No Action Without Sterling’s Consent. The Stockholder hereby covenants and agrees that it will not vote or take any action by written consent of stockholders in lieu of meeting on any matter that is subject to the Proxy without Sterling’s prior written consent.

5. Negative Covenants of the Stockholder. Except to the extent contemplated herein or in the Merger Agreement, the Stockholder hereby covenants and agrees that the Stockholder will not, and will not agree to, directly or indirectly, (a) sell, transfer, assign, cause to be redeemed or otherwise dispose of any of the Subject Stock or enter into any contract, option or other agreement or understanding with respect to the sale, transfer, assignment, redemption or other disposition of any Subject Stock; (b) grant any proxy, power-of-attorney or other authorization or interest in or with respect to such Subject Stock pertaining or relating to the Merger, the Merger Agreement or any of the transactions contemplated thereby; or (c) deposit such Subject Stock into a voting trust or enter into a voting agreement or arrangement with respect to such Subject Stock, unless and until, in the case of (a), (b) or (c) above, the Stockholder shall have taken all actions (including, without limitation, the endorsement of a legend on the certificates evidencing such Subject Stock) reasonably necessary to ensure that such Subject Stock shall at all times be subject to all the rights, powers and privileges granted or conferred, and subject to all the restrictions, covenants and limitations imposed, by this Agreement, and shall have caused any transferee of any of the Subject Stock to execute and deliver to Sterling an Agreement and Irrevocable Proxy, in substantially the form of this Agreement, with respect to the Subject Stock.

6. Negative Covenants of Sterling. Sterling covenants and agrees that it will not (a) amend in any material respect the Merger Agreement so as to adversely affect the Stockholder, unless it obtains the Stockholder’s prior written consent to, or (b) modify the terms of any other Agreement and Irrevocable Proxy between Sterling and any other stockholder of the Company, dated as of even date herewith, unless Sterling shall have offered to modify the terms of this Agreement and Irrevocable Proxy in the same manner and the Stockholder has elected not to accept such offer. If Sterling shall have notified the Stockholder of any such amendment or modification, Sterling and the Stockholder hereby agree that the sole remedy of the Stockholder for a breach by Sterling of the foregoing covenant shall be to elect to terminate this Agreement and Irrevocable Proxy by notice to Sterling.

7. Stockholder’s Representations and Warranties. The Stockholder represents and warrants to Sterling that (a) the Stockholder has duly authorized, executed and delivered this Agreement and this Agreement constitutes a valid and binding agreement, enforceable in accordance with its terms and neither the execution and delivery of this Agreement nor the consummation by the Stockholder of the transactions contemplated hereby will constitute a violation of, a default under, or conflict with any contract, commitment, agreement, understanding, arrangement or restriction of any kind to which the Stockholder is a party or by which the Stockholder is bound; (b) consummation by the Stockholder of the transactions contemplated hereby will not violate, or require any consent, approval, or notice under, any provision of law; (c) except to the extent provided herein, the Subject Stock and the certificates and instruments representing same are now and at all times during the term of this Agreement will be held by the Stockholder, or by a nominee or custodian for the benefit of the Stockholder, free and clear of all liens, claims, security interests, proxies, voting trusts or agreements or any other encumbrances whatsoever (“Encumbrances”) with respect to the ownership or voting of the Subject Stock or otherwise, other than Encumbrances created by or arising pursuant to this Agreement, and there are no outstanding options, warrants or rights to purchase or acquire, or proxies, powers-of-attorney, voting agreements, trust agreements or other agreements relating to, the Subject Stock other than this Agreement; (d) the Subject Stock constitutes all of the securities of the Company owned beneficially or of record by the Stockholder on the date hereof; and (e) the Stockholder has the present power and right to vote all of the Subject Stock as applicable, as contemplated herein.

8. Certain Defined Terms. Unless otherwise expressly provided herein, all capitalized terms used herein without definition shall have the meanings assigned to them in the Merger Agreement.

9. Choice of Law. The terms and provisions of this Agreement shall be governed by and construed in accordance with the laws of the State of Texas without giving effect to the provisions thereof relating to conflicts of law.

10. Binding Effect; Assignability. The terms and provisions of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the successors and permitted assigns of the parties hereto. This Agreement and the rights hereunder may not be assigned or transferred by Sterling, except with the prior written consent of the Stockholder.

11. Term. This Agreement shall terminate at the earlier of (i) the Effective Time, (ii) the termination of the Merger Agreement in accordance with its terms, (iii) the revocation by the Company Board of the recommendation to its stockholders to approve the Merger, the Merger Agreement and the transactions contemplated thereby, or (iv) termination of this Agreement in accordance with Section 7 hereof.

12. Irrevocable Proxy Coupled with an Interest. The Stockholder acknowledges that Sterling will enter into the Merger Agreement in reliance upon this Agreement, including the Proxy, and that the Proxy is granted in consideration for the execution and delivery of the Merger Agreement by Sterling. THE STOCKHOLDER AGREES THAT THE PROXY AND ALL OTHER POWER AND AUTHORITY INTENDED TO BE CONFERRED HEREBY IS COUPLED WITH AN INTEREST SUFFICIENT IN LAW TO SUPPORT AN IRREVOCABLE POWER AND, EXCEPT AS PROVIDED IN SECTION 11 HEREOF, SHALL NOT BE TERMINATED BY ANY ACT OF THE STOCKHOLDER, BY LACK OF APPROPRIATE POWER OR AUTHORITY OR BY THE OCCURRENCE OF ANY OTHER EVENT OR EVENTS.

13. Specific Performance. The parties acknowledge and agree that performance of their respective obligations hereunder will confer a unique benefit on Sterling and that a failure of performance will result in irreparable harm to Sterling and will not be compensable by money damages. The parties therefore agree that this Agreement, including the Proxy, shall be specifically enforceable and that specific enforcement and injunctive relief shall be a remedy properly available to Sterling for any breach of any agreement, covenant or representation of the Stockholder hereunder.

14. Further Assurance. The Stockholder will, upon request, execute and deliver any additional documents and take such further actions as may reasonably be deemed by Sterling or its counsel to be necessary or desirable to carry out the provisions of this Agreement.

15. Severability. If any term, provision, covenant or restriction of this Agreement, or the application thereof to any circumstance shall, to any extent, be held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement or the application thereof to any other circumstance, shall remain in full force and effect, shall not in any way be affected, impaired or invalidated and shall be enforced to the fullest extent permitted by law.

16. Counterparts. This Agreement and Irrevocable Proxy may be executed in counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same document.

17. Notice. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or such other address for a party as shall be specified by like notice): (i) if to Sterling, to the address set forth in Section 11.6 of the Merger Agreement; and (ii) if to a Stockholder, to the address set forth on the signature page hereof, or such other address as may be specified in writing by such Stockholder.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, Sterling and the Stockholder have duly executed this Agreement or caused this Agreement to be duly executed as of the date first set forth hereinabove.

STOCKHOLDER:

Address:

STERLING BANCSHARES, INC.

By:
Name:
Title:

ANNEX B

NON-COMPETE AGREEMENT

THIS NON-COMPETE AGREEMENT (the “Agreement”) is entered into effective as of this      day of             , 2006 between Sterling Bancshares, Inc., a Texas corporation (“Sterling”), and                                  (the “Key Company Official”).

WHEREAS, simultaneously with the execution of this Agreement, Sterling, and BOTH, Inc., a Texas corporation (the “Company”), have entered into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which the Company will merge (the “Merger”) with Merger Sub at the Effective Time; and

WHEREAS, the Key Company Official is a shareholder of the Company and also serves as an officer of the Company; and

WHEREAS, the Key Company Official will, as a result of his equity ownership interest in the Company, be receiving substantial consideration from the Merger of the Company with Merger Sub; and

WHEREAS, Sterling has required, as a condition to its execution of the Merger Agreement, the Key Company Official to execute and deliver this Agreement; and

WHEREAS, the Key Company Official, through his association with the Company, has obtained knowledge of the trade secrets, customer goodwill and proprietary information of the Company and its business, which trade secrets, customer goodwill and proprietary information constitute a substantial asset to be acquired by Sterling; and

WHEREAS, the Key Company Official, for the consideration set forth below and the consideration to be received in connection with the Merger, has agreed to, and does hereby enter into this Agreement on the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the foregoing and the premises, representations, and mutual covenants hereinafter set forth, the parties do hereby agree as follows:

1. Defined Terms. Capitalized terms used herein but not otherwise defined shall have the meaning set forth in the Merger Agreement.

2. Consideration. In consideration of the covenants and agreements of the Key Company Official contained herein, Sterling hereby agrees to pay the Key Company Official as follows:

(a) The consideration stated in the Merger Agreement for the Key Company Official’s equity in the Company.

(b) If Key Company Official accepts employment with Sterling, Sterling Bancorporation, Inc., Sterling Bank, the Company, Bank of the Hills N.A., or any of their respective wholly-owned direct or indirect Subsidiaries (each, a “Sterling Entity”, and together, the “Sterling Entities), then the Sterling Entities promise to disclose and provide access to certain Confidential Information (as herein defined) of the Sterling Entities.

(c) Upon the execution of this Agreement, Sterling shall and does hereby pay to the Key Company Official the sum of $             .

(d) Upon the Closing of the Merger and Key Company Official’s acceptance of employment with any Sterling Entity, Sterling shall pay and deliver to the Key Company Official the following:

A closing bonus of $              cash and a restricted share unit agreement issued pursuant to Sterling’s 2003 Stock Incentive and Compensation Plan granting to the Key Company Official an opportunity to acquire              shares of Sterling Common Stock on the Key Company Official’s date of hire with

Sterling. The grant of such              restricted share units shall vest 25% per annum over a period of four years and shall otherwise be subject to the terms and conditions of Sterling’s 2003 Stock Incentive and Compensation Plan. Additionally, and for this special grant only, a tax equalization bonus will be awarded to the Key Company Official at the time of vesting of the share units to cover the Key Company Official’s tax liability on the vested portion of the grant.

3. Non-Competition. Key Company Official acknowledges that contemporaneous with the execution of this Agreement Sterling is providing Key Company Official with valuable consideration stated in paragraph 2. Key Company Official’s non-competition obligations are ancillary to the Merger Agreement, Sterling’s agreements to provide the consideration stated in paragraph 2, and other agreements provided herein that are enforceable at the time this agreement is made. In order to protect Sterling’s interests in the Merger and the consideration that Sterling is providing and will provide Key Company Official if any Sterling Entity employs Key Company Official, Sterling and Key Company Official agree to the following non-competition provisions. The Key Company Official covenants and agrees that from the Closing Date and for the Applicable Period (as hereinafter defined) after the Closing Date, he shall not:

(a) directly or indirectly, own, manage, operate, control, invest or acquire an equity interest in any entity located or conducting business in Kerr County, Texas which competes with the business conducted by any Sterling Entity or should Key Company Official accept employment with a Sterling Entity, any other county in which Key Company Official worked in the twelve months prior to termination of employment with a Sterling Entity, and any county contiguous to such counties (the “Territory”) which competes with the business conducted by any Sterling Entity;

(b) engage in or carry on, either directly or indirectly, whether for himself or as an employee, officer, director, agent, consultant proprietor, partner, stockholder, member, joint venturer, investor, or other paid participant in any business within the Territory which competes with the business conducted by any Sterling Entity;

(c) directly or indirectly request any customer or borrower of any Sterling Entity or any other person which has a business relationship with any Sterling Entity to curtail, cancel, or otherwise discontinue its business or relationship with any such Sterling Entity; or

(d) directly or indirectly denigrate or in any manner undertake to discredit any of the Sterling Entities or any person or operation associated with any Sterling Entity.

Notwithstanding the foregoing, nothing contained in this Agreement shall prohibit the Key Company Official from owning not more than one percent (1%) of any corporation the securities of which are traded on a national securities exchange or market and which is engaged in a business which is in competition with any Sterling Entity.

The non-competition obligations stated herein are not dependent on Sterling’s employment of Key Company Official with any Sterling Entity. The primary purpose of this Agreement including the non-competition provision is to effectuate the merger between the Company and Sterling.

If Key Company Official accepts employment with a Sterling Entity, Key Company Official warrants that Key Company Official is not a party to any other restrictive agreement limiting Key Company Official’s activities for the Sterling Entities. Key Company Official further warrants that at the time of the signing of this Agreement, Key Company Official knows of no written or oral contract or of any other impediment that would inhibit or prohibit employment with the Sterling Entities and that Key Company Official will not knowingly use any trade secret, confidential information, or other intellectual property right of any other party in the performance of Key Company Official’s duties as an employee should he accept employment with a Sterling Entity. Key Company Official shall hold the Sterling Entities harmless from any and all suits and claims arising out of any breach of such restrictive agreement or contracts.

4. Non-Solicitation. From the Closing Date and for the Applicable Period after the Closing Date, the Key Company Official covenants and agrees not to directly or indirectly solicit the employment of the executive officers or key employees of the Sterling Entities; provided, however, that this Agreement shall not prohibit (a) any advertisement or general solicitation that is not specifically targeted at such officers or employees, or (b) soliciting the employment of any such officer or employee who has been terminated by any Sterling Entity except Key Company Official may not solicit any such officer or employee who voluntarily terminated employment or who any Sterling Entity terminated for “Cause” within twelve months of Key Company Official’s termination of employment from any Sterling Entity.

5. Confidentiality. The Key Company Official shall not disclose to any person, or use or otherwise exploit for his own benefit or for the benefit of any person other than a Sterling Entity, any Confidential Information (as defined below). The Key Company Official shall have no obligation to keep confidential any Confidential Information if and to the extent disclosure thereof is specifically required by law, judicial or governmental order or other legal process; provided, however, that in the event such disclosure is required, the Key Company Official shall, to the extent reasonably practicable, provide Sterling with reasonably prompt notice of such requirement, so that Sterling may seek an appropriate protective order or waive compliance with this provision with respect to such disclosure. For purposes of this Agreement, “Confidential Information” shall mean any confidential information with respect to the conduct or details of the business of Sterling and any Sterling Entity including, without limitation, information relating to its commercial and retail banking services, mortgage banking services, commercial and consumer loans, merchant credit card services, its methods of operation, customer and borrower lists, customer account information, deposits, outstanding loans, products (existing and proposed), prices, fees, costs, plans, technology, inventions, trade secrets, know-how, software, marketing methods, policies, personnel, suppliers, competitors, markets or other specialized information or propriety matters of the Sterling Entities. The term “Confidential Information” does not include, and there shall be no obligation hereunder with respect to, information that (a) is generally available to the public on the date of this Agreement or (b) becomes generally available to the public other than as a result of a disclosure by the Key Company Official in violation of this Agreement; (c) was or becomes available to the Key Company Official on a non-confidential basis from a source other than a Sterling Entity or its representatives, provided that to the knowledge of the Key Company Official, after due inquiry, such source is not prohibited from disclosing such information to the Key Company Official by a contractual, legal or fiduciary obligation to a Sterling Entity or its representatives; or (d) is independently developed by the Key Company Official without violating his obligations hereunder or as an employee of a Sterling Entity.

6. Applicable Period.

(a) The Applicable Period shall commence upon the Closing Date and shall end three years following the Closing Date if the Key Company Official never commences employment with any Sterling Entity. If Key Company Official commences employment with any Sterling Entity and any Sterling Entity terminates the employment of the Key Company Official for Cause or if the Key Company Official voluntarily terminates employment for any reason other than Good Reason, then the Applicable Period shall terminate three years following the Closing Date. If Key Company Official commences employment with any Sterling Entity and any Sterling Entity terminates the employment of the Key Company Official without Cause or if the Key Company Official voluntarily terminates employment for Good Reason, then the Applicable Period shall terminate on the earlier of three months following the date of termination or three years following the Closing Date.

(b) For purposes of this Section, “Cause” shall mean the Key Company Official (i) fails adequately to perform the duties required of him as an employee as reasonably determined by the Sterling Entity for which he works and after thirty days written notice of the specific failure, Key Company Official fails adequately to correct the failure as reasonably determined by the Sterling Entity for which he works; (ii) breaches of any material provision of this Agreement; or (iii) violates any rule, policy, or practice of the Sterling Entity for which he works.

(c) For purposes of this Section, “Good Reason” shall mean

(i) the assignment to the Key Company Official of any duties materially inconsistent in any respect with the Key Company Official’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by the terms of the offer letter dated                 , 2006 or any other action by a Sterling Entity which assignment results in a material diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated insubstantial and inadvertent action not taken in bad faith and which is remedied by Sterling promptly after receipt of written notice thereof given by the Key Company Official;

(ii) any termination or material reduction of a material benefit under any Employee Benefit Plan in which the Key Company Official participates unless (A) there is substituted a comparable benefit that is economically substantially equivalent to the terminated or reduced benefit prior to such termination or reduction or (B) benefits under such Employee Benefit Plan are terminated or reduced with respect to all employees previously granted benefits thereunder;

(iii) the relocation or transfer of the Key Company Official’s office to a location outside of the Territory without the Key Company Official’s consent; or

(iv) without limiting the generality of the foregoing, any material breach by a Sterling Entity of any other written agreement between the Key Company Official and such Sterling Entity.

For purposes of this Agreement, “Employee Benefit Plan” shall mean each written plan, program, policy, payroll practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, performance awards, stock or stock related awards, fringe benefits or other employee benefits of any kind, whether formal or informal, funded or unfunded, and whether or not legally binding, including each “employee benefit plan,” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and each “Multiemployer Plan” within the meaning of Section 3(37) or 4001(a)(3) or ERISA.

(d) The Applicable Period shall end immediately upon the sale of the Company by any Sterling Entity to a non Sterling Entity after the Closing Date, the closing of all Sterling Entities in the Territory, or a Change in Control of Sterling as defined below.

(e) Sterling shall offer Key Company Official employment prior to the effective date of the Merger and if s/he accepts employment, her/his employment shall continue for an indefinite period of time. The Key Company Official acknowledges that any employment with any Sterling Entity is solely “at-will” and either party may terminate the employment relationship at any time, with our without Cause. The Key Company Official also acknowledges that nothing in this Agreement, any Sterling Entity handbook or any other similar writing can change the Key Company Official’s “at-will” status and that no supervisor, manager, or other employee of any Sterling Entity has the authority to change the “at-will” status of the Key Company Official’s employment except that the “at-will” employment relationship may be changed if it is specifically set forth in writing and signed by the Chief Executive Officer of Sterling.

7. Other Agreements.

(a) Subject to the immediately following sentence, the parties to this Agreement further agree that to the extent the covenants contained in Sections 3, 4 or 5 are held by any court or other constituted legal authority to be unenforceable, then the parties shall consider this Agreement to be amended, modified, and reformed to be enforceable to the maximum extent permitted by law, and, to the extent permissible by law, the terms and provisions hereof shall remain in full force and effect as originally written. The parties to this Agreement further agree that to the extent any of the foregoing restrictive covenants should be held by any court or other constituted legal authority to be effective in any particular area or jurisdiction only if said covenant is modified to limit its duration or scope, then the parties shall consider such covenant to be amended and modified with respect to that particular area or jurisdiction so as to comply with the order of any such court or other constituted legal authority, and, as to all other jurisdictions or political subdivisions thereof, such covenant shall remain in full force and effect as originally written.

(b) The Key Company Official acknowledges that each of the restrictions set forth in Sections 3, 4 and 5 is reasonable as to time, geographic area, or scope of activity.

(c) The Key Company Official understands that the Sterling Entities will not have an adequate remedy at law for the breach or threatened breach by the Key Company Official of any one or more of the covenants set forth in this Agreement and agrees that in the event of any such breach or threatened breach, Sterling may, in addition to the other remedies which may be available to it, file a suit in equity to enjoin the Key Company Official from the breach or threatened breach of such covenants.

8. Termination. In addition to the provisions of Section 6 above, this Agreement shall terminate and be of no further force and effect upon the occurrence of the following:

(a) the termination of the Merger Agreement pursuant to its terms prior to the consummation of the transactions contemplated thereby, or

(b) a Change of Control of Sterling.

For purposes of this Agreement, a “Change of Control” means (i) the acquisition by any individual, entity or group (within the meaning of Section 13(d) or 14(d)(2) of the Exchange Act) beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either the then outstanding shares of common stock of Sterling or the combined voting power of the then outstanding voting securities of Sterling entitled to vote generally in the election of directors; or (ii) approval by the stockholders of Sterling of (A) a reorganization, merger, consolidation, share exchange, or similar form of reorganization of Sterling with respect to which the individuals and Persons who were the respective beneficial owners of the common stock and voting securities of Sterling immediately prior to such reorganization, merger, or consolidation do not, following such reorganization, merger or consolidation beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding equity interests and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the Person resulting from such reorganization, merger or consolidation, (B) a complete liquidation or dissolution of Sterling, or (C) the sale or other disposition of all or substantially all of Sterling’s assets.

In the event of a change of control as defined above and in conjunction with the terms of Sterling’s 2003 Stock Incentive and Compensation Plan, any outstanding shares and/or options granted under the plan would immediately become fully vested.

9. Notice. Any notice, or other communication provided or permitted in this Agreement must be given in writing and may be served by depositing same in the United States mail in certified or registered form, postage prepaid, addressed to the party or parties to be notified with return receipt requested, or by delivering the notice in person to such party or parties or by a nationally recognized overnight service. Unless actual receipt is required by any provision of this Agreement, notice deposited in the United States mail in the manner herein prescribed shall be effective on dispatch. For purposes of notice, the address of the Key Company Official shall be as follows:

(Name of Key Company Official)

(Mailing Address for Key Company Official)

The address of Sterling and any Sterling Entity shall be:

Sterling Bancshares, Inc.

2550 North Loop West, Suite 600

Houston, Texas 77092

Attn: President and Chief Executive Officer

Sterling shall have the right from time to time and at any time to change its address and shall have the right to specify as its address any other address by giving at least ten (10) days written notice to the Key Company Official. The Key Company Official shall have the right from time to time and at any time to change his address and shall have the right to specify as his address any other address by giving at least ten (10) days written notice to Sterling.

10. Controlling Law. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Texas (without giving effect to conflicts of laws principles thereof).

11. Entire Agreement. This Agreement contains the entire agreement of the parties with respect to the subject matter hereof, and the ancillary agreements specifically referenced in this Agreement and supersedes all prior agreements. The Agreement may not be changed orally or by action or inaction, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought. No failure by either party at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of any provisions or conditions of this Agreement. Paragraph and section headings contained in this Agreement are provided for convenience and reference only, and do not define or affect the meaning, construction, or scope of any of the provisions of this Agreement.

12. Severability. If any provision of the Agreement is rendered or declared illegal or unenforceable by reason of any existing or subsequently enacted legislation or by decree of a court of last resort, the parties shall promptly meet and negotiate substitute provisions for those rendered or declared illegal or unenforceable, but all remaining provisions of this Agreement shall remain in full force and effect.

13. Benefit and Burden; Assignment. This Agreement may not be assigned by either party without the consent of the other party hereto. This Agreement shall be binding upon, and inure to benefit of, any permitted successors and assigns.

14. Voluntary Agreement. The Key Company Official acknowledges that he has been given an opportunity to review the terms of this Agreement, that he has been given an opportunity to consult with counsel, or determined that such consultation is not required, and that he has executed this Agreement voluntarily.

15. Execution. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which shall constitute one instrument.

[Signature Page Follows]

EXECUTED to be effective as of the date first above written.

STERLING BANCSHARES, INC.

By:
Name:	J. Downey Bridgwater
Title:	Chairman, President and Chief Executive Officer

KEY COMPANY OFFICIAL

ANNEX C

AFFILIATE LETTER

July     , 2006

STERLING BANCSHARES, INC.

2550 North Loop West, Suite 600

Houston, Texas 77092

Ladies and Gentlemen:

I have been advised that as of the date of this letter I may be deemed to be an “affiliate” of BOTH, Inc., a Texas corporation (the “Company”), as the term “Affiliate” is defined for purposes of paragraphs (c) and (d) of Rule 145 of the rules and regulations (the “Rules And Regulations”) of the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”). Pursuant to the terms of the Agreement and Plan of Merger dated as of July     , 2006 (the “Merger Agreement”), by and between Sterling Bancshares, Inc., a Texas corporation (“Sterling”), and the Company, 100% of the outstanding capital stock of the Company will be acquired by Sterling. Capitalized terms used but not defined herein shall have the same meanings given to them in the Merger Agreement unless otherwise defined herein.

As a result of the Merger, I may receive shares of common stock, par value $1.00 per share, of Sterling (“Sterling Common Stock”) in exchange for shares owned by me of common stock, par value $1.00 per share of the Company (“Company Common Stock”).

I represent, warrant and covenant to Sterling in the event that I receive any shares of Sterling Common Stock that with respect to any of such shares (the “Shares”):

1. I shall not make any sale, transfer or other disposition of the Shares in violation of the Act or the Rules and Regulations.

2. I have carefully read this letter and the Merger Agreement and discussed the requirements of such documents and other applicable limitations upon my ability to sell, transfer or otherwise dispose of the Shares, to the extent I felt necessary, with my counsel or counsel for the Company.

3. I have been advised that the issuance of the Shares to me pursuant to the Merger has been registered with the Commission under the Act on a Registration Statement on Form S-4. However, I have also been advised that (a) I may be deemed to be or to have been an affiliate of the Company and (b) distribution by me of the Shares has not been registered under the Act, I may not sell, transfer or otherwise dispose of any of the Shares issued to me in the Merger unless (x) such sale, transfer or other disposition is made in conformity with the volume and other limitations of Rule 145 promulgated by the Commission under the Act, (y) such sale, transfer or other disposition has been registered under the Act, or (z) in the opinion of counsel reasonably acceptable to Sterling, such sale, transfer or other disposition is otherwise exempt from registration under the Act.

4. I understand that Sterling is under no obligation to register the sale, transfer or other disposition of the Shares by me or on my behalf under the Act or to take any other action necessary in order to make compliance with an exemption from such registration available.

5. I understand that there will be placed on the certificates for the Shares issued to me, or any substitutions therefor, a legend stating in substance:

“THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES.”

6. I understand that unless a sale or transfer is made in conformity with the provisions of Rule 145, or pursuant to an effective registration statement under the Act, Sterling reserves the right to place the following legend on the certificates issued to my transferee:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND WERE ACQUIRED FROM A PERSON WHO RECEIVED SUCH SHARES IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SHARES HAVE BEEN ACQUIRED BY THE HOLDER NOT WITH A VIEW TO, OR FOR RESALE IN CONNECTION WITH, ANY DISTRIBUTION THEREOF WITHIN THE MEANING OF THE SECURITIES ACT OF 1933 AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933.”

7. I further understand and agree that my representations, warranties, covenants and agreements set forth herein are for the benefit of Sterling, the Company and the Surviving Corporation (as defined in the Agreement) and will be relied upon by such entities and their respective counsel and accountants.

8. Execution of this letter should not be considered an admission on my part that I am an “affiliate” of the Company as described in the first paragraph of this letter, nor as a waiver of any rights I may have to object to any claim that I am such an affiliate on or after the date of this letter.

Very truly yours,

Name:

Agreed and accepted this day of
, 2006 by

STERLING BANCSHARES, INC.

By:
Name:
Title:

ANNEX D

RELEASE

THIS RELEASE (“Release”) dated the              day of             , 2006, is executed by the undersigned (the “Releasor”) and delivered to BOTH, INC., a Texas corporation (the “Company”), BOTH of Delaware, Inc., a Delaware corporation (“BOTH Delaware”), Bank of the Hills, National Association (the “Bank”), and Sterling Bancshares, Inc., a Texas corporation, (“Sterling”).

WHEREAS, Sterling and the Company have entered into that certain Agreement and Plan of Merger dated as of July     , 2006 (the “Merger Agreement”) pursuant to which Sterling shall acquire the Company through the merger of the Company with Sterling;

WHEREAS, Sterling has required as a condition to such acquisition and the consummation of the merger (the “Merger”) that the undersigned execute and deliver this Release to confirm the absence of any claims by the undersigned against the Company or its subsidiaries, including BOTH Delaware and the Bank.

NOW, THEREFORE, in consideration of the premises contained herein and other good and valuable consideration including that certain Release of Claims in favor of the undersigned of dated as of             , 2006, the receipt and sufficiency of which are hereby acknowledged, the undersigned Releasor hereby agrees as follows:

Section 1. RELEASE. The Releasor, on his own behalf and on behalf of his heirs, executors, administrators, agents, successors and assigns (collectively, the “Releasor Persons”) hereby irrevocably and unconditionally releases, waives and forever discharges the Company, BOTH Delaware, the Bank, Sterling, Sterling Bancorporation, Inc. (“Bancorporation”), and Sterling Bank and their respective predecessors, parents, subsidiaries, affiliates and other related entities, and all of their respective past, present and future officers, directors, stockholders, affiliates, agents, representatives, successors and assigns, other than the Releasor and any Releasor Persons (collectively, the “Released Parties”) from any and all actions, causes of action, suits, debts, dues, sums of money, accounts, bonds, bills, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, executions, claims and demands of every type and nature whatsoever, known or unknown, in law or equity (each a “Claim” and collectively, the “Claims”) relating to, arising out of or in connection with the Company, BOTH Delaware, the Bank, their respective business and/or assets, including any Claims arising out of or resulting from the Releasor’s status, relationship, affiliation, rights, obligations and/or duties as a director, officer, employee or security holder of the Company, BOTH Delaware, and/or the Bank, for all periods through the time immediately prior to the Effective Time; provided, however, that none of the Company, BOTH Delaware, the Bank, Sterling, Bancorporation or Sterling Bank shall be released from any of their respective obligations or liabilities to the undersigned Releasor (i) in respect of accrued and deferred compensation permitted by any agreement with the Company, BOTH Delaware, the Bank or any other subsidiaries which have been expressly scheduled and made a part of the Merger Agreement, (ii) as to rights of indemnification pursuant to Section 8.9 of the Merger Agreement and the Articles or Certificate of Incorporation or Association and Bylaws of the Company, BOTH Delaware, the Bank and their respective subsidiaries, (iii) in respect of any deposits of Releasor at the Bank existing on the date of this Release, and (iv) arising in connection with the transactions contemplated by the Merger Agreement.

The Releasor hereby represents and warrants that in his capacity as a director, officer, employee or security holder of the Company, BOTH Delaware, the Bank and/or their respective subsidiaries, as applicable, the Releasor has no knowledge of any claims that the Releasor may have against the Released Parties.

Releasor agrees that Releasor has not previously assigned any Claim to any other person or entity before the Effective Date, and acknowledges and agrees that Releasor will not file a lawsuit against the Company, BOTH Delaware, the Bank, Sterling, Bancorporation or Sterling Bank to assert any Claim or a declaration regarding any Claim or this Release.”

This Release shall be effective only upon the consummation of the Merger Agreement pursuant to the terms thereof.

Section. 2. SUCCESSORS. This Release shall be binding upon the undersigned Releasor, the Releasor Persons and their respective predecessors, parents, subsidiaries, affiliates and other related parties and shall inure to the benefit of the Released Parties and their respective successors and assigns.

Section 3. GOVERNING LAW. This Release shall be governed by and construed in accordance with the laws of Texas, without giving effect to any principles of contract of law.

Section 4. COUNTERPARTS. This Release may be executed in several counterparts, each of which shall be deemed to be an original and all of which shall constitute one and the same instrument.

Section 5. MODIFICATION. This Release may be modified only by written instrument executed by the undersigned, the Company, BOTH Delaware, the Bank and Sterling.

IN WITNESS WHEREOF, the undersigned Releasor has executed this Release effective as of the date first above written.

Signature

Printed Name

ANNEX E

RELEASE OF CLAIMS

THIS RELEASE OF CLAIMS (“Release”) dated the             day of             , 2006, is executed and delivered by BOTH, INC., a Texas corporation (the “Company”), BOTH of Delware, Inc., a Delaware corporation, and Bank of the Hills, National Association, a national banking association (collectively, the “Subsidiaries”).

WHEREAS, the persons listed on Exhibit A attached hereto and made a part hereof constitute the duly elected directors (“Directors”) and certain officers (“Officers”) of the Company and the Subsidiaries on the date hereof;

WHEREAS, Sterling Bancshares, Inc., a Texas corporation (“Sterling”), is to acquire the Company pursuant to that certain Agreement and Plan of Merger dated as of July     , 2006 by and between Sterling and the Company (“Agreement”); and

WHEREAS, the Company has required as a condition to such acquisition that the Directors and Officers who have executed releases of claims in favor of the Company and its Subsidiaries be released of any claims by the Company or its Subsidiaries against the Directors and Officers;

NOW, THEREFORE, in consideration of the premises contained herein and ten dollars and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and its Subsidiaries hereby agree as follows:

Section 1. Release. The Company and the Subsidiaries hereby RELEASE and FOREVER DISCHARGE the Directors and Officers from all manners of action, causes of action, suits, debts, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, premises, variances, trespasses, damages, judgments, executions, claims and demands whatsoever in law or in equity which the Company or the Subsidiaries ever had, now have, or hereafter can, shall or may have against the Directors or Officers, in respect of any and all agreements and obligations incurred on or prior to the date hereof, or in respect of any event occurring or circumstances existing on or prior to the date hereof; provided, however, that no Director or Officer shall be released from (i) any action arising from intentional fraud, deceit or willful misconduct in connection with the transactions contemplated by the Agreement or otherwise, or (ii) his or her obligations or liabilities to the Company or the Subsidiaries in connection with any indebtedness or any contractual obligation or liability of such Director or Officer to the Company or the Subsidiaries existing on the date hereof.

Section 2. Successors. This Release shall be binding upon the Company, and the Subsidiaries and their respective successors and assigns and shall inure to the benefit of the Directors and Officers and their respective heirs, devisees, administrators, executors, successors and assigns.

Section 3. Governing Law. This Release shall be governed by and construed in accordance with the laws of the State of Texas, without giving effect to Texas principles of conflicts of law.

Section 4. Counterparts. This Release may be executed in several counterparts, each of which shall be deemed to be an original and all of which shall constitute one and the same instrument.

Section 5. Modification. This Release may be modified as to any Director or Officer only by a written instrument executed by the undersigned and such Director or Officer.

IN WITNESS WHEREOF, the Company and the Subsidiaries have executed this Release effective as of the date first above written.

BOTH, INC.

By:
Name:
Title:

BOTH OF DELAWARE, INC.

By:
Name:
Title:

BANK OF THE HILLS, NATIONAL ASSOCIATION

By:
Name:
Title:

STATE OF TEXAS	§
§
COUNTY OF	§

This instrument was acknowledged before me on             , 2006 by                     , the                      of BOTH, INC.

Notary Public in and for the
State of Texas

Notary’s Name Typed or Printed
My Commission Expires:

STATE OF	§
§
COUNTY OF	§

This instrument was acknowledged before me on             , 2006 by                     , the                      of BOTH OF DELAWARE, INC.

Notary Public in and for the
State of

Notary’s Name Typed or Printed
My Commission Expires:

STATE OF TEXAS	§
§
COUNTY OF	§

This instrument was acknowledged before me on             , 2006 by                     , the                      of Bank of the Hills, National Association.

Notary Public in and for the
State of Texas

Notary’s Name Typed or Printed
My Commission Expires:

EXHIBIT A

Directors and Officers

AMENDMENT TO AGREEMENT AND PLAN OF MERGER

This Amendment to Agreement and Plan of Merger (this “Amendment”) dated as of August 11, 2006 is entered into by and between Sterling Bancshares, Inc. (“Sterling”) and BOTH, Inc. Corporation (the “Company”).

WHEREAS, Sterling and the Company entered into an Agreement and Plan of Merger dated as of July 25, 2006 (the “Merger Agreement”); and

WHEREAS, the parties desire to amend the Merger Agreement to correct the formula for the Merger Consideration as defined in the Merger Agreement);

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and in the Merger Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Capitalized terms used herein and not defined herein shall have the meanings set forth in the Merger Agreement.

2. Subsection 3.2(a)(ii) of the Merger Agreement is hereby amended by replacing the phrase “Company Shares Number” with the phrase “Stock Denominator”.

3. Subsection 3.2(a)(iii) of the Merger Agreement is hereby amended by replacing the phrase “Company Shares Number” with the phrase “Cash Denominator”.

4. Subsection 3.2(b) there of is hereby amended by adding at the end thereof the following:

For purposes of Section 3.2(a), the “Stock Denominator” shall mean a number equal to the number of shares of Company Common Stock elected by the holders thereof pursuant to subsection (e)(i) below to be Stock Election Shares (as defined below); provided, however, that the Stock Denominator shall be adjusted pursuant to subsection (f) below such that the Stock Denominator shall not be less than 292,358 or more than 401,275. For purposes of Section 3.2(a), the “Cash Denominator” shall mean a number equal the Company Shares Number minus the Stock Denominator; provided, however, that the Cash Denominator shall be adjusted pursuant to subsection (f) below such that the Cash Denominator shall not be less than 171,975 or more than 280,893.

5. Except as herein provided, the terms of the Merger Agreement shall remain in full force and effect.

6. This Amendment may be executed in several counterparts, and by the parties on separate counterparts, and all such counterparts, when so executed and delivered, shall constitute but one and the same agreement.

[Signature Page Follows]

IN WITNESS WHEREOF the parties have executed this Amendment as of the date first written above.

STERLING BANCSHARES, INC.

By:	/s/ J. DOWNEY BRIDGWATER
Its:	Chairman, President and Chief Executive Officer

BOTH, INC.

By:	/s/ THOMAS E. DANIELS
Its:	Chairman and Chief Executive Officer

APPENDIX B

FAIRNESS OPINION

August 1, 2006

Board of Directors

BOTH, Inc.

1075 Junction Hwy.

Kerrville, Texas 78028

Ladies and Gentlemen of the Board:

In our opinion, the Agreement and Plan of Merger (the “Agreement”) dated July 25, 2006 by which Sterling Bancshares, Inc. (“Sterling”) will acquire 100 percent of the outstanding shares of common stock of BOTH, Inc. (the “Company”) provides for fair compensation to all shareholders of the Company from a financial point of view. Our opinion of fairness is based on the financial information provided to us by the Company and Sterling and other publicly available information. This opinion was requested to assist you, the Board of Directors of the Company, in establishing the fairness of the aforementioned offer. This report and its contents are delivered solely to assist the Board of Directors of the Company in the assessment of the fairness of this offer from a financial point of view. This opinion is not to be used in any report or document not directly related to the assessment of fairness of this offer by the Board of Directors of the Company, and shall not be otherwise used in the valuing of any securities for other purposes, including, but not limited to, the common stock of Sterling or the Company.

We have reviewed the Agreement and understand that Sterling will acquire the Company through the merger of the Company with and into Sterling (the “Merger”), or by other such means provided in the Agreement. Additionally, we understand that Sterling intends to effect the merger of Bank of the Hills, National Association (the “Bank”), a wholly owned subsidiary of the Company, with and into Sterling Bank, an indirect wholly owned subsidiary of Sterling, with Sterling Bank as the surviving bank. The shareholders of the Company will be entitled to receive Sterling common stock, cash, or a combination of Sterling common stock and cash pursuant to the terms of the Agreement. Additionally, we understand the amount of cash consideration provided by the Agreement is dependent on the level of equity capital of the Company at the closing of the transaction, as well as other factors, and that the stock consideration is dependent on the level of equity capital of the Company at the closing of the transaction contemplated in the Agreement, the closing price of Sterling common stock for a specific ten (10) trading day period preceding the closing of the transaction and generally ending five (5) trading days before the expected closing date as provided in the Agreement, and additionally subject to any corporate-related adjustments to Sterling common stock between July 24, 2006, and the fifth (5th) trading day preceding the expected closing date as provided in the Agreement, and other factors. We understand that shareholders of the Company can choose between cash and stock consideration, or a combination thereof, but that no more than seventy percent (70%) and no less than fifty-one percent (51%) of the value of the consideration, as defined by the Agreement, will be provided in the form of Sterling common stock compensation, and that no fractional shares of Sterling will be issued. If the election of stock versus cash consideration by the shareholders of the Company does not result in stock consideration representing no more than seventy percent (70%) and no less than fifty-one percent (51%) of the value of the consideration, and in other circumstances provided in the Agreement, Sterling has the right to determine the type of consideration to be paid to each shareholder, or the relative mix of types of consideration to each shareholder. Assuming the level of equity capital of the Company as defined by the Agreement is at least $24.5MM at closing, the consideration will total $72.5MM. If equity capital of the Company is less than $24.5MM, the total consideration will be reduced by the difference between equity capital and $24.5MM. We have been advised and it has been represented by Company officials and through the effective actions as generally contemplated by the Agreement that the transaction described in the Agreement and analyzed in this document will qualify as a tax-free reorganization for federal income tax purposes. This opinion’s fairness is integrally related to this asserted tax treatment and, while we believe the tax treatment as represented to be accurate, we have not independently verified such understanding. Should the tax-free reorganization as contemplated in the Agreement be at odds with (i) the understanding of any Internal Revenue Service rule, regulation, practice, or general understanding, or (ii) any final ruling by a competent court

BOTH, Inc.

August 1, 2006

with authority to review this matter, the findings and representations as to our opinion of fairness, from a financial point of view, to the shareholders of the Company as herein expressed would require reconsideration for continued veracity.

Exercise of all outstanding options and warrants on the common stock of the Company, coupled with the accumulation of earning over the third quarter of 2006 is anticipated to take equity capital as defined in the Agreement to just over $24.5MM. Company management has advised us that all options and warrants will be exercised, and that achievement of the $24.5MM target for equity capital stipulated in the Agreement should be met before closing. Provisions for a dollar for dollar reduction in the total consideration to be paid to Company shareholders to the extent that equity capital should fall short of $24.5MM, however, indicates that a reasonable shortfall, which is not anticipated, will not materially change our opinion on the fairness of this offer.

This opinion is based on 465,300 issued and outstanding common shares, outstanding options on 97,950 authorized, but unissued common shares and warrants on an additional 10,000 common shares as of the date of the Agreement, or a total of 573,250 fully converted shares. We are not aware of any other rights, options, or conversion privileges on common shares, or any other claims or potential claims on capital. Again, we have been advised that all options and warrants will be exercised prior to closing and have included that assumption in our analysis. Assuming achievement of the $24.5MM capital level at closing, consideration per share would effectively be $126.47 per common share of the Company.

We understand only four transactions have occurred in the common stock of the Company since the beginning of 2004 other than gifts, bequests and other transfers between related parties. Further, we understand these four transactions involved a total of only 2,000 common shares and that the management of the Company is not aware of the sales price, or other terms, of these transactions. Additionally, we understand that options on 15,300 common shares have been exercised since 2004 at prices from $10.00 to $13.75 per common share. The extremely limited number of transactions in the common stock of the Company over the past two and one-half years, the limited number of shares traded, and the absence of price information on these transactions lead us to conclude that there is no defined market for the stock of the Company and, therefore, there is no observable market price for the common stock of the Company. The exercise of these options does not appear to provide an indication of a market price of the common stock of the Company, other than suggesting a minimum market price equal to the exercise price, due to the nature of these options. On the other hand, the common stock of Sterling is publicly traded and trading volume appears sufficient to indicate that observed trades are representative of a market value. Our review of the recent price action of Sterling common stock and the financial performance of Sterling further suggests nothing to bring into question the appropriateness of these observed trades in Sterling common stock for use in establishing a market value.

Our opinion of fairness relates only to the relative values of the Company and Sterling as of the date of this opinion based on the information available to us. We do not express any opinion as to what the value of Sterling common stock will actually be upon, and subsequent to, issuance to Company shareholders in exchange for Company common stock. Further, our opinion does not address the relative merits of the Merger. This opinion is not intended to be and does not constitute a recommendation to any shareholder as to how such shareholder should vote on the Merger, nor is it intended and does not constitute any form of advice to any shareholder as to the relative appropriateness of either form, or combination, of consideration to be paid by Sterling. We recommend that you, the Board of Directors, and all shareholders carefully read the entire opinion, including all attachments, tables and exhibits. Please also understand that while rooted in various observations and calculations, by its nature our opinion is also largely subjective in nature and dependent on assumptions and our experiences working with banks and the purchase and sale of banking organizations. Parts of the analysis and opinion should not be taken out of context of the entire opinion. We also recommend that the shareholders of the

BOTH, Inc.

August 1, 2006

Company seek competent professional investment advice to determine, based on their unique financial situation, preferences related to the type of consideration offered, should the Merger be consummated.

Our analysis of the fairness of the offer described in the Agreement includes, but is not limited to:

•	Review of the nature and history of the Company and Sterling, the markets they serve and the general outlook for the banking industry. Based on a tax-free exchange, shareholders of the Company who receive common stock of Sterling as some or all of their consideration have the advantage of exchanging common stock with no defined market for publicly traded common stock in Sterling, adding significantly to the liquidity of their investment. Additionally, Sterling common stock provides the shareholders with the added value of holding the common stock of an organization with greater diversification, serving three large Texas banking markets, providing a much wider array of banking services and much enhanced access to the major financial markets. Shareholders receiving cash receive capital gains treatment, where appropriate, on the liquefying of their investment.

•	Review of book value, earnings and financial condition. The consideration represents a 3.06 multiple of book value as of June 30, 2006, adjusted for the anticipated exercise of all outstanding options and warrants. The consideration represents a 2.96 multiple of anticipated capital of $24.5MM at closing, adjusted for the anticipated exercise of all outstanding options and warrants. The Company has reported strong earnings through much of its existence, building a very efficient operating structure. Over the past twelve months (July 1, 2005 through June 30, 2006) the Company has produced earnings of $4,779M. The proposed consideration represents a 15.17 multiple of these last twelve months earnings. Sterling presents a strong capital structure, along with solid historic earnings and an efficient operating structure.

•	Comparison of price-to-book value multiples to the price-to-book value multiples seen in certain publicly traded banking stocks. Eleven representative large publicly traded regional banking organizations recently showed market value-to-book value multiples of 1.66 to 2.94 with a non-weighted average of 2.11 and a median of 1.94. Eight publicly traded Texas banking stocks recently showed market value-to-book value multiples ranging from 1.83 to 3.20 with a non-weighted average of 2.54 and a median of 2.51. The consideration offered here is above the range seen in the large regional banking group, and within the range, but well above the non-weighted average and median shown for the publicly traded Texas banking stocks.

•	Comparison of price-to-earnings multiples to the price-to-earnings multiples seen in certain publicly traded banking stocks. The aforementioned eleven large regional banking stocks produce earnings multiples ranging from 11.95 to 15.51 with a non-weighted average of 13.26 and a median of 13.17. The aforementioned Texas publicly traded banking stocks produce a range from 13.77 to 22.39 with a non-weighted average of 18.98 and a median of 19.63. The consideration produces an earnings multiple toward the top of the range shown by the large regional banking stocks, and well above the non-weighted average and median. The consideration produces an earnings multiple within the range of the publicly traded Texas banking stocks, but somewhat below the non-weighted average and median. Our observations and experience indicate that many of the publicly traded Texas banking stocks already have some acquisition premium built into their price, thus producing higher multiples. A number of these organizations have extensive operations in the Houston, Dallas or Fort Worth markets, or along the Texas border with Mexico, and those markets are proving especially attractive to acquirers. Given the factors which generally limit the value of a non-publicly traded banking stock which include, but are not limited to, a lack of geographic and business diversification, a lack of liquidity in their stock and limited access to major credit markets, these multiples are supportive of the fairness of the consideration.

BOTH, Inc.

August 1, 2006

•	Comparison of price-to-book value multiples to other announced banking acquisitions in Texas. We have information on twenty-seven such announced acquisitions since the beginning of 2005. The multiple of book values seen in these announced transactions range from a multiple of 1.58 to a multiple of 5.82, with a non-weighted average multiple of 2.89 and a median multiple of 2.84. The multiple shown for the Company would stand just above the non-weighted average and median. Examination of these twenty-seven announced acquisitions, coupled with other observations about the market of bank stocks in Texas, suggests that relatively higher premiums to book value are being paid for organizations in the Houston, Dallas and Fort Worth areas and along the Texas border with Mexico. If the transactions involving organizations focused largely in these areas are excluded, the number of transactions is reduced to twelve. These twelve announced transactions appear most relevant to this fairness opinion analysis. Their price-to-book value multiples range from a multiple of 1.58 to 3.24, with a non-weighted average of 2.34 and a median of 2.22. Against this more comparable group, the proposed consideration is not only well above the non-weighted average and median, but also toward the top of the range of this group.

•	Comparison of price-to-book value multiples to other announced banking acquisitions in Texas. The proposed consideration also represents a 15.17 multiple of annualized earnings recorded for the last twelve months (July 1, 2005 through June 30, 2006) by the Company. The aforementioned twenty-seven announced acquisitions in Texas since the beginning of 2005 produced price-to-earnings ratios ranging from 15.52 to 85.41, with two of these organizations reflecting “not meaningful” ratios due to losses or unavailable information. The non-weighted average was 32.20 and the median was 28.87. Using the more relevant sub-group of twelve Texas banks the price-to earnings ratios range from 15.52 to 85.41, with a non-weighted average of 33.78 and a median of 30.13. The ratio produced for the Company is slightly below the range of these twelve more relevant announced Texas acquisitions, but it should be noted that the return on equity produced by the Company over the past twelve months is well above the range shown for these twelve announced Texas acquisitions. Examination of the relationship between return on equity and the price-to-book value suggests a fairly clear inverse relationship, suggesting that organizations with higher returns on equity will generally produce lower price-to-earnings multiples in an acquisition. This appears to occur as purchasers typically assume cost savings or profitability enhancements when formulating a purchase price for a specific target. Targets operating at a high level of profitability and efficiency may present much less opportunity for such cost savings and enhanced profitability, and therefore, typically command a much lower price-to-earnings ratio. Since the return on equity for the Company is well above the noted sub-group of twelve Texas banks, it appears reasonable that the price-to-earnings multiple would be below the range. Of the larger group of twenty-seven banks, only one had a return on equity approaching the level shown by the Company, and while its price-to-earnings ratio was within the range, it was well below the non-weighted average and median.

•	Discounting of available future cash flows. Building on assumptions provided by Company management and the consideration offered, our analysis indicates that the transaction implies a discount rate of 10.22 percent on the future cash flow otherwise available to the shareholders of the Company. Please note that the discounting process equates the price of a future cash flow to a return and that the price and return are inversely related. This means that higher prices would be related to lower returns and lower prices would be related to higher returns. Thus, our analysis of the fairness has included a focus on confirming that the consideration produces a return at or below the level appropriate for a similar risk asset, or other assets adjusted for the risk inherent in the cash flows anticipated for the Company, and therefore, a sufficiently high price. Given the risks that would be inherent in the continued operation of the Company on an ongoing basis, such a resulting return appears to provide fair consideration to the shareholders of the Company.

BOTH, Inc.

August 1, 2006

•	Discounting of future earnings. Building on assumptions provided by Company management and the consideration offered, our analysis indicates that the transaction prices future earning of the Company at 11.41 percent. Given the risks that would be inherent in the continued operation of the Company on an ongoing basis, such a resulting return appears to provide fair consideration to the shareholders of the Company

Again, we urge you, the Board of Directors, and all shareholders to review the entire opinion, including all attachments, tables and exhibits.

In our review, we have relied extensively upon certain financial information supplied by Company personnel and by Sterling personnel. This information has included, but has not been limited to unaudited financial reports for the Company, the Bank and Sterling as of June 30, 2006. Other information has been conveyed to us in both oral and written form. We have not performed an audit on any of the information, and therefore, we do not express an opinion on such information. No attempt has been made to inspect or examine the loan portfolio, or any other asset of the Company or of Sterling, and therefore, we draw no conclusions as to the quality or level of risk inherent in these assets. We have also relied on other generally available financial information that we believe to be reliable, but on which we do not guarantee the accuracy. Further, as a critical part of our analysis we have assembled pro forma projections for the Bank and the Company through 2012. These pro forma projections are built on the assumptions of Company management and have been reviewed and confirmed by Company management.

FinSer Corporation (“FinSer), or members of its staff, has also been involved in a number of transactions involving the purchase and sale of banks and bank stocks. We have represented both buyers and sellers in negotiating the purchase and sale of banks and bank stocks. We have prepared fairness opinions for organizations we have represented in transactions, and for organizations we have not represented. We also provide stock valuations to non-publicly traded banking organizations for a variety of purposes, including, but not limited to, sub-chapter S conversions, trust and estate matters, and ESOP transactions. FinSer is also involved in financial analysis of various banking organizations on a regular basis. We have performed a number of special studies for banks over the past several years. This work has involved the formation of bank holding companies, the preparation of bank charters, and other special projects. We also regularly advise certain banks on investment and pricing strategies in light of their interest rate risk posture and our analysis of the various securities markets. FinSer has provided Interest Rate Risk Management and Investment Accounting and Reporting services to the Bank since its inception, and has advised the Bank and the Company in various financial matters. FinSer was not, however, involved in the negotiation of this transaction, the Agreement or its terms. FinSer has agreed to provide this fairness opinion to the Board of Directors of the Company for a fee of $12,000.00. FinSer Corporation is not entitled to, or anticipating, any other fee or commission as a result of the actions contemplated in the Agreement. We will be happy to furnish detailed qualifications of the senior members of our staff should it be deemed appropriate.

Sincerely,

FinSer Corporation

FJS/bm

NATURE AND HISTORY OF THE ORGANIZATIONS

The Company

The Company, established in 2002, owns and operates a federally chartered banking institution, Bank of the Hills, N.A. (the “Bank”), in Kerrville, Texas. The Bank was originally chartered in 1998. The Bank operates full service banking branches in Kerrville, Comfort, Ingram and Hunt, providing a variety of banking services to individuals and businesses within its Texas Hill Country market. The Bank competes for deposits and loans principally with other banks in the market area. The Bank has experienced rapid growth throughout its eight-year life, building a highly efficient operation, and generating strong profitability (see Exhibits C through H, and Table I). The Bank is in the business of taking deposits and making loans within these areas. The general economic conditions in these areas may have a significant impact on the Bank’s growth opportunities and the ability of the Bank’s debtors to perform on their loans. Additionally, functioning as a financial intermediary, the Bank is subject to some level of interest rate risk as market interest rates change. The Company and the Bank are also subject to the regulations of certain governmental agencies and are subject to periodic examination by those regulatory authorities. Such agencies may require certain standards or impose certain restrictions based on their judgment or changes in law and regulations.

Banking competition in the trade area is seen from local institutions, regional institutions, and larger banking organizations who operate in a statewide, national or international basis. Additional competition from larger banking organizations who may not have a location in the trade area is also a matter of concern due to their increasingly innovative delivery systems. Possibly more significant is the rising competition for traditional banking services coming from credit card companies, brokerage firms, mutual funds, finance companies, mortgage companies and insurance companies, many of which are located outside the local area. Technological advances have brought competition to the area from institutions ranging far outside the bank’s defined market territories. Exhibits J-1, 2 and 3 examine the most recent available market share data for the Bank.

Kerrville (population 21,254), located approximately 65 miles northwest of San Antonio on Interstate Highway 10, is the county seat of Kerr County. The economy appears largely driven by tourism, recreation, retirement activities, health services, agribusiness, varied manufacturing and a local university. Ingram (population 1,803) is located about 6 miles west of Kerrville and Hunt (population 708) is located about 6 more miles west of Ingram. The economies in these communities also appear largely driven by tourism, recreation, retirement activities and agribusiness. Comfort (population 2,556) is located approximately 18 miles to the east of Kerrville on Interstate Highway 10, just inside Kendall County. The Comfort economy is largely driven by ranching, tourism and retirement activities. All these communities derive economic benefit from their fairly close proximity to San Antonio, and to a lesser degree Austin, and their scenic terrain. Additional information on Kerr and Kendall Counties can be found in Exhibits K-1 and 2.

On June 27, 2003, the Company established the BOTH Capital Trust I (the “Trust”) with capital of $124,000. On June 30, 2003, the Trust issued $4,000,000 in Floating Rate Capital Securities (“Trust Preferred Securities”) to private market investors. The Trust Preferred Securities bear interest at a floating rate equal to the three-month LIBOR, plus 3.10%; however, the calculated interest rate will not exceed 5.96% in the period to June 7, 2008. The Trust Preferred Securities mature and are due and payable on July 7, 2033. Early redemption is permitted after July 7, 2008; a redemption premium is applicable for the period from August 1, 2006 through July 13, 2011. The Company issued Trust Preferred Securities as a method of increasing regulatory capital. Trust Preferred Securities are includable in regulatory capital, with certain limitations. In connection with the transaction, the Company issued a Floating Rate Junior Subordinated Deferrable Interest Debenture (“Debenture”) to the Trust for $4,124,000, with interest and maturity terms identical to the Trust Preferred Securities. The Company incurred issuance costs of $70,000, which has been capitalized and is being amortized over the term of the Trust Preferred Securities. Interest paid on trust preferred borrowings in 2005 and 2004 total $248,124 and $257,281, respectively. Historic earnings of the Company are shown in Exhibit I.

Sterling

Sterling was incorporated under the laws of the State of Texas in 1980. In 1981, Sterling became the holding company of Sterling Bank. Sterling Bank has provided banking services in the Houston banking market since

1974. In more recent years operations have been expanded into Dallas and San Antonio banking markets, through acquisition and expansion. Currently, Sterling Bank operates 26 branches in the Houston market, and 7 each in the Dallas and San Antonio markets. Information on market share and deposit volumes in these markets is shown in Exhibits R-1 and R-2. Information on the counties in which Sterling Bank currently operates is attached in Exhibit S-1 through S-4. The general economic conditions in these areas may have a significant impact on Sterling Bank’s growth opportunities and the ability of its debtors to perform on their loans. Additionally, functioning as a financial intermediary, Sterling Bank is subject to some level of interest rate risk as market interest rates change. Sterling and its subsidiaries are also subject to the regulations of certain governmental agencies and are subject to periodic examination by those regulatory authorities. Such agencies may require certain standards or impose certain restrictions based on their judgment or changes in law and regulations. As a publicly traded company listed on NASDAQ, Sterling and its subsidiaries are also subject to additional reporting requirements.

Focusing on the needs of small to mid-sized businesses, Sterling provides a range of commercial and consumer banking services, including demand, savings and time deposits; commercial, real estate and consumer loans; merchant credit card services; letters of credit, and cash and asset management services. Sterling also facilitates sales of brokerage, mutual fund and insurance products through third-party vendors. As of June 30, 2006, assets totaled $3.8 billion and deposits totaled $3.0 billion. The recent financial performance of Sterling is examined in Exhibits L through Q. The common stock of Sterling is traded through the NASDAQ National Market System and trading activity appears sufficient to define a reasonable market price.

Goodwill and other intangibles

From an accounting standpoint no goodwill or intangibles are recorded on the books of the Bank or the Company. Still, the Bank has served the Kerrville, Texas market since 1998 and has successfully expanded into Comfort, Ingram and Hunt. The reputations of the Bank and the Company appear to have meaningful value in conducting business in the trade area.

Sterling has $88.2MM of unamortized goodwill and intangibles recorded on its books as of June 30, 2006 based on unaudited financial statements. This level of unamortized goodwill and intangibles represents 25.6 percent of reported equity capital as of that date. Through Sterling Bank, Sterling has served the Houston market since 1974 and has successfully expanded into the Dallas and San Antonio banking markets through acquisition and expansion. Their reputation in these markets and in Texas in general also appears to have meaningful value in conducting business in their trade area and around the state of Texas.

Economic outlook and condition of the industry

Profitability and stock prices of banking organizations, including “community banking” organizations such as the Company, have shown substantial strength in recent years. Profits have been enhanced in many banking organizations as market conditions allowed for attractive spreads between asset yields and funding costs, and as loan losses shrunk to relatively low levels. As conditions change, however, these favorable conditions may erode. Financial markets have become highly volatile, and concern about credit quality in “community banks” has increased, especially in relation to the increased volume of real estate loans seen in “community banks.” The “community banking” industry may also be faced with increased competitive pressures over the next few years as larger national and international banking organizations exhibit a stronger presence in the State of Texas, and as other types of financial service providers continue to lure business away from the banking industry. Brokerage firms and mutual funds have had success in luring deposits away from many “community banks” for a number of years for reasons that include, but are not limited to, an increased presence in smaller metropolitan and rural areas, relatively low rates offered on bank deposits, and more efficient product delivery systems available to larger organizations. While recent conditions in the financial markets, especially during the low interest rate environment seen in 2002, 2003 and 2004, appear to have provided “community banks” a stronger competitive position in maintaining and growing their deposit pools, changing conditions now appear to be weakening that position as rising interest rates produce more competitive options to bank deposits. The potential for increased competition tends to place some limit on the value of the common shares of both the Company and Sterling, but the size of Sterling and its more diversified base of business appears to provide it with a materially stronger competitive position than the Company.

Comments

Based on a tax-free exchange for federal income tax purposes, shareholders of the Company who receive common stock of Sterling as some or all of their consideration have the advantage of exchanging common stock with no defined market for publicly traded common stock in Sterling, adding significantly to the liquidity of their investment. Additionally, Sterling common stock provides the shareholders with the added value of holding the common stock of an organization with greater diversification, serving three large Texas banking markets, providing a much wider array of banking services and much enhanced access to the major financial markets. Additionally, shareholders of the Company who receive common stock of Sterling, but who might rather receive cash should be able to readily convert their holding of Sterling common stock to cash in the open market. Similarly, those receiving cash should be able to purchase common shares of Sterling on the open market, or make other appropriate investments in the banking industry or other industries. Shareholders receiving cash receive capital gains treatment, where appropriate, on the liquefying of their investment.

BOOK VALUE, EARNIGS AND FINANCIAL CONDITION

As of June 30, 2006, the Company reported total equity capital of $21,136M, including $6M in accumulated other comprehensive income. The accumulated other comprehensive income is the result of a $10M gain on available-for-sale securities at the Bank and the deferred taxes recorded on the net gain. Not factored into the reported equity position is a $2,205M loss on held-to-maturity securities held by the Bank. While the Agreement excludes the accumulated other comprehensive income component from its definition of “Equity Capital”, it is a part of reported equity capital under Generally Accepted Accounting Practices and, while of limited materiality, is included for the purposes of this analysis. Assuming exercise of outstanding options and warrants on the common stock of the Company, and the accumulation of Company management’s projected earnings over the third quarter of 2006, equity capital at the earliest closing date as envisioned by the Agreement should be at or slightly above the targeted closing equity capital of $24.5MM.

The reported regulatory capital of the Company exceeds the level typically required, and the capital of the Bank exceeds the level to qualify the Bank as “well capitalized” under Prompt Corrective Action Provisions. While we note that the capital of the Company is supported through the use of Trust Preferred Securities, the capital of the Company appears adequate even without their benefit. Still, the regulatory agencies routinely require higher capital levels, especially for younger institutions experiencing strong growth. The capital level is also below the levels seen in many other Texas banks of similar size (see Table I).

Based on 465,300 common shares currently outstanding, the Company’s book value per common share stood at $45.42. If all outstanding options and warrants were exercised, the number of common shares would rise to 573,250. Likewise, based on the exercise price of these options, book value would rise to $23,329M, resulting in an adjusted book value per share of $40.70. Assuming that equity capital of $24.5MM at closing as discussed previously, book value per common share would be $42.74. Thus, consideration of $126.47 per common share in cash or marketable shares of Sterling represents a significant premium over stated book value.

The consideration represents a 3.06 multiple of book value as of June 30, 2006, adjusted for the anticipated exercise of all outstanding options and warrants, or a 2.96 multiple of anticipated capital of $24.5MM at closing. The Company has reported strong earnings through much of its existence, building a very efficient operating structure. Over the past twelve months (July 1, 2005 through June 30, 2006) the Company has produced earnings of $4,779M. The proposed consideration represents a 15.17 multiple of these last twelve months earnings.

COMPARISON TO SIMILAR STOCKS WITH ACTIVE MARKETS

Price-to-book value multiples

Table II shows recently reported market price-to-book multiples of eleven representative stocks of large regional banking organizations that are actively traded. The market price-to-book value multiples shown in Table II range from 1.66 to 2.94 with a non-weighted average of 2.11 and a median of 1.94. Assuming an equity capital level of $24.5MM for the Company at closing, the consideration paid will produce a 2.96 multiple of book value. This multiple is at the top of the range of these regional banking stocks and well above the non-weighted average and median. These publicly traded regional banking stocks would appear to offer a variety of advantages to their common stockholders in comparison to the common stockholders of the Company for reasons that include, but are not limited to, much greater liquidity and marketability, substantially greater diversification in the Company’s trade area and customer base, and ready access to the major capital markets. Table III shows recently reported market price-to-book ratios of eight representative stocks of Texas banking organizations that are publicly traded and to our knowledge not subject to an announced acquisition by another entity as of the date of these observations (July 28, 2006). The market price-to-book value multiples shown in Table III range from 1.83 to 3.20 with a non-weighted of 2.54 and a median of 2.51. The multiple produced by the assigned price is within the range and easily above the non-weighted average and median seen for these Texas banking stocks. These publicly traded regional Texas banking stocks offer their holders many of the same advantages described for the large regional banking organizations, but maybe to a lesser degree. Consideration that produces a price-to-book value multiple for the Company that easily exceeds these non-weighted averages and multiples, as seen here, appears to strongly support the fairness of the consideration.

Price-to-earnings

As seen in Table II, the aforementioned eleven large regional banking stocks produce earnings multiples ranging from 11.95 to 15.51 with a non-weighted average of 13.26 and a median of 13.17. As seen in Table III, the aforementioned eight publicly traded banking stocks produce a range from 13.77 to 22.39 with a non-weighted average of 18.98 and a median of 19.63. The consideration produces an earnings multiple toward the top of the range shown by the large regional banking stocks, and well above the non-weighted average and median. The consideration produces an earnings multiple within the range of the publicly traded Texas banking stocks, but somewhat below the non-weighted average and median. Our observations and experience indicate that many of the publicly traded Texas banking stocks already have some acquisition premium built into their price, thus producing higher multiples. A number of these organizations have extensive operations in the Houston, Dallas or Fort Worth markets, or along the Texas border with Mexico, and those markets are proving especially attractive to acquirers. Given the factors which generally limit the value of a non-publicly traded banking stock which include, but are not limited to, a lack of geographic and business diversification, a lack of liquidity in their stock and limited access to major credit markets, these multiples appear to support the fairness of the consideration.

REVIEW OF OTHER BANK ACQUISITIONS

Price-to-book value

The proposed consideration, stock, cash or combination thereof, represents a 3.06 multiple of Company book value as of June 30, 2006, adjusted for the anticipated exercise of all outstanding options and warrants. Should equity capital total $24.5MM at closing, which is anticipated based on the exercise of all options and warrants, the multiple of book value will stand at 2.96. We have information on twenty-seven announced acquisitions of banking organizations in Texas since the beginning of 2005 (see Table IV). The multiple of book values seen in these announced transactions range from a multiple of 1.58 to a multiple of 5.82, with a non-weighted average multiple of 2.89 and a median multiple of 2.84. The multiple shown for the Company would stand just above the non-weighted average and median. Examination of these twenty-seven announced acquisitions, coupled with other observations about the market of bank stocks in Texas, suggests that relatively higher premiums to book value are being paid for organizations in the Houston, Dallas and Fort Worth areas and along the Texas border with Mexico. If the transactions involving organizations focused largely in these areas are excluded, the number of transactions is reduced to twelve (see Table V). These twelve announced transactions appear more relevant to this fairness opinion analysis. Their price-to-book value multiples range from a multiple of 1.58 to 3.24, with a non-weighted average of 2.34 and a median of 2.22. Against this more comparable group, the proposed consideration is well above the non-weighted average and median, and toward the top of the range of this group.

Price-to-earnings

The proposed consideration, stock, cash or a combination thereof also represents a 15.17 multiple of annualized earnings recorded for the last twelve months (July 1, 2005 through June 30, 2006) by the Company. The aforementioned twenty-seven announced acquisitions in Texas since the beginning of 2005 produced price-to-earnings ratios ranging from 15.52 to 85.41, with two reflecting “not meaningful” ratios due to losses or unavailable information. The non-weighted average was 32.20 and the median was 28.87 (see Table IV). Using the more relevant sub-group of twelve Texas banks the price-to earnings ratios range from 15.52 to 85.41, with two reflecting “not meaningful” ratios due to losses or unavailable information. The non-weighted average was 33.78 and the median was 30.13 (see Table V). The ratio produced for the Company is slightly below the range of these twelve more relevant announced Texas acquisitions, but it should be noted that the return on equity produced by the Company over the past twelve months is well above the range shown for these twelve announced Texas acquisitions. Examination of the relationship between return on equity and the price-to-book value suggest a fairly clear inverse relationship (see Tables VI and VII), suggesting that organizations with higher return on equity performance will produce lower price-to-earnings multiples in an acquisition. This appears to occur as purchasers typically assume cost savings or profitability enhancements when formulating a purchase price for a specific target. Targets operating at a high level of profitability and efficiency may present much less opportunity for such cost savings and enhanced profitability, and therefore, typically command a much lower price-to-earnings ratio. Since the return on equity for the Company is well above the others, it appears reasonable that the price-to-earnings multiple would be below the range (see Table VI). Of the larger group of twenty-seven banks, only one had a return on equity approaching the level shown by the company, and while its price-to-earnings ratio was within the range, it was well below the non-weighted average and median (see Table VII). This should not be taken to suggest that the Company is being penalized for its strong historic performance and highly efficient operation as those factors substantially supported the expansion of capital, and the consideration provides a healthy multiple over the capital position built by the Company.

PAST DIVIDENDS AND DIVIDEND CAPACITY

The value of any financial instrument is highly dependent upon the future cash flows available to the investor, discounted at an appropriate rate based on the risks inherent in producing those cash flows. The Company is not currently paying cash dividends and we understand that none are anticipated in the foreseeable future. Sterling on the other hand, has paid quarterly dividends for more than ten years, with seven cents per share paid in each of the first two quarters of 2006. This reflects about a 1.5 percent annual dividend yield for the common stock of Sterling.

Discounting of future cash flow

While we are unaware of any plans on the part of the Company to commence payment of regular cash dividends should they remain independent, and retention of earnings to grow capital would be consistent with the strategies of the Company, we have made some broad based assumptions regarding available future dividend capacity for the purposes of this valuation. Earnings and growth estimates through 2012 have been assembled based on input from Company management. Beyond 2012 we have assumed that earnings and assets can grow at a three percent pace which is consistent with the projected growth rate in 2012, and represents relatively modest, if any, real growth after factoring out an anticipated long-term inflation rate. The dividend available is derived by taking projected bank earnings, less anticipated expenses and interest payments at the Company level, and less an amount needed to maintain a seven percent capital level on any new asset growth. This leaves a level available for payment to shareholders as dividends. Exhibit A shows the discounting of such available future dividends through 2012 and a theoretical terminal stock value at the end of 2012. This terminal value is the present value at year 2012 of all future dividends beyond that point using a three percent annual growth factor on the projected year 2012 dividend. The proposed consideration of $126.47 produces a 10.22 percent rate of return as shown in this analysis (see Exhibit A). Please note that the discounting process equates the price of a future cash flow to a return and that the price and return are inversely related. This means that higher prices would be related to lower returns and lower prices would be related to higher returns. Thus, our analysis of the fairness has included a focus on confirming that the consideration produces a return at or below the level appropriate for a similar risk asset, or other assets adjusted for the risk inherent in the cash flows anticipated for the Company, and therefore, a sufficiently high price. The 10.22 percent calculated rate of return appears well below the level that we would typically find appropriate for valuing an ongoing independent entity such as the Company given the risks, uncertainties, and disadvantages inherent in the ownership of the stock of the Company, particularly the lack of marketability of the stock. Risks and uncertainties facing the Bank and the Company include, but are not limited to, the regulatory environment for “community banks,” the economic environment in the trade area, the potential for increased competition from other financial institutions and non-financial institutions, and the future course of interest rates. Therefore, our analysis indicates that the transaction prices future cash flow otherwise available to the shareholders of the Company at 10.22 percent. Given the risks that would be inherent in the continued operation of the Company on an ongoing basis, such a resulting return appears to provide fair consideration to the shareholders of the Company. We have found additional support for the fairness of the consideration in that the 10.22 percent rate of return is below the historical 13.34 percent annual return seen over the past three years in the AMEX Regional Banks HOLDERS Index, and the 10.85 percent annual return seen over the past three years in the Standard and Poor’s 500 Regional Bank Sub-Industry Index, two recognized proxies for regional bank stocks. This rate of return also appears reasonable in comparison to other investment alternatives of varying risk, and represents a reasonable premium over rates available in the U.S. Treasury market. The premium over Treasury rates reflects the additional risks and disadvantages associated with an ownership interest in a non-public bank holding company, versus the security inherent in a Treasury instrument. These risks include, but are not limited to, a lack of liquidity, the greater uncertainty inherent in an equity investment, and the regulated nature of the banking business. This is not to suggest that Treasury instruments are a suitable substitute for these common shares. However, the rates available in the U.S. Treasury market have long been used as an excellent “risk-free” basis for valuing other securities with varying degrees of risk. The Treasury instrument represents a stream of earnings from which many of the problems of ownership of a non-public stock can be removed. The Treasury instrument represents an earnings stream that is considered certain, while the projected earnings stream associated with the Company is highly uncertain. A Treasury instrument also represents a liquid asset that allows the value of such an asset, and the earnings which it produces, to be moved to other earning opportunities as the owner desires. The owner of an interest in any “community bank” whose stock is not well established and not publicly traded, however, owns a non-liquid asset that normally cannot be readily converted to cash or any other type of instrument.

PAST EARNINGS AND EARNING CAPACITY

The Company has posted remarkably strong earnings though most of its existence, producing very strong (low) efficiency ratios. Historic performance of the Bank and the Company are shown in Exhibits C through H.

Discounting of future earnings

Based on input provided by Company management and the consideration offered, our analysis indicates that the transaction prices future earning of the Company at 11.41 percent. Given the risks that would be inherent in the continued operation of the Company on an ongoing basis, such a resulting return appears to provide fair consideration to the shareholders of the Company. This rate of return also appears reasonable in comparison to other investment alternatives of varying risk, including the AMEX Regional Banks HOLDERS Index and the Standard and Poor’s 500 Regional Bank Sub-Industry Index, and represents a reasonable premium over rates available in the U.S. Treasury market. The premium over Treasury rates reflects the additional risks and disadvantages associated with an ownership interest in a non-public bank holding company, versus the security inherent in a Treasury instrument as discussed in the discounting of cash flows above.

SUMMARY

The ability for the Company’s shareholders to take advantage of a federal income tax-free exchange resulting in consideration paid in either cash, qualifying for capital gains treatment, where applicable, or the shares of Sterling or combination thereof, appears to have meaningful attraction. The consideration appears to represent a healthy premium to book value and compares well to both large publicly traded regional banking stocks, publicly traded Texas banking stocks and recent banking acquisitions in Texas. The resulting multiple of earnings also compares well with the larger regional banking stocks, but trails the average and median of the publicly traded Texas stocks. The multiple of earnings also trails the other recent Texas acquisitions, but appears to be the result of the strong profitability and efficiency of the Company. There appears a clear inverse relationship between return on equity and the price-to-earnings ratio, and certain higher premiums appear to be paid in situations where buyers were gaining market share in the Houston, Dallas and Fort Worth areas, or along the Texas border with Mexico. Importantly, the discounting of anticipated available cash flows and earnings otherwise available to the shareholders of the Company produces return levels that support the fairness of the consideration when compared to returns of other assets adjusted for appropriate levels of risk.

TABLES

BOTH, Inc.

TABLE I

TEXAS BANKS $250MM - $500MM

FIRST QUARTER 2006

Bank	City	ROA	pre-tax ROA	ROE	pre-tax ROE	Equity capital/Total assets
1st Choice Bank	Houston	1.41%	2.13%	17.32%	26.27%	8.13%
Alamo Bank of Texas	Alamo	0.37%	0.55%	2.23%	3.36%	22.21%
Alliance Bank	Sulphur Springs	0.75%	0.79%	8.13%	8.60%	9.17%
American Bank of Texas—Seguin	Seguin	0.70%	0.89%	4.14%	5.29%	17.31%
American Bank of Texas, National Association	Marble Falls	1.17%	1.80%	9.47%	14.52%	12.09%
American Bank, National Association	Woodway	0.74%	1.09%	9.02%	13.19%	7.95%
American First National Bank	Houston	1.32%	2.08%	17.45%	27.55%	7.74%
American National Bank	Wichita Falls	1.43%	2.11%	14.87%	21.90%	9.86%
Bank of the Hills, National Association	Kerrville	1.54%	1.96%	21.28%	27.15%	7.42%
Central National Bank	Waco	1.23%	1.23%	17.60%	17.60%	7.15%
Citizens Bank	Kilgore	0.89%	1.37%	8.97%	13.94%	9.84%
Citizens National Bank in Waxahachie	Waxahachie	2.14%	2.14%	23.96%	23.96%	9.02%
Commercial Bank of Texas, National Association	Nacogdoches	1.03%	1.49%	10.64%	15.42%	9.52%
Community Bank	Granbury	2.53%	2.53%	28.73%	28.73%	8.82%
Community Bank & Trust, Waco, Texas	Waco	0.99%	1.42%	10.41%	14.92%	9.55%
Community National Bank	Midland	1.24%	1.88%	11.71%	17.75%	10.49%
First Bank & Trust Company	Lubbock	1.19%	1.19%	17.03%	17.03%	6.87%
First Financial Bank, National Association	Southlake	1.26%	1.80%	10.64%	15.16%	11.75%
First Financial Bank, National Association	Stephenville	1.57%	2.30%	13.34%	19.48%	11.80%
First National Bank of Central Texas	Waco	1.44%	1.67%	15.82%	18.36%	9.02%
First National Bank of Huntsville	Huntsville	1.10%	1.60%	11.81%	17.10%	9.34%
First National Bank of Monahans	Monahans	1.82%	1.82%	22.91%	22.91%	7.75%
First State Bank	Athens	1.22%	1.84%	13.28%	19.95%	9.11%
First State Bank	Gainesville	1.33%	1.33%	16.14%	16.14%	8.20%
First State Bank and Trust Company	Carthage	1.31%	1.70%	8.60%	11.12%	15.77%
First State Bank of Uvalde	Uvalde	1.13%	1.40%	13.04%	16.16%	8.74%
First Texas Bank	Georgetown	1.27%	1.90%	15.60%	23.45%	8.01%
Gateway National Bank	Dallas	1.65%	2.31%	10.03%	14.01%	16.53%
GNB Financial, National Association	Gainesville	1.21%	1.94%	6.51%	10.47%	18.91%
Happy State Bank	Happy	0.97%	1.46%	11.66%	17.62%	8.95%
HCSB	Plainview	0.73%	0.73%	9.79%	9.79%	7.41%
Herring Bank	Amarillo	1.28%	1.88%	13.96%	20.47%	9.32%
Independent Bank	Mc Kinney	1.29%	1.29%	14.50%	14.50%	8.90%
International Bank of Commerce	Zapata	1.20%	1.75%	13.75%	20.10%	8.71%
Legend Bank, N.A.	Bowie	1.50%	2.13%	16.45%	23.31%	8.79%
Lubbock National Bank	Lubbock	0.99%	1.34%	11.68%	15.75%	8.55%
National Bank	Gatesville	0.85%	1.06%	11.26%	14.08%	7.40%
North Houston Bank	Houston	1.34%	2.16%	10.90%	17.58%	12.65%
Northstar Bank of Texas	Denton	0.83%	0.83%	11.04%	11.04%	7.11%
OMNIBANK, National Association	Houston	1.32%	1.91%	12.32%	17.85%	11.42%
Orange Savings Bank, ssb	Orange	0.75%	0.75%	10.72%	10.72%	6.97%
Park Cities Bank	Dallas	1.71%	2.58%	18.83%	28.53%	8.85%
San Angelo National Bank	San Angelo	1.83%	2.56%	13.32%	18.65%	13.75%
Security State Bank	Pearsall	1.51%	1.81%	21.37%	25.70%	7.22%
Southwest Bank	Fort Worth	1.37%	1.37%	18.19%	18.19%	7.53%
Sovereign Bank, N.A.	Dallas	0.38%	0.38%	3.88%	3.88%	9.02%
Texas First National Bank	Houston	1.62%	2.28%	11.48%	16.10%	14.44%
The Bank and Trust, s.s.b.	Del Rio	1.02%	1.34%	10.17%	13.40%	9.96%
The City National Bank of Sulphur Springs	Sulphur Springs	1.73%	1.74%	21.28%	21.39%	8.11%
The First Liberty National Bank	Liberty	0.91%	1.15%	7.68%	9.63%	11.40%
The First National Bank of Bastrop	Bastrop	1.09%	1.54%	9.89%	13.92%	11.23%
The First National Bank of Bryan	Bryan	1.39%	1.82%	14.68%	19.24%	9.86%
The First National Bank of Granbury	Granbury	1.03%	1.44%	11.60%	16.16%	8.98%
Tradition Bank—Bellaire	Houston	0.93%	1.39%	10.93%	16.40%	9.28%
Union State Bank	Florence	0.92%	0.92%	13.10%	13.10%	6.90%
United Central Bank	Garland	1.88%	2.80%	18.97%	28.32%	10.20%
Weatherford National Bank	Weatherford	1.74%	2.53%	22.35%	32.50%	7.58%
West Texas National Bank	Midland	2.27%	2.27%	18.23%	18.23%	12.68%
Worth National Bank	Lake Worth	1.49%	2.13%	15.84%	22.62%	9.66%

Average		1.27%	1.65%	13.57%	17.46%	10.02%
Median		1.26%	1.74%	13.04%	17.10%	9.02%

Minimum		0.37%	0.38%	2.23%	3.36%	6.87%
Maximum		2.53%	2.80%	28.73%	32.50%	22.21%

BOTH, INC.

TABLE II

	Mkt to BV	P/E
BANK OF AMERICA CORP	1.83	12.07
WACHOVIA CORP	1.75	12.33
WELLS FARGO & CO	2.90	15.51
U.S. BANCORP	2.94	12.65
SUNTRUST BANKS INC	1.66	13.70
NATIONAL CITY CORP	1.73	11.98
FIFTH THIRD BANCORP	2.25	14.53
KEYCORP	1.94	13.17
PNC FINANCIAL SERVICES GROUP	2.37	14.45
COMERICA INC	1.82	11.95
HUNTINGTON BANCSHARES INC	1.98	13.52

Average	2.11	13.26
Median	1.94	13.17

Maximum	2.94	15.51
Minimum	1.66	11.95

Source: Bloomberg Financial Services: data as of 7/28/06

BOTH, INC.

TABLE III

	Mkt to BV	P/E
CULLEN/FROST BANKERS, INC	3.20	18.02
INTERNATIONAL BANCSHARES CORP	2.29	13.77
STERLING BANCSHARES INC	2.61	21.46
PROSPERITY BANCSHARES, INC	1.83	19.26
TEXAS CAPITAL BANCSHARES, INC.	2.27	18.59
FIRST FINANCIAL BANKSHARES, INC	2.85	19.31
SOUTHSIDE BANCSHARES, INC	2.87	22.39
METROCORP BANCSHARES, INC	2.41	19.05

Average	2.54	18.98
Median	2.51	19.63

Maximum	3.20	22.39
Minimum	1.83	13.77

Source: Bloomberg Financial Services: data as of 7/28/06

BOTH, INC.

TABLE IV

Texas Bank Acquisitions 2005 and 2006—YTD

Buyer Name	Target Name	Target City	Target State	Date of Announcement	Status	Price/Book (DA)	Price/LTM Earnings (DA)
Franklin Bank Corp.	Elgin Bank of Texas	Elgin	TX	1/27/2005	Completed	2.30	37.86
Compass Bancshares, Inc.	TexasBanc Holding Co.	Weatherford	TX	4/19/2005	Completed	3.71	23.86
Cullen/Frost Bankers, Inc.	Horizon Capital Bank	Houston	TX	4/20/2005	Completed	3.15	32.00
Texas United Bancshares, Inc.	Gateway Holding Co., Inc.	Dallas	TX	5/2/2005	Completed	3.33	36.87
State National Bancshares, Inc.	Heritage Financial Corp.	Granbury	TX	5/18/2005	Completed	2.84	NM

Texas United Bancshares, Inc.	The Express Bank of Texas	Round Rock	TX	5/26/2005	Completed	2.12	NM
Zions Bancorporation	Amegy Bancorporation, Inc.	Houston	TX	7/6/2005	Completed	2.95	24.22
Sterling Bancshares, Inc.	Prestonwood Bancshares, Inc.	Dallas	TX	7/8/2005	Completed	3.14	22.70
North American Bancshares, Inc.	State Bank & Trust of Seguin	Seguin	TX	8/8/2005	Completed	1.58	30.30
First Financial Bankshares, Inc.	Bridgeport Financial Corporation	Bridgeport	TX	8/10/2005	Completed	2.25	19.82

First Banks, Inc.	First National Bank of Sachse	Sachse	TX	8/22/2005	Completed	2.20	15.52
Cullen/Frost Bankers, Inc.	Texas Community Banschares	Dallas	TX	9/1/2005	Completed	3.28	65.13
Prosperity Bancshares, Inc.	Grapeland Bancshares, Inc.	Grapeland	TX	9/12/2005	Completed	1.97	85.41
Cullen/Frost Bankers, Inc.	Alamo Corporation of Texas	Alamo	TX	11/10/2005	Completed	3.40	23.38
Prosperity Bancshares, Inc.	SNB Bancshares, Inc.	Sugar Land	TX	11/16/2005	Completed	2.75	30.98

Texas United Bancshares, Inc.	Northwest Bancshares, Inc.	Roanoke	TX	11/22/2005	Completed	2.64	16.26
Summit Bank Corporation	Concord Bank, N.A.	Houston	TX	12/12/2005	Completed	2.01	25.90
First Banks, Inc.	First Independent National Bank	Plano	TX	1/20/2006	Completed	2.45	48.73
Grupo Financiero Banorte of Monterrey	INB Financial Corporation	McAllen	TX	1/26/2006	Pending	5.82	21.11
Texas Independent Bancshares, Inc.	Southeast Bancorp of Texas, Inc.	Winnie	TX	1/26/2006	Completed	1.83	31.00

Frontier Bancshares, Inc.	First National Bank of Holland	Holland	TX	2/6/2006	Completed	2.95	44.78
Coastal Bancshares Acquisition Corp.	Intercontinental Bank Shares Corp.	San Antonio	TX	4/6/2006	Pending	3.24	29.95
Trustmark Corporation	Republic Bancshares of Texas, Inc.	Houston	TX	4/13/2006	Pending	4.20	31.76
Banco Bilbao Vizcaya Argentaria	State National Bancshares, Inc.	Fort Worth	TX	6/12/2006	Pending	2.22	26.92
Banco Bilbao Vizcaya Argentaria	Texas Regional Bancshares, Inc.	McAllen	TX	6/12/2006	Pending	3.30	24.71

Cullen/Frost Bankers, Inc.	Summit Bancshares, Inc.	Fort Worth	TX	7/3/2006	Pending	4.41	28.87
Prosperity Bancshares, Inc.	Texas United Bancshares, Inc.	LaGrange	TX	7/19/2006	Pending	2.11	26.89

Average						2.89	32.20
Median						2.84	28.87
Minimum						1.58	15.52
Maximum						5.82	85.41

BOTH, Inc.						2.96	15.17

BOTH, INC.

TABLE V

Texas Bank Acquisitions 2005 and 2006—YTD

Excluding Houston, Dallas, Ft. Worth and Texas Border Markets

Buyer Name	Target Name	Target City	Target State	Date of Announcement	Status	Price/Book (DA)	Price/LTM Earnings (DA)
Franklin Bank Corp.	Elgin Bank of Texas	Elgin	TX	1/27/2005	Completed	2.30	37.86
State National Bancshares, Inc.	Heritage Financial Corp.	Granbury	TX	5/18/2005	Completed	2.83	NM
Texas United Bancshares, Inc.	The Express Bank of Texas	Round Rock	TX	5/26/2005	Completed	2.12	NM

North American Bancshares, Inc.	State Bank & Trust of Seguin	Seguin	TX	8/8/2005	Completed	1.58	30.30
First Financial Bankshares, Inc.	Bridgeport Financial Corporation	Bridgeport	TX	8/10/2005	Completed	2.25	19.82
First Banks, Inc.	First National Bank of Sachse	Sachse	TX	8/22/2005	Completed	2.19	15.52

Prosperity Bancshares, Inc.	Grapeland Bancshares, Inc.	Grapeland	TX	9/12/2005	Completed	1.97	85.41
Texas United Bancshares, Inc.	Northwest Bancshares, Inc.	Roanoke	TX	11/22/2005	Completed	2.64	16.26
Texas Independent Bancshares, Inc.	Southeast Bancorp of Texas, Inc.	Winnie	TX	1/26/2006	Completed	1.83	31.00

Frontier Bancshares, Inc.	First National Bank of Holland	Holland	TX	2/6/2006	Completed	2.95	44.78
Coastal Bancshares Acquisition Corp.	Intercontinental Bank Shares	San Antonio	TX	4/6/2006	Pending	3.24	29.95
Prosperity Bancshares, Inc.	Texas United Bancshares, Inc.	LaGrange	TX	7/19/2006	Pending	2.11	26.89

Average						2.34	33.78
Median						2.22	30.13
Minimum						1.58	15.52
Maximum						3.24	85.41

BOTH, Inc.						2.96	15.17

BOTH, INC.

TABLE VI

Texas Bank Acquisitions 2005 and 2006—YTD

Excluding Houston, Dallas, Ft. Worth and Texas Border Markets

Buyer Name	Target Name	Target City	Target State	Date of Announcement	Status	Price/Book (DA)	Price/LTM Earnings (DA)	ROE (LTM)
Texas United Bancshares, Inc.	The Express Bank of Texas	Round Rock	TX	5/26/2005	Completed	2.12	NM	-1.87
Prosperity Bancshares, Inc.	Grapeland Bancshares, Inc.	Grapeland	TX	9/12/2005	Completed	1.97	85.41	2.41
North American Bancshares, Inc.	State Bank & Trust of Seguin	Seguin	TX	8/8/2005	Completed	1.58	30.30	5.23

Texas Independent Bancshares, Inc.	Southeast Bancorp of Texas, Inc.	Winnie	TX	1/26/2006	Completed	1.83	31.00	5.88
Franklin Bank Corp.	Elgin Bank of Texas	Elgin	TX	1/27/2005	Completed	2.30	37.86	6.01
Frontier Bancshares, Inc.	First National Bank of Holland	Holland	TX	2/6/2006	Completed	2.95	44.78	6.80

State National Bancshares, Inc.	Heritage Financial Corp.	Granbury	TX	5/18/2005	Completed	2.84	NM	8.83
Prosperity Bancshares, Inc.	Texas United Bancshares, Inc.	LaGrange	TX	7/19/2006	Pending	2.11	26.89	9.82
Coastal Bancshares Acquisition Corp.	Intercontinental Bank Shares	San Antonio	TX	4/6/2006	Pending	3.24	29.95	10.40

First Financial Bankshares, Inc.	Bridgeport Financial Corporation	Bridgeport	TX	8/10/2005	Completed	2.25	19.82	11.84
First Banks, Inc.	First National Bank of Sachse	Sachse	TX	8/22/2005	Completed	2.20	15.52	14.71
Texas United Bancshares, Inc.	Northwest Bancshares, Inc.	Roanoke	TX	11/22/2005	Completed	2.64	16.26	17.78

Average						2.34	33.78	8.15
Median						2.22	30.13	7.82
Minimum						1.58	15.52	-1.87
Maximum						3.24	85.41	17.78

BOTH, Inc.						2.96	15.17	25.57

BOTH, INC.

TABLE VII

Texas Bank Acquisitions 2005 and 2006—YTD

Buyer Name	Target Name	Target City	Target State	Date of Announcement	Status	Price/Book (DA)	Price/LTM Earnings (DA)	ROE (LTM)
Texas United Bancshares, Inc.	The Express Bank of Texas	Round Rock	TX	5/26/2005	Completed	2.12	NM	-1.87
Prosperity Bancshares, Inc.	Grapeland Bancshares, Inc.	Grapeland	TX	9/12/2005	Completed	1.97	85.41	2.41
Cullen/Frost Bankers, Inc.	Texas Community Banschares	Dallas	TX	9/1/2005	Completed	3.28	65.13	4.98
First Banks, Inc.	First Independent National Bank	Plano	TX	1/20/2006	Completed	2.45	48.73	5.15
North American Bancshares, Inc.	State Bank & Trust of Seguin	Seguin	TX	8/8/2005	Completed	1.58	30.30	5.23

Texas Independent Bancshares, Inc.	Southeast Bancorp of Texas, Inc.	Winnie	TX	1/26/2006	Completed	1.83	31.00	5.88
Franklin Bank Corp.	Elgin Bank of Texas	Elgin	TX	1/27/2005	Completed	2.30	37.86	6.01
Frontier Bancshares, Inc.	First National Bank of Holland	Holland	TX	2/6/2006	Completed	2.95	44.78	6.80
Summit Bank Corporation	Concord Bank, N.A.	Houston	TX	12/12/2005	Completed	2.01	25.90	8.13
State National Bancshares, Inc.	Heritage Financial Corp.	Granbury	TX	5/18/2005	Completed	2.84	NM	8.83

Texas United Bancshares, Inc.	Gateway Holding Co., Inc.	Dallas	TX	5/2/2005	Completed	3.33	36.87	8.96
Prosperity Bancshares, Inc.	SNB Bancshares, Inc.	Sugar Land	TX	11/16/2005	Completed	2.75	30.98	9.05
Banco Bilbao Vizcaya Argentaria	State National Bancshares, Inc.	Fort Worth	TX	6/12/2006	Pending	2.22	26.92	9.62
Prosperity Bancshares, Inc.	Texas United Bancshares, Inc.	LaGrange	TX	7/19/2006	Pending	2.11	26.89	9.82
Cullen/Frost Bankers, Inc.	Horizon Capital Bank	Houston	TX	4/20/2005	Completed	3.15	32.00	10.28

Coastal Bancshares Acquisition Corp.	Intercontinental Bank Shares Corp.	San Antonio	TX	4/6/2006	Pending	3.24	29.95	10.40
First Financial Bankshares, Inc.	Bridgeport Financial Corporation	Bridgeport	TX	8/10/2005	Completed	2.25	19.82	11.84
Zions Bancorporation	Amegy Bancorporation, Inc.	Houston	TX	7/6/2005	Completed	2.95	24.22	12.13
Banco Bilbao Vizcaya Argentaria	Texas Regional Bancshares, Inc.	McAllen	TX	6/12/2006	Pending	3.30	24.71	13.69
Sterling Bancshares, Inc.	Prestonwood Bancshares, Inc.	Dallas	TX	7/8/2005	Completed	3.14	22.70	14.18

First Banks, Inc.	First National Bank of Sachse	Sachse	TX	8/22/2005	Completed	2.20	15.52	14.71
Cullen/Frost Bankers, Inc.	Alamo Corporation of Texas	Alamo	TX	11/10/2005	Completed	3.40	23.38	15.34
Cullen/Frost Bankers, Inc.	Summit Bancshares, Inc.	Fort Worth	TX	7/3/2006	Pending	4.41	28.87	15.79
Compass Bancshares, Inc.	TexasBanc Holding Co.	Weatherford	TX	4/19/2005	Completed	3.71	23.86	16.04
Trustmark Corporation	Republic Bancshares of Texas, Inc.	Houston	TX	4/13/2006	Pending	4.20	31.76	17.22

Texas United Bancshares, Inc.	Northwest Bancshares, Inc.	Roanoke	TX	11/22/2005	Completed	2.64	16.26	17.78
Grupo Financiero Banorte of Monterrey	INB Financial Corporation	McAllen	TX	1/26/2006	Pending	5.82	21.11	25.99

Average						2.89	32.20	10.53
Median						2.84	28.87	9.82
Minimum						1.58	15.52	-1.87
Maximum						5.82	85.41	25.99

BOTH, Inc.						2.96	15.17	25.57

EXHIBITS

BOTH, INC.

EXHIBIT A

DISC OF CASH FLOW

($000s)	2002	2003	2004	2005	2006E	2007E	2008E	2009E	2010E	2011E	2012E
Bank Ending Assets	165,011	214,193	256,615	314,402	345,000	379,500	417,450	450,846	477,897	497,013	511,923
Bank Avg Assets	144,102	186,381	235,590	281,652	329,701	362,250	398,475	434,148	464,371	487,455	504,468
Bank Earnings	2,234	2,783	3,486	4,375	4,920	5,434	5,977	6,512	6,966	7,312	7,567
Return on Avg Assets (Bank)	1.55%	1.49%	1.48%	1.56%	1.49%	1.50%	1.50%	1.50%	1.50%	1.50%	1.50%
Asset Growth (Bank)	33.30%	29.81%	19.81%	22.52%	9.73%	10.00%	10.00%	8.00%	6.00%	4.00%	3.00%

Yr End Holding Co Debt/Trust Pfd	3,008	4,215	4,181	4,181	4,181	4,181	4,181	4,181	4,181	4,181	4,181
Holding Co Int/Trust pfd Exp	106	123	248	248	249	249	294	339	339	339	339
Holding Co Net Other Exp	8	67	15	5	5	5	5	6	6	6	7
Tax (benefit)	(34)	(65)	(95)	(86)	(86)	(86)	(102)	(117)	(117)	(117)	(117)
Company Earnings	2,154	2,658	3,318	4,208	4,752	5,266	5,780	6,285	6,738	7,084	7,339
Holding Co Cash Req					168	168	198	227	227	228	228
Available Dividend to Shareholders
Bank Earnings					4,920	5,434	5,977	6,512	6,966	7,312	7,567
Ret Earnings (7% asset growth)					(2,412)	(2,415)	(2,657)	(2,338)	(1,894)	(1,338)	(1,044)
HC Cash Req					(168)	(168)	(198)	(227)	(227)	(228)	(228)

Cash Flow Avail—Annual					2,610	2,851	3,123	3,947	4,845	5,746	6,295
Cash Flow for Period					653	2,851	3,123	3,947	4,845	5,746	6,295
PVIF @ 10.22%					0.9760	0.8855	0.8034	0.7289	0.6613	0.5999	0.5443
Present Value of Div					637	2,524	2,509	2,877	3,204	3,447	3,427
Total PV of Div											18,625
Terminal Value											89,799
Present Value of Term											53,875
Total Present Value											72,500
Present Value per Share											$126.47

BOTH, INC.

EXHIBIT B

DISC OF EARNINGS

($000s)	2002	2003	2004	2005	2006E	2007E	2008E	2009E	2010E	2011E	2012E
Annual Company Earnings	2,154	2,658	3,318	4,208	4,752	5,266	5,780	6,285	6,738	7,084	7,339
Period Company Earnings	2,154	2,658	3,318	4,208	4,752	5,266	5,780	6,285	6,738	7,084	7,339
PVIF @ 11.41%					0.9734	0.8737	0.7842	0.7039	0.6319	0.5672	0.5091
Present Value of Period Earnings					1,156	4,601	4,533	4,424	4,258	4,018	3,736
Total PV of Div											26,726
Terminal Value											89,915
Present Value of Term											45,775
Total Present Value											72,500
Present Value per Share											$126.47

EXHIBIT K-1

KERR COUNTY, TEXAS

Population	45,675 (July 1, 2004 Est.)

Change from 2000	4.6%

Land Area (sq. mi.)	1,107.66

Civilian Labor Force	19,323 (2004)

Unemployment	2.7% (2004)

Total Wages	$113,620,553 (Q3; 2004)

Avg. Weekly Wage	$539.91 (Q3; 2004)

Property Value	$3,179,691,398 (2003)

Retail Sales	$663,899,001 (2003)

Source: 2006-2007 Texas Almanac, The Dallas Morning News, Inc.

EXHIBIT K-2

KENDALL COUNTY, TEXAS

Population	27,214 (July 1, 2004 Est.)

Change from 2000	14.6%

Land Area (sq. mi.)	662.44

Civilian Labor Force	19,051 (2004)

Unemployment	2.4% (2004)

Total Wages	$65,756,829 (Q3; 2004)

Avg. Weekly Wage	$552.69 (Q3; 2004)

Property Value	$3,894,380,077 (2003)

Retail Sales	$517,177,177 (2003)

Source: 2006-2007 Texas Almanac, The Dallas Morning News, Inc.

EXHIBIT S-1

BEXAR COUNTY, TEXAS

Population	1,493,965 (July 1, 2004 Est.)

Change from 2000	7.3%

Land Area (sq. mi.)	1,246.82

Civilian Labor Force	727,319 (2004)

Unemployment	5.1% (2004)

Total Wages	$5,521,097,031 (Q3; 2004)

Avg. Weekly Wage	$641.24 (Q3; 2004)

Property Value	$63,751,774,845 (2003)

Retail Sales	$18,738,485,426 (2003)

Source: 2006-2007 Texas Almanac, The Dallas Morning News, Inc.

EXHIBIT S-2

DALLAS COUNTY, TEXAS

Population	2,294,706 (July 1, 2004 Est.)

Change from 2000	3.4%

Land Area (sq. mi.)	879.60

Civilian Labor Force	1,247,568 (2004)

Unemployment	6.7% (2004)

Total Wages	$16,605,578,973 (Q3; 2004)

Avg. Weekly Wage	$888.34 (Q3; 2004)

Property Value	$154,267,997,442 (2003)

Retail Sales	$37,935,355,455 (2003)

Source: 2006-2007 Texas Almanac, The Dallas Morning News, Inc.

EXHIBIT S-3

FORT BEND COUNTY, TEXAS

Population	442,620 (July 1, 2004 Est.)

Change from 2000	24.9%

Land Area (sq. mi.)	874.64

Civilian Labor Force	211,063 (2004)

Unemployment	5.2% (2004)

Total Wages	$959,762,407 (Q3; 2004)

Avg. Weekly Wage	$721.25 (Q3; 2004)

Property Value	$27,369,319,235 (2003)

Retail Sales	$4,049,182,770 (2003)

Source: 2006-2007 Texas Almanac, The Dallas Morning News, Inc.

EXHIBIT S-4

HARRIS COUNTY, TEXAS

Population	3,644,285 (July 1, 2004 Est.)

Change from 2000	7.2%

Land Area (sq. mi.)	1,728.83

Civilian Labor Force	1,910,415 (2004)

Unemployment	6.3% (2004)

Total Wages	$20,531,064,813 (Q3; 2004)

Avg. Weekly Wage	$865.29 (Q3; 2004)

Property Value	$223,544,107,130 (2003)

Retail Sales	$50,767,738,579 (2003)

Source: 2006-2007 Texas Almanac, The Dallas Morning News, Inc.

FAIRNESS OPINION

FOR PURCHASE OF

BOTH, INC.

AUGUST 1, 2006

APPENDIX C

AGREEMENT

AND IRREVOCABLE PROXY

ANNEX A

AGREEMENT AND IRREVOCABLE PROXY

This Agreement and Irrevocable Proxy, dated as of July 25, 2006 (the “Agreement”), is by and between Sterling Bancshares, Inc., a Texas corporation (“Sterling”), and                                 (the “Stockholder”).

R E C I T A L S:

WHEREAS, Sterling and BOTH, Inc., a Texas corporation (the “Company”), propose to enter into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), providing, among other things, for Sterling’s acquisition of the Company through the merger of the Company with Sterling in accordance with the terms and provisions of, and subject to the conditions set forth in, the Merger Agreement (the “Merger”); and

WHEREAS, the Stockholder is the (i) owner, beneficially and of record, of (a)                     shares of the common stock, $1.00 par value per share, of the Company (the “Common Shares”); and

WHEREAS, the Stockholder has agreed to vote all shares of the Company’s capital stock owned, beneficially and of record, by the Stockholder in favor of the Merger at a special meeting of the stockholders of the Company for the purpose of approving and adopting the Merger Agreement and approving the Merger (the “Company Stockholders’ Meeting”).

NOW, THEREFORE, to induce Sterling to enter into the Merger Agreement and in consideration of the aforesaid and the representations, warranties, covenants and agreements set forth herein and in the Merger Agreement, including the benefits that the parties hereto expect to derive from the Merger, the receipt and sufficiency of all of which are hereby acknowledged by the parties, the parties hereto agree as follows:

1. Revocation of Prior Proxies. The Stockholder hereby revokes all previous proxies granted with respect to any of the Common Shares owned by the Stockholder that would conflict with the terms of the Proxy granted hereby.

2. Grant of Irrevocable Proxy. The Stockholder hereby irrevocably constitutes and appoints Sterling, J. Downey Bridgwater and James. W. Goolsby, Jr. in their respective capacities as officers of Sterling, and any individual, who shall hereafter succeed to their respective offices with Sterling, and each of them individually, as its true and lawful proxy and attorney-in-fact, with full power of substitution, for and in the name, place and stead of the Stockholder, to call and attend any and all meetings of the Company’s stockholders, including the Company Stockholders’ Meeting, at which the Merger is to be considered and voted upon by the Company’s stockholders, and any adjournments thereof, to execute any and all written consents of stockholders of the Company and to vote all of the Common Shares presently or at any future time owned beneficially or of record by the Stockholder and any and all other securities having voting rights issued or issuable in respect thereof, which the Stockholder is entitled to vote (all of the foregoing being collectively referred to as the “Subject Stock”), and to represent and otherwise act as the Stockholder could act, in the same manner and with the same effect as if the Stockholder were personally present, at any such annual, special or other meeting of the stockholders of the Company (including the Company Stockholders’ Meeting), and at any adjournment thereof (a “Meeting”), or pursuant to any written consent in lieu of meeting or otherwise; provided, however, that any such vote or consent in lieu thereof or any other action so taken shall be solely for the purposes of voting in favor of the Merger, the Merger Agreement and any transactions contemplated thereby and shall not extend to any other matters. Such attorneys and proxies are hereby authorized to vote the Subject Stock in accordance with the terms of the Proxy granted hereby.

3. Vote in Favor of Merger. If Sterling is unable or declines to exercise the power and authority granted by the Proxy for any reason, the Stockholder covenants and agrees to vote all the Subject Stock in favor of approval of the Merger and the Merger Agreement at any Meeting (including the Company Stockholders’ Meeting) and, upon request of Sterling, to provide the Stockholder’s written consent thereto.

4. No Action Without Sterling’s Consent. The Stockholder hereby covenants and agrees that it will not vote or take any action by written consent of stockholders in lieu of meeting on any matter that is subject to the Proxy without Sterling’s prior written consent.

5. Negative Covenants of the Stockholder. Except to the extent contemplated herein or in the Merger Agreement, the Stockholder hereby covenants and agrees that the Stockholder will not, and will not agree to, directly or indirectly, (a) sell, transfer, assign, cause to be redeemed or otherwise dispose of any of the Subject Stock or enter into any contract, option or other agreement or understanding with respect to the sale, transfer, assignment, redemption or other disposition of any Subject Stock; (b) grant any proxy, power-of-attorney or other authorization or interest in or with respect to such Subject Stock pertaining or relating to the Merger, the Merger Agreement or any of the transactions contemplated thereby; or (c) deposit such Subject Stock into a voting trust or enter into a voting agreement or arrangement with respect to such Subject Stock, unless and until, in the case of (a), (b) or (c) above, the Stockholder shall have taken all actions (including, without limitation, the endorsement of a legend on the certificates evidencing such Subject Stock) reasonably necessary to ensure that such Subject Stock shall at all times be subject to all the rights, powers and privileges granted or conferred, and subject to all the restrictions, covenants and limitations imposed, by this Agreement, and shall have caused any transferee of any of the Subject Stock to execute and deliver to Sterling an Agreement and Irrevocable Proxy, in substantially the form of this Agreement, with respect to the Subject Stock.

6. Negative Covenants of Sterling. Sterling covenants and agrees that it will not (a) amend in any material respect the Merger Agreement so as to adversely affect the Stockholder, unless it obtains the Stockholder’s prior written consent to, or (b) modify the terms of any other Agreement and Irrevocable Proxy between Sterling and any other stockholder of the Company, dated as of even date herewith, unless Sterling shall have offered to modify the terms of this Agreement and Irrevocable Proxy in the same manner and the Stockholder has elected not to accept such offer. If Sterling shall have notified the Stockholder of any such amendment or modification, Sterling and the Stockholder hereby agree that the sole remedy of the Stockholder for a breach by Sterling of the foregoing covenant shall be to elect to terminate this Agreement and Irrevocable Proxy by notice to Sterling.

7. Stockholder’s Representations and Warranties. The Stockholder represents and warrants to Sterling that (a) the Stockholder has duly authorized, executed and delivered this Agreement and this Agreement constitutes a valid and binding agreement, enforceable in accordance with its terms and neither the execution and delivery of this Agreement nor the consummation by the Stockholder of the transactions contemplated hereby will constitute a violation of, a default under, or conflict with any contract, commitment, agreement, understanding, arrangement or restriction of any kind to which the Stockholder is a party or by which the Stockholder is bound; (b) consummation by the Stockholder of the transactions contemplated hereby will not violate, or require any consent, approval, or notice under, any provision of law; (c) except to the extent provided herein, the Subject Stock and the certificates and instruments representing same are now and at all times during the term of this Agreement will be held by the Stockholder, or by a nominee or custodian for the benefit of the Stockholder, free and clear of all liens, claims, security interests, proxies, voting trusts or agreements or any other encumbrances whatsoever (“Encumbrances”) with respect to the ownership or voting of the Subject Stock or otherwise, other than Encumbrances created by or arising pursuant to this Agreement, and there are no outstanding options, warrants or rights to purchase or acquire, or proxies, powers-of-attorney, voting agreements, trust agreements or other agreements relating to, the Subject Stock other than this Agreement; (d) the Subject Stock constitutes all of the securities of the Company owned beneficially or of record by the Stockholder on the date hereof; and (e) the Stockholder has the present power and right to vote all of the Subject Stock as applicable, as contemplated herein.

8. Certain Defined Terms. Unless otherwise expressly provided herein, all capitalized terms used herein without definition shall have the meanings assigned to them in the Merger Agreement.

9. Choice of Law. The terms and provisions of this Agreement shall be governed by and construed in accordance with the laws of the State of Texas without giving effect to the provisions thereof relating to conflicts of law.

10. Binding Effect; Assignability. The terms and provisions of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the successors and permitted assigns of the parties hereto. This Agreement and the rights hereunder may not be assigned or transferred by Sterling, except with the prior written consent of the Stockholder.

11. Term. This Agreement shall terminate at the earlier of (i) the Effective Time, (ii) the termination of the Merger Agreement in accordance with its terms, (iii) the revocation by the Company Board of the recommendation to its stockholders to approve the Merger, the Merger Agreement and the transactions contemplated thereby, or (iv) termination of this Agreement in accordance with Section 7 hereof.

12. Irrevocable Proxy Coupled with an Interest. The Stockholder acknowledges that Sterling will enter into the Merger Agreement in reliance upon this Agreement, including the Proxy, and that the Proxy is granted in consideration for the execution and delivery of the Merger Agreement by Sterling. THE STOCKHOLDER AGREES THAT THE PROXY AND ALL OTHER POWER AND AUTHORITY INTENDED TO BE CONFERRED HEREBY IS COUPLED WITH AN INTEREST SUFFICIENT IN LAW TO SUPPORT AN IRREVOCABLE POWER AND, EXCEPT AS PROVIDED IN SECTION 11 HEREOF, SHALL NOT BE TERMINATED BY ANY ACT OF THE STOCKHOLDER, BY LACK OF APPROPRIATE POWER OR AUTHORITY OR BY THE OCCURRENCE OF ANY OTHER EVENT OR EVENTS.

13. Specific Performance. The parties acknowledge and agree that performance of their respective obligations hereunder will confer a unique benefit on Sterling and that a failure of performance will result in irreparable harm to Sterling and will not be compensable by money damages. The parties therefore agree that this Agreement, including the Proxy, shall be specifically enforceable and that specific enforcement and injunctive relief shall be a remedy properly available to Sterling for any breach of any agreement, covenant or representation of the Stockholder hereunder.

14. Further Assurance. The Stockholder will, upon request, execute and deliver any additional documents and take such further actions as may reasonably be deemed by Sterling or its counsel to be necessary or desirable to carry out the provisions of this Agreement.

15. Severability. If any term, provision, covenant or restriction of this Agreement, or the application thereof to any circumstance shall, to any extent, be held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement or the application thereof to any other circumstance, shall remain in full force and effect, shall not in any way be affected, impaired or invalidated and shall be enforced to the fullest extent permitted by law.

16. Counterparts. This Agreement and Irrevocable Proxy may be executed in counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same document.

17. Notice. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or such other address for a party as shall be specified by like notice): (i) if to Sterling, to the address set forth in Section 11.6 of the Merger Agreement; and (ii) if to a Stockholder, to the address set forth on the signature page hereof, or such other address as may be specified in writing by such Stockholder.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, Sterling and the Stockholder have duly executed this Agreement or caused this Agreement to be duly executed as of the date first set forth hereinabove.

STOCKHOLDER:

Address:

STERLING BANCSHARES, INC.

By:
J. Downey Bridgwater
Chairman, President & Chief Executive Officer

APPENDIX D

PROVISIONS OF TEXAS LAW

RELATING TO DISSENTING

SHAREHOLDERS

PROVISIONS OF TEXAS BUSINESS CORPORATION ACT

RELATING TO RIGHTS OF DISSENTING SHAREHOLDERS

TEXAS BUSINESS CORPORATION ACT

DISSENTERS’ RIGHTS

Art. 5.11. Rights of Dissenting Shareholders in the Event of Certain Corporate Actions

A. Any shareholder of a domestic corporation shall have the right to dissent from any of the following corporate actions:

(1) Any plan of merger to which the corporation is a party if shareholder approval is required by Article 5.03 or 5.16 of this Act and the shareholder holds shares of a class or series that was entitled to vote thereon as a class or otherwise;

(2) Any sale, lease, exchange or other disposition (not including any pledge, mortgage, deed of trust or trust indenture unless otherwise provided in the articles of incorporation) of all, or substantially all, the property and assets, with or without good will, of a corporation if special authorization of the shareholders is required by this Act and the shareholders hold shares of a class or series that was entitled to vote thereon as a class or otherwise;

(3) Any plan of exchange pursuant to Article 5.02 of this Act in which the shares of the corporation of the class or series held by the shareholder are to be acquired.

B. Notwithstanding the provisions of Section A of this Article, a shareholder shall not have the right to dissent from any plan of merger in which there is a single surviving or new domestic or foreign corporation, or from any plan of exchange, if:

(1) the shares, or depository receipts in respect of the shares, held by the shareholder are part of a class or series, shares, or depository receipts in respect of the shares, of which are on the record date fixed to determine the shareholders entitled to vote on the plan of merger or plan of exchange:

(a) listed on a national securities exchange;

(b) listed on the Nasdaq Stock Market (or successor quotation system) or designated as a national market security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or successor entity; or

(c) held of record by not less than 2,000 holders;

(2) the shareholder is not required by the terms of the plan of merger or plan of exchange to accept for the shareholder’s shares any consideration that is different than the consideration (other than cash in lieu of fractional shares that the shareholder would otherwise be entitled to receive) to be provided to any other holder of shares of the same class or series of shares held by such shareholder; and

(3) the shareholder is not required by the terms of the plan of merger or the plan of exchange to accept for the shareholder’s shares any consideration other than:

(a) shares, or depository receipts in respect of the shares, of a domestic or foreign corporation that, immediately after the effective time of the merger or exchange, will be part of a class or series, shares, or depository receipts in respect of the shares, of which are:

(i) listed, or authorized for listing upon official notice of issuance, on a national securities exchange;

(ii) approved for quotation as a national market security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or successor entity; or

(iii) held of record by not less than 2,000 holders;

(b) cash in lieu of fractional shares otherwise entitled to be received; or

(c) any combination of the securities and cash described in Subdivisions (a) and (b) of this subsection.

Art. 5.12. Procedure for Dissent by Shareholders as to Said Corporate Actions

A. Any shareholder of any domestic corporation who has the right to dissent from any of the corporate actions referred to in Article 5.11 of this Act may exercise that right to dissent only by complying with the following procedures:

(1) (a) With respect to proposed corporate action that is submitted to a vote of shareholders at a meeting, the shareholder shall file with the corporation, prior to the meeting, a written objection to the action, setting out that the shareholder’s right to dissent will be exercised if the action is effective and giving the shareholder’s address, to which notice thereof shall be delivered or mailed in that event. If the action is effected and the shareholder shall not have voted in favor of the action, the corporation, in the case of action other than a merger, or the surviving or new corporation (foreign or domestic) or other entity that is liable to discharge the shareholder’s right of dissent, in the case of a merger, shall, within ten (10) days after the action is effected, deliver or mail to the shareholder written notice that the action has been effected, and the shareholder may, within ten (10) days from the delivery or mailing of the notice, make written demand on the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, for payment of the fair value of the shareholder’s shares. The fair value of the shares shall be the value thereof as of the day immediately preceding the meeting, excluding any appreciation or depreciation in anticipation of the proposed action. In computing the fair value of the shares under this article, consideration must be given to the value of the corporation as a going concern without including in the computation of value any payment for a control premium or minority discount other than a discount attributable to the type of share held by the dissenting shareholder and any limitation placed on the rights and preference of those shares. The demand shall state the number and class of the shares owned by the shareholder and the fair value of the shares as estimated by the shareholder. Any shareholder failing to make demand within the ten (10) day period shall be bound by the action.

(b) With respect to proposed corporate action that is approved pursuant to Section A of Article 9.10 of this Act, the corporation, in the case of action other than a merger, and the surviving or new corporation (foreign or domestic) or other entity that is liable to discharge the shareholder’s right of dissent, in the case of a merger, shall, within ten (10) days after the date the action is effected, mail to each shareholder of record as of the effective date of the action notice of the fact and date of the action and that the shareholder may exercise the shareholder’s right to dissent from the action. The notice shall be accompanied by a copy of this Article and any articles or documents filed by the corporation with the Secretary of State to effect the action. If the shareholder shall not have consented to the taking of the action, the shareholder may, within twenty (20) days after the mailing of the notice, make written demand on the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, for payment of the fair value of the shareholder’s shares. The fair value of the shares shall be the value thereof as of the date the written consent authorizing the action was delivered to the corporation pursuant to Section A of Article 9.10 of this Act, excluding any appreciation or depreciation in anticipation of the action. The demand shall state the number and class of shares owned by the dissenting shareholder and the fair value of the shares as estimated by the shareholder. Any shareholder failing to make demand within the twenty (20) day period shall be bound by the action.

(2) Within twenty (20) days after receipt by the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, of a demand for payment made by a dissenting shareholder in accordance with Subsection (1) of this Section, the corporation (foreign or domestic) or other entity shall deliver or mail to the shareholder a written notice that shall either set out that the corporation (foreign or domestic) or other entity accepts the amount claimed in the demand and agrees to pay that amount within ninety (90) days after the date on which the action was effected, and, in the case of shares represented by certificates, upon the surrender of the certificates duly endorsed, or shall contain an estimate by the corporation (foreign or domestic) or other entity of the fair value of the shares, together with an offer to pay the amount of that estimate within ninety (90) days after the date on which the action was effected, upon receipt of notice within sixty (60) days after that date from the shareholder that the shareholder agrees to accept that amount and, in the case of shares represented by certificates, upon the surrender of the certificates duly endorsed.

(3) If, within sixty (60) days after the date on which the corporate action was effected, the value of the shares is agreed upon between the shareholder and the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, payment for the shares shall be made within ninety (90) days after the date on which the action was effected and, in the case of shares represented by certificates, upon surrender of the certificates duly endorsed. Upon payment of the agreed value, the shareholder shall cease to have any interest in the shares or in the corporation.

B. If, within the period of sixty (60) days after the date on which the corporate action was effected, the shareholder and the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, do not so agree, then the shareholder or the corporation (foreign or domestic) or other entity may, within sixty (60) days after the expiration of the sixty (60) day period, file a petition in any court of competent jurisdiction in the county in which the principal office of the domestic corporation is located, asking for a finding and determination of the fair value of the shareholder’s shares. Upon the filing of any such petition by the shareholder, service of a copy thereof shall be made upon the corporation (foreign or domestic) or other entity, which shall, within ten (10) days after service, file in the office of the clerk of the court in which the petition was filed a list containing the names and addresses of all shareholders of the domestic corporation who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the corporation (foreign or domestic) or other entity. If the petition shall be filed by the corporation (foreign or domestic) or other entity, the petition shall be accompanied by such a list. The clerk of the court shall give notice of the time and place fixed for the hearing of the petition by registered mail to the corporation (foreign or domestic) or other entity and to the shareholders named on the list at the addresses therein stated. The forms of the notices by mail shall be approved by the court. All shareholders thus notified and the corporation (foreign or domestic) or other entity shall thereafter be bound by the final judgment of the court.

C. After the hearing of the petition, the court shall determine the shareholders who have complied with the provisions of this Article and have become entitled to the valuation of and payment for their shares, and shall appoint one or more qualified appraisers to determine that value. The appraisers shall have power to examine any of the books and records of the corporation the shares of which they are charged with the duty of valuing, and they shall make a determination of the fair value of the shares upon such investigation as to them may seem proper. The appraisers shall also afford a reasonable opportunity to the parties interested to submit to them pertinent evidence as to the value of the shares. The appraisers shall also have such power and authority as may be conferred on Masters in Chancery by the Rules of Civil Procedure or by the order of their appointment.

D. The appraisers shall determine the fair value of the shares of the shareholders adjudged by the court to be entitled to payment for their shares and shall file their report of that value in the office of the clerk of the court. Notice of the filing of the report shall be given by the clerk to the parties in interest. The report shall be subject to exceptions to be heard before the court both upon the law and the facts. The court shall by its judgment determine the fair value of the shares of the shareholders entitled to payment for their shares and shall direct the payment of that value by the existing, surviving, or new corporation (foreign or domestic) or other entity, together with interest thereon, beginning 91 days after the date on which the applicable corporate action from which the shareholder elected to dissent was effected to the date of such judgment, to the shareholders entitled to payment. The judgment shall be payable to the holders of uncertificated shares immediately but to the holders of shares represented by certificates only upon, and simultaneously with, the surrender to the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, of duly endorsed certificates for those shares. Upon payment of the judgment, the dissenting shareholders shall cease to have any interest in those shares or in the corporation. The court shall allow the appraisers a reasonable fee as court costs, and all court costs shall be allotted between the parties in the manner that the court determines to be fair and equitable.

E. Shares acquired by the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, pursuant to the payment of the agreed value of the shares or pursuant to payment of the judgment entered for the value of the shares, as in this Article provided, shall, in the case of a merger, be treated as provided in the plan of merger and, in all other cases, may be held and disposed of by the corporation as in the case of other treasury shares.

F. The provisions of this Article shall not apply to a merger if, on the date of the filing of the articles of merger, the surviving corporation is the owner of all the outstanding shares of the other corporations, domestic or foreign, that are parties to the merger.

G. In the absence of fraud in the transaction, the remedy provided by this Article to a shareholder objecting to any corporate action referred to in Article 5.11 of this Act is the exclusive remedy for the recovery of the value of his shares or money damages to the shareholder with respect to the action. If the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, complies with the requirements of this Article, any shareholder who fails to comply with the requirements of this Article shall not be entitled to bring suit for the recovery of the value of his shares or money damages to the shareholder with respect to the action.

Art. 5.13. Provisions Affecting Remedies of Dissenting Shareholders

A. Any shareholder who has demanded payment for his shares in accordance with either Article 5.12 or 5.16 of this Act shall not thereafter be entitled to vote or exercise any other rights of a shareholder except the right to receive payment for his shares pursuant to the provisions of those articles and the right to maintain an appropriate action to obtain relief on the ground that the corporate action would be or was fraudulent, and the respective shares for which payment has been demanded shall not thereafter be considered outstanding for the purposes of any subsequent vote of shareholders.

B. Upon receiving a demand for payment from any dissenting shareholder, the corporation shall make an appropriate notation thereof in its shareholder records. Within twenty (20) days after demanding payment for his shares in accordance with either Article 5.12 or 5.16 of this Act, each holder of certificates representing shares so demanding payment shall submit such certificates to the corporation for notation thereon that such demand has been made. The failure of holders of certificated shares to do so shall, at the option of the corporation, terminate such shareholder’s rights under Articles 5.12 and 5.16 of this Act unless a court of competent jurisdiction for good and sufficient cause shown shall otherwise direct. If uncertificated shares for which payment has been demanded or shares represented by a certificate on which notation has been so made shall be transferred, any new certificate issued therefor shall bear similar notation together with the name of the original dissenting holder of such shares and a transferee of such shares shall acquire by such transfer no rights in the corporation other than those which the original dissenting shareholder had after making demand for payment of the fair value thereof.

C. Any shareholder who has demanded payment for his shares in accordance with either Article 5.12 or 5.16 of this Act may withdraw such demand at any time before payment for his shares or before any petition has been filed pursuant to Article 5.12 or 5.16 of this Act asking for a finding and determination of the fair value of such shares, but no such demand may be withdrawn after such payment has been made or, unless the corporation shall consent thereto, after any such petition has been filed. If, however, such demand shall be withdrawn as hereinbefore provided, or if pursuant to Section B of this Article the corporation shall terminate the shareholder’s rights under Article 5.12 or 5.16 of this Act, as the case may be, or if no petition asking for a finding and determination of fair value of such shares by a court shall have been filed within the time provided in Article 5.12 or 5.16 of this Act, as the case may be, or if after the hearing of a petition filed pursuant to Article 5.12 or 5.16, the court shall determine that such shareholder is not entitled to the relief provided by those articles, then, in any such case, such shareholder and all persons claiming under him shall be conclusively presumed to have approved and ratified the corporate action from which he dissented and shall be bound thereby, the right of such shareholder to be paid the fair value of his shares shall cease, and his status as a shareholder shall be restored without prejudice to any corporate proceedings which may have been taken during the interim, and such shareholder shall be entitled to receive any dividends or other distributions made to shareholders in the interim.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Officers and Directors

Sterling’s restated and amended articles of incorporation provide that its directors and officers may be indemnified against any costs and expenses, including counsel fees, actually and necessarily incurred (or reasonably expected to be incurred) in connection with the defense of any civil, criminal, administrative or other claim, action, suit or proceedings (whether by or in the right of Sterling or otherwise) in which he may become involved or with which he may be threatened, by reason of his being or having been such a director or officer, and against any payments in settlement of any such claim, action, suit or proceeding or in satisfaction of any related judgment, fine or penalty, provided that the board of directors of Sterling shall, in the exercise of its business judgment, determine that such indemnification is in the best interest of Sterling.

Sterling’s restated by-laws provide for indemnification of directors and officers to the full extent permitted by law. In the case of a derivative or other action by or in the right of Sterling where a director is found liable, indemnity is predicated on the determination that indemnification is nevertheless appropriate, by majority vote of a committee of disinterested directors or by independent legal counsel.

Under the Texas Business Corporation Act (the “TBCA”), directors, officers, employees or agents are entitled to indemnification against expenses (including attorneys’ fees) whenever they successfully defend legal proceedings brought against them by reason of the fact that they hold such a position with the corporation. In addition, with respect to actions not brought by or in the right of the corporation, indemnification is permitted under the TBCA for expenses (including attorneys’ fees), judgments, fines, penalties and reasonable settlement, if it is determined that the person seeking indemnification acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders and, with respect to criminal proceedings he or she had no reasonable cause to believe that his or her conduct was unlawful. With respect to actions brought by or in the right of the corporation, indemnification is permitted under the TBCA for expenses (including attorneys’ fees) and reasonable settlements, if it is determined that the person seeking indemnification acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders; provided, indemnification is not permitted if the person is found liable on the basis that personal benefit was improperly received by him, whether or not the benefit resulted from an action taken in the person’s official capacity, or in which the person is found liable to the corporation.

Item 21. Exhibits and Financial Statement Schedules.

An index to Exhibits appears at pages II-5 through II-7 hereof.

Item 22. Undertakings.

The undersigned registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(1) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

(2) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(3) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d) For purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(f) That every prospectus (1) that is filed pursuant to paragraph (e) immediately preceding, or (2) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(g) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 20 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(h) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(i) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on August 25, 2006.

STERLING BANCSHARES, INC.

By:	*
J. Downey Bridgwater, Chairman, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

* J. Downey Bridgwater	Chairman, President and Chief Executive Officer (Principal Executive Officer)

* Stephen C. Raffaele, CFA	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

* David L. Hatcher	Lead Director

* George Beatty, Jr.	Director

* Anat Bird	Director

* James D. Calaway	Director

* Bruce J. Harper	Director

SIGNATURE	TITLE	DATE

* Bernard A. Harris, Jr., MD	Director

* Glenn H. Johnson	Director

* R. Bruce LaBoon	Director

* G. Edward Powell	Director

Thomas A. Reiser	Director

* Raimundo E. Riojas	Director

* Dan C. Tutcher	Director

* Max W. Wells	Director

*By:	/s/ JAMES W. GOOLSBY, JR. James W. Goolsby, Jr. Attorney-in-fact	August 25, 2006

INDEX TO EXHIBITS

Exhibit Number	Description of Exhibits
2.1	Agreement and Plan of Merger dated as of July 25, 2006, as amended, by and between Sterling Bancshares, Inc. and BOTH, Inc., included as Appendix A to the proxy statement/prospectus constituting Part I of this registration statement. The copy so included does not include the schedules to the Agreement and Plan of Merger. The Registrant undertakes to furnish any such schedules to the Commission upon its request.

2.2	Agreement and Irrevocable Proxy, dated as of July 25, 2006, by and between Sterling Bancshares and each of the signatories thereto, included as Appendix C to the proxy statement/prospectus constituting Part I of this registration statement.

3.1	Restated and Amended Articles of Incorporation of the Company, as amended. [Incorporated by reference to Exhibit 3.1 to the Registration Statement on Form S-3 (File Nos. 333-55724, 333-55724-01, and 333-55724-02).]

3.2	Articles of Amendment to the Restated and Amended Articles of Incorporation of Sterling Bancshares, Inc. [Incorporated by reference to Exhibit 3.2 of the Company’s Quarterly Report on Form 10-Q filed on August 13, 2002 (File No. 000-20750).]

3.3	Amended and Restated Bylaws of Sterling Bancshares, Inc. [Incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed on October 26, 2004 (File No. 000-20750).]

3.4	Amendment to Bylaws of Sterling Bancshares, Inc. [Incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed on November 17, 2005 (File No. 000-20750).]

4.1	Preferred Securities Guarantee Agreement dated March 21, 2001. [Incorporated by reference to Exhibit 4.2 of the Company’s Current Report on Form 8-K filed on March 21, 2001 (File No. 000-20750).]

4.2	Indenture dated March 21, 2001. [Incorporated by reference to Exhibit 4.4 of the Company’s Current Report on Form 8-K filed on March 21, 2001 (File No. 000-20750).]

4.3	First Supplemental Indenture dated March 21, 2001. [Incorporated by reference to Exhibit 4.5 of the Company’s Current Report on Form 8-K filed on March 21, 2001 (File No. 000-20750).]

4.4	9.20% Subordinated Deferrable Interest Debenture due March 21, 2031. [Incorporated by reference to Exhibit 4.7 of the Company’s Current Report on Form 8-K filed on March 21, 2001 (File No. 000-20750).]

4.5	Indenture dated August 30, 2002. [Incorporated by reference to Exhibit 4.4 of the Company’s Current Report on Form 8-K filed on September 12, 2002 (File No. 000-20750).]

4.6	Junior Subordinated Deferrable Interest Debenture due August 30, 2032. [Incorporated by reference to Exhibit 4.6 of the Company’s Current Report on Form 8-K filed on September 12, 2002 (File No. 000-20750).]

4.7	Guarantee Agreement dated August 30, 2002. [Incorporated by reference to Exhibit 4.6 of the Company’s Current Report on Form 8-K filed on September 12, 2002 (File No. 000-20750).]

4.8	Preferred Securities Guarantee Agreement dated September 26, 2002. [Incorporated by reference to Exhibit 4.2 of the Company’s Current Report on Form 8-K dated September 26, 2002 (File No. 000-20750).]

Exhibit Number	Description of Exhibits
4.9	Second Supplemental Indenture dated September 26, 2002. [Incorporated by reference to Exhibit 4.9 of the Company’s Current Report on Form 8-K dated September 26, 2002 (File No. 000-20750).]

4.10	8.30% Junior Subordinated Deferrable Interest Debenture due September 26, 2032. [Incorporated by reference to Exhibit 4.8 of the Company’s Current Report on Form 8-K dated September 26, 2002 (File No. 000-20750).]

4.11	Fiscal and Paying Agency Agreement dated April 10, 2003 between Sterling Bank and Deutsche Bank Trust Company Americas. [Incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K filed April 15, 2003 (File No. 000-20750).]

4.12	Form of Global Certificate representing Sterling Bank’s 7.375% Subordinated Noted due 2013. [Incorporated by reference to Exhibit 4.2 of the Company’s Current Report on Form 8-K filed April 15, 2003 (File No. 000-20750).]

5.1	Opinion and consent of Locke Liddell & Sapp LLP, as to the legality of the securities being registered*

8.1	Opinion of Locke Liddell & Sapp LLP, regarding certain federal income tax consequences relating to the merger.

8.2	Opinion of Bracewell & Giuliani, LLP, regarding certain federal income tax consequences relating to the merger.

21.1	List of Subsidiaries of Sterling Bancshares, Inc.*

23.1	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm

23.2	Consent of Locke Liddell & Sapp LLP (included as part of the opinion filed as Exhibit 5.1)*

23.3	Consent of Bracewell & Giuliani (included as part of its opinion filed as Exhibit 8.2)

24.1	Power of Attorney*

99.1	Form of Proxy for Special Meeting of BOTH*

99.2	Form of Election Form*

*	Previously filed